                                                Filed Pursuant to Rule 424(b)(3)
                                            Registration Statement No. 333-60355
                        Prospectus Supplement to Prospectus dated March 26, 1999 PROSPECTUS SUPPLEMENT

(TO PROSPECTUS DATED MARCH 26, 1999)


                             AIMCO Properties, L.P.
        is offering to acquire units of limited partnership interest of

                           Woodmere Associates, L.P.
                        in exchange for your choice of:
           879.25 of our 8.0% Class Two Partnership Preferred Units;
                    584 of our Partnership Common Units; or
                                $21,980 in cash.

     Generally, you will not recognize any immediate taxable gain or loss if you exchange your units solely for our securities. However, you will recognize taxable gain or loss if you exchange your units for cash.

     We have retained Robert A. Stanger & Co., Inc. to conduct an analysis of our offer and to render an opinion as to the fairness to you of the offer consideration from a financial point of view.

     Our offer consideration will be reduced for any distributions subsequently made by your partnership prior to the expiration of our offer.

     We will only accept a maximum of 25% of the outstanding units in response to our offer. If more units are tendered to us, we will generally accept units on a pro rata basis according to the number of units tendered by each person. Our offer is not subject to any minimum number of units being tendered.

     You will not pay any fees or commissions if you tender your units.

     Our offer will expire at 5:00 p.m., New York City time, on June 4, 1999, unless we extend the deadline. You may withdraw any tendered units at any time before we have accepted them for payment.

     SEE "RISK FACTORS" BEGINNING ON PAGE S-24 OF THIS PROSPECTUS SUPPLEMENT AND ON PAGE 2 OF THE ACCOMPANYING PROSPECTUS FOR A DESCRIPTION OF RISK FACTORS THAT YOU SHOULD CONSIDER IN CONNECTION WITH OUR OFFER, INCLUDING THE FOLLOWING:

     - We determined the offer consideration of $21,980 per unit without any arms-length negotiations. Accordingly, our offer consideration may not reflect the fair market value of your units.


     - Your general partner is a subsidiary of ours and, therefore, has substantial conflicts of interest with respect to our offer.


     - We are making this offer with a view to making a profit and there is a conflict between our desire to purchase your units at a low price and your desire to sell your units at a high price.

     - Continuation of your partnership will result in our affiliates continuing to receive management fees from your partnership which would not be payable if your partnership was liquidated.

     - It is possible that we may conduct a subsequent offer at a higher price more than one year after expiration of this offer.

     - Unlike your partnership, our policy is to reinvest proceeds from the sale of our properties or refinancing of our indebtedness.

     - We may change our investment, acquisition or financing policies without a vote of our securityholders.

     - If you acquire our securities, your investment will change from holding an interest in a single property to holding an interest in our large portfolio of properties, thereby fundamentally changing the nature of your investment.


     - We cannot predict when the property owned by your partnership may be sold.


     - Recently, Moody's Investors Service revised its outlook for AIMCO's ratings from stable to negative.

     - There is currently no market for the Partnership Preferred Units or Partnership Common Units.

     Neither the Securities and Exchange Commission nor any State Securities Commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Prospectus Supplement or the accompanying Prospectus. Any representation to the contrary is a criminal offense.

     The Attorney General of the State of New York has not passed on or endorsed the merits of this offer. Any representation to the contrary is unlawful.


                                 March 31, 1999

                               TABLE OF CONTENTS

                                                  PAGE
                                                  -----
SUMMARY.........................................    S-1
  The Offer.....................................    S-1
  The AIMCO Operating Partnership...............    S-1
  Affiliation with your General Partner.........    S-1
  Risk Factors..................................    S-1
  Background and Reasons for the Offer..........    S-6
  Valuation of Units............................    S-9
  Fairness of the Offer.........................   S-10
  Stanger Analysis..............................   S-11
  Your Partnership..............................   S-11
  Terms of the Offer............................   S-12
  Federal Income Tax Consequences...............   S-14
  Comparison of Your Partnership and the AIMCO
    Operating Partnership.......................   S-14
  Comparison of Your Units and AIMCO OP Units...   S-14
  Conflicts of Interest.........................   S-15
  Source and Amount of Funds and Transactional
    Expenses....................................   S-16
  Summary Financial Information of AIMCO
    Properties, L.P. ...........................   S-17
  Summary Pro Forma Financial and Operating
    Information of AIMCO Properties, L.P. ......   S-19
  Summary Financial Information of Woodmere
    Associates, L.P. ...........................   S-21
  Comparative Per Unit Data.....................   S-22
THE AIMCO OPERATING PARTNERSHIP.................   S-23
RISK FACTORS....................................   S-24
  Risks to Unitholders Who Tender Their Units in
    the Offer...................................   S-24
    Offer Consideration Not Based on Third Party
      Appraisal or Arms-Length Negotiation......   S-24
    Offer Consideration May Not Represent Fair
      Market Value..............................   S-24
    Offer Consideration Does Not Reflect Future
      Prospects.................................   S-24
    Offer Consideration Based on Our Estimate of
      Liquidation Proceeds......................   S-24
    Offer Consideration May Be Less Than
      Liquidation Value.........................   S-24
    Holding Units May Result in Greater Future
      Value.....................................   S-24
    Conflicts of Interest with Respect to the
      Offer.....................................   S-24
    Conflicts of Interest Relating to Management
      Fees......................................   S-25
    Possible Subsequent Offer at a Higher
      Price.....................................   S-25
    Possible Recognition of Taxable Gain on a
      Sale of Your Units........................   S-25
    Fairness Opinion of Third Party Relied on
      Information We Provided...................   S-25
    Loss of Future Distributions from Your
      Partnership...............................   S-25
    Possible Effect of the Other Exchange Offers
      on Us.....................................   S-26
    Potential Delay in Payment..................   S-26
  Risks to Unitholders Exchanging Units for OP
    Units in the Offer..........................   S-26
    Fundamental Change in Nature of
      Investment................................   S-26
    Fundamental Change in Number of Properties
      Owned.....................................   S-26
    Lack of Trading Market for OP Units.........   S-26
    Uncertain Future Distributions..............   S-26
    Possible Reduction in Required Distributions
      on Preferred OP Units.....................   S-26
    Possible Redemption of Preferred Stock......   S-27
    Possible Recognition of Taxable Gain on OP
      Units.....................................   S-27
    Limitations on Effecting a Change of
      Control...................................   S-27
    Limitation on Transfer of OP Units..........   S-27
    Limited Voting Rights of Holders of OP
      Units.....................................   S-27
    Market Prices for AIMCO's Securities May
      Fluctuate.................................   S-27
    Litigation Associated with Partnership
      Acquisitions..............................   S-27
    Dilution of Interests of Holders of OP
      Units.....................................   S-27

                                                  PAGE
                                                  -----
  Risks to Unitholders Who Do Not Tender Their
    Units in the Offer..........................   S-28
    Possible Increase in Control of Your
      Partnership by Us.........................   S-28
    Recognition of Gain Resulting from Possible
      Future Reduction in Your Partnership
      Liabilities...............................   S-28
    Possible Termination of Your Partnership for
      Federal Income Tax Purposes...............   S-28
    Risk of Inability to Transfer Units for
      12-Month Period...........................   S-28
    Possible Change in Time Frame Regarding Sale
      of Property...............................   S-28
    Balloon Payments............................   S-28
SPECIAL FACTORS TO CONSIDER.....................   S-29
BACKGROUND AND REASONS FOR THE OFFER............   S-29
  Background of the Offer.......................   S-29
  Alternatives Considered.......................   S-31
  Expected Benefits of the Offer................   S-32
  Disadvantages of the Offer....................   S-33
VALUATION OF UNITS..............................   S-35
FAIRNESS OF THE OFFER...........................   S-37
  Position of the General Partner of Your
    Partnership With Respect to the Offer;
    Fairness....................................   S-37
  Fairness to Unitholders who Tender their
    Units.......................................   S-38
  Fairness to Unitholders who do not Tender
    their Units.................................   S-39
  Comparison of Consideration to Alternative
    Consideration...............................   S-39
  Allocation of Consideration...................   S-42
STANGER ANALYSIS................................   S-43
  Experience of Stanger.........................   S-43
  Summary of Materials Considered...............   S-43
  Summary of Reviews............................   S-45
  Conclusions...................................   S-47
  Assumptions, Limitations and Qualifications...   S-47
  Compensation and Material Relationships.......   S-48
YOUR PARTNERSHIP................................   S-49
  General.......................................   S-49
  Your Partnership and its Property.............   S-49
  Property Management...........................   S-49
  Investment Objectives and Policies; Sale or
    Financing of Investments....................   S-49
  Capital Replacement...........................   S-50
  Borrowing Policies............................   S-50
  Competition...................................   S-51
  Legal Proceedings.............................   S-51
  History of the Partnership....................   S-51
  Fiduciary Responsibility of the General
    Partner of Your Partnership.................   S-51
  Distributions and Transfers of Units..........   S-52
  Beneficial Ownership of Interests in Your
    Partnership.................................   S-52
  Compensation Paid to the General Partner and
    its Affiliates..............................   S-52
SELECTED FINANCIAL INFORMATION OF YOUR
  PARTNERSHIP...................................   S-53
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
  FINANCIAL CONDITION AND RESULTS OF OPERATIONS
  OF YOUR PARTNERSHIP...........................   S-54
THE OFFER.......................................   S-57
  Terms of the Offer; Expiration Date...........   S-57
  Acceptance for Payment and Payment for
    Units.......................................   S-57
  Procedure for Tendering Units.................   S-58
  Withdrawal Rights.............................   S-61
  Extension of Tender Period; Termination;
    Amendment...................................   S-61
  Proration.....................................   S-62
  Fractional OP Units...........................   S-62

                                                  PAGE
                                                  -----
  Future Plans of the AIMCO Operating
    Partnership.................................   S-62
  Voting by the AIMCO Operating Partnership.....   S-63
  Dissenters' Rights............................   S-63
  Conditions of the Offer.......................   S-63
  Effects of the Offer..........................   S-66
  Certain Legal Matters.........................   S-66
  Fees and Expenses.............................   S-68
  Accounting Treatment..........................   S-68
FEDERAL INCOME TAX CONSEQUENCES.................   S-69
  Tax Opinions..................................   S-69
  Tax Consequences of Exchanging Units Solely
    for OP Units................................   S-70
  Disguised Sales...............................   S-71
  Tax Consequences of Exchanging Units for Cash
    and OP Units................................   S-71
  Tax Consequences of Exchanging Units Solely
    for Cash....................................   S-72
  Adjusted Tax Basis............................   S-72
  Character of Gain or Loss Recognized Pursuant
    to the Offer................................   S-72
  Passive Activity Losses.......................   S-73
  Tax Reporting.................................   S-73
  Foreign Offerees..............................   S-73
  Tax Consequences of a Termination of Your
    Partnership.................................   S-73
COMPARISON OF YOUR PARTNERSHIP AND THE AIMCO
  OPERATING PARTNERSHIP.........................   S-75
COMPARISON OF YOUR UNITS AND AIMCO OP UNITS.....   S-83
DESCRIPTION OF PREFERRED OP UNITS...............   S-88
  General.......................................   S-88
  Ranking.......................................   S-88
  Distributions.................................   S-88


                                                  PAGE
                                                  -----
  Allocation....................................   S-89
  Liquidation Preference........................   S-89
  Redemption....................................   S-90
  Voting Rights.................................   S-90
  Restrictions on Transfer......................   S-91
DESCRIPTION OF CLASS I PREFERRED STOCK..........   S-91
COMPARISON OF PREFERRED OP UNITS AND CLASS I
  PREFERRED STOCK...............................   S-93
CONFLICTS OF INTEREST...........................   S-97
  Conflicts of Interest with Respect to the
    Offer.......................................   S-97
  Conflicts of Interest that Currently Exist for
    Your Partnership............................   S-97
  Competition Among Properties..................   S-97
  Features Discouraging Potential Takeovers.....   S-97
  Future Exchange Offers........................   S-98
SOURCE AND AMOUNT OF FUNDS AND TRANSACTIONAL
  EXPENSES......................................   S-98
LEGAL MATTERS...................................   S-99
EXPERTS.........................................   S-99
INDEX TO FINANCIAL STATEMENTS...................    F-1
PRO FORMA FINANCIAL INFORMATION OF AIMCO
  PROPERTIES, L.P. .............................    P-1
OPINION OF ROBERT A. STANGER & CO., INC. .......    A-1
DIRECTORS AND EXECUTIVE OFFICERS OF APARTMENT
  INVESTMENT AND MANAGEMENT COMPANY AND
  AIMCO-GP, INC. ...............................    B-1

                                    SUMMARY

     This summary highlights some of the information in this Prospectus Supplement and the accompanying Prospectus.

THE OFFER

     In exchange for each of your units, we are offering you a choice of:

     - 879.25 of our Class Two Partnership Preferred Units;

     - 584 of our Partnership Common Units; or

     - $21,980 in cash;

in each case, subject to reduction for any distribution subsequently made by your partnership prior to the expiration of our offer.

     We will accept a maximum of 25% of the outstanding units in response to our offer. Our offer is not subject to any minimum number of units being tendered.

     Our offer will expire at 5:00 p.m., New York City time, on June 4, 1999, unless we extend the deadline.

     The original offer price per unit in 1985 was $37,000. For the five years ended December 31, 1998, your partnership paid distributions of $2,766 per unit.

THE AIMCO OPERATING PARTNERSHIP

     AIMCO Properties, L.P. is the "AIMCO Operating Partnership." It conducts substantially all of the operations of Apartment Investment and Management Company, or "AIMCO." AIMCO is a real estate investment trust that owns and manages multifamily apartment properties throughout the United States. Through its wholly owned subsidiary, AIMCO-GP, Inc. ("AIMCO GP"), AIMCO acts as the sole general partner of the AIMCO Operating Partnership. As of December 31, 1998, AIMCO-GP and another AIMCO subsidiary, AIMCO-LP, Inc., a limited partner of the AIMCO Operating Partnership (the "Special Limited Partner"), owned approximately an 83% interest in the AIMCO Operating Partnership. As of December 31, 1998, our portfolio of owned or managed properties included 379,363 apartment units in 2,147 properties located in 49 states, the District of Columbia and Puerto Rico. Based on apartment unit data compiled by the National Multi Housing Council, we believe that we are one of the largest owners and managers of multifamily apartment properties in the United States. As of December 31, 1998, we:

     - owned or controlled 63,086 units in 242 apartment properties;

     - held an equity interest in 170,243 units in 902 apartment properties; and

     - managed 146,034 units in 1,003 apartment properties for third party owners and affiliates.

     Our principal executive offices are located at 1873 South Bellaire Street, Denver, Colorado 80222, and our telephone number is (303) 757-8101.

AFFILIATION WITH YOUR GENERAL PARTNER

     As a result of our October 1, 1998 merger with Insignia Financial Group, Inc. and our February 26, 1999 merger with Insignia Properties Trust, we acquired a 100% ownership interest in the general partner of your partnership, Jacques-Miller Associates, and the company that manages the property owned by your partnership.

RISK FACTORS

     You should carefully consider the risks set forth under "Risk Factors" beginning on page S-24 of this Prospectus Supplement and on page 2 of the accompanying Prospectus. The following highlights some of the risks associated with our offer and the disadvantages of the offer to you and should be considered when you review "Summary -- Background and Reasons for the Offer -- Expected Benefits of the Offer":

RISKS TO UNITHOLDERS WHO TENDER THEIR UNITS IN THE OFFER

     OFFER CONSIDERATION NOT BASED ON THIRD PARTY APPRAISAL OR ARMS-LENGTH NEGOTIATIONS. We did not use any third-party appraisal or valuation to determine the value of any property owned by your partnership. We established the terms of our offer, including the exchange ratios and the cash consideration, without any arms-length negotiations.

     OFFER CONSIDERATION MAY NOT REPRESENT FAIR MARKET VALUE. There is no established or regular trading market for your units, nor is there another reliable standard for determining the fair market value of your units. The offer consideration does not necessarily reflect the price that you would receive in an open market for your units. Such prices could be higher or lower than our offer consideration.

     OFFER CONSIDERATION DOES NOT REFLECT FUTURE PROSPECTS. Our offer consideration is based on your partnership's historical property income. It does not ascribe any value to potential future improvements in the operating performance of your partnership's property.

     OFFER CONSIDERATION BASED ON OUR ESTIMATE OF LIQUIDATION PROCEEDS. The offer consideration represents only our estimate of the amount you would receive if we liquidated the partnership. In determining the liquidation value, we used the direct capitalization method to estimate the value of your partnership's property because we think a prospective purchaser of the property would value the property using this method. In doing so, we applied a capitalization rate to your partnership's property income for the year ended December 31, 1997. In determining the appropriate capitalization rate, we considered your partnership's results of operations since December 31, 1997. If property income for a different period or a different capitalization rate was used, a higher valuation could result. Other methods of valuing your units could also result in a higher valuation.

     OFFER CONSIDERATION MAY BE LESS THAN LIQUIDATION VALUE. In determining our offer consideration, we estimated your property to be worth $4,331,000, less approximately $196,990 deferred maintenance and investment. It is possible that a sale of the property could result in your receiving more per unit than in our offer. Even if our cash offer consideration is equal to liquidation value, if you accept OP Units, you may not ultimately receive an amount equal to the cash offer consideration when you sell such OP Units or any AIMCO securities you may receive upon redemption of such OP Units.

     HOLDING UNITS MAY RESULT IN GREATER FUTURE VALUE. You might receive more value if you retain your units until your partnership is liquidated.

     CONFLICTS OF INTEREST WITH RESPECT TO THE OFFER. Your general partner is a subsidiary of ours and, therefore, has substantial conflicts of interest with respect to our offer. We are making this offer with a view to making a profit. There is a conflict between our desire to purchase your units at a low price and your desire to sell your units at a high price.

     CONFLICTS OF INTEREST WITH RESPECT TO MANAGEMENT FEES. Since our subsidiaries receive fees for managing your partnership and its property, a conflict of interest exists between our continuing the partnership and receiving such fees, and the liquidation of the partnership and the termination of such fees.

     POSSIBLE SUBSEQUENT OFFER AT A HIGHER PRICE. It is possible that we may make a subsequent offer at a higher price, but not earlier than one year after expiration of this offer. Such a decision will depend on, among other things, the performance of your partnership, prevailing interest rates, and our interest in acquiring additional limited partnership interests.

     POSSIBLE RECOGNITION OF TAXABLE GAIN ON A SALE OF YOUR UNITS. In general, if you exchange your units solely for our OP Units, it will not be a taxable transaction. If you sell your units for cash, you will recognize taxable gain or loss in an amount equal to the difference between the amount realized on the sale and your adjusted tax basis in your units. If you exchange your units for both cash and OP Units, it will be treated, for

Federal income tax purposes, as a partial taxable sale of such units for cash and as a partial tax-free contribution of such units to our operating partnership. If you tender your units for cash or for both cash and OP Units, the "amount realized" will be measured by the sum of the cash received plus the portion of your partnership's liabilities allocated to the units sold for Federal income tax purposes. To the extent that the amount of cash received plus the allocable share of your partnership's liabilities exceeds your tax basis for the units sold, you will recognize gain. Consequently, your tax liability resulting from such gain could exceed the amount of cash you receive from us.

     The particular tax consequences of the offer to you will depend upon a number of factors related to your individual tax situation, including your tax basis in your units, whether you dispose of all of your units in your partnership, and whether the "passive loss" rules apply to your investments. You should review "Federal Income Tax Consequences" in this Prospectus Supplement and "Federal Income Taxation of AIMCO and AIMCO Stockholders," "Federal Income Taxation of the AIMCO Operating Partnership and OP Unitholders" and "Other Tax Consequences" in the accompanying Prospectus. Because the income tax consequences of an exchange of units will not be the same for everyone, you should consult your tax advisor before determining whether to tender your units pursuant to our offer.

     FAIRNESS OPINION OF THIRD PARTY RELIED ON INFORMATION WE PROVIDED. Robert
A. Stanger & Co.'s analysis of our offer and opinion as to the fairness to you of our offer consideration from a financial point of view relies on information prepared by the general partner of your partnership (which is our subsidiary). No tests of the underlying data were performed, and no independent appraisal was conducted. Because the fairness opinion will not be updated, changes may occur from the date of the fairness opinion that might affect the conclusions expressed in the opinion.

     LOSS OF FUTURE DISTRIBUTIONS FROM YOUR PARTNERSHIP. For any units that we acquire from you, you will not receive any future distributions from your partnership's operating cash flow or upon a sale of property owned by your partnership or a refinancing of any of its debt. If you tender your units in exchange for OP Units, you will be entitled to future distributions from us from our operating cash flow and upon a dissolution, liquidation or wind-up of the AIMCO Operating Partnership.

     POSSIBLE EFFECT OF THE OTHER EXCHANGE OFFERS ON US. Concurrently with this offer, we are making or intend to make similar offers to investors in approximately 90 other limited partnerships. If all of these offers had been completed by December 31, 1997, our net income for the nine months ended September 30, 1998 would have been $24,703,000 instead of $41,493,000, based on the assumptions included in the Pro Forma Financial Statements. If we borrow funds for the cash consideration for these offers, our interest costs would increase which could adversely affect our future earnings. If all units in all the offers were purchased for cash and we borrowed all the funds, at current interest rates, our interest expense would increase by $3,064,000 per year. See "Pro Forma Financial Information of AIMCO Properties, L.P."

     POTENTIAL DELAY IN PAYMENT. We reserve the right to extend the period of time during which our offer is open and thereby delay acceptance for payment of any tendered units. The offer may be extended indefinitely and no payment will be made in respect of tendered units until the expiration of the offer and the acceptance of units for payment.

  RISKS TO UNITHOLDERS EXCHANGING UNITS FOR OP UNITS IN THE OFFER

     FUNDAMENTAL CHANGE IN NATURE OF INVESTMENT. If you tender your units in exchange for our OP Units, you will have changed fundamentally the nature of your investment from (i) a partnership that distributes to its partners the proceeds from a sale of a property or a refinancing of its indebtedness, to (ii) a partnership that reinvests the proceeds from sales of properties and refinancings of its indebtedness. You will have changed from a small partnership with a partnership termination date of 2012 to a much larger partnership with a partnership termination date of 2093.

     FUNDAMENTAL CHANGE IN NUMBER OF PROPERTIES OWNED. If you tender your units for our OP Units, you will have changed your investment from an interest in a partnership that owns and manages one property to an interest in a partnership that invests in and manages a large portfolio of properties.

     LACK OF TRADING MARKET FOR OP UNITS. There is no public market for our OP Units. In addition, the AIMCO Operating Partnership's agreement of limited partnership restricts the transferability of OP Units. We have no plans to list the OP Units on a securities exchange. It is unlikely that any person will make a market in the OP Units, or that an active market for the OP Units will develop.

     UNCERTAIN FUTURE DISTRIBUTIONS. Although our operating partnership makes quarterly distributions based on its available cash, there can be no assurance regarding the amounts of available cash that our operating partnership will generate or the portion that we will choose to distribute.

     POSSIBLE REDUCTION IN REQUIRED DISTRIBUTIONS ON PREFERRED OP UNITS. On and after March 1, 2005, we may reduce the rate of distributions required to be paid on the Preferred OP Units, thus reducing the rate of return and possibly encouraging you to redeem such units.

     POSSIBLE REDEMPTION OF PREFERRED STOCK. On and after March 1, 2005, we may redeem each share of Class I Preferred Stock for $25, plus any accumulated, accrued and unpaid dividends, possibly forcing you to sell such shares to AIMCO or to sell in the open market at a possibly lower price per share than would have occurred without the redemption. If, for example, after five years we redeemed the Class I Preferred Stock for $25 per share, you will have received the present value equivalent of the cash consideration of our offer (assuming annual distributions of $2.00 on each Preferred OP Unit, a discount rate of 8% and without giving effect to the potential tax deferral associated with receiving OP Units instead of cash).

     POSSIBLE RECOGNITION OF TAXABLE GAIN ON OP UNITS. There are tax risks associated with the acquisition, retention and disposition of OP Units. Although your general partner (which is our subsidiary) has no present intention to liquidate or sell your partnership's property or prepay the current mortgage on the property within any specified time period, any such action in the future generally will require you to fully recognize any deferred taxable gain if you exchange your units for OP Units. See "Federal Income Taxation of the AIMCO Operating Partnership and OP Unitholders" in the accompanying Prospectus.

     LIMITATIONS ON EFFECTING A CHANGE OF CONTROL. Our charter has restrictions on the ownership of our equity securities in order to comply with certain REIT tax requirements. The limited partners of the AIMCO Operating Partnership are unable to remove the general partner of the AIMCO Operating Partnership or to vote in the election of AIMCO's directors unless they own shares of AIMCO. As a result, our limited partners and stockholders are limited in their ability to effect a change of control of the AIMCO Operating Partnership and AIMCO.

     LIMITATION ON TRANSFER OF OP UNITS. Investors in our partnership must hold the OP Units for one year, subject to exceptions. Thereafter transfers may be made subject to applicable transfer restrictions.

     LIMITED VOTING RIGHTS OF HOLDERS OF OP UNITS. The AIMCO Operating Partnership is managed and operated by its general partner. Unlike the holders of common stock in a corporation, holders of OP Units have only limited voting rights on matters affecting the AIMCO Operating Partnership's business. Holders of OP Units have no right to elect the general partner on an annual or other continuing basis, and the general partner may not be removed by holders of limited partnership interests. As a result, holders of OP Units have limited influence on matters affecting the operation of the AIMCO Operating Partnership and third parties may find it difficult to attempt to gain control or influence the activities of our operating partnership. Such matters affecting the operation of the AIMCO Operating Partnership include liquidation and distribution policies, property purchases, and potential mergers or acquisitions.

     MARKET PRICES FOR AIMCO'S SECURITIES MAY FLUCTUATE. We cannot predict the prices at which our stock will trade in the future. Recently, there have been fluctuations in the trading prices for many REIT equity securities, including ours.

     LITIGATION ASSOCIATED WITH PARTNERSHIP ACQUISITIONS. We often acquire interests in limited partnerships that own apartment properties. In some cases (such as your partnership), we have acquired the general partner of a partnership and then made an offer to acquire the limited partners' interests in the partnership. There is a risk that we will be subject to litigation based on claims that the general partner has breached its fiduciary duties to its limited partners or that the transaction violates the relevant partnership agreement. As a result, we may incur costs associated with defending or settling such litigation or paying any judgment if we lose. As of the present time, no limited partners of your partnership have initiated lawsuits on such grounds.

     DILUTION OF INTERESTS OF HOLDERS OF OP UNITS. We may issue an unlimited number of additional OP Units or other securities for such consideration and on such terms as we may establish, without the approval of the holders of OP Units. Such securities could have priority over the OP Units as to cash flow, distributions and liquidation proceeds. The effect of any such issuance may be to dilute the interests of holders of OP Units.

  RISKS TO UNITHOLDERS WHO DO NOT TENDER THEIR UNITS IN THE OFFER

     POSSIBLE INCREASE IN CONTROL OF YOUR PARTNERSHIP BY US. As a result of the offer, we may increase our ability to influence voting decisions with respect to your partnership. However, we will not be able to control voting decisions unless we acquire more units in another transaction, which cannot take place for at least one year after expiration of this offer. Also, removal of your general partner (which is our subsidiary) or the manager of any property owned by your partnership may become more difficult or impossible without our consent or approval.

     RECOGNITION OF GAIN RESULTING FROM POSSIBLE FUTURE REDUCTION IN YOUR PARTNERSHIP LIABILITIES. Generally, a decrease in your share of your partnership's liabilities is treated, for Federal income tax purposes, as a deemed cash distribution. Although your general partner (which is our subsidiary) has no current plan or intention to reduce the liabilities of your partnership, it is possible that future economic, market, legal, tax or other considerations may cause your general partner to reduce the liabilities of your partnership. If the liabilities of your partnership were to be reduced, and you do not tender all of your units pursuant to our offer, you will be treated as receiving a hypothetical distribution of cash resulting from a decrease in your share of the liabilities of your partnership. Any such hypothetical distribution of cash would be treated as a nontaxable return of capital to the extent of your adjusted tax basis in your units and thereafter as gain.

     POSSIBLE TERMINATION OF YOUR PARTNERSHIP FOR FEDERAL INCOME TAX
PURPOSES. If there is a sale or exchange of 50% or more of the total interest in capital and profits of your partnership within any 12-month period, including sales or exchanges resulting from our offer, your partnership will terminate for Federal income tax purposes. Any such termination may, among other things, subject the assets of your partnership to longer depreciable lives than those currently applicable. This would generally decrease the annual average depreciation deductions allocable to you for a number of years if you do not tender all of your units (thereby increasing the taxable income allocable to your units in each such year), but would have no effect on the total depreciation deductions available over the useful lives of the assets of your partnership. Any such termination may also change (and possibly shorten) your holding period with respect to your units that you choose to retain. Gain recognized by you on the disposition of retained units with a holding period of 12 months or less may be classified as short-term capital gain and subject to taxation at ordinary income tax rates.

     RISK OF INABILITY TO TRANSFER UNITS FOR 12-MONTH PERIOD. Your partnership's agreement of limited partnership prohibits any transfer of units without the consent of your general partner (which is our subsidiary). Such consent may be withheld by your general partner in its sole discretion. Your general partner may withhold its consent if such transfer would result in the termination of your partnership for tax purposes which would occur if 50% or more of the total interest in your partnership is transferred within a 12-month period. If we acquire a significant percentage of the interest in your partnership, your general partner may not consent to a transfer for a 12-month period following our offer.

     POSSIBLE CHANGE IN TIME FRAME REGARDING SALE OF PROPERTY. It is not known when the property owned by your partnership may be sold. Therefore, there may be no way to liquidate your investment in the partnership in the future until the property is sold and your partnership is liquidated. You may continue to have to hold the units not exchanged in this offer for an indefinite period of time. The partnership currently owns one property. The general partner of your partnership continually considers whether the property should be sold or otherwise disposed of after consideration of relevant factors, including prevailing economic conditions, availability of favorable financing and tax considerations, with a view to achieving maximum capital appreciation for your partnership. We cannot predict when the property will be sold or otherwise disposed of. However, there is no current plan or intention to sell the property in the near future.

     BALLOON PAYMENTS. Your partnership has approximately $2,519,728 of balloon payments due on its mortgage debt in November 2002. Your partnership will have to refinance such debt or sell its property prior to the balloon payment dates, or it will be in default and could lose the property to foreclosure.

BACKGROUND AND REASONS FOR THE OFFER

  Background of the Offer

     We are in the business of acquiring direct and indirect interests in apartment properties such as the property owned by your partnership. Our offer provides us with an opportunity to increase our ownership interest in your partnership's property while providing you and other investors with an opportunity to liquidate your current investment and to invest in our OP Units or receive cash, or to retain your units.

     On October 1, 1998, we merged with Insignia Financial Group, Inc. In doing so, we acquired a 51% ownership interest in Insignia Properties Trust, which has a 100% ownership interest in the general partner of your partnership and the company that manages the property owned by your partnership. On February 26, 1999, we acquired the remaining 49% interest in Insignia Properties Trust in a merger transaction. One of the consequences of the merger with Insignia is to allow us to make the offer and, if successful, to increase our ownership in your partnership.

     We contacted Robert A. Stanger & Co., Inc. in August 1998 to discuss the possibility of Stanger providing an independent fairness opinion for our offer consideration. We chose Stanger based on Stanger's expertise and strong reputation in this area of work. On August 28, 1998, we entered into an agreement with Stanger to provide such a fairness opinion for your partnership and other partnerships.

  Alternatives Considered

     The following is a brief discussion of the benefits and disadvantages of alternatives to our offer that could have been pursued by your general partner (which is our subsidiary):

        Liquidation. One alternative to our offer would be for your partnership to sell its assets, distribute the net liquidation proceeds to its partners in accordance with your partnership's agreement of limited partnership, and then dissolve. Partners would be at liberty to use the net liquidation proceeds after taxes for investment, business, personal or other purposes, at their option. If your partnership were to sell its assets and liquidate, you and your partners would not need to rely upon capitalization of income or other valuation methods to estimate the fair market value of your partnership's assets. Instead, such assets would be valued through negotiations with prospective purchasers. However, a liquidating sale of your partnership's property would be a taxable event for you and your partners and could result in significant amounts of taxable income to you and your partners.

        Continuation of Your Partnership Without the Offer. A second alternative would be for your partnership to continue its business without our offer. A number of advantages could result from the continued operation of your partnership. Given improving rental market conditions, the level of distributions might increase over time. We believe it is possible that the private resale market for apartment and retail properties could improve over time, making a sale of your partnership's property in a private transaction at some point in the future a more viable option than it is currently. However, there are several risks and disadvantages that result from continuing the operations of your partnership without the offer. If your partnership were to continue operating as presently structured, it could be forced to borrow on terms that could result in net losses from operations. Your partnership's mortgage notes are due in November 2002 and require balloon payments of $2,519,728. Your partnership currently has adequate sources of cash to finance its operations on both a short term and long term basis but will have to sell its property or refinance its indebtedness to pay such balloon payments. In addition, continuation of your partnership without the offer would deny you and your partners the benefits that your general partner (which is our subsidiary) expects to result from the offer. For example, a partner of your partnership would have no opportunity for liquidity unless he were to sell his units in a private transaction. Any such sale would likely be at a very substantial discount from the partner's pro rata share of the fair market value of your partnership's property. There is currently no market for the Preferred OP Units or Common OP Units.

  Expected Benefits of the Offer

     We are in the business of acquiring direct and indirect interests in apartment properties such as the property owned by your partnership. The offer provides us with an opportunity to increase our ownership interest in your partnership's property while providing you and other investors with an opportunity to retain or liquidate your investment in your partnership for cash or for units in the AIMCO Operating Partnership.

     There are four principal advantages of exchanging your units for Preferred OP Units:

     - Tax Deferral. You will generally not recognize any immediate taxable gain if you exchange your units solely for Preferred OP Units.

     - Enhanced Liquidity After One Year. While holders of the Preferred OP Units must hold such units for one year, subject to certain exceptions, after a one-year holding period, you may choose to redeem your Preferred OP Units and receive, at our option, shares of AIMCO's Class A Common Stock or cash. After a two-year holding period, if you choose to redeem your Preferred OP Units, you may receive, at our option, cash, shares of AIMCO's Class I Preferred Stock or shares of AIMCO's Class A Common Stock. AIMCO's Class A Common Stock is, and AIMCO's Class I Preferred Stock is expected to be, listed and traded on the NYSE.

     - Preferred Quarterly Distributions. Your partnership paid no distributions for the fiscal year ended December 31, 1998. Holders of Preferred OP Units will be entitled to receive quarterly distributions of $0.50 per unit (equivalent to $2.00 on an annualized basis) before any distributions are paid to holders of Common OP Units. This is equivalent to a distribution of $1,758.50 per year on the number of Preferred OP Units you will receive in exchange for each of your partnership units.

     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than your partnership.

     There are five principal advantages of exchanging your units for Common OP
Units:

     - Tax Deferral. You will generally not recognize any immediate taxable gain if you exchange your units solely for Common OP Units.

     - Enhanced Liquidity After One Year. While the holders of the Common OP Units must hold such units for one year, subject to certain exceptions, after a one-year holding period, you may choose to redeem your Common OP Units and receive, at our option, shares of AIMCO's Class A Common Stock (on a one-for-one basis, subject to adjustment in certain circumstances) or an equivalent amount of cash. AIMCO's Class A Common Stock is listed and traded on the NYSE.


     - Quarterly Distributions. Your partnership paid no distributions for the fiscal year ended December 31, 1998. In 1998, we paid quarterly distributions on the Common OP Units totalling $2.25 per unit. In January 1999, we increased our distribution rate on each of the Common OP Units to $2.50 on an annual basis. See "The AIMCO Operating Partnership." Assuming no change in the level of our distributions, this is equivalent to a distribution of $1,003.13 per year on the number of Common OP Units you will receive in exchange for each of your partnership units.


     - Growth Potential. Our assets, organizational structure and access to capital enables us to pursue acquisition and development opportunities that are not available to your partnership. You would have the opportunity to participate in the growth of our enterprise and would benefit from any future increase in the AIMCO stock price and from any future increase in distributions on the Common OP Units.

     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than your partnership.

     The principal advantage if you tender your units for cash is immediate liquidity. However, tendering your units for cash may cause you to recognize taxable gain for Federal income tax purposes.

  Disadvantages of the Offer.

     The principal disadvantages of the offer are:

     - Lack of Independent Price Determination. We determined the offer price and the terms of the offer, including the exchange ratio for Common OP Units and Preferred OP Units, and the terms of the Preferred OP Units and the Class I Preferred Stock. The terms of the offer and the nature of the securities could differ if they were subject to independent third party negotiations. We determined the offering price and asked Stanger to determine if the price was fair. We did not ask Stanger to determine a fair price.

     - No Separate Representation of Limited Partners. In structuring the offer and determining the offer consideration, no one separately represented the interests of the limited partners. Although we have a fiduciary duty to the limited partners, we also have conflicting responsibilities to our equity holders. We did not appoint, or ask the limited partners to appoint, a party to represent only their interests.

     - No Proposal to Sell the Property. We are not proposing to try to liquidate the partnership and sell the partnership's property and distribute the net proceeds. An arms-length sale of such property after offering it for sale through licensed real estate brokers might be a better way to determine the true value of the property rather than the method we chose. The sale of the property and the liquidation of the partnership might result in greater pretax cash proceeds to you than our offer.

     - OP Units. OP Units lack a public market, have transfer restrictions and must be held for one year before they can be redeemed by a holder. The ultimate return on the OP Units is directly tied to the future price of AIMCO's Class A Common Stock or Class I Preferred Stock. You could ultimately receive less for your OP Units than the cash price in our offer. Further, on or after March 1, 2005, we may redeem the Class I Preferred Stock for $25 per share.

     - Continuation of the Partnership. We are proposing to continue to operate your partnership and not to attempt to liquidate it at the present time. Thus, our offer does not satisfy any expectation that you would receive the return of your investment in the partnership through a sale of the property at the present time. At the current time we do not believe that a sale of the property would be advantageous given market conditions, the condition of the property and tax considerations. In particular, we considered the changes in the local rental market, the potential for appreciation in the value of the property and the tax consequences to you and your partners upon a sale of the property.

     - Possible Recognition of Taxable Gain. If you exercise your redemption right with respect to the OP Units within two years of the date that you transfer your units to the AIMCO Operating Partnership, your exchange of units for OP Units and cash could be treated as a disguised sale of your units and you would be required to recognize gain or loss in the year of the exchange on such disguised sale. See "Federal Income Tax Consequences -- Disguised Sales."

     For a description of certain risks of our offer, see "Risk Factors."

VALUATION OF UNITS

     We determined the offer consideration by estimating the value of the property owned by your partnership using the direct capitalization method. This method involves applying a capitalization rate to your partnership's annual property income. A capitalization rate is a percentage (rate of return), commonly applied by purchasers of residential real estate to property income to determine the present value of income property. The lower the capitalization rate utilized the higher the value produced, and the higher the capitalization rate utilized the lower the value produced. We used your partnership's property income for the fiscal year ended December 31, 1997. Our method for selecting a capitalization rate begins with each property being assigned a location and condition rating (e.g., "A" for excellent, "B" for good, "C" for fair, and "D" for poor). We have rated your property's location B (good) and its condition C
(fair). Generally, we assign an initial capitalization rate of 10.50% to properties in this category. We then adjust the capitalization rate based on whether the mortgage debt that the property is subject to bears interest at a rate above or below 7.5% per annum. Generally, for every 0.5% in excess of 7.5%, the capitalization rate would be increased by 0.25%. Your property's mortgage debt bears interest at 7.60% per annum, which resulted in an increase from the initial capitalization rate of 0.25%. We also considered any changes in your partnership's property income from 1997 to 1998. Because your partnership's property income in 1998 remained relatively unchanged compared to 1997, we made no further revision of the capitalization rate, resulting in a final capitalization rate of 10.75%. The evaluation of a property's location and condition, and the determination of an appropriate capitalization rate for a property, is subjective in nature, and others evaluating the same property might use a different capitalization rate and derive a different property value. Although the direct capitalization method is a widely-accepted way of valuing real estate, there are a number of other methods available to value real estate, each of which may result in different valuations of a property. Further, in applying the direct capitalization method, others may make different assumptions and obtain different results. The proceeds that you would receive if you sold your units to someone else or if your partnership were actually liquidated might be higher or lower than our offer consideration. We determined our offer consideration as follows:


Property income.............................................  $   466,000
Capitalization rate.........................................        10.75%
                                                              -----------
Gross valuation of partnership property.....................  $ 4,331,000
Plus: Cash and cash equivalents.............................      163,611
Plus: Other partnership assets, net of security deposits....      205,772
Less: Mortgage debt, including accrued interest.............   (3,063,493)
Less: Accounts payable and accrued expenses.................      (76,634)
Less: Other liabilities.....................................       (4,081)
                                                              -----------
Partnership valuation before taxes and certain costs........  $ 1,556,175
Less: Disposition fees......................................     (129,930)
Less: Extraordinary capital expenditures and deferred
  maintenance...............................................     (196,990)
Less: Closing costs.........................................     (108,275)
                                                              -----------
Estimated net valuation of your partnership.................  $ 1,120,980
Percentage of estimated net valuation allocated to holders
  of units..................................................       100.00%
                                                              -----------
Estimated net valuation of units............................  $ 1,120,980
          Total number of units.............................         51.0
                                                              -----------
Estimated valuation per unit................................  $    21,980
                                                              ===========
Cash consideration per unit.................................  $    21,980
                                                              ===========


     In order to determine the number of Preferred OP Units we are offering for each of your units, we divided the cash offer consideration of $21,980 by the $25 liquidation preference of each Preferred OP Unit to get 879.25 Preferred OP Units per unit.

     In order to determine the number of Common OP Units we are offering for each of your units, we divided the cash offer consideration of $21,980 by a price of $37.63 (the average closing price of AIMCO's

Class A Common Stock on the NYSE for the 30 trading days ending March 23, 1999) to get 584 Common OP Units per unit.

FAIRNESS OF THE OFFER

     Fairness to Unitholders. Your general partner is our subsidiary. As a result, your general partner has a conflict of interest and makes no recommendation to you as to whether you should tender or refrain from tendering your units. Your general partner did not participate in the structuring of the offer. We and your general partner believe that the offer and all forms of consideration offered is fair to you and the other limited partners of your partnership. We have retained Stanger to conduct an analysis of the offer and to render an opinion as to the fairness to you of our offer consideration. Stanger is not affiliated with us or your general partner. Stanger is one of the leaders in the field of analyzing and evaluating complex real estate transactions. However, we provided much of the information used by Stanger in forming its fairness opinion. We believe the information provided to Stanger is accurate in all material respects. You should make your decision whether to tender based upon a number of factors, including your financial needs, other financial opportunities available to you and your tax position.

     The terms of our offer have been established by us and are not the result of arms-length negotiations.

     If you choose not to tender any units, your interest in your partnership will remain unchanged, except that we may own a larger share of the limited partnership interests in your partnership than we did before the offer. If we acquire a substantial number of units pursuant to the offer, we may be in a position to influence voting decisions with respect to your partnership. Your general partner (which is our subsidiary) has no present intention to liquidate, sell, finance or refinance your partnership's property within any specified time period.

     Comparison of Offer Price to Other Values. In evaluating the offer, your general partner (which is our subsidiary) has compared our offer consideration to:

     - your general partner's estimate of the net proceeds that would be distributed to you and your partners if your partnership was liquidated;

     - your general partner's estimate of the going concern value of your partnership if it continued operating as an independent stand-alone entity; and

     -  the net book value of your partnership.

     The results of these comparative analyses are summarized as follows:

                                COMPARISON TABLE

                                                                PER UNIT
                                                                --------
Cash offer consideration....................................    $ 21,980
Partnership Preferred Units.................................    $ 21,980
Partnership Common Units....................................    $ 21,980
Alternatives:
  Estimated liquidation proceeds............................    $ 21,980
  Estimated going concern value(1)..........................    $ 18,450
  Estimated alternative going concern value(2)..............    $ 21,880
  Net book value (deficit)..................................    $(21,667)

---------------

(1) Assumes a refinancing of the partnership property's mortgage when it comes due.

(2) Assumes a sale of the partnership property when the mortgage is due, rather than a refinancing of the mortgage.

STANGER ANALYSIS

     We engaged Stanger to conduct an analysis of our offer and to render its opinion based on the review, analysis, scope and limitations described therein, as to the fairness to you of our offer consideration from a financial point of view. The full text of the opinion, which contains a description of the assumptions and qualifications made, matters considered and limitations on the review and analysis, is set forth in Appendix A and should be read in its entirety. We imposed no conditions or limitations on the scope of Stanger's investigation or with respect to the methods and procedures to be followed in arriving at the fairness opinion. We have agreed to indemnify Stanger against certain liabilities arising out of its engagement to render the fairness opinion. Based on its analysis, and subject to the assumptions, limitations and qualifications cited in its opinion, Stanger concluded that our offer consideration is fair to you from a financial point of view. Stanger has rendered similar fairness opinions with regard to the other tender offers being made by the AIMCO Operating Partnership. Stanger rendered the opinions only as to the individual fairness of the offer consideration in each proposed exchange offer.

YOUR PARTNERSHIP

     Your Partnership and its Property. Woodmere Associates, L.P. is a Delaware limited partnership which was formed on May 28, 1985 for the purpose of owning and operating a single property located in Cincinnati, Ohio, known as "Woodmere Apartments." Woodmere Apartments consists of 150 units and was built in 1971. Your partnership has no employees. As of September 30, 1998, there were 51 units of limited partnership interest issued and outstanding, which were held of record by 41 limited partners. Your partnership's principal executive offices are located at 1873 South Bellaire Street, 17th Floor, Denver, Colorado 80222, and its telephone number at that address is (303) 757-8101.

     Your partnership sold $1,887,000 of limited partnership units in 1985. Between January 1, 1993 and December 31, 1998 your partnership paid cash distributions totalling $2,766 per unit. Your partnership currently owns one property.

     Property Management. Your partnership's property has been managed by an affiliate of ours. Pursuant to the management agreement between the property manager and your partnership, the property manager operates your partnership's property, establishes rental policies and rates and directs marketing activities. The property manager also is responsible for maintenance, the purchase of equipment and supplies, and the selection and engagement of all vendors, suppliers and independent contractors.

     Investment Objectives and Policies; Sale or Financing of Investments. Under your partnership's agreement of limited partnership, your partnership is not permitted to raise new capital or reinvest cash in new properties. Your partnership will terminate on December 31, 2012, unless earlier dissolved. Your general partner has no present intention to liquidate, sell, finance or refinance your partnership property within any specified time period. An investment in your partnership is a finite life investment in which partners receive regular cash distributions out of your partnership's distributable cash flow, if any, and upon liquidation.

     Borrowing Policies. Your partnership's agreement of limited partnership allows your partnership to incur debt. As of December 31, 1998, your partnership had a mortgage note outstanding of $2,855,355, payable to Marine Midland, Bank of America and FNMA, which bears interest at the rate of 7.60%. The mortgage debt is due on November 2002. Your partnership also has a second mortgage note outstanding of $103,182, on the same terms as the current mortgage note. Your partnership's agreement of limited partnership also allows your general partner to lend funds to your partnership. As of December 31, 1998, your general partner had no outstanding loans to your partnership.

     Transfers. Your units are not listed on any national securities exchange or quoted on NASDAQ, and there is no established public trading market for the units. Secondary sales activity for the units has been limited and sporadic. Your general partner monitors transfers of the units (i) because the admission of the transferee as a substitute limited partner in your partnership requires the consent of your general partner under your partnership agreement, and (ii) in order to track compliance with applicable safe harbor provisions to avoid treatment as a "publicly traded partnership" for tax purposes. However, your general partner does not monitor or regularly receive or maintain information regarding the prices at which secondary sale transactions in the units have been effectuated.

TERMS OF THE OFFER

     General. We are offering to acquire up to 25% of the outstanding 51 units of your partnership, which we do not directly or indirectly own, for consideration per unit of 879.25 Preferred OP Units, 584 Common OP Units, or $21,980 in cash. If you tender units pursuant to the offer, you may choose to receive any combination of such forms of consideration for your units. The offer is made upon the terms and subject to the conditions set forth in this Prospectus Supplement, the accompanying Prospectus and the accompanying Letter of Transmittal, including the instructions thereto, as the same may be supplemented or amended from time to time (the "Letter of Transmittal"). To be eligible to receive Preferred OP Units, Common OP Units or cash pursuant to the offer, you must validly tender and not withdraw your units on or prior to the Expiration Date. For administrative purposes, the transfer of units tendered pursuant to the offer will be deemed to take effect as of January 1, 1999, although you will be entitled to retain any distributions you may have received after such date and prior to our commencement of this offer.

     If you accept our offer and do not specify the consideration you desire on the letter of transmittal, we will issue you Preferred OP Units.

     Expiration Date. Our offer will expire at 5:00 P.M., New York City time, on June 4, 1999, unless extended.

     Conditions of the Offer. Our offer is not conditioned on the tender of any minimum number of units. However, our offer is conditioned on a number of other factors.

     Procedures for Tendering. If you desire to accept our offer, you must complete and sign the Letter of Transmittal in accordance with the instructions contained therein and forward or hand deliver it, together with any other required documents, to the Information Agent.

     Proration. If the number of units properly tendered and not withdrawn prior to the Expiration Date exceeds 25% of the outstanding units, upon the terms and subject to the conditions of the offer, we will accept all units properly tendered and not withdrawn prior to the expiration date on a pro rata basis. In the event that proration of tendered units is required, we will determine the final proration factor as promptly as practicable after the expiration date.

     Withdrawal Rights. You may withdraw your tender of units pursuant to the offer at any time prior to their acceptance for payment as provided for herein.

     Purpose of the Offer. The purpose of our offer is to provide us with an opportunity to increase our investment in apartment properties, and provide you and your partners with an opportunity to liquidate your current investment and to invest in our operating partnership or receive cash, or to retain your units.

     Fractional OP Units. We will issue fractional Common OP Units or Preferred OP Units, if necessary.

     Delivery of OP Units and Cash. We will deliver OP Units and cash as soon as practicable after acceptance of units for purchase.

     Extension; Termination; Amendment. We expressly reserve the right, in our sole discretion, at any time and from time to time, to:

     - extend the period of time during which the offer is open and thereby delay acceptance of, and payment for, any tendered units;

     - terminate the offer and not accept for payment any units not theretofore accepted for payment or paid for;

     - upon the failure to satisfy any of the conditions to the offer, delay the acceptance of, or payment for, any units not already accepted for payment or paid for; and

     - amend the offer in any respect (subject to applicable rules regarding tender offers), including the nature and form of consideration.

     The offer may be extended or delayed indefinitely, during which time you will not receive payment for any tendered units.

     Effects of the Offer. As a result of the offer, we, in our capacity as a limited partner of your partnership, will participate in any subsequent distributions to limited partners, to the extent of units we purchase pursuant to the offer. The offer will not affect the operation of any property owned by your partnership's because your general partner (which is our subsidiary) and the property manager will remain unchanged. If we borrow funds for the cash consideration for these offers, our interest costs would increase which could adversely affect our future earnings. If all units in this and our other contemplated offers were purchased for cash and we borrowed all the funds, at current interest rates, our interest expense would increase by $3,064,000 per year.

     Voting by the AIMCO Operating Partnership. If we acquire a substantial number of units pursuant to our offer, we may be in a position to influence voting decisions with respect to your partnership. However, we will not be able to control voting decisions unless we acquire more units in another transaction, which cannot take place for at least one year after expiration of this offer.

     Future Plans for Your Partnership. We currently intend that, upon consummation of the offer, your partnership will continue its business and operations substantially as they are currently being conducted. We do not have any present plans or proposals which relate to or would result in any material changes in your partnership's structure or business. We have no present intention to cause your partnership to sell its property or to prepay the current mortgage within any specified time period.

     Certain Legal Matters. Except as set forth in this section, we are not, based on information provided by your general partner (which is our subsidiary), aware of any licenses or regulatory permits that would be material to the business of your partnership, and that might be adversely affected by our acquisition of units as contemplated herein. On the same basis, we are not aware of any filings, approvals or other actions by or with any domestic or foreign governmental authority or administrative or regulatory agency that would be required prior to our acquisition of units pursuant to the offer as contemplated herein that have not been made or obtained. We are not aware of any jurisdiction in which the making of the offer is not in compliance with applicable law. If we become aware of any jurisdiction in which the making of the offer would not be in compliance with applicable law, we will make a good faith effort to comply with any such law.

     Fees and Expenses. We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of units pursuant to the offer. We will pay the Information Agent reasonable and customary compensation for its services in connection with the offer, plus reimbursement for out-of-pocket expenses. We will indemnify the Information Agent against certain liabilities and expenses in connection therewith, including liabilities under the Federal securities laws. We will pay all costs and expenses of printing and mailing this Prospectus Supplement and the accompanying Prospectus and Letter of Transmittal, and the legal and accounting fees and expenses in connection with the offer. We will also pay the fees of Stanger for providing the fairness opinion for the offer. We estimate that our total costs and expenses in making the offer (excluding the purchase price of the units payable to you and your partners) will be approximately $50,000.

     Accounting Treatment. Upon consummation of the offer, we will account for our investment in any acquired units under the purchase method of accounting. There will be no effect on the accounting treatment of your partnership as a result of the offer.

     No Dissenters' Rights. You are not entitled to dissenters' (appraisal) rights in connection with the offer.

     Other Offers. The AIMCO Operating Partnership is also making similar exchange offers to approximately 90 other limited partnerships in which it controls the general partner, interests in substantially all of which were acquired in the merger on October 1, 1998 with Insignia Financial Group, Inc. and the February 26, 1999 merger with Insignia Properties Trust. Each of such exchange offers is being made by a separate prospectus supplement which is similar to this Prospectus Supplement. Copies of such prospectus supplements may be obtained upon written request from the Information Agent at the address set forth in

"-- Information Agent" or on the back cover page of this Prospectus Supplement. The exchange offers may be different for limited partners in each partnership in terms of pricing and percentage of units sought, but the effects of the offers will essentially be the same. In general, we believe that the risk factors (except for certain tax-related risk factors) described herein for this offer will also be applicable to the other offers.

     Information Agent. River Oaks Partnership Services, Inc. is serving as Information Agent in connection with the offer. Its telephone numbers are (888) 349-2005 and (201) 896-1900. Its fax number is (201) 896-0910.

FEDERAL INCOME TAX CONSEQUENCES

     You will generally not recognize any immediate taxable gain or loss for Federal income tax purposes if you exchange your units solely for Preferred OP Units or Common OP Units. You will recognize a gain or loss for Federal income tax purposes on units you sell for cash. The exchange of your units for cash and OP Units will be treated, for Federal income tax purposes, as a partial sale of such units for cash and as a partial tax-free contribution of such units to our operating partnership.

     THE FOREGOING SUMMARY IS A GENERAL DISCUSSION OF THE MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF TENDERING UNITS IN THE OFFER. THIS SUMMARY DOES NOT DISCUSS ALL ASPECTS OF FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO YOU IN LIGHT OF YOUR SPECIFIC CIRCUMSTANCES OR IF YOU ARE SUBJECT TO SPECIAL TREATMENT UNDER THE FEDERAL INCOME TAX LAWS. THE PARTICULAR TAX CONSEQUENCES OF THE OFFER TO YOU WILL DEPEND ON A NUMBER OF FACTORS RELATED TO YOUR TAX SITUATION. YOU SHOULD REVIEW "FEDERAL INCOME TAX CONSEQUENCES" IN THIS PROSPECTUS SUPPLEMENT AND "FEDERAL INCOME TAXATION OF AIMCO AND AIMCO STOCKHOLDERS," "FEDERAL INCOME TAXATION OF THE AIMCO OPERATING PARTNERSHIP AND OP UNITHOLDERS" AND "OTHER TAX CONSEQUENCES" IN THE ACCOMPANYING PROSPECTUS AND CONSULT YOUR TAX ADVISORS FOR A FULL UNDERSTANDING OF THE TAX CONSEQUENCES TO YOU OF THE OFFER.

COMPARISON OF YOUR PARTNERSHIP AND THE AIMCO OPERATING PARTNERSHIP

     There are a number of significant differences between your partnership and the AIMCO Operating Partnership relating to, among other things, form of organization, permitted investments, policies and restrictions, management structure, compensation and fees, and investor rights. For example, your general partner (which is our subsidiary) may be removed by the limited partners while the limited partners of the AIMCO Operating Partnership cannot remove the general partner. Also, your partnership is limited as to the number of limited partner interests it may issue while the AIMCO Operating Partnership has no such limitation.

COMPARISON OF YOUR UNITS AND AIMCO OP UNITS

     There are a number of significant differences between your units, Preferred OP Units and Common OP Units relating to, among other things, the nature of the investment, voting rights, distributions and liquidity and transferability/redemption. For example, unlike the AIMCO OP Units, you have no redemption rights with respect to your units.

     As of February 19, 1999, the AIMCO Operating Partnership had approximately 9,729,130 Common OP Units outstanding (excluding interests held by AIMCO) and no Class Two Partnership Preferred Units outstanding. The number of OP Units you may acquire from us in exchange for your units will represent a lower percentage of the outstanding limited partnership interests in the AIMCO Operating Partnership than that of your current ownership interest in your partnership. In response to our offer, you could elect to receive $21,980 in cash, 879.25 Preferred OP Units or 584 Common OP Units. Both your units and the OP Units are subject to transfer restrictions and it is unlikely that a real trading market will ever develop for any of such securities. If you subsequently redeem OP Units for AIMCO Class A Common Stock or Class I Preferred Stock, we can make no assurance as to the value of such shares of AIMCO stock, at that time, which may be less than the cash offer price of $21,980.

CONFLICTS OF INTEREST

     Conflicts of Interest with Respect to the Offer. Your general partner is our subsidiary and, therefore, has substantial conflicts of interest with respect to the offer, including (i) the fact that replacement of your general partner could result in a decrease or elimination of the management fees paid to an affiliate for managing your partnership's property and (ii) our desire to purchase units at a low price and your desire to sell units at a high price. Your general partner makes no recommendation as to whether you should tender or refrain from tendering your units.

     Conflicts of Interest that Currently Exist for Your Partnership. We own both the general partner of your partnership and the manager of your partnership's property. The general partner does not receive an annual management fee but may receive reimbursements for expenses incurred in its capacity as general partner. The general partner of your partnership received total fees and reimbursements of $20,490 for the fiscal year ended December 31, 1998. The property manager received management fees of $53,662 for the fiscal year ended December 31, 1998. We have no current intention of changing the fee structure for your general partner or the property manager.

     Competition Among Properties. Your partnership's property and other properties owned or managed by us may compete with one another for tenants. However, in some cases it may be difficult to determine precisely the confines of the market area for particular properties and some competition may exist. Furthermore, you should bear in mind that we anticipate acquiring properties in general market areas where your partnership's property is located. It is believed that this concentration of properties in a general market area will facilitate overall operations through collective advertising efforts, staffing and other operational efficiencies. In managing our properties, we will attempt to reduce such conflicts between competing properties by referring prospective tenants to the property considered to be most conveniently located for the tenants' needs.

     Features Discouraging Potential Takeovers. Certain provisions of our governing documents, as well as statutory provisions under certain state laws, could be used by our management to delay, discourage or thwart efforts of third parties to acquire control of us, or a significant equity interest in us. AIMCO's Charter limits ownership of its common stock by any single shareholder to 8.7% of the outstanding shares (or 15% in the case of certain pension trusts, registered investment companies and AIMCO's Chairman, Terry Considine). The 8.7% ownership limit may have the effect of precluding acquisition of control of us by a third party without the consent of our Board of Directors. Under AIMCO's Charter, the Board of Directors has the authority to classify and reclassify any of its unissued shares of capital stock into shares of preferred stock with such preferences, rights, powers and restrictions as the Board of Directors may determine. The authorization and issuance of preferred stock could have the effect of delaying or preventing someone from taking control of us, even if a change in control were in our shareholders' best interests. As a Maryland corporation, AIMCO is subject to various Maryland laws which may have the effect of discouraging offers to acquire us and of increasing the difficulty of consummating any such offers, even if our acquisition would be in our shareholders' best interests. The Maryland General Corporation Law restricts mergers and other business combination transactions between us and any person who acquires beneficial ownership of shares of our stock representing 10% or more of the voting power without our Board of Directors' prior approval. Any such business combination transaction could not be completed until five years after the person acquired such voting power, and only with the approval of shareholders representing 80% of all votes entitled to be cast and 66% of the votes entitled to be cast, excluding the interested shareholder. Maryland law also provides that a person who acquires shares of our stock that represent 20% or more of the voting power in electing directors will have no voting rights unless approved by a vote of two-thirds of the shares eligible to vote.

     Future Exchange Offers. Although we have no current plans to conduct further exchange offers for your units, our plans may change based on future circumstances. Any such future offers that we might make could be for consideration that is more or less than the consideration we are currently offering. We might pay a higher price for any future exchange offers we may make for units of your partnership. In any event, we will not acquire any units for at least one year after expiration of this offer.

SOURCE AND AMOUNT OF FUNDS AND TRANSACTIONAL EXPENSES

     We expect that approximately $280,245 will be required to purchase all of the units sought in our offer, if such units are tendered for cash excluding expenses. We will obtain all such funds from cash from operations, equity issuances and short term borrowings. For a detailed description of estimated expenses to be incurred in the offer, see "Source and Amount of Funds and Transactional Expenses."

            SUMMARY FINANCIAL INFORMATION OF AIMCO PROPERTIES, L.P.

     The historical summary financial data for AIMCO Properties, L.P. for the nine months ended September 30, 1998 and 1997 is unaudited. The historical summary financial data for AIMCO Properties, L.P. for the years ended December 31, 1997, 1996 and 1995 and for the AIMCO Properties, L.P. Predecessors for the period January 10, 1994 through July 28, 1994, and the year ended December 31, 1993, is based on audited financial statements. This information should be read in conjunction with such financial statements, including the notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations of the AIMCO Operating Partnership" included in the accompanying Prospectus. All dollar values are in thousands, except per unit data.

                                                                   AIMCO PROPERTIES, L.P.
                                          -------------------------------------------------------------------------
                                                                                                         FOR THE
                                                                                                          PERIOD
                                                                                                         JULY 29,
                                            FOR THE NINE MONTHS            FOR THE YEAR ENDED              1994
                                            ENDED SEPTEMBER 30,               DECEMBER 31,               THROUGH
                                          -----------------------   --------------------------------   DECEMBER 31,
                                             1998         1997         1997        1996       1995         1994
                                          ----------   ----------   ----------   --------   --------   ------------
                                                        (DOLLARS IN THOUSANDS, EXCEPT PER UNIT DATA)
OPERATING DATA:
RENTAL PROPERTY OPERATIONS:
  Rental and other income...............  $  265,700   $  127,083   $  193,006   $100,516   $ 74,947    $  24,894
  Property operating expenses...........    (101,600)     (50,737)     (76,168)   (38,400)   (30,150)     (10,330)
  Owned property management expenses....      (7,746)      (4,344)      (6,620)    (2,746)    (2,276)        (711)
  Depreciation..........................     (59,792)     (23,848)     (37,741)   (19,556)   (15,038)      (4,727)
                                          ----------   ----------   ----------   --------   --------    ---------
                                              96,562       48,154       72,477     39,814     27,483        9,126
                                          ----------   ----------   ----------   --------   --------    ---------
SERVICE COMPANY BUSINESS:
  Management fees and other income......      13,968        9,173       13,937      8,367      8,132        3,217
  Management and other expenses.........      (8,101)      (5,029)      (9,910)    (5,352)    (4,953)      (2,047)
  Corporate overhead allocation.........        (196)        (441)        (588)      (590)      (581)          --
  Other assets, depreciation and
    amortization........................          (3)        (236)        (453)      (218)      (168)        (150)
  Owner and seller bonuses..............          --           --           --         --         --           --
  Amortization of management company
    goodwill............................          --           --         (948)      (500)      (428)          --
                                          ----------   ----------   ----------   --------   --------    ---------
                                               5,668        3,467        2,038      1,707      2,002        1,020
  Minority interests in service company
    business............................          --           48          (10)        10        (29)         (14)
                                          ----------   ----------   ----------   --------   --------    ---------
  Company's shares of income from
    service company business............       5,668        3,515        2,028      1,717      1,973        1,006
                                          ----------   ----------   ----------   --------   --------    ---------
  General and administrative expenses...      (7,444)      (1,408)      (5,396)    (1,512)    (1,804)        (977)
  Interest income.......................      18,244        4,458        8,676        523        658          123
  Interest expense......................     (56,756)     (33,359)     (51,385)   (24,802)   (13,322)      (1,576)
  Minority interest in other
    partnerships........................      (1,052)        (777)       1,008       (111)        --           --
  Equity in losses of unconsolidated
    partnerships(c).....................      (5,078)        (463)      (1,798)        --         --           --
  Equity in earnings of unconsolidated
    subsidiaries(d).....................       8,413          456        4,636         --         --           --
  Amortization of goodwill..............      (5,071)        (711)          --         --         --           --
                                          ----------   ----------   ----------   --------   --------    ---------
  Income from operations................      53,486       19,865       30,246     15,629     14,988        7,702
  Gain on disposition of properties.....       2,783         (169)       2,720         44         --           --
  Provision for income taxes............          --           --           --         --         --           --
                                          ----------   ----------   ----------   --------   --------    ---------
  Income (loss) before extraordinary
    item................................      56,269       19,696       32,966     15,673     14,988        7,702
  Extraordinary item -- early
    extinguishment of debt..............          --         (269)        (269)        --         --           --
                                          ----------   ----------   ----------   --------   --------    ---------
  Net income (loss).....................  $   56,269   $   19,427   $   32,697   $ 15,673   $ 14,988    $   7,702
                                          ==========   ==========   ==========   ========   ========    =========
OTHER INFORMATION:
  Total owned properties (end of
    period).............................         241          109          147         94         56           48
  Total owned apartment units (end of
    period).............................      62,955       28,773       40,039     23,764     14,453       12,513
  Units under management (end of
    period).............................     154,729       71,038       69,587     19,045     19,594       20,758
  Basic earnings per Common OP Unit.....  $     0.80   $     0.53   $     1.09   $   1.05   $   0.86    $    0.42
  Diluted earnings per Common OP Unit...  $     0.79   $     0.53   $     1.08   $   1.04   $   0.86    $    0.42
  Distributions paid per Common OP
    Unit................................  $   1.6875   $   1.3875   $     1.85   $   1.70   $   1.66    $    0.29
  Cash flows provided by operating
    activities..........................      50,825       53,435       73,032     38,806     25,911       16,825
  Cash flows used in investing
    activities..........................    (185,453)    (314,814)    (717,663)   (88,144)   (60,821)    (186,481)
  Cash flows provided by (used in)
    financing activities................     141,221      293,984      668,549     60,129     30,145      176,800

                                            AIMCO PROPERTIES, L.P.
                                               PREDECESSORS(A)
                                          --------------------------
                                            FOR THE
                                            PERIOD
                                          JANUARY 10,
                                             1994       FOR THE YEAR
                                            THROUGH        ENDED
                                           JULY 28,     DECEMBER 31,
                                            1994(B)         1993
                                          -----------   ------------
                                          (DOLLARS IN THOUSANDS, EXCEPT PER UNIT DATA)
OPERATING DATA:
RENTAL PROPERTY OPERATIONS:
  Rental and other income...............    $ 5,805       $  8,056
  Property operating expenses...........     (2,263)        (3,200)
  Owned property management expenses....         --             --
  Depreciation..........................     (1,151)        (1,702)
                                            -------       --------
                                              2,391          3,154
                                            -------       --------
SERVICE COMPANY BUSINESS:
  Management fees and other income......      6,533          8,069
  Management and other expenses.........     (5,823)        (6,414)
  Corporate overhead allocation.........         --             --
  Other assets, depreciation and
    amortization........................       (146)          (204)
  Owner and seller bonuses..............       (204)          (468)
  Amortization of management company
    goodwill............................         --             --
                                            -------       --------
                                                360            983
  Minority interests in service company
    business............................         --             --
                                            -------       --------
  Company's shares of income from
    service company business............        360            983
                                            -------       --------
  General and administrative expenses...         --             --
  Interest income.......................         --             --
  Interest expense......................     (4,214)        (3,510)
  Minority interest in other
    partnerships........................         --             --
  Equity in losses of unconsolidated
    partnerships(c).....................         --             --
  Equity in earnings of unconsolidated
    subsidiaries(d).....................         --             --
  Amortization of goodwill..............         --             --
                                            -------       --------
  Income from operations................     (1,463)           627
  Gain on disposition of properties.....         --             --
  Provision for income taxes............        (36)          (336)
                                            -------       --------
  Income (loss) before extraordinary
    item................................     (1,499)           291
  Extraordinary item -- early
    extinguishment of debt..............         --             --
                                            -------       --------
  Net income (loss).....................    $(1,499)      $    291
                                            =======       ========
OTHER INFORMATION:
  Total owned properties (end of
    period).............................          4              4
  Total owned apartment units (end of
    period).............................      1,711          1,711
  Units under management (end of
    period).............................     29,343         28,422
  Basic earnings per Common OP Unit.....        N/A            N/A
  Diluted earnings per Common OP Unit...        N/A            N/A
  Distributions paid per Common OP
    Unit................................        N/A            N/A
  Cash flows provided by operating
    activities..........................      2,678          2,203
  Cash flows used in investing
    activities..........................       (924)       (16,352)
  Cash flows provided by (used in)
    financing activities................     (1,032)        14,114


                                                                   AIMCO PROPERTIES, L.P.
                                          -------------------------------------------------------------------------
                                                                                                         FOR THE
                                                                                                          PERIOD
                                                                                                         JULY 29,
                                            FOR THE NINE MONTHS            FOR THE YEAR ENDED              1994
                                            ENDED SEPTEMBER 30,               DECEMBER 31,               THROUGH
                                          -----------------------   --------------------------------   DECEMBER 31,
                                             1998         1997         1997        1996       1995         1994
                                          ----------   ----------   ----------   --------   --------   ------------
                                                        (DOLLARS IN THOUSANDS, EXCEPT PER UNIT DATA)
Funds from operations(e)................  $  132,881   $   49,692   $   81,155   $ 35,185   $ 25,285    $   9,391
Weighted average number of Common OP
  Units outstanding.....................      53,007       24,347       29,119     14,994     11,461       10,920
BALANCE SHEET INFORMATION:
Real estate, before accumulated
  depreciation..........................  $2,685,487   $1,250,239   $1,657,207   $865,222   $477,162    $ 406,067
Real estate, net of accumulated
  depreciation..........................   2,355,122    1,107,545    1,503,922    745,145    448,425      392,368
Total assets............................   3,121,949    1,608,195    2,100,510    827,673    480,361      416,361
Total mortgages and notes payable.......   1,275,401      661,715      808,530    522,146    268,692      141,315
Redeemable Partnership Units............     232,405      178,321      197,086     96,064     38,463       32,047
Mandatorily redeemable 1994 Cumulative
  Senior Preferred Units................          --           --           --         --         --      107,228
Partners' Capital.......................   1,427,087      560,737      960,176    178,462    160,947      137,354

                                            AIMCO PROPERTIES, L.P.
                                               PREDECESSORS(A)
                                          --------------------------
                                            FOR THE
                                            PERIOD
                                          JANUARY 10,
                                             1994       FOR THE YEAR
                                            THROUGH        ENDED
                                           JULY 28,     DECEMBER 31,
                                            1994(B)         1993
                                          -----------   ------------
                                          (DOLLARS IN THOUSANDS, EXCEPT PER UNIT DATA)
Funds from operations(e)................        N/A            N/A
Weighted average number of Common OP
  Units outstanding.....................        N/A            N/A
BALANCE SHEET INFORMATION:
Real estate, before accumulated
  depreciation..........................    $47,500       $ 46,819
Real estate, net of accumulated
  depreciation..........................     33,270         33,701
Total assets............................     39,042         38,914
Total mortgages and notes payable.......     40,873         41,893
Redeemable Partnership Units............         --             --
Mandatorily redeemable 1994 Cumulative
  Senior Preferred Units................         --             --
Partners' Capital.......................     (9,345)        (7,556)

---------------

(a) On July 29, 1994, AIMCO completed its initial public offering of 9,075,000 shares of AIMCO Class A Common Stock and issued 966,000 shares of convertible preferred stock and 513,514 unregistered shares of AIMCO Common Stock. The proceeds from the offering and such other issuances were contributed by AIMCO to AIMCO Properties, L.P. for 9,075,000 OP Units, 966,000 Preferred Units and 513,514 Common OP Units, respectively. On such date, AIMCO Properties, L.P. and its predecessors engaged in a business combination and consummated a series of related transactions which enabled AIMCO Properties, L.P. to continue and expand the property management and related businesses of its predecessors. The 966,000 shares of convertible preferred stock and 513,514 shares of AIMCO Class A Common Stock that were issued concurrently with the initial public offering were repurchased in 1995.

(b) Represents the period January 10, 1994 through July 28, 1994, the date of the completion of the business combination with AIMCO Properties, L.P.

(c) Represents AIMCO Properties, L.P.'s share of earnings from partnerships that own 83,431 apartment units in which partnerships AIMCO Properties, L.P. purchased an equity interest from the NHP Real Estate Companies.

(d) Represents AIMCO Properties, L.P. equity earnings in unconsolidated subsidiaries.

(e) AIMCO Properties, L.P.'s management believes that the presentation of funds from operations or "FFO", when considered with the financial data determined in accordance with GAAP, provides a useful measure of performance. However, FFO does not represent cash flow and is not necessarily indicative of cash flow or liquidity available to AIMCO Properties, L.P., nor should it be considered as an alternative to net income as an indicator of operating performance. The Board of Governors of NAREIT defines FFO as net income (loss), computed in accordance with GAAP, excluding gains and losses from debt restructuring and sales of property, plus real estate related depreciation and amortization (excluding amortization of financing costs), and after adjustments for unconsolidated partnerships and joint ventures. AIMCO Properties, L.P. calculates FFO based on the NAREIT definition, as adjusted for the amortization of management company goodwill, the non-cash deferred portion of the income tax provision for unconsolidated subsidiaries and less the payments of dividends on perpetual preferred stock. AIMCO Properties, L.P. management believes that presentation of FFO provides investors with industry-accepted measurements which help facilitate an understanding of its ability to make required dividend payments, capital expenditures and principal payments on its debt. There can be no assurance that AIMCO Properties, L.P.'s basis of computing FFO is comparable with that of other REITs.

     The following is a reconciliation of net income to funds from operations:

                                                                                                                    FOR THE
                                                                 FOR THE NINE                                       PERIOD
                                                                 MONTHS ENDED          FOR THE YEAR ENDED         JANUARY 10,
                                                                SEPTEMBER 30,             DECEMBER 31,               1994
                                                              ------------------   ---------------------------      THROUGH
                                                                1998      1997      1997      1996      1995     JULY 28, 1994
                                                              --------   -------   -------   -------   -------   -------------
                                                                                       (IN THOUSANDS)
Net income..................................................  $ 56,269   $19,427   $32,697   $15,673   $14,988      $ 7,702
(Gain) loss on disposition of property......................    (2,783)      169    (2,720)      (44)       --           --
Extraordinary item..........................................        --       269       269        --        --           --
Real estate depreciation, net of minority interests.........    56,900    21,052    33,751    19,056    15,038        4,727
Amortization of goodwill....................................     7,077       711       948       500       428           76
Equity in earnings of unconsolidated subsidiaries:
  Real estate depreciation..................................        --     2,689     3,584        --        --           --
  Amortization of management contracts......................     4,201       430     1,587        --        --           --
  Deferred taxes............................................     6,134     2,164     4,894        --        --           --
Equity in earnings of other partnerships:
  Real estate depreciation..................................    17,379     2,781     6,280        --        --           --
  Preferred stock dividends.................................   (12,296)       --      (135)       --    (5,169)      (3,114)
                                                              --------   -------   -------   -------   -------      -------
Funds from operations.......................................  $132,881   $49,692   $81,155   $35,185   $25,285      $ 9,391
                                                              ========   =======   =======   =======   =======      =======

SUMMARY PRO FORMA FINANCIAL AND OPERATING INFORMATION OF AIMCO PROPERTIES, L.P.

     The following table sets forth summary pro forma financial and operating information of AIMCO Properties, L.P. (the AIMCO Operating Partnership) for the nine months ended September 30, 1998 and for the year ended December 31, 1997. The pro forma financial and operating information gives effect to AIMCO's merger with Insignia Financial Group, Inc., the transfer of certain assets and liabilities of Insignia to unconsolidated subsidiaries, a number of transactions completed before the Insignia merger, and a number of exchange offers proposed to be made to limited partnerships formerly controlled or managed by Insignia, including your partnership.

                                                                 AIMCO PROPERTIES, L.P.
                                                              ----------------------------
                                                              FOR THE NINE
                                                                 MONTHS         FOR THE
                                                                  ENDED        YEAR ENDED
                                                              SEPTEMBER 30,   DECEMBER 31,
                                                                  1998            1997
                                                              -------------   ------------
                                                                 (IN THOUSANDS, EXCEPT
                                                                     PER UNIT DATA)
OPERATING DATA:
RENTAL PROPERTY OPERATIONS:
  Rental and other income...................................    $ 345,961     $   442,526
  Property operating expenses...............................     (136,240)       (189,442)
  Owned property management expenses........................       (8,933)        (11,831)
  Depreciation..............................................      (80,420)        (98,853)
                                                                ---------     -----------
                                                                  120,368         142,400
                                                                ---------     -----------
SERVICE COMPANY BUSINESS:
  Management fees and other income..........................       28,912          41,676
  Management and other expenses.............................      (14,386)        (23,683)
  Corporate overhead allocation.............................         (196)           (588)
  Depreciation and amortization.............................      (15,243)        (26,480)
                                                                ---------     -----------
                                                                     (913)         (9,075)
  Minority interests in service company business............           --             (10)
                                                                ---------     -----------
  Partnership's shares of income from service company
     business...............................................         (913)         (9,085)
                                                                ---------     -----------
  General and administrative expenses.......................       (8,632)        (21,371)
  Interest expense..........................................      (90,890)       (121,699)
  Interest income...........................................       40,887          21,734
  Minority interest.........................................       (8,548)        (10,034)
  Equity in losses of unconsolidated partnerships...........      (23,349)        (43,918)
  Equity in earnings of unconsolidated subsidiaries.........          851           5,848
  Amortization of Goodwill..................................       (5,071)             --
                                                                ---------     -----------
          Net income........................................    $  24,703     $   (36,125)
                                                                =========     ===========
PER OP UNIT DATA:
Basic earnings (loss) per Common OP Unit....................    $    (.12)    $     (1.16)
Diluted earnings (loss) per Common OP Unit..................    $    (.12)    $     (1.16)
Distributions paid per Common OP Unit.......................    $    1.69     $      1.85
Book value per Common OP Unit...............................    $   24.52     $     26.96
CASH FLOW DATA:
Cash provided by operating activities.......................    $  90,439     $   130,703
Cash used in investing activities...........................      (79,923)     (1,135,038)
Cash provided by (used in) financing activities.............       16,740         955,977
OTHER DATA:
Funds from operations(a)....................................    $ 187,985     $   172,733
Weighted average number of Common OP Units outstanding......       74,946          74,094

                                                              AIMCO PROPERTIES, L.P.
                                                              ----------------------
                                                                   FOR THE NINE
                                                                   MONTHS ENDED
                                                                SEPTEMBER 30, 1998
                                                              ----------------------
                                                              (IN THOUSANDS, EXCEPT
                                                                  PER UNIT DATA)
BALANCE SHEET DATA:
Real estate, net of accumulated depreciation................        $2,679,195
Total assets................................................         4,558,819
Total mortgages and notes payable...........................         1,762,105
Company-obligated mandatorily redeemable convertible
  securities of a subsidiary trust..........................           149,500
Redeemable partnership units................................           320,443
Partners' capital...........................................         1,984,019

---------------

(a) AIMCO Properties, L.P.'s management believes that the presentation of funds from operations or "FFO," when considered with the financial data determined in accordance with GAAP, provides useful measures of AIMCO Properties, L.P. performance. However, FFO does not represent cash flow and is not necessarily indicative of cash flow or liquidity available to AIMCO Properties, L.P., nor should it be considered as an alternative to net income as an indicator of operating performance. The Board of Governors of NAREIT defines FFO as net income (loss), computed in accordance with GAAP, excluding gains and losses from debt restructuring and sales of property, plus real estate related depreciation and amortization (excluding amortization of financing costs), and after adjustments for unconsolidated partnerships and joint ventures. AIMCO Properties, L.P. calculates FFO based upon the NAREIT definition, as adjusted for the amortization of management company goodwill, the non-cash deferred portion of the income tax provision for unconsolidated subsidiaries and less the payments of dividends on perpetual preferred stock. AIMCO Properties, L.P. management believes that presentation of FFO provides investors with an industry accepted measurement which helps facilitate an understanding of AIMCO Properties, L.P.'s ability to make required dividend payments, capital expenditures and principal payments on its debt. There can be no assurance that AIMCO Properties, L.P.'s basis of computing FFO is comparable with that of other REITs.

     The following is a reconciliation of pro forma net income to pro forma funds from operations:

                                                                FOR THE NINE
                                                                MONTHS ENDED      FOR THE YEAR ENDED
                                                             SEPTEMBER 30, 1998   DECEMBER 31, 1997
                                                             ------------------   ------------------
                                                                         (IN THOUSANDS)
        Net income (loss).................................        $ 24,703             $(36,125)
        HUD release fee and legal reserve.................              --               10,202
        Real estate depreciation, net of minority
          interests.......................................          76,521               93,050
        Amortization of management contracts..............           9,593               12,790
        Amortization of management company goodwill.......          10,997               12,551
        Equity in earnings of unconsolidated subsidiaries:
          Real estate depreciation........................              --                1,715
          Amortization of management company goodwill.....             959                1,918
          Amortization of management contracts............          23,010               30,516
          Deferred taxes..................................            (713)              (1,356)
        Equity in earnings of other partnerships:
          Real estate depreciation........................          79,559               95,285
        Interest on convertible debentures................          (7,537)             (10,003)
        Preferred unit distributions......................         (29,107)             (37,810)
                                                                  --------             --------
        Funds from operations.............................        $187,985             $172,733
                                                                  ========             ========

           SUMMARY FINANCIAL INFORMATION OF WOODMERE ASSOCIATES, L.P.

     The summary financial information of Woodmere Associates, L.P. for the nine months ended September 30, 1998 and 1997 is unaudited. The summary financial information for Woodmere Associates, L.P. for the years ended December 31, 1997, 1996, 1995, 1994 and 1993 is based on audited financial statements. The amounts for 1995, 1994 and 1993 are not included in this Prospectus Supplement. This information should be read in conjunction with such financial statements, including the notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included herein.

                           WOODMERE ASSOCIATES, L.P.

                                    FOR THE NINE MONTHS
                                    ENDED SEPTEMBER 30,                        FOR THE YEAR ENDED DECEMBER 31,
                                 -------------------------   -------------------------------------------------------------------
                                    1998          1997          1997          1996          1995          1994          1993
                                 -----------   -----------   -----------   -----------   -----------   -----------   -----------
                                                           (IN THOUSANDS, EXCEPT PER UNIT INFORMATION)
Operating Data:
Total Revenues.................  $       777   $       780   $     1,057   $     1,013   $       995   $       976   $       937
  Net Income (Loss)............  $        25   $        61   $        73   $        (1)  $       (81)  $       (87)  $      (109)
    Net Income per limited
      partnership unit.........  $    488.75   $  1,188.85   $  1.417.06   $    (19.41)  $ (1,566.43)  $ (1,681.62)  $ (2,132.60)
    Distributions per limited
      partnership unit.........  $        --   $        --   $        --   $    977.15   $    772.70   $    995.14   $        --
    Distributions per limited
      partnership unit (which
      represent a return
      of capital)..............  $        --   $        --   $        --   $        --   $        --   $        --   $        --

                                       SEPTEMBER 30,                                    DECEMBER 31,
                                 -------------------------   -------------------------------------------------------------------
                                    1998          1997          1997          1996          1995          1994          1993
                                 -----------   -----------   -----------   -----------   -----------   -----------   -----------
                                                           (IN THOUSANDS, EXCEPT PER UNIT INFORMATION)
Balance Sheet Data:
  Cash and Cash Equivalents....  $       165   $       163   $       161   $       145   $       226   $       263   $       226
  Real Estate, Net of
    Accumulated Depreciation...  $     1,507   $     1,484   $     1,490   $     1,503   $     1,504   $     1,621   $     1,813
        Total Assets...........  $     1,942   $     1,936   $     1,954   $     1,956   $     2,070   $     2,256   $     2,450
  Notes Payable................  $     2,870   $     2,939   $     2,923   $     2,988   $     3,047   $     3,101   $     3,162
  General Partners'
    Capital/(Deficit)..........  $       (27)  $       (27)  $       (27)  $       (28)  $       (27)  $       (26)  $       (25)
  Limited Partners'
    Capital/(Deficit)..........  $    (1,054)  $    (1,090)  $    (1,078)  $    (1,150)  $    (1,100)  $      (980)  $      (843)
  Partners'
    Capital/(Deficit)..........  $    (1,081)  $    (1,117)  $    (1,105)  $    (1,178)  $    (1,127)  $    (1,006)  $      (868)
        Total Distributions....           --            --            --            50            40            51            --
  Book value per limited
    partnership unit...........  $(20,651.94)  $(21,365.51)  $(21,131.88)  $(22,548.94)  $(21,552.38)  $(19,213.28)  $(16,536.52)
  Net increase (decrease) in
    cash and cash
    equivalents................  $         4   $        18   $        16   $       (81)  $       (37)  $        37   $         6
  Net cash provided by
    operating activities.......  $       185   $       156   $       214   $       141   $       152   $       221   $       143
  Ratio of earnings to fixed
    charges....................       1.13/1        1.30/1        1.27/1        1.00/1        0.71/1        0.70/1        0.58/1

                           COMPARATIVE PER UNIT DATA

     Set forth below are historical cash distributions per unit of your partnership for the year ended December 31, 1998, and the cash distributions payable on the number of Common OP Units and Preferred OP Units issuable in exchange therefor:

                                                                  ANNUAL
                                                               DISTRIBUTIONS
                                                               -------------
Units of Woodmere Associates, LP ...........................     $       0
Equivalent cash distributions on Common OP Units(1).........     $1,460.00
Equivalent cash distributions on Preferred OP Units(2)......     $1,756.50

---------------

(1) Calculated by multiplying the exchange ratio of 584 Common OP Units per unit by the annualized distributions paid on the Common OP Units of $2.50 per unit.

(2) Calculated by multiplying the exchange ratio of 879.25 Preferred OP Units per unit by the stated annual distribution rate on the Preferred OP Units of $2.00 per unit.

                        THE AIMCO OPERATING PARTNERSHIP

     AIMCO Properties, L.P. is the "AIMCO Operating Partnership." It conducts substantially all of the operations of AIMCO. AIMCO is a real estate investment trust that owns and manages multifamily apartment properties throughout the United States. Through its wholly owned subsidiaries, AIMCO GP, the sole general partner of the AIMCO Operating Partnership, and the Special Limited Partner, as of December 31, 1998, AIMCO held approximately an 83% interest in the AIMCO Operating Partnership. Based on apartment unit data compiled by the National Multi Housing Council, we believe that AIMCO is one of the largest owner and manager of multifamily apartment properties in the United States, with a total portfolio of 379,363 apartment units in 2,147 properties located in 49 states, the District of Columbia and Puerto Rico. As of December 31, 1998, AIMCO:

     - owned or controlled 63,086 units in 242 apartment properties;

     - held an equity interest in 170,243 units in 902 apartment properties; and

     - managed 146,034 units in 1,003 apartment properties for third party owners and affiliates.

     AIMCO's Class A Common Stock is listed and traded on the NYSE under the symbol "AIV." On March 23, 1999, the last reported sale price of AIMCO Class A Common Stock on the NYSE was $35 3/16. The following table shows the high and low reported sales prices and dividends declared per share of AIMCO's Class A Common Stock for the periods indicated. The table also shows the distributions per unit declared on the Common OP Units for the same periods.

                                                      CLASS A             PARTNERSHIP
                                                   COMMON STOCK              COMMON
                                            ---------------------------      UNITS
            CALENDAR QUARTERS               HIGH     LOW       DIVIDEND   DISTRIBUTION
            -----------------               ----     ---       --------   ------------
1999
  First Quarter (through March 23)........  $41 5/8  $35 3/16  $0.6250      $0.6250
1998
  Fourth Quarter..........................   37 3/8   30        0.5625       0.5625
  Third Quarter...........................   41       30 15/16  0.5625       0.5625
  Second Quarter..........................   38 7/8   36 1/2    0.5625       0.5625
  First Quarter...........................   38 5/8   34 1/4    0.5625       0.5625
1997
  Fourth Quarter..........................   38       32        0.5625       0.5625
  Third Quarter...........................   36 3/16  28 1/8    0.4625       0.4625
  Second Quarter..........................   29 3/4   26        0.4625       0.4625
  First Quarter...........................   30 1/2   25 1/2    0.4625       0.4625
1996
  Fourth Quarter..........................   28 3/8   21 1/8    0.4625       0.4625
  Third Quarter...........................   22       18 3/8    0.4250       0.4250
  Second Quarter..........................   21       18 3/8    0.4250       0.4250
  First Quarter...........................   21 1/8   19 3/8    0.4250       0.4250

     The principal executive offices of AIMCO, the AIMCO GP, the Special Limited Partner and the AIMCO Operating Partnership are located at 1873 South Bellaire Street, Denver, Colorado 80222, and their telephone number is (303) 757-8101.

                                  RISK FACTORS

     The following sets forth certain risks and disadvantages of the offer and should be read and considered when reviewing the potential benefits of the offer set forth in "Background and Reasons for the Offer -- Expected Benefits of the Offer." In addition, you should review the other risks of investing in us beginning on page 2 of our accompanying Prospectus.

RISKS TO UNITHOLDERS WHO TENDER THEIR UNITS IN THE OFFER

     OFFER CONSIDERATION NOT BASED ON THIRD PARTY APPRAISAL OR ARMS-LENGTH NEGOTIATION. We did not use any third-party appraisal or valuation to determine the value of your partnership's property. We established the terms of our offer, including the exchange ratios and the cash consideration without any arms-length negotiations. It is uncertain whether our offer consideration reflects the value which would be realized upon a sale of your units or a liquidation of your partnership's assets. Because of our affiliation with your general partner, your general partner makes no recommendation to you as to whether you should tender your units. We have retained Stanger to conduct an analysis of our offer and to render an opinion as to the fairness to you of our offer consideration from a financial point of view.

     OFFER CONSIDERATION MAY NOT REPRESENT FAIR MARKET VALUE. There is no established or regular trading market for your units, nor is there another reliable standard for determining the fair market value of your units. The offer consideration does not necessarily reflect the price that you would receive in an open market for your units. Such prices could be higher or lower than our offer consideration.

     OFFER CONSIDERATION DOES NOT REFLECT FUTURE PROSPECTS. Our offer consideration is based on your partnership's historical property income. It does not ascribe any value to potential future improvements in the operating performance of your partnership's property.

     OFFER CONSIDERATION BASED ON OUR ESTIMATE OF LIQUIDATION PROCEEDS. The offer consideration represents only our estimate of the amount you would receive if we liquidated the partnership. In determining the liquidation value, we used the direct capitalization method to estimate the value of your partnership's property because we think a prospective purchaser of the property would value the property using this method. In doing so, we applied a capitalization rate to your partnership's property income for the year ended December 31, 1997. In determining the appropriate capitalization rate, we considered your partnership's results of operations since December 31, 1997. If property income for a different period or a different capitalization rate was used, a higher valuation could result. Other methods of valuing your units could also result in a higher valuation.

     OFFER CONSIDERATION MAY BE LESS THAN LIQUIDATION VALUE. In determining our offer consideration, we estimate your property to be worth $4,331,000 less approximately $196,990 of deferred maintenance and investment. It is possible that a sale of the properties could result in you receiving more per unit than our offer. Even if our cash offer consideration is equal to liquidation value, if you accept OP Units, you may not ultimately receive an amount equal to the cash offer consideration when you sell such OP Units or any AIMCO securities you may receive upon redemption of such OP Units.

     HOLDING UNITS MAY RESULT IN GREATER FUTURE VALUE. You might receive more pretax cash consideration if you do not tender your units and, instead, continue to hold your units and ultimately receive proceeds from a liquidation of your partnership.

     CONFLICTS OF INTEREST WITH RESPECT TO THE OFFER. Your general partner is a subsidiary of AIMCO and the AIMCO Operating Partnership and, therefore, has substantial conflicts of interest with respect to our offer. We are making this offer with a view to making a profit. There is a conflict between our desire to purchase your units at a low price and your desire to sell your units at a high price. Another conflict is the fact that a decision of the limited partners of your partnership to remove, for any reason, your general partner or the manager of your partnership's property from its current position would result in a decrease or elimination of the substantial fees paid to your general partner or the property manager for services provided to your partnership. Such conflicts of interest in connection with our offer and our operation's differ from those conflicts of interest that currently exist for your partnership.

     CONFLICTS OF INTEREST RELATING TO MANAGEMENT FEES. Since our subsidiaries receive fees for managing your partnership and its properties, a conflict of interest exists between our continuing the partnership and receiving such fees, and the liquidation of the partnership and the termination of such fees.

     POSSIBLE SUBSEQUENT OFFER AT A HIGHER PRICE. It is possible that we may make a subsequent offer at a higher price, but not earlier than one year after expiration of this offer. Such a decision will depend on, among other things, the performance of your partnership, prevailing interest rates, and our interest in acquiring additional limited partnership interests.

     POSSIBLE RECOGNITION OF TAXABLE GAIN ON A SALE OF YOUR UNITS. In general, if you exchange your units solely for our OP Units, it will not be a taxable transaction. If you sell your units for cash, you will recognize taxable gain or loss in an amount equal to the difference between the amount realized on the sale and your adjusted tax basis in your units sold. If you exchange your units for cash and our OP Units, it will be treated, for Federal income tax purposes, as a partial taxable sale of such units for cash and as a partial tax-free contribution of such units to the AIMCO Operating Partnership. If you exchange your units for cash or for cash and OP Units, the "amount realized" will be measured by the sum of the cash you receive plus the portion of your partnership's liabilities allocated to the units sold for Federal income tax purposes. To the extent that the amount of cash received plus the allocable share of your partnership's liabilities allocated to such units exceeds your tax basis in the units sold, you will recognize gain. Consequently, the tax liability resulting from such gain could exceed the amount of cash received upon such sale. If you exercise your redemption right with respect to the OP Units within two years of the date that you transfer your units to the AIMCO Operating Partnership, your exchange of units for OP Units or OP Units and cash could be treated as a disguised sale of your units and you would be required to recognize gain or loss in the year of the exchange on such disguised sale. See "Federal Income Tax Consequences -- Disguised Sales." Although we have no present intention to liquidate or sell your partnership's property or prepay the current mortgage on your partnership's property within any specified time period, any such action in the future generally will require you to fully recognize any deferred taxable gain if you exchange your units for OP Units. In addition, if the AIMCO Operating Partnership were to be treated as a "publicly traded partnership" for Federal income tax purposes, passive activity losses generated by other passive activity investments held by you, including passive activity loss carryovers attributable to your units, could not be used to offset your allocable share of income generated by the AIMCO Operating Partnership. If you redeem OP Units for shares of AIMCO Class A Common Stock or Preferred Stock, you will recognize gain or loss measured by the difference between the amount realized and your adjusted tax basis in the OP Units exchanged. In addition, if you acquire shares of AIMCO stock, you will no longer be able to use income and loss from your investment to offset "passive" income and losses from other investments, and the distributions from AIMCO will constitute taxable income to the extent of AIMCO's earnings and profits.

     The particular tax consequences of the offer to you will depend upon a number of factors related to your individual tax situation, including your tax basis in your units, whether you dispose of all of your units in your partnership and whether the "passive loss" rules apply to your investments. You should review "Federal Income Tax Consequences" in this Prospectus Supplement and "Federal Income Taxation of AIMCO and AIMCO Stockholders," Federal Income Taxation of the AIMCO Operating Partnership and OP Unitholders" and "Other Tax Consequences" in the accompanying Prospectus. Because the income tax consequences of tendering units will not be the same for everyone, you should consult your own tax advisor before determining whether to tender your units pursuant to our offer.

     FAIRNESS OPINION OF THIRD PARTY RELIED ON INFORMATION WE PROVIDED. Robert
A. Stanger & Co.'s analysis of our offer and opinion as to the fairness to you of our offer consideration from a financial point of view relies on information prepared by the general partner of your partnership (which is controlled by us). No tests of the underlying data were performed, and no independent appraisal was conducted. Because the fairness opinion will not be updated, changes may occur from the date of the fairness opinion that might affect the conclusions expressed in the opinion.

     LOSS OF FUTURE DISTRIBUTIONS FROM YOUR PARTNERSHIP. If you tender your units in response to our offer, you will transfer all right title and interest in and to all of the units that we accept, and all distributions in respect of such units on or after the date on which we accept such units for purchase. Accordingly, for any units that we acquire from you, you will not receive any future distributions from operating cash flow of your partnership or upon a sale of property owned by your partnership or a refinancing of any of its debt. If you tender your units in exchange for OP Units, you will be entitled to future distributions from the operating cash flow of the AIMCO Operating Partnership and upon a dissolution, liquidation or winding-up of the AIMCO Operating Partnership. See "Comparison of Your Units and AIMCO OP
Units -- Distributions."

     POSSIBLE EFFECT OF THE OTHER EXCHANGE OFFERS ON US. Concurrently with this offer, we are making or intend to make similar offers to investors in approximately 90 other limited partnerships. If all of these offers had been completed by December 31, 1997, our net income for the nine months ended September 30, 1998 would have been $24,703,000 instead of $41,493,000, based on the assumptions included in the Pro Forma Financial Statements. If we borrow funds for the cash consideration for these offers, our interest costs would increase which could adversely affect our future earnings. If all units in all the offers were purchased for cash and we borrowed all the funds, at current interest rates, our interest expense would increase by $3,064,000 per year. See "Pro Forma Financial Information of AIMCO Properties, L.P."

     POTENTIAL DELAY IN PAYMENT. We reserve the right to extend the period of time during which our offer is open and thereby delay acceptance for payment of any tendered units. The offer may be extended indefinitely and no payment will be made in respect of tendered units until the expiration of the offer and the acceptance of units for payment.

  RISKS TO UNITHOLDERS EXCHANGING UNITS FOR OP UNITS IN THE OFFER

     FUNDAMENTAL CHANGE IN NATURE OF INVESTMENT. If you tender your units in exchange for our OP Units, you will have changed fundamentally the nature of your investment from (i) a partnership that distributes to its partners the proceeds from the sale of a property or a refinancing of its indebtedness to
(ii) a partnership that reinvests the proceeds from sales of properties and refinancings of its indebtedness. You will have changed from a small partnership with a partnership termination date of 2012 to a much larger partnership with a partnership termination date of 2093.

     Under the AIMCO Operating Partnership's agreement of limited partnership, the general partner has the ability, without the concurrence of the limited partners, to acquire and dispose of properties and to borrow funds. Further, while it is the intent to distribute net income from operations, sales of properties and refinancings of indebtedness, the general partner may not make such distributions. Proceeds of future asset sales or refinancings by the AIMCO Operating Partnership generally will be reinvested rather than distributed.

     FUNDAMENTAL CHANGE IN NUMBER OF PROPERTIES OWNED. If you exchange your units for OP Units, you will have changed your investment from an interest in a partnership which owns and manages a single property to an interest in the AIMCO Operating Partnership which is in the business of acquiring, marketing, managing and operating a large portfolio of apartment properties. While diversification of assets may reduce certain risks of investment attributable to a single property or entity, there can be no assurance as to the value or performance of our securities and our portfolio of properties as compared to the value of your units and your partnership.

     LACK OF TRADING MARKET FOR OP UNITS. There is no public market for our OP Units. In addition, the AIMCO Operating Partnership's agreement of limited partnership restricts the transferability of OP Units. We have no plans to list the OP Units on a securities exchange. It is unlikely that any person will make a market in the OP Units, or that an active market for the OP Units will develop.

     UNCERTAIN FUTURE DISTRIBUTIONS. Although our operating partnership makes quarterly distributions based on its available cash, there can be no assurance regarding the amounts of available cash that our operating partnership will generate or the portion that we will choose to distribute.

     POSSIBLE REDUCTION IN REQUIRED DISTRIBUTIONS ON PREFERRED OP UNITS. On and after March 1, 2005, we may reduce the rate of distributions required to be paid on the Preferred OP Units, thus reducing the rate of return and possibly encouraging you to redeem such units.

     POSSIBLE REDEMPTION OF PREFERRED STOCK. On and after March 1, 2005, we may redeem each share of Class I Preferred Stock for $25, plus any accumulated, accrued and unpaid dividends, possibly forcing you to sell such shares to AIMCO or to sell in the open market at a possibly lower price per share than would have occurred without the redemption. If, for example, after five years we redeemed the Class I Preferred Stock for $25 per share, you will have received the present value equivalent of the cash consideration of our offer (assuming annual distributions of $2.00 on each Preferred OP Unit, a discount rate of 8% and without giving effect to the potential tax deferral associated with receiving OP Units instead of cash).

     POSSIBLE RECOGNITION OF TAXABLE GAIN ON OP UNITS. There are tax risks associated with the acquisition, retention and disposition of OP Units. Although your general partner (which is our subsidiary) has no present intention to liquidate or sell your partnership's property or prepay the current mortgage on the property within any specified time period, any such action in the future generally will require you to fully recognize any deferred taxable gain if you exchange your units for OP Units. See "Federal Income Taxation of the AIMCO Operating Partnership and OP Unitholders" in the accompanying Prospectus. If you exercise your redemption right with respect to the OP Units within two years of the date that you transfer your units to the AIMCO Operating Partnership, your exchange of units for OP Units and cash could be treated as a disguised sale of your units and you would be required to recognize gain or loss in the year of the exchange on such disguised sale. See "Federal Income Tax
Consequences -- Disguised Sales."

     LIMITATIONS ON EFFECTING A CHANGE OF CONTROL. Our charter has restrictions on the ownership of our equity securities in order to comply with certain REIT tax requirements. The limited partners of the AIMCO Operating Partnership are unable to remove the general partner of the AIMCO Operating Partnership or to vote in the election of AIMCO's directors unless they own shares of AIMCO. As a result, our limited partners and stockholders are limited in their ability to effect a change of control of the AIMCO Operating Partnership and AIMCO.

     LIMITATION ON TRANSFER OF OP UNITS. Investors in our partnership must hold the OP Units for one year, subject to exceptions. Thereafter transfers may be made subject to applicable transfer restrictions.

     LIMITED VOTING RIGHTS OF HOLDERS OF OP UNITS. The AIMCO Operating Partnership is managed and operated by its general partner. Unlike the holders of common stock in a corporation, holders of OP Units have only limited voting rights on matters affecting the AIMCO Operating Partnership's business. Holders of OP Units have no right to elect the general partner on an annual or other continuing basis, and the general partner may not be removed by holders of limited partnership interests. As a result, holders of OP Units have limited influence on matters affecting the operation of the AIMCO Operating Partnership and third parties may find it difficult to attempt to gain control or influence the activities of our operating partnership. Such matters affecting the operation of the AIMCO Operating Partnership include liquidation and distribution policies, property purchases, and potential mergers or acquisitions. See "Comparison of Your Units and AIMCO OP Units -- Voting Rights."

     MARKET PRICES FOR AIMCO'S SECURITIES MAY FLUCTUATE. We cannot predict the prices at which our stock will trade in the future. Recently, there have been fluctuations in the trading prices for many REIT equity securities, including ours.

     LITIGATION ASSOCIATED WITH PARTNERSHIP ACQUISITIONS. We often acquire interests in limited partnerships that own apartment properties. In some cases (such as for your partnership), we have acquired the general partner of a partnership and then made an offer to acquire the limited partners' interests in the partnership. There is a risk that we will be subject to litigation based on claims that the general partner has breached its fiduciary duties to its limited partners or that the transaction violates the relevant partnership agreement. As a result, we may incur costs associated with defending or settling such litigation or paying any judgement if we lose. As of the present time, no limited partners of your partnership have initiated lawsuits on such grounds.

     DILUTION OF INTERESTS OF HOLDERS OF OP UNITS. We may issue an unlimited number of additional OP Units or other securities for such consideration and on such terms as we may establish, without the approval of the holders of OP Units. Such securities could have priority over the OP Units as to cash flow, distributions and liquidation proceeds. The effect of any such issuance may be to dilute the interests of holders of OP Units.

RISKS TO UNITHOLDERS WHO DO NOT TENDER THEIR UNITS IN THE OFFER

     POSSIBLE INCREASE IN CONTROL OF YOUR PARTNERSHIP BY US. Because your general partner is a subsidiary of AIMCO, we control the management of your partnership. In addition, if we acquire more units, we will increase our ability to influence voting decisions with respect to your partnership. However, we will not be able to control voting decisions unless we acquire more units in another transaction, which cannot take place for at least one year after expiration of this offer. Furthermore, in the event that we acquire a substantial number of units pursuant to our offer, removal of your general partner (which is our subsidiary) or the manager of any property owned by your partnership may become more difficult or impossible without our consent.

     RECOGNITION OF GAIN RESULTING FROM POSSIBLE FUTURE REDUCTION IN YOUR PARTNERSHIP LIABILITIES. Generally, a decrease in your share of your partnership's liabilities is treated, for Federal income tax purposes, as a deemed cash distribution. Although your general partner (which is our subsidiary) has no current plan or intention to reduce the liabilities of your partnership, it is possible that future economic, market, legal, tax or other considerations may cause your general partner to reduce the liabilities of your partnership. If the liabilities of your partnership were to be reduced, and you do not tender all of your units pursuant to our offer, you will be treated as receiving a hypothetical distribution of cash resulting from a decrease in your share of the liabilities of your partnership. Any such hypothetical distribution of cash would be treated as a nontaxable return of capital to the extent of your adjusted tax basis in your units and thereafter as gain.

     POSSIBLE TERMINATION OF YOUR PARTNERSHIP FOR FEDERAL INCOME TAX
PURPOSES. If there is a sale or exchange of 50% or more of the total interest in capital and profits of your partnership within any 12-month period, including sales or exchanges resulting from our offer, your partnership will terminate for Federal income tax purposes. Any such termination may, among other things, subject the assets of your partnership to longer depreciable lives than those currently applicable. This would generally decrease the annual average depreciation deductions allocable to you for a number of years if you do not tender all of your units (thereby increasing the taxable income allocable to your units in each such year), but would have no effect on the total depreciation deductions available over the useful lives of the assets of your partnership. Any such termination may also change (and possibly shorten) your holding period with respect to your units that you choose to retain. Gain recognized by you on the disposition of retained units with a holding period of 12 months or less may be classified as short-term capital gain and subject to taxation at ordinary income tax rates.

     RISK OF INABILITY TO TRANSFER UNITS FOR 12-MONTH PERIOD. Your partnership's agreement of limited partnership prohibits any transfer of units without the consent of your general partner (which is our subsidiary). Such consent may be withheld by your general partner in its sole discretion. Your general partner may withhold its consent if such transfer would result in the termination of your partnership for tax purposes which would occur if 50% or more of the total interest in your partnership is transferred within a 12-month period. If we acquire a significant percentage of the interest in your partnership, your general partner may not consent to a transfer for a 12-month period following our offer.

     POSSIBLE CHANGE IN TIME FRAME REGARDING SALE OF PROPERTY. It is not known when the property owned by your partnership may be sold. Therefore, there may be no way to liquidate your investments in the partnership in the future until the property is sold and your partnership is liquidated. You may continue to hold the units not exchanged in this offer for an indefinite period of time. The partnership currently owns one property. The general partner of your partnership continually considers whether the property should be sold or otherwise disposed of after consideration of relevant factors, including prevailing economic conditions, availability of favorable financing and tax considerations, with a view to achieving maximum capital appreciation for your partnership. We cannot predict when the property will be sold or otherwise disposed of. However, there is no current plan or intention to sell the property in the near future.

     BALLOON PAYMENTS. Your partnership has approximately $2,519,728 of balloon payments due on its mortgage debt in November 2002. Your partnership will have to refinance such debt or sell its property prior to the balloon payment dates, or it will be in default and could lose the property to foreclosure.

                          SPECIAL FACTORS TO CONSIDER

     In reviewing the offer, you should pay special attention to the information in the Sections entitled "Background and Reasons for the Offer," "Valuation of Units," "Fairness of the Offer" and "Stanger Analysis," which contain information regarding the background and reasons for the offer, the method of evaluating units in the offer and alternative valuation methods considered, our view as to the fairness of the offer, and the fairness opinion rendered by Stanger.

                      BACKGROUND AND REASONS FOR THE OFFER

BACKGROUND OF THE OFFER

  General

     We are in the business of acquiring direct and indirect interests in apartment properties such as the property owned by your partnership. Our offer provides us with an opportunity to increase our ownership interest in your partnership's property while providing you and other investors with an opportunity to liquidate your current investment and to invest in our OP Units or receive cash, or to retain your units.

     On October 1, 1998, AIMCO merged (the "Insignia Merger") with Insignia Financial Group, Inc. ("Insignia"). As a result of the Insignia Merger, AIMCO acquired approximately 51% of the outstanding common shares of beneficial interest of Insignia Properties Trust ("IPT"). The general partner of your partnership is a wholly owned subsidiary of IPT. Through the Insignia Merger, AIMCO also acquired a majority ownership interest in the entity that manages the properties owned by your partnership. Through subsidiaries, AIMCO currently owns, in the aggregate, approximately a .992% interest, consisting of a 0% limited partnership interest and a .992% general partnership interest, in your partnership.

     On October 31, 1998, IPT and AIMCO entered into an agreement and plan of merger, dated as of October 1, 1998 (the "IPT Merger Agreement"), pursuant to which IPT merged with AIMCO on February 26, 1999 (the "IPT Merger"). Upon consummation of the IPT Merger, each outstanding share of IPT not owned by AIMCO was converted into the right to receive 0.3601 shares of AIMCO's Class A Common Stock (approximately 4,180,000 shares in the aggregate).

     One of the reasons we chose to acquire Insignia is that we would be able to make the exchange offers to acquire limited partnership interests of some of the limited partnerships formerly controlled or managed by Insignia (the "Insignia Partnerships"). Such offers would provide liquidity for the limited partners of the Insignia Partnerships, and would provide the AIMCO Operating Partnership with a larger asset and capital base and increased diversification. As of the date of this offering, the AIMCO Operating Partnership proposes to make offers to approximately 90 of the Insignia Partnerships, including your partnership.

     During our negotiations with Insignia in early 1998, we decided that if the merger with Insignia were consummated, we could also benefit from making offers for limited partnership interests in the Insignia Partnerships. While some of the Insignia Partnerships are public partnerships and information is publicly available on such partnerships for weighing the benefits of making an exchange offer, many of the partnerships are private partnerships and information about such partnerships comes principally from the general partner. Our control of the general partner makes it possible to obtain access to such information. Further, such control also means that we control the operations of the partnerships and their properties. Insignia did not propose that we conduct such exchange offers, rather we initiated the offers on our own. We determined in June of 1998 that if the merger with Insignia were consummated, we would offer to limited partners of the Insignia Partnerships limited partnership units of the AIMCO Operating Partnership and/or cash.

     In connection with the Insignia Merger we acquired general partnership interests and certain limited partnership interests in a number of private and public partnerships. Eight private partnerships out of the 90 partnerships involved in the proposed exchange offers do not have audited financial statements prepared in accordance with generally accepted accounting practices ("GAAP"). Certain of these partnerships have audited financial statements prepared on the basis of federal income taxes and others have unaudited financial statements which may or may not be prepared on the basis of GAAP or federal income taxes. For the Insignia Partnerships for which exchange offers are being made which do not have audited GAAP financial statements for at least two years, we are making the offer on the basis of either one year of audited GAAP financial statements and one year of unaudited GAAP financial statements or just unaudited GAAP financial statements. We tried to obtain two years of audited GAAP financial statements for all the partnerships for which offers are being made, but because of the inability to locate records from inception of the partnerships which would allow auditors to verify the original purchase price of the properties, no audits were possible. In these cases, the entities which controlled the general partners prior to Insignia are no longer in business or have no current knowledge or records of such partnerships. For the same reasons, we do not have all the records for past years of some of the partnerships. Therefore, for the partnerships without an audit, we did not have invoices, escrow statements, property closing statements or the like to support the original costs of the real property to the satisfaction of independent auditors, in order for them to render an unqualified audit report. Consequently, we have no way to support the original cost of the properties. However, we have general ledgers and related accounting records that enable us to prepare GAAP basis financial statements. These records were taken from the entities that controlled the general partners and were subsequently maintained by us. The amount of capitalized property costs appearing in those books and records has, to our knowledge, been appropriately rolled forward from year to year and used by the general partners of the partnerships in question to prepare tax returns and periodic reports to the investors in the partnerships. Therefore, we believe that the unaudited financial statements included in the prospectus supplements for such partnerships have been prepared in accordance with GAAP.

     In acquiring Insignia and the interests in the Insignia Partnerships, we conducted due diligence with regard to certain of the assets acquired including the major properties held by the Insignia Partnerships. Our due diligence focused on the condition of the major properties and the terms of the partnership agreements. Since Insignia had audited GAAP financial statements and since those partnerships without audited GAAP financial statements are generally smaller, we did not focus on the issue of audited GAAP based financial statements for the smaller partnerships at the time of the merger. Further, for our internal due diligence use, audited tax based financial statements are also used. The total number of Insignia Partnerships we acquired an interest in was approximately 550 of which approximately 25 do not have audited GAAP statements. We were not able to pick and choose the partnerships in which we would acquire an interest. The Insignia Partnerships were part of the business of Insignia. As a consequence, we acquired interests in certain small private partnerships which do not have the ability to obtain audited GAAP financial statements. It is our policy to acquire properties or partnerships with audited GAAP based financial statements. However, in connection with large acquisitions of partnerships interests, such as with the Insignia Merger, we may occasionally acquire a partnership or property without audited GAAP financial statements.

  Previous Tender Offers

     Tender offers have been previously made with respect to certain of the public Insignia Partnerships. However, there have not been any prior tender offers to acquire units of your partnership. Except for such tender offers, we are not aware of any merger, consolidation or other combination involving any of the Insignia Partnerships, or any acquisitions of any of such partnerships or a material amount of the assets of such partnerships.

  Engagement of Fairness Opinion Provider

     The AIMCO Operating Partnership contacted Stanger in August 1998 to discuss the possibility of Stanger providing a fairness opinion for our offer. The AIMCO Operating Partnership chose Stanger based on Stanger's expertise and strong reputation in this area of work. The parties entered into a definitive agreement dated August 28, 1998 with Stanger to provide such a fairness opinion for your partnership and other partnerships.

ALTERNATIVES CONSIDERED

     The following is a brief discussion of the benefits and disadvantages of alternatives to our offer that could have been pursued by your general partner (which is our subsidiary).

  Liquidation

     Benefits of Liquidation. One alternative to our offer would be for your partnership to sell its assets, distribute the net liquidation proceeds to its partners in accordance with your partnership's agreement of limited partnership, and then dissolve. Partners would be at liberty to use the net liquidation proceeds after taxes for investment, business, personal or other purposes, at their option. If your partnership were to sell its assets and liquidate, you and your partners would not need to rely upon capitalization of income or other valuation methods to estimate the fair market value of your partnership's assets. Instead, such assets would be valued through negotiations with prospective purchasers (in many cases unrelated third parties).

     Disadvantages of Liquidation. A liquidating sale of part or all of your partnership's property would be a taxable event for you and your partners and could result in significant amounts of taxable income to you and your partners. In the opinion of your general partner (which is our subsidiary), the present time may not be the most desirable time to sell the real estate assets of your partnership in private transactions, and any liquidation sale would be uncertain. Liquidation of the partnership's assets may trigger a substantial prepayment penalty on the order of 1% of the principal amount of the mortgage. Your general partner believes it currently is in the best interest of your partnership to continue holding its real estate assets.

  Continuation of the Partnership Without the Offer

     Benefits of Continuation. Although our offer permits you to continue your investment in your partnership, a second alternative would be for your partnership to continue as a separate legal entity, with its own assets and liabilities and continue to be governed by its existing agreement of limited partnership, without our offer. A number of advantages could result from the continued operation of your partnership. Given improving rental market conditions, the level of distributions might increase over time. It is possible that the private resale market for apartment and retail properties could improve over time, making a sale of your partnership's property in a private transaction at some point in the future a more viable option than it is currently. The continuation of your partnership will allow you to continue to participate in the net income and any increases of revenue of your partnership and any net proceeds from the sale of any property owned by your partnership. The General Partner continues to review operations and expects to complete capital expenditures in 1999 and 2000 enabling it to possibly increase rents and lower expenses. In addition, a sale of the property may cause a tax gain to each investor.

     Disadvantages of Continuation. There are several risks and disadvantages that result from continuing the operations of your partnership without our offer. If your partnership continues operating as presently structured, your partnership could be forced to borrow on terms that could result in net losses from operations. Your partnership's mortgage notes are due in November 2002 and require balloon payments totaling $2,519,728. Your partnership currently has adequate sources of cash to finance its operations on both a short term and long term basis but will have to sell the properties or refinance its indebtedness in November 2002 to pay such balloon payments. Continuation of your partnership without the offer would deny you and your partners the benefits that your general partner (which is our subsidiary) expects to result from the offer. For example, you would have no opportunity for liquidity unless you were to sell your units in a private transaction. Any such sale would likely be at a very substantial discount from your pro rata share of the fair market value of your partnership's property. Continuation without our offer would deny you and your partners the benefits of diversification into a company which has a much larger and more diverse portfolio of apartment properties.

  Alternative Structures Considered

     Before we decided to make our offer, we considered a number of alternative transactions, including purchasing some or all of your partnership's properties; making an offer of only cash for your units; making an offer of only Common OP Units for your units; and making an offer of only Preferred OP Units for your units. A merger would require a vote of the limited partners of your partnership. If the merger was approved, all limited partners, including those who wish to retain their units and continue to participate in your partnership, would be forced to participate in the merger transaction. If the merger was not approved, all limited partners, including those who would like to liquidate their investment in your partnership, would be forced to retain their units.

     We also considered purchasing your partnership's properties from your partnership. However, a sale of your partnership's properties would require a vote of the limited partner owning a majority of the outstanding units. If the sale was approved, all limited partners, including those who wish to continue to participate in the ownership of your partnership's properties, would be forced to participate in the sale transaction, and possibly to recognize taxable income. If the sale was not approved, all limited partners, including those who would like to dispose of their investment in your partnership's properties, would be forced to retain their investment.

     In order to give all limited partners in your partnership an opportunity to make their own investment decision, we elected to make an offer directly to you and the other limited partners. We considered making an all cash offer in order to satisfy some limited partners' desire for immediate liquidity. However, an all cash offer would not be desirable for those limited partners who do not desire immediate liquidity and do not want to immediately recognize any taxable income, but might otherwise be interested in disposing of their investment in your partnership and might want an opportunity to control the timing of any realization of taxable income associated with liquidating such investment in the future.

     We considered making an offer of only OP Units, either all Common OP Units or all Preferred OP Units. The primary disadvantage of an all OP Unit offer is that those limited partners who want immediate liquidity would be forced to wait at least one year before exchanging their OP Units for cash or AIMCO stock. We decided to offer limited partners both Common OP Units and Preferred OP Units in order to permit investors to make their own decision as to whether they preferred the possibility of future capital appreciation (Common OP Units) or preferred distribution rights (Preferred OP Units).

     After considering these alternatives, we decided to offer limited partners the possibility of all three forms of consideration: cash, Common OP Units and Preferred OP Units. We think that such an offer will appeal to a large number of limited partners in your partnership, while permitting each one to retain any or all of his or her units and remain a limited partner in your partnership on the same terms as before.

  Sale of Assets

     Your partnership could sell the property it owns. The general partner of your partnership considers sale of your partnership's property from time to time. However, any such sale would likely be a taxable transaction.

EXPECTED BENEFITS OF THE OFFER

     We are in the business of acquiring direct and indirect interests in apartment properties such as the property owned by your partnership. Our offer provides us with an opportunity to increase our ownership interest in the property owned by your partnership while providing you and other investors with an opportunity to retain or liquidate your investment or to invest in the AIMCO Operating Partnership.

     There are four principal advantages of tendering your units for Preferred OP Units:

     - Tax Deferral. You will generally not recognize any immediate taxable gain if you exchange your units solely for Preferred OP Units.

     - Enhanced Liquidity After One Year. While holders of the Preferred OP Units must hold such units for one year, subject to certain exceptions, after a one-year holding period, you may choose to redeem your Preferred OP Units and receive, at our option, shares of AIMCO's Class A Common Stock or cash. After a two-year holding period, if you choose to redeem your Preferred OP Units, you may receive, at our option, cash, shares of AIMCO's Class I Preferred Stock or shares of AIMCO's Class A

       Common Stock. AIMCO's Class A Common Stock is, and AIMCO's Class I Preferred Stock is expected to be, currently listed and traded on the NYSE.

     - Preferred Quarterly Distributions. Your partnership paid no distributions for the fiscal year ended December 31, 1998. Holders of Preferred OP Units will be entitled to receive quarterly distributions of $0.50 per unit (equivalent to $2.00 on an annualized basis) before any distributions are paid to holders of Common OP Units. This is equivalent to a distribution of $1,758.50 per year on the number of Preferred OP Units you will receive in exchange for each of your partnership units.

     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than your partnership.

     There are five principal advantages of tendering your units for Common OP
Units:

     - Tax Deferral. You will generally not recognize any immediate taxable gain if you exchange your units solely for Common OP Units.

     - Enhanced Liquidity After One Year. While the holders of the Common OP Units must hold such units for one year, subject to certain exceptions, after a one-year holding period, you may choose to redeem your Common OP Units and receive, at our option, shares of AIMCO's Class A Common Stock (on a one-for-one basis, subject to adjustment in certain circumstances) or an equivalent amount of cash. AIMCO's Class A Common Stock is listed and traded on the NYSE.

     - Quarterly Distributions. Your partnership paid no distributions for the fiscal year ended December 31, 1998. In 1998, we paid quarterly distributions on the Common OP Units totalling $2.25. In January 1999, we increased our distribution rate on each of the Common OP Units to $2.50 on an annual basis. Assuming no change in the level of our distributions, this is equivalent to a distribution of $1,460 per year on the number of Common OP Units you will receive in exchange for each of your partnership units. See "The AIMCO Operating Partnership."

     - Growth Potential. Our assets, organizational structure and access to capital enables us to pursue acquisition and development opportunities that are not available to your partnership. You would have the opportunity to participate in the growth of our enterprise and would benefit from any future increase in the AIMCO stock price and from any future increase in distributions on the Common OP Units.

     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than your partnership.

     The principal advantage if you tender your units for cash is immediate liquidity. However, tendering your units for cash may cause you to recognize taxable gain for Federal income tax purposes.

DISADVANTAGES OF THE OFFER

     The principal disadvantages to the offer are:

     - Lack of Independent Price Determination. We determined the offer price and the terms of the offer, including the exchange ratio for Common OP Units and Preferred OP Units, and the terms of the Preferred OP Units and the Class I Preferred Stock. The terms of the offer and the nature of the securities could differ if they were subject to independent third party negotiations. We determined the offering price and asked Stanger to determine if the price was fair. We did not ask Stanger to determine a fair price.

     - No Separate Representation of Limited Partners. In structuring the offer and the consideration, no one separately represented the interests of the limited partners. Although we have a fiduciary duty to the limited partners, we also have conflicting responsibilities to our equity holders. We did not appoint, or ask the limited partners to appoint, a party to represent only their interests.

     - No Proposal to Sell the Property. We are not proposing to try to liquidate the partnership and sell the partnership's property and distribute the net proceeds. An arms-length sale of the property after offering it for sale through licensed real estate brokers might be a better way to determine the true value of the property rather than the method we chose. The sale of the property and the liquidation of the partnership might result in greater pre-tax cash proceeds to you than our offer.

     - OP Units. Investing in OP Units has risks that include the lack of a public market, transfer restrictions and a one year holding period before they can be redeemed by a holder. The ultimate return on the OP Units is directly tied to the future price of AIMCO's Class A Common Stock or Class I Preferred Stock. You could ultimately receive less for your OP Units than the cash price in our offer. Further, on or after March 1, 2005, we may redeem the Class I Preferred Stock for $25 per share.

     - Continuation of the Partnership. We are proposing to continue to operate your partnership and not to attempt to liquidate it at the present time. Thus, our offer does not satisfy any expectation that you would receive the return of your investment in the partnership through a sale of the property at the present time. At the current time we do not believe that the sale of the property would be advantageous given market conditions, the condition of the property and tax considerations. In particular, we considered the changes in the local rental market, the potential for appreciation in the value of a property and the tax consequences to you and your partners on a sale of a property. See also "Your
       Partnership -- General Policy Regarding Sales and Refinancings of Partnership Property."

     - Possible Recognition of Taxable Gain. If you exercise your redemption right with respect to the OP Units within two years of the date that you transfer your units to the AIMCO Operating Partnership, your exchange of units for OP Units and cash could be treated as a disguised sale of your units and you would be required to reorganize gain or loss in the year of the exchange on such disguised sale. See "Federal Income Tax
       Consequences -- Disguised Sales."

     For a description of certain risks of our offer, see "Risk Factors."

                               VALUATION OF UNITS

     We determined our cash offer consideration by estimating the value of the property owned by your partnership using the direct capitalization method. This method involves applying a capitalization rate to your partnership's annual property income. A capitalization rate is a percentage (rate of return), commonly applied by purchasers of residential real estate to property income to determine the present value of income property. The lower the capitalization rate utilized the higher the value produced, and the higher the capitalization rate utilized the lower the value produced. We used your partnership's property income for the fiscal year ended December 31, 1997. Our method for selecting a capitalization rate begins with each property being assigned a location and condition rating (e.g., "A" for excellent, "B" for good, "C" for fair, and "D" for poor). We have rated your property's location B (good) and its condition C
(fair). Generally, we assign an initial capitalization rate of 10.50% to properties in this category. We then adjust the capitalization rate based on whether the mortgage debt that the property is subject to bears interest at a rate above or below 7.5% per annum. Generally, for every 0.5% in excess of 7.5%, the capitalization rate would be increased by 0.25%. Your property's mortgage debt bears interest at 7.60% per annum, which resulted in an increase from the initial capitalization rate of 0.25%. We also considered any changes in your partnership's property income from 1997 to 1998. Because your partnership's property income in 1998 remained relatively unchanged compared to 1997, we made no further revision of the capitalization rate, resulting in a final capitalization rate of 10.75%. The evaluation of a property's location and condition, and the determination of an appropriate capitalization rate for a property, is subjective in nature, and others evaluating the same property might use a different capitalization rate and derive a different property value.

     Property income is the difference between the revenues from the property and related costs and expenses, excluding income derived from sources other than its regular activities and before income deductions. Income deductions include interest, income taxes, prior-year adjustments, charges to reserves, write-offs of intangibles, adjustments arising from major changes in accounting methods and other material and nonrecurrent items. In this respect, property income differs from net income disclosed in the partnership's financial statements, which does not exclude these income sources and deductions. The following is a reconciliation of your partnership's net income for the year ended December 31, 1997, to your partnership's property income for the same period.

Net Income (Loss)...........................................  $ 73,000
Other Non-Operating Expenses................................     3,000
Depreciation................................................   118,000
Interest....................................................   272,000
                                                              --------
Property income.............................................  $466,000

     Although the direct capitalization method is a widely accepted way of valuing real estate, there are a number of other methods available to value real estate, each of which may result in different valuations of a property. Further, in applying the direct capitalization method, others may make different assumptions and obtain different results. The proceeds that you would receive if you sold your units to someone else or if your partnership were actually liquidated might be higher or lower than our cash offer consideration. We determined our cash offer consideration as follows:

     - First, we estimated the value of the property owned by your partnership using the direct capitalization method. We selected capitalization rates based on our experience in valuing similar properties. The lower the capitalization rate applied to a property's income, the higher its value. We considered local market sales information for comparable properties, estimated actual capitalization rates (property income less capital reserves divided by sales price) and then evaluated each property in light of its relative competitive position, taking into account property location, occupancy rate, overall property condition and other relevant factors. The AIMCO Operating Partnership believes that arms-length purchasers would base their purchase offers on capitalization rates comparable to those used by us, however there is no single correct capitalization rate and others might use different rates. We divided fiscal 1997 property income of $466,000 by the property's capitalization rate of 10.75% to derive an estimated gross property value of $4,331,000.

     - Second, we calculated the value of the equity of your partnership by adding to the aggregate gross property value of all properties owned by your partnership, the value of the non-real estate assets of your partnership, and deducting the liabilities of your partnership, including mortgage debt and debt owed by your partnership to its general partner or its affiliates after consideration of any applicable subordination provisions affecting payment of such debt. We deducted from this value certain other costs including required capital expenditures, deferred maintenance, and closing costs to derive a net equity value for your partnership of $1,120,980. Closing costs, which are estimated to be 2.5% of the gross property value, include legal and accounting fees, real property, transfer taxes, title and escrow costs and broker's fees.

     - Third, using this net equity value, we determined the proceeds that would be paid to holders of units in the event of a liquidation of your partnership, based on the terms of your partnership's agreement of limited partnership. Accordingly, 100% of the estimated liquidation proceeds are assumed to be distributed to holders of units. Our cash offer consideration represents the per unit liquidation proceeds determined in this manner.


Property income.............................................  $   466,000
Capitalization rate.........................................        10.75%
                                                              -----------
Gross valuation of partnership property.....................    4,331,000
Plus: Cash and cash equivalents.............................      163,611
Plus: Other partnership assets, net of security deposits....      205,772
Less: Mortgage debt, including accrued interest.............   (3,063,493)
Less: Accounts payable and accrued expenses.................      (76,634)
Less: Other liabilities.....................................       (4,081)
                                                              -----------
Partnership valuation before taxes and certain costs........  $ 1,556,175
Less: Disposition fees......................................     (129,930)
Less: Extraordinary capital expenditures and deferred
  maintenance...............................................     (196,990)
Less: Closing costs.........................................     (108,275)
                                                              -----------
Estimated net valuation of your partnership.................  $ 1,120,980
Percentage of estimated net valuation allocated to holders
  of units..................................................       100.00%
                                                              -----------
Estimated net valuation of units............................  $ 1,120,980
          Total number of units.............................         51.0
                                                              -----------
Estimated valuation per unit................................  $    21,980
                                                              ===========
Cash consideration per unit.................................  $    21,980
                                                              ===========


       In order to determine the number of Preferred OP Units we are offering you, we divided the cash offer consideration of $21,980 by the $25 liquidation preference of each Preferred OP Unit to get 879.25 Preferred OP Units per unit.


     - In order to determine the number of Common OP Units we are offering for each of your units, we divided the cash offer consideration of $21,980 by a price of $37.63 (the average closing price of AIMCO's Class A Common Stock on the NYSE for the 30 trading days ended on March 23, 1999) to get 584 Common OP Units per unit.


     The total net valuation of all partnerships in which the AIMCO Operating Partnership is making similar exchange offers, and which were valued using the same methods as used for your partnership, is $568,751,183, of which, $1,120,980 or 0.20% is the net valuation of your partnership.

                             FAIRNESS OF THE OFFER

POSITION OF THE GENERAL PARTNER OF YOUR PARTNERSHIP WITH RESPECT TO THE OFFER; FAIRNESS

     Your general partner is a subsidiary of the AIMCO Operating Partnership. As a result, your general partner has a conflict of interest and makes no recommendation to you as to whether you should tender or refrain from tendering your units. Your general partner has substantial conflicts of interest with regard to the offer. However, for all of the reasons discussed herein, we and your general partner believe that the offer and all forms of consideration offered is fair to you and the limited partners of your partnership. We also reasonably believe that the similar offers to the limited partners of the other partnerships are fair to such limited partners. The AIMCO Operating Partnership has retained Stanger to conduct an analysis of the offer and to render an opinion as to the fairness to unitholders of the offer consideration from a financial point of view. Stanger is not affiliated with us or your partnership. Stanger is one of the leaders in the field of analyzing and evaluating complex real estate transactions. However, we provided much of the information used by Stanger in forming its fairness opinion. We believe the information provided to Stanger is accurate in all material respects. See "Stanger Analysis." You should make your decision whether to tender based upon a number of factors, including your financial needs, other financial opportunities available to you and your tax position.

     The terms of our offer have been established by us and are not the result of arms-length negotiations. In evaluating the fairness of the offer, your general partner (which is our subsidiary) and the AIMCO Operating Partnership considered the following factors and information:

        1. The opportunity for you to make an individual decision on whether to tender your units in the offer and that the offer allows each investor to continue to hold his or her units.

        2. The estimated value of your partnership's property has been determined based on a method believed to reflect the valuation of such assets by buyers in the market.

        3. An analysis of the possible alternatives including liquidation and continuation without the option of the offer. See "Background and Reasons for the Offer -- Alternatives Considered."

        4. An evaluation of the financial condition and results of operations of your partnership and the AIMCO Operating Partnership and their anticipated level of operating results. The offer is not expected to have an effect on your partnership's financial condition or results of operations. The net income of your partnership has decreased from $61,000 for the nine months ended September 30, 1997 to $25,000 for the nine months ended September 30, 1998. These factors are reflected in our valuation of your partnership.

        5. The method of determining the offer consideration which is intended to provide you with OP Units or cash that are substantially the financial equivalent to your interest in your partnership. See "Valuation of Units."

        6. The opinion of Stanger, an independent third party, that the offer consideration is fair to holders of units from a financial point of view and Stanger's estimates of the net asset value ($19,107 per unit), going concern value ($15,309 per unit) and liquidation value ($17,093 per unit) of your partnership units. See "Stanger Analysis"

        7. The fact that the units are illiquid and the offer provides holders of units with liquidity. However, we did review whether trading information was available.

        8. The fact that the offer generally provides holders of units with the opportunity to receive both cash and OP Units together.

        9. The fact that the offer provides holders of units with the opportunity to defer taxes by electing to accept Preferred OP Units or Common OP Units.

        10. An evaluation of the market price of the Class A Common Stock and the limited information on prices at which Common OP Units and units are transferred. See "Your Partnership -- Distributions and Transfers of Units." No assurance can be given that the Class A Common Stock will continue to trade at its current price.

        11. The estimated unit value of $21,980, based on a total estimated value of your partnership's property of $4,331,000. Your general partner (which is our subsidiary) has no present intention to liquidate your partnership or to sell or refinance your partnership's property. See "Background and Reasons for the Offer". See "Valuation of Units" for a detailed explanation of the methods we used to value your partnership.

        12. Anticipated annualized distributions with respect to the Preferred OP Units are $2.00 and current annualized distributions with respect to the Common OP Units are $2.50. This is equivalent to distributions of $1,758.50 per year on the number of Preferred OP Units, or distributions of $1,460.00 per year on the number of Common OP Units, that you would receive in exchange for each of your partnership's units. Distributions with respect to your units for the fiscal year ended December 31, 1998 were $0. See "Comparison of Your Units and AIMCO OP Units -- Distributions."

        13. The fact that if your partnership were liquidated as opposed to continuing, the general partner (which is our subsidiary) would not receive the substantial management fees it currently receives. As discussed in "Fairness of the Offer -- Comparison of Consideration to Alternative Consideration -- Estimated Liquidation Proceeds," we do not believe that liquidation of the partnership is in the best interests of the unitholders. Therefore, we believe the offer is fair in that the fees paid to the general partner would continue even if the offer was not consummated. We are not proposing to change the current management fee arrangement.

     In evaluating these factors, your general partner (which is our subsidiary) and the AIMCO Operating Partnership did not quantify or otherwise attach particular weight to any of them.

     Your general partner (which is our subsidiary) has not retained an unaffiliated representative to act on behalf of the limited partners in negotiating the terms of the offer since each individual limited partner can make his own decision as to whether or not to tender and what consideration to take. Unlike a merger or other form of partnership reorganization, a majority or more of the holders of limited partnership interests in your partnership cannot bind you. If an unaffiliated representative had been obtained, it is possible that such representative could have negotiated a higher price for your units than was unilaterally offered by the AIMCO Operating Partnership. We have retained Stanger to conduct an analysis of our offer and to render an opinion as to the fairness to you of the offer consideration from a financial point of view. Although no representative has been retained to act solely on behalf of the limited partners for purposes of negotiating the terms of the offer, we have determined that the transaction is fair to you from a financial point of view. We made this determination based, in part, on the fairness opinion from Stanger and the fact that all limited partners may elect to retain their existing security on the same terms as before our offer.

FAIRNESS TO UNITHOLDERS WHO TENDER THEIR UNITS

     Your general partner (which is our subsidiary) makes no recommendation as to whether you should tender or refrain from tendering your units. The terms of the offer have been established by the AIMCO Operating Partnership and are not the result of arms-length negotiations. See "Conflicts of Interest." The general partner of your partnership and the AIMCO Operating Partnership believe that the valuation method described in "Valuation of Units" provides a meaningful indication of value for residential apartment properties and, although there are other ways to value real estate, is a reasonably fair method to determine the consideration offered. Although we believe our offer consideration represents the amount you would receive if we currently liquidated your partnership, an actual liquidation might generate a higher or lower price for holders of units. A liquidation in the future might generate a higher or lower price for holders of units.

     The future value of the OP Units received in the offer will depend on some of the same factors that will affect the value of the units, primarily the condition of the real estate markets. However, if you exchange your units for OP Units, you will be able to liquidate your investment only by tendering your OP Units for redemption after a one-year holding period or by selling your OP Units, which may preclude you from realizing the full value of your investment.

FAIRNESS TO UNITHOLDERS WHO DO NOT TENDER THEIR UNITS

     Your general partner (which is our subsidiary) makes no recommendation as to whether you should tender or refrain from tendering your units. If you choose not to tender any units, your interest in your partnership will remain unchanged. The identity of the other limited partners of your partnership may change. If the AIMCO Operating Partnership acquires a substantial number of units pursuant to the offer, AIMCO may be in a position to influence voting decisions with respect to your partnership. AIMCO has no present intention to sell your partnership's property or refinance its indebtedness within any specified time period.

COMPARISON OF CONSIDERATION TO ALTERNATIVE CONSIDERATION

  General

     To assist holders of units in evaluating the offer, your general partner (which is our subsidiary) has attempted to compare the cash offer consideration against: (a) estimates of the value of the units on a liquidation basis; (b) estimates of the going concern value of your units based on continuation of your partnership as a stand-alone entity; and (c) the net book value of your units. The general partner of your partnership believes that analyzing the alternatives in terms of estimated value, based upon currently available data and, where appropriate, reasonable assumptions made in good faith, establishes a reasonable framework for comparing alternatives. Since the value of the consideration for alternatives to the offer is dependent upon varying market conditions, no assurance can be given that the estimated values reflect the range of possible values. See "Valuation of Units."

     The results of these comparative analyses are summarized in the following chart. You should bear in mind that the estimated values assigned to the alternate forms of consideration are based on a variety of assumptions that have been made by us. These assumptions relate to, among other things: the operating results since December 31, 1997 as to income and expenses of each property, other projected amounts and the capitalization rates that may be used by prospective buyers if your partnership assets were to be liquidated. The 1998 budget is discussed in "Stanger Analysis -- Summary of Materials Considered" and other projected amounts are discussed in "Stanger Analysis -- Summary of Reviews."

     In addition, these estimates are based upon certain information available to your general partner (which is our subsidiary) at the time the estimates were computed, and no assurance can be given that the same conditions analyzed by it in arriving at the estimates of value would exist at the time of the offer. The assumptions used have been determined by the general partner of your partnership in good faith, and, where appropriate, are based upon current and historical information regarding your partnership and current real estate markets, and have been highlighted below to the extent critical to the conclusions of the general partner of your partnership. Actual results may vary from those set forth below based on numerous factors, including interest rate fluctuations, tax law changes, supply and demand for similar apartment properties, the manner in which your partnership's property is sold and changes in availability of capital to finance acquisitions of apartment properties.

     Under your partnership's agreement of limited partnership, the term of the partnership will continue until December 31, 2012, unless sooner terminated as provided in the agreement or by law. Limited partners could, as an alternative to tendering their units, take a variety of possible actions, including voting to liquidate the partnership or amending the agreement of limited partnership to authorize limited partners to cause the partnership to merge with another entity or engage in a "roll-up" or similar transaction.

                                COMPARISON TABLE


                                                              PER UNIT
                                                              --------
Cash offer price............................................  $ 21,980
Partnership preferred units.................................  $ 21,980(1)
Partnership common units....................................  $ 21,980(1)
Alternatives:
  Estimated liquidation proceeds............................  $ 21,980
  Estimated going concern value(2)..........................  $ 18,450
  Estimated alternative going concern value(3)..............  $ 21,880
  Net book value (deficit)..................................  $(21,667)


---------------

(1) In our discussion of the offer price as being fair with regard to other methods of valuing your partnership, we believe the number of Common OP Units and Preferred OP Units to be issued per unit in the offer to be equal to the cash price per unit. Therefore, the fairness discussion applies equally to the cash and non-cash forms of consideration being effected. See "Valuation of Units" for details of how the number of OP Units was determined.

(2) Assumes a refinancing of the partnership property's mortgage when it comes due.

(3) Assumes a sale of the partnership property when the mortgage is due, rather than a refinancing of the mortgage.

  Prices on Secondary Market

     There is no active market for your units. Your general partner (which is our subsidiary) is unaware of any secondary market activity in the units. Therefore any comparison to prices on the secondary market is not possible at the present time. See "Your Partnership -- Distributions and Transfers of Units -- Transfers."

  Prior Tender Offers

     There have been no previous tender offers for units of your partnership.

  Estimated Liquidation Proceeds

     Liquidation value is a measure of the price at which the assets of your partnership would sell if disposed of in an arms-length transaction between a willing buyer and your partnership, each having access to relevant information regarding the historical revenues and expenses of the business. Your general partner (which is our subsidiary) estimated the liquidation value of units using the same direct capitalization method and assumptions as we did in valuing the units for the cash offer consideration. See "Valuation of Units." The liquidation analysis also assumed that your partnership's property was sold to an independent third-party buyer at the current property value and that other balance sheet assets (excluding amortizing assets) and liabilities of your partnership were sold at their book value, and that the net proceeds of sale were allocated to your partners in accordance with your partnership's agreement of limited partnership.

     The liquidation analysis assumes that the assets of your partnership are sold in a single transaction. Should the assets be liquidated over time, even at prices equal to those projected, distributions to limited partners from cash flow from operations might be reduced because your partnership's relatively fixed costs, such as general and administrative expenses, are not proportionately reduced with the liquidation of assets. However, for simplification purposes, the sales of the assets are assumed to occur concurrently. The liquidation analysis assumes that the assets would be disposed of in an orderly manner and not sold in forced or distressed sales where sellers might be expected to dispose of their interests at substantial discounts to their actual fair market value.

  Estimated Going Concern Value and Alternative Going Concern Value

     Going concern value is a measure of the value of your partnership if it continued operating as an independent stand-alone entity. The estimated value of the partnership on a going concern basis is not intended to reflect the distributions payable to limited partners if its assets were to be sold at their current fair market value. The general partner of your partnership estimated the going-concern value of your partnership by analyzing projected cash flows and performing a discounted cash flow analysis. The general partner of your partnership assumed that your partnership will be operated in the same manner as currently, as an independent stand-alone entity, and its assets sold in a liquidation after a ten-year holding period. Distribution and sale proceeds per partnership unit were discounted in the projections at a rate of 25%.


     The general partner of your partnership assumed that real estate selling costs will be incurred which will equal 3.0% of the sales price. This analysis assumes that the partnership property will be sold in a liquidation, at the expiration of the ten-year holding period, to an independent third-party buyer. Upon such liquidation, other balance sheet assets (excluding amortizing assets) and liabilities of your partnership will be sold at their book value, and the net proceeds of sale will be allocated between the general partners and offerees in accordance with your partnership's agreement of limited partnership. Should the assets be liquidated over time, even at prices equal to those projected, distributions to limited partners of your partnership's cash flow from operations might be reduced because relatively fixed costs, such as general and administrative expenses, are not proportionately reduced with the liquidation of assets. However, for simplification purposes, the sales are assumed to occur concurrently.


     The going concern method relies on a number of assumptions, including among other things, (i) rental rates for new leases and lease renewals; (ii) improvements needed to prepare an apartment for a new lease or a renewal lease;
(iii) lease periods; (iv) capital expenditures; (v) broker's commissions; and
(vi) discount rates applied to future cash flows. The use of assumptions or variables that differ from those described above could produce substantially different results. Neither we nor the general partner of your partnership solicited any offers or inquiries from prospective buyers of the property owned by your partnership in connection with the preparation of the estimates of value of the properties and the actual amounts for which the partnership's properties or the partnership could be sold could be significantly higher or lower than any of the estimates contained herein. The estimated going concern value of your partnership is $18,450 per unit, which value is below our offer price per unit. Therefore, we believe the offer price is fair in relation to the going concern value.

     The general partner determined going concern value based upon the discounted present value of projected cash flows from the partnership over a ten-year period of operation, which is a standard period for going concern analyses for real property assets. Such discounted cash flows were based upon year one property income from the real estate portfolio of $466,000, escalated at 3% per annum for the ten-year projection period. Property income was reduced by: (i) partnership administrative expenses of $40,000 per annum; and (ii) debt service on existing debt through maturity or the end of ten years, whichever occurs first. For debt which matures during the ten-year period, a refinancing at a 7% interest rate was assumed. At the end of the ten-year projection period, the property was assumed to be sold at a price based upon property income for the immediately following year, capitalized at a capitalization rate of 11.25%, less expenses of sale estimated at 3% of the property value. The net cash flow to limited partners from the continued operation of the property and the net proceeds of sale were discounted at a discount rate of 25% to achieve the going concern value of $18,450 per unit.


     The capitalization rate used to determine the going concern value is 0.5% greater than the capitalization rate used in the liquidation analysis. The higher capitalization rate reflects the additional risks associated with the calculation of going concern value. These risks include (i) projected growth in net operating income of 3% per annum, and (ii) the older age of the property at the time of the projected sale. Furthermore, we were advised by Stanger that it is common practice in the valuation of real estate to increase the capitalization rate by at least 0.5% when estimating a value based upon discounted future cash flows.


     Your partnership's property currently has a balloon payment due in November 2002. While the going concern value was based on your partnership refinancing its indebtedness and continuing to own its property; the alternative going concern value of $21,880 is based on selling the property when the balloon payment is due and otherwise includes the same assumptions as the going concern value described above. For the reason set forth above, we believe the offer consideration is fair in relation to the alternative going concern value.

     There is currently no market for the Partnership Preferred Units or Partnership Common Units.

  Net Book Value

     Net book value per unit is a deficit of $21,667 and therefore a comparison with the offering price would not be meaningful in determining the fairness of the offering price.

  Stanger's Estimate of Net Asset Value, Going Concern Value and Liquidation
Value

     In rendering its opinion set forth as Appendix A, Stanger did its own independent estimate of your partnership's net asset value of $19,107 per unit, going concern value of $15,309 per unit and liquidation value of $17,093 per unit. For an explanation of how Stanger determined such values see "Stanger Opinion -- Summary of Reviews -- Comparison of Offer Price To Liquidation Value, Going Concern Value and Secondary Market Prices." An estimate of your partnership's net asset value per unit is based on a hypothetical sale of your partnership's property and the distribution to the limited partners and the general partner of the gross proceeds of such sales, net of related indebtedness, together with the cash, proceeds from temporary investments, and all other assets that are believed to have a liquidation value, after provisions in full for all of the other known liabilities of your partnership. The net asset value does not take into account (i) timing considerations discussed under "Fairness of the Offer -- Comparison of Consideration to Alternative Consideration -- Estimated Liquidation Proceeds," and (ii) costs associated with winding up of your partnership. Therefore, the AIMCO Operating Partnership believes that the estimate of net asset value per unit does not necessarily represent the fair market value of a unit or the amount the limited partner reasonably could expect to receive if the partnership's property was sold and the partnership was liquidated. For this above reason, the AIMCO Operating Partnership considers net asset value estimates to be less meaningful in determining the offer consideration than the analysis described above under "Valuation of Units."


     Stanger's estimates of net asset value, going concern value and liquidation value per unit represents discounts to the offer price of $2,873, $6,671 and $4,887. In light of these discounts and for all the reasons set forth above, the AIMCO Operating Partnership believes the offer price is fair to the limited partners. The AIMCO Operating Partnership believes that the best and most commonly used method of determining the value of a partnership which only owns an apartment is the capitalization of income approach set forth in "Valuation of Units."


ALLOCATION OF CONSIDERATION

     Your partnership's agreement of limited partnership provides that, in the event of a liquidation, available proceeds are to be distributed 0% to the general partner and 100% to the limited partners. Accordingly, in valuing your units, we have assumed that 100% of the estimated liquidation proceeds are distributed to holders of units. Since this allocation is in accordance with the terms of the partnership agreement, we believe the allocation is fair. See "Valuation of Units."

                                STANGER ANALYSIS

     We engaged Stanger, an independent investment banking firm, to conduct an analysis and to render an opinion (the "Fairness Opinion") as to whether the offer consideration for the units is fair, from a financial point of view, to the unitholders. We selected Stanger because of its experience in providing similar services to other parties in connection with real estate merger and sale transactions and Stanger's experience and reputation in connection with real estate partnerships and real estate assets. No other investment banking firm was engaged to provide, or has provided, any report, analysis or opinion relating to the fairness of our offer.

     Stanger has advised us that, subject to the assumptions, limitations and qualifications contained in its Fairness Opinion, the offer consideration for the units is fair, from a financial point of view, to the unitholders. We determined the offer consideration, and Stanger did not, and was not requested to, make any recommendations as to the form or amount of consideration to be paid in connection with the offer.

     The full text of the Fairness Opinion, which contains a description of the matters considered and the assumptions, limitations and qualifications made, is set forth as Appendix A hereto and should be read in its entirety. Stanger has advised us that the description of Stanger's analysis contained herein describes the material portions of Stanger's review.

     We imposed no conditions or limitations on the scope of Stanger's investigation or with respect to the methods and procedures to be followed in arriving at the fairness opinion. See "-- Assumptions, Limitations and Qualifications." We have agreed to indemnify Stanger against any losses, claims, damages, liabilities or expenses to which Stanger may be subject, under any applicable federal or state law, including federal and state securities laws, arising out of Stanger's engagement to prepare and deliver the Fairness Opinion.

EXPERIENCE OF STANGER

     Since its founding in 1978, Stanger and its affiliates have provided information, research, investment banking and consulting services to clients located throughout the United States, including major NYSE member firms, insurance companies and over seventy companies engaged in the management and operation of partnerships and real estate investment trusts. The investment banking activities of Stanger include financial advisory and fairness opinion services, asset and securities valuations, industry and company research and analysis, litigation support and expert witness services, and due diligence investigations in connection with both publicly registered and privately placed securities transactions.

     Stanger, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers, acquisitions, reorganizations and for estate, tax, corporate and other purposes. Stanger's valuation practice principally involves partnerships, partnership securities and the assets typically held through partnerships, such as real estate, oil and gas reserves, cable television systems and equipment leasing assets. Stanger was selected because of its experience and reputation in connection with real estate partnerships, real estate assets and mergers and acquisitions.

SUMMARY OF MATERIALS CONSIDERED

     In the course of Stanger's analysis to render its opinion, Stanger: (i) reviewed a draft of the Prospectus Supplement related to the offer in substantially the form which will be distributed; (ii) reviewed your partnership's audited financial statements for the years ended December 31, 1996 and 1997, and its unaudited financial statements for the period ended September 30, 1998, which your partnership's management has indicated to be the most current available financial statements at the time; (iii) reviewed descriptive information concerning your partnership's real estate assets (the "property") provided by management, including location, number of units and unit mix or square footage, age, and amenities; (iv) reviewed summary historical operating statements for your partnership's property for 1996, 1997 and 1998; (v) reviewed operating budgets for your partnership's property for 1998, as prepared by your partnership; (vi) reviewed information prepared by management relating to any debt encumbering your partnership's property; (vii) reviewed information regarding market rental rates and conditions for similar properties in the general market area of your partnership's property and other information relating to acquisition criteria for similar properties; (viii) reviewed internal financial analyses and forecasts prepared by your partnership of the estimated current net liquidation value and going concern value of your partnership; (ix) reviewed information provided by AIMCO concerning the AIMCO Operating Partnership, the Common OP Units and the Preferred OP Units; and (x) conducted other studies, analysis and inquiries as Stanger deemed appropriate.

     A summary of the operating budgets per property for the year ended December 31, 1998, which was supplied by your partnership to Stanger, is as follows:

                         FISCAL 1998 OPERATING BUDGETS

                                                               WOODMERE
                                                              APARTMENTS
                                                              ----------
Total Revenues..............................................  $1,114,548
Operating Expenses..........................................    (583,916)
Replacement Reserves -- Net.................................    (120,097)
Debt Service................................................    (323,814)
Capital Expenditures........................................      (5,200)
                                                              ----------
          Net Cash Flow.....................................  $   81,521
                                                              ==========

     The above budgets at the time they were made were forward-looking information developed by the general partner of your partnership. Therefore, the budgets were dependent upon future events with respect to the ability of your partnership to meet such budget. The budgets incorporated various assumptions including, but not limited to, lease revenue (including occupancy rates), various operating expenses, general and administrative expenses, depreciation expenses, capital expenditures, and working capital levels. While we deemed such budgets to be reasonable and valid at the date made, there is no assurance that the assumed facts will be validated or that the circumstances will actually occur. Any estimate of the future performance of a business, such as your partnership's business, is forward-looking and based on assumptions some of which inevitably will prove to be incorrect.

     The budget amounts provided above are figures that were not computed in accordance with GAAP. In particular, items that are categorized as capital expenditures for purposes of preparing the operating budget are often re-categorized as expenses when the financial statements are audited and presented in accordance with GAAP. Therefore, the summary operating budget presented for fiscal 1998 should not necessarily be considered as indicative of what the audited operating results for fiscal 1998 will be. For the year ended December 31, 1998, the partnership expects to report revenues of $1,049,088, operating expenses of $589,706 and replacement reserves and capital expenditures of $122,968. Based on these estimates, the partnership's net cash flow before debt service, which we believe provides a better indication of the partnership's actual operating performance than net cash flow, was less than the budgeted amounts.

     In addition, Stanger discussed with management of your partnership and AIMCO the market conditions for the property, conditions in the market for sales/acquisitions of properties similar to that owned by your partnership, historical, current and projected operations and performance of your partnership's property and your partnership, the physical condition of your partnership's property including any deferred maintenance, and other factors influencing value of your partnership's property and your partnership. Stanger also performed site inspections of your partnership's property, reviewed local real estate market conditions, and discussed with property management personnel conditions in local apartment rental markets and market conditions for sales and acquisitions of properties similar to your partnership's property.

SUMMARY OF REVIEWS

     The following is a summary of the material reviews conducted by Stanger in connection with and in support of its Fairness Opinion. The summary of the opinion and reviews of Stanger set forth in this Prospectus Supplement is qualified in its entirety by reference to the full text of such opinion.

     Property Evaluation. In preparing its Fairness Opinion, Stanger performed a site inspection of your partnership's property during the third quarter of 1998. In the course of the site visit, the physical facilities of your partnership's property were observed, current rental and occupancy information was obtained, current local market conditions were reviewed, similar competing properties were identified, and local property management personnel were interviewed concerning your partnership's property and local market conditions. Stanger also reviewed and relied upon information provided by your partnership and AIMCO, including, but not limited to, financial schedules of historical and current rental rates, occupancies, income, expenses, reserve requirements, cash flow and related financial information; property descriptive information including unit mix or square footage; and information relating to the condition of the property, including any deferred maintenance, capital budgets, status of ongoing or newly planned property additions, reconfigurations, improvements and other factors affecting the physical condition of the property improvements.

     Stanger also reviewed historical operating statements for your partnership's property for 1996, 1997, and for the nine month period ending September 30, 1998, the operating budget for 1998, as prepared by your partnership, and discussed with management the current and anticipated operating results of your partnership's property.

     In addition, Stanger interviewed management personnel of your partnership and AIMCO. Such interviews included discussions of conditions in the local market, economic and development trends affecting your partnership's property, historical and budgeted operating revenues and expenses and occupancies and the physical condition of your partnership's property (including any deferred maintenance and other factors affecting the physical condition of the improvements), projected capital expenditures and building improvements, the terms of existing debt, encumbering your partnership's property, and expectations of management regarding operating results of your partnership's property.

     Stanger also reviewed the acquisition criteria used by owners and investors in the type of real estate owned by your partnership, utilizing available published information and information derived from interviews conducted by Stanger with various real estate owners and investors.

     Review of Partnership Liquidation Analysis. Stanger reviewed the liquidation value calculation prepared by the management of your partnership. Stanger observed that such liquidation value was based upon the gross property valuation estimate prepared by management, which in turn is based upon fiscal year 1997 property income capitalized at a capitalization rate of 10.75%. Stanger further observed that the gross property valuation was adjusted for the following additional items to achieve the liquidation value of your partnership:
(i) cash, other assets, mortgage indebtedness and other liabilities determined as of December 31, 1997; (ii) estimated closing costs equal to approximately 2.5% of gross real estate value; (iii) extraordinary capital expenditure estimates in the amount of $196,990 and a disposition fee to the general partner of $129,930. Stanger observed that your partnership liquidation value of $1,120,980 was divided by the total units outstanding of 51 to provide the liquidation value per unit of $21,980.

     Review of Partnership Going Concern Analysis. Stanger reviewed the going concern value calculation prepared by management of your partnership. Stanger observed that such going concern value was based upon the discounted present value of projected cash flows from the partnership over a ten-year period of operation which is a standard period for going concern analysis for real property assets. Such discounted cash flows were based upon year one property income from the real estate portfolio of $466,000 escalated at 3% per annum for the ten-year projection period. Property income was reduced by: (i) partnership administrative expenses of $40,000 per annum; and (ii) debt service on existing debt through maturity or the end of ten years, whichever occurs first. For debt which matures during the ten-year period, a refinancing at a 7% interest rate was assumed. At the end of the ten-year projection period, the properties were assumed to be sold based upon: (i) property income for the immediately following year capitalized at a capitalization rate of

11.25%; and (ii) expenses of sale estimated at 3% of property value. Stanger observed that the proceeds of sale were reduced by the estimated debt balance at the end of the tenth year to provide net proceeds from the sale of your partnership's property.


     The resulting cash flows for the ten-year period were discounted to present value at a discount rate of 25%. Stanger observed that such discount rate was based upon the portfolio real estate discount rate of 13.3%, adjusted for leverage risk and illiquidity risk. Stanger observed that the resulting partnership going concern value was divided by units outstanding of 51 to achieve management's estimate of going concern value of $18,450 per unit.


     Review of Secondary Market Prices. Stanger maintains a database of secondary market information on limited partnership units. Stanger observed for its data that no units were reported traded in the secondary market during 1998.


     Comparison of Offer Price to Liquidation Value, Going Concern Value and Secondary Market Price. Stanger observed that the offer price of $21,980 per unit is equal to management's estimate of liquidation value, and reflects a 19% premium to management's estimate of going concern value. Stanger further observed that investors may select cash, Common OP Units or Preferred OP Units in exchange for their partnership units or they may elect to continue to hold their partnership units. Stanger further observed that the Common OP Units will be priced at $37.63 per unit, an amount which equals the average of the closing prices the common shares into which such Common OP Units are convertible for the 30-trading day period ended March 23, 1999. Furthermore, Stanger observed that the Preferred OP Units to be issued in the transaction will be based upon the liquidation preference of $25. Stanger noted that the Preferred OP Units are redeemable for, at AIMCO's option, either: (i) $25 in cash per Preferred OP Unit; (ii) common stock of AIMCO based upon a ten-day average price at the time of the requested redemption; or (iii) commencing in the third year following closing, preferred stock of AIMCO with a dividend equal to the distribution on the Preferred OP Units. Stanger observed that the ten-day average closing price of the AIMCO common stock is $36.425, as of March 23, 1999 and therefore an investor receiving AIMCO common shares in redemption of the Preferred OP Units would receive 0.6863 shares with a value approximating $25 for each $25 Preferred OP Unit redeemed, based upon AIMCO's common share price as of March 23, 1999. Stanger noted that commencing in the third year, investors redeeming Preferred OP Units may receive from AIMCO Preferred Stock with a dividend equal to the distribution on the AIMCO Preferred OP Units. Stanger observed that the distribution on the Preferred OP Units is set at 8% of $25 and that the average dividend yield on AIMCO's outstanding C, D, G and H Preferred Shares approximates 10.1% as of March 23, 1999. Stanger noted that, based upon the cash dividend yield on the AIMCO Preferred Shares identified above as of March 23, 1999, investors would receive Preferred Shares with a value of approximately $19.80 for each $25 Preferred OP Unit if such redemption occurred after the second year following the closing of the transaction. Stanger further observed that the above analysis does not take into consideration the present value of the earnings on the tax deferral an investor may realize as the result of selecting Preferred OP Units in lieu of cash in a taxable transaction.


     In addition to the above analysis, Stanger prepared an independent estimate of net asset value, going concern value and liquidation value per unit. Stanger has advised AIMCO that Stanger's estimates of net asset value, liquidation value and going concern value are based upon Stanger's independent estimate of property income, direct capitalization rate of 10.25%, transaction costs of 2.5% to 5.0%, growth rates of 3% and a terminal capitalization rate of 10.75%. Stanger has advised us that the direct capitalization rate represents Stanger's estimate of the capitalization rate applicable to its estimate of property income and is based upon Stanger's independent estimate of the direct capitalization rate for such property based upon such property's age, condition and location. Stanger further advised us that the terminal capitalization rate is the capitalization rate utilized in Stanger's going concern value estimate which is applied to Stanger's estimate of property income in the eleventh year to establish the value of the property at the end of the tenth year. Stanger has advised us that Stanger estimated the terminal capitalization rate at a 50 basis point premium to the direct capitalization rate estimate for the property. Stanger utilized deferred maintenance estimates derived from the Adjusters International, Inc. reports in the calculation of net asset value, liquidation value and going concern value. Stanger advised us that Stanger adjusted its estimate of net asset value and liquidation value for the cost of above market debt using a 7% interest rate. With respect to the going concern value estimate prepared by Stanger, Stanger advised AIMCO that a ten-year projection period and a discount rate of 25% was utilized. Such discount rate reflects the risk associated with real estate, leverage and a limited partnership investment. The 25% discount rate was based upon the property's estimated internal rate of return derived from the discounted cash flow analysis, (12.7% as described above), plus a premium reflecting the additional risk associated with mortgage debt equal to more than 70% of property value. Stanger's estimates were based in part upon information provided by us. Stanger relied upon the deferred maintenance estimates, property descriptions, unit configurations, allocation among partners, and other data provided by us. Stanger's analyses were based on balance sheet data as of September 30, 1998. Stanger's review also included a site visit, review of rental rates and occupancy at the properties as well as competing properties. Stanger's estimate of net asset value, going concern value and liquidation value per unit were $19,107, $15,309, and $17,093 representing discounts to the offer price of 13%, 30% and 22%. See "Fairness of the Offer -- Comparison of Consideration to Alternative Consideration."

CONCLUSIONS

     Stanger concluded, based upon its analysis of the foregoing and the assumptions, qualifications and limitations stated below, as of the date of the Fairness Opinion, that the offer consideration to be paid for the units in connection with the offer is fair to the unitholders from a financial point of view. Stanger has rendered similar fairness opinions with regard to certain other exchange offers being made by the AIMCO Operating Partnership. Stanger rendered the opinions only as to the individual fairness of the offer consideration in each proposed exchange offer. The Fairness Opinion does not address the fairness of all possible acquisitions of interests in your partnership. In addition, the Fairness Opinion will not be revised to reflect the actual participation in the offer.

ASSUMPTIONS, LIMITATIONS AND QUALIFICATIONS

     In rendering the Fairness Opinion, Stanger relied upon and assumed, without independent verification, the accuracy and completeness of all financial information and data, and all other reports and information contained in this Prospectus Supplement or that were provided, made available, or otherwise communicated to Stanger by your partnership, AIMCO, or the management of the partnership's property. Stanger has not performed an independent appraisal, engineering study or environmental study of the assets and liabilities of your partnership. Stanger relied upon the representations of your partnership and AIMCO concerning, among other things, any environmental liabilities, deferred maintenance and estimated capital expenditure and replacement reserve requirements, the determination and valuation of non-real estate assets and liabilities of your partnership, the allocation of your partnership's net values between your general partner (which is our subsidiary) and limited partners of your partnership, the terms and conditions of any debt encumbering the partnership's property, and the transaction costs and fees associated with a sale of the property. Stanger also relied upon the assurance of your partnership, AIMCO, and the management of the partnership's property that any financial statements, budgets, pro forma statements, projections, capital expenditure estimates, debt, value estimates and other information contained in this Prospectus Supplement or provided or communicated to Stanger were reasonably prepared and adjusted on bases consistent with actual historical experience, are consistent with the terms of your partnership's agreement of limited partnership, and reflect the best currently available estimates and good faith judgments; that no material changes have occurred in the value of the partnership's property or other balance sheet assets and liabilities or other information reviewed between the date of such information provided and the date of the Fairness Opinion; that your partnership, AIMCO, and the management of the partnership's property are not aware of any information or facts that would cause the information supplied to Stanger to be incomplete or misleading; that the highest and best use of the partnership's property is as improved; and that all calculations were made in accordance with the terms of your partnership's agreement of limited partnership.

     Stanger was not requested to, and therefore did not: (i) select the offer consideration or the method of determining the offer consideration; (ii) make any recommendation to your partnership or its partners with respect to whether to accept or reject the proposed offer or whether to accept the cash, Preferred OP Units or Common OP Units if the offer is accepted; (iii) solicit any third party indications of interest in acquiring the assets of your partnership or all or any part of your partnership; or (iv) express any opinion as to (a) the tax consequences of the offer to unitholders,
(b) the terms of your partnership's agreement of limited partnership or the terms of any agreements or contracts between your partnership or AIMCO; (c) AIMCO's or the general partner's business decision to effect the offer, or alternatives to the offer, (d) the amount or allocation of expenses relating to the offer between AIMCO and your partnership or tendering unitholders; (e) the relative value of the cash, Preferred OP Units or Common OP Units to be issued in connection with the offer; and (f) any adjustments made to determine the offer consideration and the net amounts distributable to the unitholders, including but not limited to, balance sheet adjustments to reflect your partnership's estimate of the value of current net working capital balances, reserve accounts, and liabilities, and adjustments to the offer consideration for distributions made by your partnership subsequent to the date of the offer.

     Stanger is not expressing any opinions as to the fairness of any terms of the offer other than the offer consideration for the units, nor did Stanger address the fairness of all possible acquisitions of interests in the partnership. The opinion will not be revised to reflect the actual results of the offer. Stanger's opinion is based on business, economic, real estate and capital market, and other conditions as of the date of its analysis and addresses the offer in the context of information available as of the date of its analysis. Events occurring after such date and before the closing of the proposed offer could affect the partnership's property or the assumptions used in preparing the Fairness Opinion. Stanger has no obligation to update the Fairness Opinion on the basis of subsequent events.

     In connection with preparing the Fairness Opinion, Stanger was not engaged to, and consequently did not, prepare any written or oral report or compendium of its analysis for internal or external use beyond the report set forth in Appendix A.

COMPENSATION AND MATERIAL RELATIONSHIPS

     Stanger has been retained by AIMCO to provide fairness opinions with respect to your partnership and other partnerships which are or will be the subject of similar offers. Stanger will be paid a fee by AIMCO of $9,000 with respect to your partnership. The estimated aggregate fee payable to Stanger in connection with all affiliated partnerships is estimated at $1,510,000, plus out-of-pocket expenses estimated at $61,000. In addition, Stanger is entitled to reimbursement for reasonable legal, travel and out-of-pocket expenses incurred in making the site visits and preparing the Fairness Opinion, and is entitled to indemnification against certain liabilities, including certain liabilities under Federal securities laws. No portion of Stanger's fee is contingent upon consummation of the offer or the content of Stanger's opinion. Stanger was engaged by AIMCO during 1997 to represent AIMCO in negotiations to acquire interests in a real estate limited partnership. Such transaction was never consummated and no fee was ever paid to Stanger in connection with such proposed transaction. AIMCO and its affiliates may retain the services of Stanger in the future. Any such future services could relate to this offer, some or all of the concurrent offers, or a completely separate transaction.

                                YOUR PARTNERSHIP

GENERAL

     Woodmere Associates, L.P., is a Delaware limited partnership which completed a private placement of units in 1985. Each unit was initially sold at a price of $37,000. Insignia acquired the general partner of your partnership in 1992. AIMCO acquired Insignia in October 1998. There are currently a total of 41 limited partners of your partnership and a total of 51 units of your partnership outstanding. Your partnership is in the business of owning and managing residential housing. Currently, your partnership owns and manages the property described below. Your partnership has no employees. Your partnership's principal executive offices are located at 1873 South Bellaire Street, 17th Floor, Denver, Colorado 80222, and its telephone number at that address is (303) 757-8101.

YOUR PARTNERSHIP AND ITS PROPERTY

     Your partnership was formed on May 28, 1985 for the purpose of owning an apartment property located in Cincinnati, Ohio, known as "Woodmere Apartments." Your partnership's property is owned by the partnership but is subject to a mortgage. The property was built in 1971 and consists of 150 apartment units. There are 24 one-bedroom apartments, 84 two-bedroom apartments and 42 three-bedroom apartments. Your partnership's property had an average occupancy rate of approximately 92.98% in 1998, 92.67% in 1997 and 92.67% in 1996.

     Your partnership's property provides residents with a number of amenities and services, such as 24-hour desk service, exercise room and/or sauna, and party or meeting rooms. Nearly all apartment units are wired for cable television, and many apartment units also offer one or more additional features, such as washer/ dryer, microwave, fireplace, and patio/balcony.

     Presently, there are no plans for any major renovations or improvements for the property. Budgeted renovations or improvements for 1999 total $196,990 and are intended to be paid for out of cash flow or borrowings. Renovation items include exterior paint, stairwells, balconies, sidewalks, parking lot, and pool.

     Set forth below are the average rents for the apartments for the last five years:

  1997    1996    1995    1994    1993
  ----    ----    ----    ----    ----
  $551    $518    $518    $511    $495

     The apartments are being depreciated for federal income tax purposes using the accelerated cost recovery method. Depreciation is computed principally by the straight-line and accelerated methods over estimated lives of 3 to 40 years.

     Currently, the real estate taxes on the property are $76,925 of $1,414,000 of assessed valuation with a current yearly tax rate of 5.44%. When the proposed improvements are made it is anticipated that the yearly tax rate may increase by approximately 5.71% of such improvements.

PROPERTY MANAGEMENT

     Your partnership's property is managed by an entity which is a wholly owned subsidiary of AIMCO. Pursuant to the management agreement between the property manager and your partnership, the property manager operates your partnership's property, establishes rental policies and rates and directs marketing activities. The property manager also is responsible for maintenance, the purchase of equipment and supplies, and the selection and engagement of all vendors, suppliers and independent contractors.

INVESTMENT OBJECTIVES AND POLICIES; SALE OR FINANCING OF INVESTMENTS

     Under your partnership's agreement of limited partnership, your partnership is not permitted to raise new equity and reinvest cash in new properties. Consequently, your partnership is limited in its ability to expand its investment portfolio. Your partnership will terminate on December 31, 2012 unless earlier dissolved. Your partnership has no present intention to liquidate, sell, finance or refinance your partnership's property within any specified time period.

     Generally, your partnership is authorized to acquire, develop, improve, own and operate your partnership's property as an investment and for income producing purposes. The investment portfolio of your partnership is limited to the assets acquired with the initial equity raised through the sale of units to the limited partners of your partnership or the assets initially contributed to your partnership by the limited partners, as well as the debt financing obtained by your partnership within the established borrowing restrictions.

     An investment in your partnership is a finite life investment, with the partners to receive regular cash distributions out of your partnership's distributable cash flow, if available, and to receive cash distributions upon liquidation of your partnership's real estate investments, if available.

     In general, your general partner (which is our subsidiary) regularly evaluates the partnership's property by considering various factors, such as the partnership's financial position and real estate and capital markets conditions. The general partner monitors the property's specific locale and sub-market conditions (including stability of the surrounding neighborhood) evaluating current trends, competition, new construction and economic changes. The general partner oversees each asset's operating performance and continuously evaluates the physical improvement requirements. In addition, the financing structure for each property (including any prepayment penalties), tax implications, availability of attractive mortgage financing to a purchaser, and the investment climate are all considered. Any of these factors, and possibly others, could potentially contribute to any decision by the general partner to sell, refinance, upgrade with capital improvements or hold a particular partnership property. If rental market conditions improve, the level of distributions might increase over time. It is possible that the private resale market for properties could improve over time, making a sale of the partnership's property in a private transaction at some point in the future a more viable option than it is currently. After taking into account the foregoing considerations, your general partner is not currently seeking a sale of your partnership's property primarily because it expects the property's operating performance to improve in the near term. In making this assessment, your general partner noted that occupancy and rental rates at the property were 93% and $539, respectively, at December 31, 1998, compared to 93% and $551, respectively, at December 31, 1997. Although there can be no assurance as to future performance, the general partner expects occupancy and rental rates to improve in the near future because the Cincinnati market is economically strong. In addition, the general partner noted that it expects to spend approximately $196,990 for capital improvements at the property in 1999 to repair and improve the property's exterior paint, stairwells, balconies, sidewalks, parking lot and pool. These expenditures are expected to improve the desirability of the property to tenants. The general partner does not believe that a sale of the property at the present time would adequately reflect the property's future prospects. Another significant factor considered by your general partner is the likely tax consequences of a sale of the property for cash. Such a transaction would likely result in tax liabilities for many limited partners. The general partner has not received any recent indication of interest or offer to purchase the property.

CAPITAL REPLACEMENT

     Your partnership has an ongoing program of capital improvements, replacements and renovations, including roof replacements, kitchen and bath renovations, balcony repairs (where applicable), replacement of various building systems and other replacements and renovations in the ordinary course of business. All capital improvement and renovation costs are expected to be paid from operating cash flows, cash reserves, or from short-term or long-term borrowings. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of Your Partnership."

BORROWING POLICIES

     Your partnership's agreement of limited partnership allows your partnership to incur debt. As of December 31, 1998, your partnership had a current mortgage note outstanding of $2,855,355, payable to Marine Midland, Bank of America and FNMA, which bears interest at a rate of 7.60%. The mortgage debt is due on November 2002. Your partnership also has a second mortgage note outstanding of $103,182, on the same terms as the current mortgage note. Your partnership's agreement of limited partnership also allows the general partner of your partnership to lend funds to your partnership. As of December 31, 1998, your general partner had no outstanding loans to your partnership.

COMPETITION

     There are other residential properties within the market area of your partnership's property. The number and quality of competitive properties in such an area could have a material effect on the rental market for the apartments at your partnership's property and the rents that may be charged for such apartments. While we are a significant factor in the United States in the apartment industry, competition for apartments is local.

LEGAL PROCEEDINGS

     Your partnership is party to a variety of legal proceedings related to its ownership of the partnership's property and management and leasing business, respectively, arising in the ordinary course of the business, which are not expected to have a material adverse effect on your partnership.

HISTORY OF THE PARTNERSHIP

     Your partnership sold $1,887,000 of limited partnership units in 1985. Your partnership currently owns one apartment property.

     Your partnership used the funds raised to purchase its property and it has expended the funds so raised many years ago. Your partnership currently owns the property described herein, which is subject to a substantial mortgage. Your general partner (which is our subsidiary) has not experienced any material adverse financial developments from January 1, 1997 through the present.

     Under your partnership's agreement of limited partnership, the term of the partnership will continue until December 31, 2012, unless sooner terminated as provided in the agreement or by law. Limited partners could, as an alternative to tendering their units, take a variety of possible actions, including voting to liquidate the partnership or amending the agreement of limited partnership to authorize limited partners to cause the partnership to merge with another entity or engage in a "roll-up" or similar transaction.

FIDUCIARY RESPONSIBILITY OF THE GENERAL PARTNER OF YOUR PARTNERSHIP

     Under applicable law, your general partner (which is our subsidiary) is accountable to your partnership as a fiduciary. Under your partnership's agreement of limited partnership, the general partner of your partnership will not incur any liability to your partnership or any limited partner for any mistakes or errors in judgment or for any acts or omissions believed by the general partner in good faith to be within the scope of authority conferred upon it by your partnership agreement. As a result, unitholders might have a more limited right of action in certain circumstances than they would have in the absence of such a provision in your partnership's agreement of limited partnership. The general partner of your partnership is majority-owned by AIMCO. See "Conflicts of Interest."

     Your partnership will, to the extent permitted by law, indemnify and save harmless the general partner against and from any personal loss, liability (including attorneys' fees) or damage incurred by it as the result of any act or omission in its capacity as general partner unless such loss, liability or damage results from gross negligence or willful misconduct by the general partner. As part of its assumption of liabilities in the consolidation, AIMCO will indemnify the general partner of your partnership and their affiliates for periods prior to and following the consolidation to the extent of the indemnity under the terms of your partnership's agreement of limited partnership and applicable law.

     Your partnership's agreement of limited partnership does not limit the amount or type of insurance your partnership may purchase to cover the liability of the general partners of your partnership.

DISTRIBUTIONS AND TRANSFERS OF UNITS

  Distributions

     The following table shows, for each of the years indicated, the distributions paid per unit in such years. The original cost per unit was $37,000.

                   YEAR ENDED DECEMBER 31                     AMOUNT
                   ----------------------                     ------
1993........................................................  $    0
1994........................................................   1,000
1995........................................................     776
1996........................................................     990
1997........................................................       0
1998........................................................       0
                                                              ------
          Total.............................................  $2,766
                                                              ======

  Transfers

     The units are not listed on any national securities exchange or quoted on the NASDAQ System, the Electronic Bulletin Board or the "pink sheets," and there is no established public trading market for the units. Secondary sales activity for the units has been limited and sporadic. The general partner of your partnership monitors transfers of the units (a) because the admission of the transferee as a substitute limited partner in your partnership require the consent of the general partner of your partnership under your partnership's agreement of limited partnership, and (b) in order to track compliance with safe harbor provisions to avoid treatment as a "publicly traded partnership" for tax purposes. However, the general partner of your partnership does not monitor or regularly receive or maintain information regarding the prices at which secondary sale transactions in the units have been effectuated. The general partner of your partnership estimates, based solely on the transfer records of your partnership (or your partnership's transfer agent), that there have been no sale transactions including transactions believed to be between related parties, family members or the same beneficial owner.

BENEFICIAL OWNERSHIP OF INTERESTS IN YOUR PARTNERSHIP

     Through subsidiaries, AIMCO currently owns, in the aggregate, approximately a .992% interest in your partnership, including no limited partnership units held by us and the .992% interest held by us, as general partner of your partnership. Except as set forth above, neither the AIMCO Operating Partnership, nor, to the best of its knowledge, any of its affiliates, (i) beneficially own or have a right to acquire any units, (ii) have effected any transactions in the units in the past two years, or (iii) have any contract, arrangement, understanding or relationship with any other person with respect to any securities of your partnership, including, but not limited to, contracts, arrangements, understandings or relationships concerning transfer or voting thereof, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies.

COMPENSATION PAID TO THE GENERAL PARTNER AND ITS AFFILIATES

     The following table shows, for each of the years indicated, compensation paid to your general partner and its affiliates on a historical basis, and on a pro forma basis assuming that all of the units sought in our offer had been acquired at the beginning of each period:


                                           HISTORICAL                                             PRO FORMA
                       --------------------------------------------------     --------------------------------------------------
                       PARTNERSHIP    PROPERTY                                PARTNERSHIP    PROPERTY
                        FEES AND     MANAGEMENT                                FEES AND     MANAGEMENT
        YEAR            EXPENSES        FEES      DISTRIBUTIONS    TOTAL       EXPENSES        FEES      DISTRIBUTIONS    TOTAL
        ----           -----------   ----------   -------------   -------     -----------   ----------   -------------   -------
1994.................    $23,249      $49,536        $1,000       $73,785       $23,249      $49,536        $12,750      $85,535
1995.................     20,524       49,536           776        70,836        20,524       49,536         10,198       80,258
1996.................     30,000       50,000           990        80,990        30,000       50,000         13,002       93,200
1997.................     33,000       52,000             0        85,000        33,000       52,000              0       85,000
1998.................     20,490       53,662             0        74,152        20,490       53,662              0       74,152

                         SELECTED FINANCIAL INFORMATION
                              OF YOUR PARTNERSHIP

SELECTED FINANCIAL INFORMATION

     Set forth on page F-1 of this Prospectus Supplement is the Index to the Financial Statements of Your Partnership. You are urged to read the Financial Statements carefully before making any decision whether to tender your units in the offer.

     Below is selected financial information for Woodmere Associates, L.P. taken from the financial statements described above. The amounts for 1995, 1994 and 1993 have been derived from audited financial statements which are not included in this Prospectus Supplement. See "Index to Financial Statements."

                                                                              WOODMERE ASSOCIATES, LP
                                                        -------------------------------------------------------------------
                                                          SEPTEMBER 30,                      DECEMBER 31,
                                                        -----------------   -----------------------------------------------
                                                         1998      1997      1997      1996      1995      1994      1993
SELECTED FINANCIAL INFORMATION                          -------   -------   -------   -------   -------   -------   -------
Cash and Cash Equivalents.............................  $   165   $   163   $   161   $   145   $   226   $   263   $   226
Land & Building.......................................    4,723     4,582     4,618     4,513     4,410     4,319     4,254
Accumulated Depreciation..............................   (3,216)   (3,098)   (3,128)   (3,010)   (2,906)   (2,698)   (2,441)
Other Assets..........................................      270       289       303       308       340       372       411
                                                        -------   -------   -------   -------   -------   -------   -------
         Total Assets.................................  $ 1,942   $ 1,936   $ 1,954   $ 1,956   $ 2,070   $ 2,256   $ 2,450
                                                        =======   =======   =======   =======   =======   =======   =======
Notes Payable.........................................  $ 2,870   $ 2,939   $ 2,923     2,988   $ 3,047   $ 3,101   $ 3,162
Other Liabilities.....................................      153       114       136       146       150       161       156
                                                        -------   -------   -------   -------   -------   -------   -------
         Total Liabilities............................  $ 3,023     3,053     3,059     3,134     3,197     3,262     3,318
                                                        -------   -------   -------   -------   -------   -------   -------
Partners Deficit......................................  $(1,081)  $(1,117)  $(1,105)  $(1,178)  $(1,127)  $(1,006)  $  (868)
                                                        =======   =======   =======   =======   =======   =======   =======

                                                                         WOODMERE ASSOCIATES, LP
                                             --------------------------------------------------------------------------------
                                             FOR THE NINE MONTHS
                                                    ENDED                              FOR THE YEAR ENDED
                                                SEPTEMBER 30,                             DECEMBER 31,
                                             -------------------   ----------------------------------------------------------
                                              1998       1997        1997       1996        1995         1994         1993
                                             -------   ---------   ---------   -------   ----------   ----------   ----------
Rental Revenue.............................  $   716   $     735   $     992   $   932   $      932   $      921   $      891
Other Income...............................       61          45          65        81           63           55           46
                                             -------   ---------   ---------   -------   ----------   ----------   ----------
         Total Revenue.....................      777         780       1,057     1,013          995          976          937
                                             -------   ---------   ---------   -------   ----------   ----------   ----------
Operating Expenses.........................      374         349         482       554          517          421          428
General & Administrative...................       30          22          36        10           10           33           52
Depreciation...............................       89          89         118       104          208          257          253
Interest Expense...........................      199         204         272       277          281          286          259
Property Taxes.............................       60          55          76        69           60           66           54
                                             -------   ---------   ---------   -------   ----------   ----------   ----------
         Total Expenses....................      752         719         984     1,014        1,076        1,063        1,046
                                             -------   ---------   ---------   -------   ----------   ----------   ----------
Net Income before extraordinary items......  $    25   $      61   $      73   $    (1)  $      (81)  $      (87)  $     (109)
                                             =======   =========   =========   =======   ==========   ==========   ==========
Extraordinary Items........................       --          --          --        --           --           --           --
                                             -------   ---------   ---------   -------   ----------   ----------   ----------
Net Income.................................  $    25   $      61   $      73   $    (1)  $      (81)  $      (87)  $     (109)
                                             =======   =========   =========   =======   ==========   ==========   ==========
Net Income per limited partnership unit....  $488.75   $1,188.85   $1,417.06   $(19.41)  $(1,566.43)  $(1,681.62)  $(2,132.60)
                                             =======   =========   =========   =======   ==========   ==========   ==========
Distributions per limited partnership
  unit.....................................  $    --   $      --   $      --   $977.15   $   772.70   $   995.14   $       --
                                             =======   =========   =========   =======   ==========   ==========   ==========

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS
                              OF YOUR PARTNERSHIP

OVERVIEW

     The following discussion and analysis of the results of operations and financial condition of your partnership should be read in conjunction with the audited financial statements of your partnership included herein.

RESULTS OF OPERATIONS

  Comparison of the Nine Months Ended September 30, 1998 to the Nine Months Ended September 30, 1997

     NET INCOME

     Your partnership recognized net income of $25,000 for the nine months ended September 30, 1998, compared to $61,000 for the nine months ended September 30, 1997. The decrease in net income of $36,000 was primarily the result of an increase in operating and general and administrative expenses. These factors are discussed in more detail in the following paragraphs.

     REVENUES

     Rental and other property revenues from the partnership property totaled $777,000 for the nine months ended September 30, 1998, compared to $780,000 for the nine months ended September 30, 1997, a decrease of $3,000, or 0.38%. The partnership increased rental rates by an average of 4.4%, which was partially offset by a decrease in occupancy of 2.5% to 92.2%. In addition, bad debt expense increased $14,000. The increase in Other Income of $16,000 was due to higher cleaning and damage fees, lease cancellation fees and pet fees.

     EXPENSES

     Partnership property operating expenses, consisting of utilities (net of reimbursements received from tenants), contract services, turnover costs, repairs and maintenance, advertising and marketing, and insurance, totaled $374,000 for the nine months ended September 30, 1998, compared to $349,000 for the nine months ended September 30, 1997, an increase of $25,000, or 7%. The increase is due to higher advertising costs and maintenance expenses. The increase in advertising is due to management's efforts to increase occupancy. The partnership incurred higher HVAC and yard maintenance costs during 1998 as compared to the corresponding period for 1997. Partnership property management expenses totaled $40,000 for both periods.

     GENERAL AND ADMINISTRATIVE EXPENSE

     General and administrative expenses increased $8,000 for the nine months ended September 30, 1998, compared to the corresponding period for 1997. This increase is due primarily to higher asset management fees charged by affiliates of the general partner for handling partnership administrative matters.

     INTEREST EXPENSE

     Interest expense, which includes the amortization of deferred financing costs, totaled $199,000 for the nine months ended September 30, 1998, compared to $204,000 for the nine months ended September 30, 1997, a decrease of $5,000, or 2.5%. This decrease is due to a lower outstanding balance on the mortgage indebtedness due to principal payments made during the period.

     As part of the ongoing business plan of your partnership, the general partner monitors the rental market environment of your partnership's investment property to assess the feasibility of increasing rents, maintaining or increasing occupancy levels and protecting your partnership from increases in expenses. As part of this plan, the general partner attempts to protect your partnership from the burden of inflation-related increases in expenses by increasing rents and maintaining a high overall occupancy level. However, due to changing market conditions, which can result in the use of rental concessions and rental reductions to offset softening market conditions, there is no guarantee that the general partner will be able to sustain such a plan.

  Comparison of the Year Ended December 31, 1997 to the Year Ended December 31, 1996

     NET INCOME

     Your partnership recognized net income of $73,000 for the year ended December 31, 1997, compared to a net loss of $1,000 for the year ended December 31, 1996. The increase in net income of $74,000 was primarily the result of an increase in revenues and a decrease in operating expenses. These factors are discussed in more detail in the following paragraphs.

     REVENUES

     Rental and other property revenues from the partnership's property totaled $1,057,000 for the year ended December 31, 1997, compared to $1,013,000 for the year ended December 31, 1996, an increase of $44,000, or 4.34%. This increase is due primarily to a 4% increase in occupancy, along with a slight increase in the rental rates. Partially off-setting the increase was lower revenues for laundry income.

     EXPENSES

     Operating expenses, consisting of utilities (net of reimbursements received from tenants), contract services, turnover costs, repairs and maintenance, advertising and marketing, and insurance totaled $482,000 for the year ended December 31, 1997, compared to $554,000 for the year ended December 31, 1996, a decrease of $72,000 or 13%. The decrease is primarily due to lower maintenance costs as the property incurred parking lot and exterior painting expenses during 1996, with no similar projects during 1997. Property taxes increased $7,000 due to an increase in the assessed value for the property. Management expenses totaled $52,000 for the year ended December 31, 1997, compared to $51,000 for the year ended December 31, 1996, an increase of $1,000, or 2%.

     GENERAL AND ADMINISTRATIVE EXPENSE

     General and administrative expenses totaled $36,000, an increase of $20,000 for the year ended December 31, 1997, compared to the prior year. This increase is due primarily to general increases in partnership administrative and management costs.

     DEPRECIATION EXPENSE

     Depreciation expense increased $14,000 (13.5%) to $118,000 due primarily to capitalized additions to the investment property during the year ended December 31, 1997.

     INTEREST EXPENSE

     Interest expense totaled $272,000 for the year ended December 31, 1997, compared to $277,000 for the year ended December 31, 1996, a decrease of $5,000, or 1.8%. The decrease is a lower outstanding balance on the mortgage indebtedness due to principal payments made during 1997.

  Comparison of the Year Ended December 31, 1996 to the Year Ended December 31, 1995

     NET INCOME

     Your partnership incurred a net loss of $1,000 for the year ended December 31, 1996, compared to a net loss of $81,000 for the year ended December 31, 1995. The decrease in the net loss of $80,000 was primarily the result of an increase in revenues and a decrease in depreciation expense. These factors are discussed in more detail in the following paragraphs.

     REVENUES

     Rental and other property revenues from the partnership's property totaled $1,013,000 for the year ended December 31, 1996, compared to $995,000 for the year ended December 31, 1995, an increase of $18,000, or 1.8%. This increase is due primarily to a 4% increase in rental rates, coupled with a 2.8% increase in occupancy.

     EXPENSES

     Operating expenses, consisting of utilities (net of reimbursements received from tenants), contract services, turnover costs, repairs and maintenance, advertising and marketing, and insurance, totaled $554,000 for the year ended December 31, 1996, compared to $517,000 for the year ended December 31, 1995, an increase of $37,000 or 7.2%. This increase is primarily due to parking lot and exterior painting expenses incurred during 1996, with no similar projects during 1995. Management expenses totaled $51,000 for the year ended December 31, 1996, compared to $50,000 for the year ended December 31, 1995, an increase of $1,000, or 2%.

     DEPRECIATION EXPENSE

     Depreciation expense decreased $104,000 (50%) to $104,000 as half of the initial costs of the buildings and improvements became fully depreciated during 1995.

     INTEREST EXPENSE

     Interest expense totaled $277,000 for the year ended December 31, 1996, compared to $281,000 for the year ended December 31, 1995, a decrease of $4,000, or 1.42%. The decrease is due to a lower outstanding balance on the mortgage indebtedness due to principal payments made during 1996.

     LIQUIDITY AND CAPITAL RESOURCES

     As of September 30, 1998, your partnership had $165,000 in cash and cash equivalents. Your partnership's principal demands for liquidity include normal operating activities, payments of principal and interest on outstanding debt, capital improvements, and distributions paid to limited partners. At September 30, 1998, the outstanding balance on the mortgage indebtedness was $2,870,000. The mortgage requires monthly payments of approximately $27,000 until November, 2002, at which time a balloon payment of approximately $2,520,000 will be due. The note is collateralized by pledge of land and buildings and has a stated interest rate of 7.6%. There are no commitments for material capital expenditures as of September 1998. The sufficiency of existing liquid assets to meet future liquidity and capital expenditure requirements is directly related to the level of capital expenditures required at the property to adequately maintain the physical assets and meet other operating needs of the partnership. Such assets are currently thought to be sufficient for any near-term needs of the partnership. Management believes that your partnership has adequate sources of cash to finance its operations, both on a short-term and long-term basis.

     Presently, there are no plans for any major renovations or improvements for the property. Budgeted renovations or improvements for 1999 total $196,990 and are intended to be paid for out of cash flow or borrowings. Renovation items include exterior paint, stairwells, balconies, sidewalks, parking lot, and pool.

                                   THE OFFER
TERMS OF THE OFFER; EXPIRATION DATE

     We are offering to acquire up to 25% of the outstanding 51 units of your partnership (up to 12.75 units) for consideration per unit of (i) 879.25 Preferred OP Units, (ii) 584 Common OP Units, or (iii) $21,980 in cash. If you tender units pursuant to our offer, you may choose to receive any of such forms of consideration for your units or any combination of such forms of consideration.

     The purchase price per unit will automatically be reduced by the aggregate amount of distributions per unit, if any, made by your partnership to you on or after the commencement of our offer and prior to the date on which we acquire your units pursuant to our offer.

     Upon the terms and subject to the conditions of our offer set forth herein, the AIMCO Operating Partnership will accept (and thereby purchase) units that are validly tendered prior to the expiration of the offer and not withdrawn in accordance with the procedures set forth in "-- Withdrawal Rights." Our offer will expire at 5:00 p.m., New York City time, on June 4, 1999, unless the AIMCO Operating Partnership in its sole discretion, extends the offer. See
"-- Extension of Tender Period; Termination; Amendment" for a description of the AIMCO Operating Partnership's right to extend the period of time during which the offer is open and to amend or terminate the offer.

     If, prior to the expiration of the offer, the AIMCO Operating Partnership increases the offer consideration, everyone whose units are accepted in the offer will receive the increased consideration, regardless of whether their units were tendered before or after the increase in the offer consideration.

     The AIMCO Operating Partnership will, upon the terms and subject to the conditions of the offer, accept for payment and pay for all units validly tendered and not withdrawn prior to the expiration of our offer (subject to proration as described below).

     Our offer is conditioned on the satisfaction of certain conditions. Our offer is not conditioned upon any minimum amount of units being tendered. See "-- Conditions of the Offer," which sets forth in full the conditions of our offer. The AIMCO Operating Partnership reserves the right (but is not obligated), in its sole discretion, to waive any or all of those conditions. If, on or prior to the expiration of the offer, any or all of the conditions have not been satisfied or waived, the AIMCO Operating Partnership reserves the right to (i) decline to purchase any of the units tendered, terminate the offer and return all tendered units, (ii) waive all the unsatisfied conditions and purchase all units validly tendered, (iii) extend the offer and, subject to the right of unitholders to withdraw units until the expiration of the offer, retain the units that have been tendered during the period or periods for which the offer is extended, and (iv) amend the offer.

     For administrative purposes, the transfer of units tendered pursuant to our offer will be deemed to take effect as of January 1, 1999 (subject to proration as described below), although you will be entitled to retain any distributions you may have received after such date and prior to our commencement of this offer.

     This offer is being mailed to the persons shown by your partnership's records to have been limited partners or, in the case of units owned of record by IRAs and qualified plans, beneficial owners of units, as of March 26, 1999.

ACCEPTANCE FOR PAYMENT AND PAYMENT FOR UNITS

     Upon the terms and subject to the conditions of the offer, the AIMCO Operating Partnership will purchase by accepting for payment and will pay for all units (subject to proration as described below) which are validly tendered and not withdrawn prior to the expiration of the offer as promptly as practicable following the expiration of the offer. A beneficial owner of units whose units are owned of record by an individual retirement account or other qualified plan will not receive direct payment of the offer consideration. Instead, payment will be made to the custodian of such account or plan. In all cases, payment for units purchased pursuant to the offer will be made only after timely receipt by the Information Agent of a properly completed and duly executed Letter of Transmittal and any other documents required by the Letter of Transmittal. The offer consideration shall be reduced by any interim distributions made by your partnership between the commencement, and the expiration of the offer. See "-- Procedure for Tendering Units." UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE OFFER PRICE BY REASON OF ANY DELAY IN MAKING SUCH PAYMENT.

     For purposes of the offer, the AIMCO Operating Partnership will be deemed to have accepted for payment pursuant to the offer, and thereby purchased, validly tendered units if, as and when the AIMCO Operating Partnership gives verbal or written notice to the Information Agent of its acceptance of those units for payment pursuant to the offer. Payment for units accepted for payment pursuant to the offer will be made through the Information Agent, which will act as agent for tendering unitholders for the purpose of receiving cash payments from the AIMCO Operating Partnership and transmitting cash payments to tendering unitholders. OP Units will be issued directly by the AIMCO Operating Partnership to those unitholders who elect to receive OP Units pursuant to the offer.

     If any tendered units are not accepted for payment for any reason, the Letter of Transmittal with respect to such units not purchased may be destroyed by the AIMCO Operating Partnership or its agent. If for any reason, acceptance for payment of, or payment for, any units tendered pursuant to the offer is delayed or the AIMCO Operating Partnership is unable to accept for payment, purchase or pay for units tendered pursuant to the offer, then, without prejudice to the AIMCO Operating Partnership's rights under "-- Conditions of the Offer," the Information Agent may, nevertheless, on behalf of the AIMCO Operating Partnership retain tendered units. However, any tendered units may be withdrawn at any time prior to our accepting them for payment. The AIMCO Operating Partnership's has an obligation under Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), to pay the offer consideration in respect of units tendered or return those units promptly after termination or withdrawal of the offer.

     The AIMCO Operating Partnership reserves the right to transfer or assign, in whole or in part, to one or more of its affiliates, the right to purchase units tendered pursuant to the offer, but no such transfer or assignment will relieve the AIMCO Operating Partnership of its obligations under the offer or prejudice your right to receive payment for units validly tendered and accepted for payment pursuant to the offer.

PROCEDURE FOR TENDERING UNITS

  Valid Tender

     To validly tender units pursuant to the offer, a properly completed and duly executed Letter of Transmittal and any other documents required by such Letter of Transmittal must be received by the Information Agent, at its address set forth on the back cover of this Prospectus Supplement, on or prior to the expiration of the offer. You may tender all or any portion of your units.

  Signature Requirements

     IF THE LETTER OF TRANSMITTAL IS SIGNED BY THE REGISTERED HOLDER OF THE UNITS AND PAYMENT IS TO BE MADE DIRECTLY TO THAT HOLDER, THEN NO SIGNATURE GUARANTEE IS REQUIRED ON THE LETTER OF TRANSMITTAL. Similarly, if the units are tendered for the account of a member firm of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc. or a commercial bank, savings bank, credit union, savings and loan association or trust company having an office, branch or agency in the United States (each an "Eligible Institution"), no signature guarantee is required on the Letter of Transmittal. However, in all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution.

     In order to participate in the offer, you must validly tender and not withdraw your units prior to the expiration of the offer.

     THE METHOD OF DELIVERY OF THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE OPTION AND RISK OF THE TENDERING HOLDER OF UNITS, AND DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE INFORMATION AGENT. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY.

  Appointment as Proxy

     By executing the Letter of Transmittal, you will irrevocably appoint the AIMCO Operating Partnership and its designees as your proxies (in the manner set forth in the Letter of Transmittal), each with full power of substitution, to the fullest extent of your rights with respect to your units tendered and accepted for payment by the AIMCO Operating Partnership. Each such proxy shall be considered coupled with an interest in the tendered units. Such appointment will be effective when, and only to the extent that, the AIMCO Operating Partnership accepts the tendered units for payment. Upon such acceptance for payment, all prior proxies given by you with respect to such units will, without further action, be revoked, and no subsequent proxies may be given (and if given will not be effective). The AIMCO Operating Partnership and the designees of the AIMCO Operating Partnership will, as to those units, be empowered to exercise all of your voting and other rights as they, in their sole discretion, may deem proper at any meeting of unitholders, by written consent or otherwise. The AIMCO Operating Partnership reserves the right to require that, in order for units to be deemed validly tendered, immediately upon the AIMCO Operating Partnership's acceptance for payment for the units, the AIMCO Operating Partnership must be able to exercise full voting rights with respect to the units, including voting at any meeting of unitholders then scheduled or acting by written consent without a meeting. By executing the Letter of Transmittal, you agree to execute all such documents and take such other actions as shall be reasonably required to enable the units tendered to be voted in accordance with the directions of the AIMCO Operating Partnership. The proxy and power of attorney granted to the AIMCO Operating Partnership upon your execution of the Letter of Transmittal will remain effective and be irrevocable for a period of ten years following the termination of the offer.

  Power of Attorney

     By executing a Letter of Transmittal, you also irrevocably constitute and appoint the AIMCO Operating Partnership and its managers and designees as your attorneys-in-fact, each with full power of substitution, to the full extent of your rights with respect to the units tendered by you and accepted for payment by the AIMCO Operating Partnership. Such appointment will be effective when, and only to the extent that, the AIMCO Operating Partnership pays for your units. You agree not to exercise any rights pertaining to the tendered units without the prior consent of the AIMCO Operating Partnership. Upon such payment, all prior powers of attorney granted by you with respect to such units will, without further action, be revoked, and no subsequent powers of attorney may be granted (and if granted will not be effective). Pursuant to such appointment as attorneys-in-fact, the AIMCO Operating Partnership and its managers and designees each will have the power, among other things, (i) to transfer ownership of such units on the partnership books maintained by your general partner (which is our subsidiary) (and execute and deliver any accompanying evidences of transfer and authenticity any of them may deem necessary or appropriate in connection therewith), (ii) upon receipt by the Information Agent of the offer consideration, to become a substituted limited partner, to receive any and all distributions made by your partnership on or after the date on which the AIMCO Operating Partnership acquires such units, and to receive all benefits and otherwise exercise all rights of beneficial ownership of such units in accordance with the terms of our offer, (iii) to execute and deliver to the general partner of your partnership a change of address form instructing the general partner to send any and all future distributions to which the AIMCO Operating Partnership is entitled pursuant to the terms of the offer in respect of tendered units to the address specified in such form, and (iv) to endorse any check payable to you or upon your order representing a distribution to which the AIMCO Operating Partnership is entitled pursuant to the terms of our offer, in each case, in your name and on your behalf.

  Assignment of Interest in Future Distributions and All Other Rights, Etc.

     If you tender units, you will agree to irrevocably sell, assign, transfer, convey and deliver to, or upon the order of, the AIMCO Operating Partnership, all of your right, title and interest in and to such units tendered that are accepted for payment pursuant to the offer, including, without limitation, (i) all of your interest in the capital of your partnership, and interest in all profits, losses and distributions of any kind to which you shall at any time be entitled in respect of the units; (ii) all other payments, if any, due or to become due to you in respect of the units, under or arising out of your partnership's agreement of limited partnership, whether as contractual obligations, damages, insurance proceeds, condemnation awards or otherwise; (iii) all of your claims, rights, powers, privileges, authority, options, security interests, liens and remedies, if any, under or arising out of your partnership's agreement of limited partnership or your ownership of the units, including, without limitation, all voting rights, rights of first offer, first refusal or similar rights, and rights to be substituted as a limited partner of your partnership; and (iv) all of your present and future claims, if any, against your partnership or your partners under or arising out of your partnership's agreement of limited partnership for monies loaned or advanced, for services rendered, for the management of your partnership or otherwise.

  Election of Consideration

     You may elect to receive Preferred OP Units, Common OP Units or cash pursuant to our offer, by so indicating in the appropriate space on the Letter of Transmittal. In the event that you tender units but do not indicate on the Letter of Transmittal which type of consideration you want, the AIMCO Operating Partnership will issue Preferred OP Units to you.

 Determination of Validity; Rejection of Units; Waiver of Defects; No Obligation to Give Notice of Defects

     All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of units pursuant to the offer will be determined by the AIMCO Operating Partnership, in its sole discretion, which determination shall be final and binding on all parties. The AIMCO Operating Partnership reserves the absolute right to reject any or all tenders of any particular unit determined by it not to be in proper form or if the acceptance of or payment for that unit may, in the opinion of the AIMCO Operating Partnership's counsel, be unlawful. The AIMCO Operating Partnership also reserves the absolute right to waive or amend any of the conditions of the offer that it is legally permitted to waive as to the tender of any particular unit and to waive any defect or irregularity in any tender with respect to any particular unit. The AIMCO Operating Partnership's interpretation of the terms and conditions of the offer (including the Letters of Transmittal) will be final and binding on all parties. No tender of units will be deemed to have been validly made unless and until all defects and irregularities have been cured or waived. Neither the AIMCO Operating Partnership, the Information Agent nor any other person will be under any duty to give notification of any defects or irregularities in the tender of any units or will incur any liability for failure to give any such notification.

  Backup Federal Income Tax Withholding

     To prevent the possible application of back-up Federal income tax withholding of 31% with respect to payment of the offer consideration, you may have to provide the AIMCO Operating Partnership with your correct taxpayer identification number. See the instructions to the Letter of Transmittal.

  FIRPTA Withholding

     To prevent the withholding of Federal income tax in an amount equal to 10% of the amount realized pursuant to the offer, you must certify under penalty of perjury that you are not a foreign person. See the instructions to the Letter of Transmittal and "Federal Income Tax Consequences."

  Transfer Taxes

     The amount of any transfer taxes (whether imposed on the registered holder of units or any person) payable on account of the transfer to such person will be deducted from the purchase price unless satisfactory evidence of the such taxes or exemption therefrom is submitted.

  Binding Agreement

     If you tender units pursuant to any of the procedures described above, the acceptance for payment of such units will constitute a binding agreement between you and the AIMCO Operating Partnership on the terms set forth in this Prospectus Supplement.

WITHDRAWAL RIGHTS

     Tenders of units pursuant to the offer may be withdrawn at any time prior to our acceptance of such units for payment.

     For withdrawal to be effective, a written notice of withdrawal must be timely received by the Information Agent at its address set forth on the back cover of this Prospectus Supplement. Any such notice of withdrawal must specify the name of the person who tendered, the number of units to be withdrawn and the name of the registered holder of such units, if different from the person who tendered. In addition, the notice of withdrawal must be signed by the person(s) who signed the Letter of Transmittal in the same manner as the Letter of Transmittal was signed.

     If purchase of, or payment for, units is delayed for any reason or if the AIMCO Operating Partnership is unable to purchase or pay for units for any reason, then, without prejudice to the AIMCO Operating Partnership's rights under the offer, tendered units may be retained by the Information Agent and may not be withdrawn, except to the extent that participants are entitled to withdrawal rights as set forth herein; subject, however, to the AIMCO Operating Partnership's obligation, pursuant to Rule 14e-1(c) under the Exchange Act, to pay the offer consideration in respect of units tendered or return those units promptly after termination or withdrawal of the offer.

     Any units properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the offer.

     All questions as to the validity and form (including time of receipt) of notices of withdrawal will be determined by the AIMCO Operating Partnership, in its sole discretion, which determination shall be final and binding on all parties. Neither the AIMCO Operating Partnership, the Information Agent nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

EXTENSION OF TENDER PERIOD; TERMINATION; AMENDMENT

     The AIMCO Operating Partnership expressly reserves the right, in its sole discretion, at any time and from time to time, (i) to extend the period of time during which the offer is open and thereby delay acceptance for payment of, and for, any units, (ii) to terminate the offer and not accept for payment any units not theretofore accepted for payment or paid for if any of the conditions to the offer are not satisfied or if any event occurs that might reasonably be expected to result in a failure to satisfy such conditions, (iii) upon the occurrence of any of the conditions specified in "-- Conditions of the Offer," to delay the acceptance for payment of, or for, any units not already accepted for payment or paid for and (iv) to amend the offer in any respect (including, without limitation, increasing or decreasing the number of Preferred OP Units or Common OP Units, or the amount of cash offered, eliminating any of the alternative types of consideration being offered, or increasing or decreasing the percentage of outstanding units being sought). Notice of any such extension, termination or amendment will promptly be disseminated in a manner reasonably designed to inform unitholders of such change. In the case of an extension of the offer, the extension will be followed by a press release or public announcement which will be issued no later than 7:00 a.m., Denver, Colorado time, on the next business day after the scheduled expiration date of the offer, in accordance with Rule 14e-1(d) under the Exchange Act.

     The offer may be extended or delayed indefinitely and no payment will be made in respect of tendered units until the expiration of the offer and the acceptance of units for payment. If the AIMCO Operating Partnership extends the offer, or if the AIMCO Operating Partnership (whether before or after its acceptance for payment of units) is delayed in its payment for units or is unable to pay for units pursuant to the offer for any reason, then, without prejudice to the AIMCO Operating Partnership's rights under the offer, the Information Agent may retain tendered units and those units may not be withdrawn except to the extent participants are entitled to withdrawal rights as described in "-- Withdrawal Rights;" subject, however, to the AIMCO Operating Partnership's obligation, pursuant to Rule 14e-1(c), under the Exchange Act, to pay the offer consideration in respect of units tendered or return those units promptly after termination or withdrawal of the offer.

     If the AIMCO Operating Partnership makes a material change in the terms of the offer, or if it waives a material condition to the offer, the AIMCO Operating Partnership will extend the offer and disseminate additional tender offer materials to the extent required by Rule 14e-1 under the Exchange Act. The minimum period during which the offer must remain open following any material change in the terms of the offer, other than a change in price or a change in percentage of securities sought or a change in any dealer's soliciting fee, will depend upon the facts and circumstances, including the materiality of the change. With respect to a change in price or, subject to certain limitations, a change in the percentage of securities sought or a change in any dealer's soliciting fee, a minimum of ten business days from the date of such change is generally required to allow for adequate dissemination to participants. Accordingly, if prior to the expiration of the offer, the AIMCO Operating Partnership increases (other than increases of not more than two percent of the outstanding units) or decreases the number of units being sought, or increases or decreases the consideration offered pursuant to the offer, and if the offer is scheduled to expire at any time earlier than the tenth business day from the date that notice of such increase or decrease is first published, sent or given to unitholders, the offer will be extended at least until the expiration of such ten business days. As used herein, "business day" means any day other than a Saturday, Sunday or a Federal holiday, and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern time.

PRORATION

     If the number of units properly tendered and not withdrawn prior to the expiration of the offer does not exceed 25% of the outstanding units, the AIMCO Operating Partnership, upon the terms and subject to the conditions of the offer, will purchase all such units so tendered and not withdrawn.

     If the number of units properly tendered and not withdrawn prior to the expiration of the offer exceeds 25% of the outstanding units, the AIMCO Operating Partnership, upon the terms and subject to the conditions of the offer, will accept for purchase all units properly tendered and not withdrawn prior to the expiration of the offer on a pro rata basis.

     Following the expiration of the offer, the AIMCO Operating Partnership may renew the offer one or more times on the same terms as described in this Prospectus Supplement. If the number of units properly tendered and not withdrawn prior to the expiration of any such renewal (together with units previously purchased in the offer) is 25% or less, the AIMCO Operating Partnership will purchase such units so tendered and not withdrawn. If the number of units in your partnership properly tendered and not withdrawn prior to the expiration of any such renewal (together with any units previously purchased in this offer) is greater than 25%, the AIMCO Operating Partnership will purchase units in the order of priority described in the preceding paragraph.

     In the event that proration of tendered units is required, the AIMCO Operating Partnership will determine the final proration factor as promptly as practicable after the expiration of the offer or any renewal of the offer.

FRACTIONAL OP UNITS

     We will issue fractional Common OP Units or Preferred OP Units, if necessary.

FUTURE PLANS OF THE AIMCO OPERATING PARTNERSHIP

     As described above under "Background and Reasons for the Offer," the AIMCO Operating Partnership owns the general partner of your partnership and thereby controls the management of your partnership. In addition, AIMCO owns the company that manages your partnership's property. The AIMCO Operating Partnership currently intends that, upon consummation of the offer, your partnership will continue its business and operations substantially as they are currently being conducted. The offer is not expected to have any effect on your partnership's financial condition or results of operations.

     After the completion or termination of the offer, the AIMCO Operating Partnership and its affiliates may acquire additional units or sell units. However, the AIMCO Operating Partnership and its affiliates will not acquire any additional units for a period of at least one year after expiration of the offer. Any acquisition may be made through private purchases, market purchases or transactions effected on a so-called partnership trading board, through one or more future tender or exchange offers, by merger, consolidation or by any other means deemed advisable. Any acquisition may be at a price higher or lower than the price to be paid for the units purchased pursuant to this offer, and may be for cash, limited partnership interests in the AIMCO Operating Partnership or other consideration. The AIMCO Operating Partnership also may consider selling some or all of the units it acquires pursuant to the offer to persons not yet determined, which may include affiliates of the AIMCO Operating Partnership. The AIMCO Operating Partnership may also buy your partnership's property, although it has no present intention to do so. There can be no assurance, however, that the AIMCO Operating Partnership will initiate or complete, or will cause your partnership to initiate or complete, any subsequent transaction during any specific time period following the expiration of the offer or at all.

     We currently intend that, upon consummation of the offer, your partnership will continue its business and operations substantially as they are currently being conducted. We do not have any present plans or proposals which relate to or would result in any material changes in your partnership's structure or business such as a merger, reorganization or liquidation. We have no present intention to cause your partnership to sell any of its properties or to prepay current mortgages within any specified time period.

VOTING BY THE AIMCO OPERATING PARTNERSHIP

     If the AIMCO Operating Partnership acquires a substantial number of units pursuant to the offer, the AIMCO Operating Partnership may be in a position to influence voting decisions with respect to your partnership. Under your partnership's agreement of limited partnership, holders of outstanding units are entitled to take action with respect to a variety of matters, including dissolution and most types of amendments to your partnership's agreement of limited partnership. See "Comparison of Your Units and AIMCO OP Units -- Voting Rights."

DISSENTERS' RIGHTS

     Neither your partnership's agreement of limited partnership nor applicable law provides any right for you to have your units appraised or redeemed in connection with or as a result of the offer. In addition, we are not extending appraisal rights in connection with the offer. You have the opportunity to make your own decision on whether to tender your units in the offer.

     No provisions have been made with regard to the offer to allow you or other limited partners to inspect the books and records of your partnership or to obtain counsel or appraisal services at our expense or at the expense of your partnership. However, as described under "Comparison of Your Partnership and the AIMCO Operating Partnership -- Review of Investor Lists," you have the right under your partnership's agreement of limited partnership to obtain a list of the limited partners.

CONDITIONS OF THE OFFER

     Notwithstanding any other provisions of the offer, the AIMCO Operating Partnership shall not be required to accept for payment and pay for any units tendered pursuant to the offer, may postpone the purchase of, and payment for, units tendered, and may terminate or amend the offer if at any time from or after the date of this Prospectus Supplement and at or before the expiration date of the offer, including any extension thereof, any of the following shall occur:

        (a) any change (or any condition, event or development involving a prospective change) shall have occurred or been threatened in the business, properties, assets, liabilities, indebtedness, capitalization, condition (financial or otherwise), operations, licenses or franchises, management contract, or results of operations or prospects of your partnership or local markets in which your partnership owns or operates its property, including any fire, flood, natural disaster, casualty loss, or act of God that, in the reasonable judgment of the AIMCO Operating Partnership, is or may be materially adverse to your partnership or the value of your units to the AIMCO Operating Partnership, or the AIMCO Operating Partnership shall have become aware of any facts relating to your partnership, its indebtedness or its operations which, in the reasonable judgment of the AIMCO Operating Partnership, has or may have material significance with respect to the value of your partnership or the value of your units to the AIMCO Operating Partnership; or

        (b) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or the over-the-counter market in the United States, (ii) a decline in the closing share price of AIMCO's Class A Common Stock of more than 7.5% per share, from the date hereof, (iii) any extraordinary or material adverse change in the financial, real estate or money markets or major equity security indices in the United States such that there shall have occurred at least a 7.5% increase in LIBOR or at least a 7.5% decrease in the S&P 500 Index, the Morgan Stanley REIT Index, or the price of the 10-year Treasury Bond or the price of the 30-year Treasury Bond, in each case from the date hereof, (iv) any material adverse change in the commercial mortgage financing markets, (v) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (vi) a commencement of a war, armed hostilities or other national or international calamity directly or indirectly involving the United States, (vii) any limitation (whether or not mandatory) by any governmental authority on, or any other event which, in the reasonable judgment of the AIMCO Operating Partnership, might affect the extension of credit by banks or other lending institutions, or (viii) in the case of any of the foregoing existing at the time of the commencement of the offer, in the reasonable judgment of the AIMCO Operating Partnership, a material acceleration or worsening thereof (any changes to the offer resulting from the conditions set forth in this paragraph will most likely involve a change in the amount or terms of the consideration offered or the termination of the offer); or

        (c) there shall have been threatened, instituted or pending any action, proceeding, application or counterclaim by any Federal, state, local or foreign government, governmental authority or governmental agency, or by any other person, before any governmental authority, court or regulatory or administrative agency, authority or tribunal, which (i) challenges or seeks to challenge the acquisition by the AIMCO Operating Partnership of the units, restrains, prohibits or delays the making or consummation of the offer, prohibits the performance of any of the contracts or other arrangements entered into by the AIMCO Operating Partnership (or any affiliates of the AIMCO Operating Partnership) seeks to obtain any material amount of damages as a result of the transactions contemplated by the offer, (ii) seeks to make the purchase of, or payment for, some or all of the units pursuant to the offer illegal or results in a delay in the ability of the AIMCO Operating Partnership to accept for payment or pay for some or all of the units, (iii) seeks to prohibit or limit the ownership or operation by AIMCO or any of its affiliates of the entity serving as your general partner (which is our subsidiary) or to remove such entity as the general partner of your partnership, or seeks to impose any material limitation on the ability of the AIMCO Operating Partnership or any of its affiliates to conduct your partnership's business or own such assets, (iv) seeks to impose material limitations on the ability of the AIMCO Operating Partnership or any of its affiliates to acquire or hold or to exercise full rights of ownership of the units including, but not limited to, the right to vote the units purchased by it on all matters properly presented to unitholders or (v) might result, in the sole judgment of the AIMCO Operating Partnership, in a diminution in the value of your partnership or a limitation of the benefits expected to be derived by the AIMCO Operating Partnership as a result of the transactions contemplated by the offer or the value of units to the AIMCO Operating Partnership; or

        (d) there shall be any action taken, or any statute, rule, regulation, order or injunction shall be sought, proposed, enacted, promulgated, entered, enforced or deemed applicable to the offer, the AIMCO Operating Partnership, its general partner or any of its affiliates or any other action shall have been taken, proposed or threatened, by any government, governmental authority or court, that, in the reasonable judgment of the AIMCO Operating Partnership, might, directly or indirectly, result in any of the consequences referred to in clauses (i) through (v) of paragraph (c) above; or

        (e) your partnership shall have (i) changed, or authorized a change of, its units or your partnership's capitalization, (ii) issued, distributed, sold or pledged, or authorized, proposed or announced the issuance, distribution, sale or pledge of (A) any equity interests (including, without limitation, units), or securities convertible into any such equity interests or any rights, warrants or options to acquire any such equity interests or convertible securities, or (B) any other securities in respect of, in lieu of, or in substitution for units outstanding on the date hereof, (iii) purchased or otherwise acquired, or proposed or offered to purchase or otherwise acquire, any outstanding units or other securities,
     (iv) declared or paid any dividend or distribution on any units or issued, authorized, recommended or proposed the issuance of any other distribution in respect of the units, whether payable in cash, securities or other property, (v) authorized, recommended, proposed or announced an agreement, or intention to enter into an agreement, with respect to any merger, consolidation, liquidation or business combination, any acquisition or disposition of a material amount of assets or securities, or any release or relinquishment of any material contract rights, or any comparable event, not in the ordinary course of business, (vi) taken any action to implement such a transaction previously authorized, recommended, proposed or publicly announced, (vii) issued, or announced its intention to issue, any debt securities, or securities convertible into, or rights, warrants or options to acquire, any debt securities, or incurred, or announced its intention to incur, any debt other than in the ordinary course of business and consistent with past practice, (viii) authorized, recommended or proposed, or entered into, any transaction which, in the reasonable judgment of the AIMCO Operating Partnership, has or could have an adverse affect on the value of your partnership or the units, (ix) proposed, adopted or authorized any amendment of its organizational documents, (x) agreed in writing or otherwise to take any of the foregoing actions, or (xi) been notified that any debt of your partnership or any of its subsidiaries secured by any of its or their assets is in default or has been accelerated (any changes to the offer resulting from the conditions set forth in this paragraph will most likely involve a change in the amount or terms of the consideration offered or the termination of the offer); or

        (f) a tender or exchange offer for any units shall have been commenced or publicly proposed to be made by another person or "group" (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934), or it shall have been publicly disclosed or the AIMCO Operating Partnership shall have otherwise learned that (i) any person or group shall have acquired or proposed or be attempting to acquire beneficial ownership of more than four percent of the units, or shall have been granted any option, warrant or right, conditional or otherwise, to acquire beneficial ownership of more than four percent of the units, or (ii) any person or group shall have entered into a definitive agreement or an agreement in principle or made a proposal with respect to a merger, consolidation, purchase or lease of assets, debt refinancing or other business combination with or involving your partnership; or

        (g) with respect to the cash portion of the offer consideration only, the AIMCO Operating Partnership shall not have adequate cash or financing commitments available to pay the cash portion of the offer consideration; or

        (h) the offer to purchase may have an adverse effect on AIMCO's status as a REIT.

     The foregoing conditions are for the sole benefit of the AIMCO Operating Partnership and may be asserted by the AIMCO Operating Partnership regardless of the circumstances giving rise to such conditions or may be waived by the AIMCO Operating Partnership in whole or in part at any time and from time to time in its reasonable discretion. The failure by the AIMCO Operating Partnership at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to any particular facts or circumstances shall not be deemed a waiver with respect to any other facts or circumstances and each right shall be deemed a continuing right which may be asserted at any time and from time to time.

EFFECTS OF THE OFFER

  Future Control by AIMCO

     Because the general partner of your partnership is a subsidiary of AIMCO, AIMCO has control over the management of your partnership. If the AIMCO Operating Partnership acquires units in the offer, AIMCO will increase its ability to influence voting decisions with respect to your partnership. However, we will not be able to control voting decisions unless we acquire more units in another transaction, which cannot take place for at least one year after expiration of this offer. Furthermore, in the event that the AIMCO Operating Partnership acquires a substantial number of units pursuant to the offer, removal of the general partner of your partnership (which general partner is controlled by AIMCO) without AIMCO's consent may become more difficult or impossible. AIMCO also controls the company that manages your partnership's property. In the event that the AIMCO Operating Partnership acquires a substantial number of units pursuant to the offer, removal of the property manager may become more difficult or impossible.

  Effect on Trading Market

     If a substantial number of units are purchased pursuant to the offer, the result will be a reduction in the number of limited partners in your partnership. In the case of certain kinds of equity securities, a reduction in the number of securityholders might be expected to result in a reduction in the liquidity and volume of activity in the trading market for the security. In this case, however, there is no established public trading market for the units and, therefore, the AIMCO Operating Partnership does not believe a reduction in the number of limited partners will materially further restrict your ability to find purchasers for your units through secondary market transactions.

  Distributions to the AIMCO Operating Partnership

     As a result of the offer, the AIMCO Operating Partnership, in its capacity as a limited partner of your partnership, will participate in any subsequent distributions to limited partners to the extent of its interest in your partnership, including the units purchased pursuant to this offer.

  Partnership Business

     This offer will not affect the operation of your partnership's property. The AIMCO Operating Partnership will continue to control the general partner of your partnership and the property manager will remain the same. Consummation of the offer will not affect your partnership's agreement of limited partnership, the financial condition or results of operations of your partnership, the business and properties owned, the management compensation payable to your general partner (which is our subsidiary) or its affiliates or any other matter relating to your partnership, except it would result in the AIMCO Operating Partnership substantially increasing its ownership of units of your partnership. We will receive future distributions from your partnership for any units we purchase.

CERTAIN LEGAL MATTERS

     General. Except as set forth in this section, the AIMCO Operating Partnership is not, based on information provided by your general partner (which is our subsidiary), aware of any licenses or regulatory permits that would be material to the business of your partnership, taken as a whole, and that might be adversely affected by the AIMCO Operating Partnership's acquisition of units as contemplated herein, or any filings, approvals or other actions by or with any domestic or foreign governmental authority or administrative or regulatory agency that would be required prior to the acquisition of units by the AIMCO Operating Partnership pursuant to the offer as contemplated herein, other than the filing with the SEC of a Tender Offer Statement on Schedule 14D-1 and any amendments required thereto. While there is no present intent to delay the purchase of units tendered pursuant to the offer pending receipt of any such additional approval or the taking of any such action, there can be no assurance that any such additional approval or action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to your partnership's business, or that certain parts of your partnership's business might not have to be disposed of or other substantial conditions complied with in order to obtain such approval or action, any of which could cause the AIMCO Operating Partnership to elect to terminate the offer without purchasing units hereunder. The AIMCO Operating Partnership's obligation to purchase and pay for units is subject to certain conditions, including conditions related to the legal matters discussed in this section.

     Antitrust. The AIMCO Operating Partnership does not believe that the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, is applicable to the acquisition of units contemplated by this offer.

     Margin Requirements. The units are not "margin securities" under the regulations of the Board of Governors of the Federal Reserve System and, accordingly, those regulations generally are not applicable to this offer.

     State Laws. The AIMCO Operating Partnership is not aware of any jurisdiction in which the making of the offer is not in compliance with applicable law. If the AIMCO Operating Partnership becomes aware of any jurisdiction in which the making of the offer would not be in compliance with applicable law, the AIMCO Operating Partnership will make a good faith effort to comply with any such law. If, after such good faith effort, the AIMCO Operating Partnership cannot comply with any such law, the offer will not be made to (nor will tenders be accepted from or on behalf of) limited partners residing in such jurisdiction. In those jurisdictions whose securities or blue sky laws require the offer to be made by a licensed broker or dealer, the offer shall be made on behalf of the AIMCO Operating Partnership, if at all, only by one or more registered brokers or dealers licensed under the laws of that jurisdiction.

  Certain Litigation

     On March 24, 1998, certain persons claiming to own limited partner interests in certain of the limited partnerships for which subsidiaries of IPT act as general partner (excluding your partnership) filed a purported class and derivative action in California Superior Court in the County of San Mateo against AIMCO, Insignia, the general partners of the partnerships, certain persons and entities who purportedly formerly controlled the general partners, and additional entities affiliated with and individuals who are officers, directors and/or principals of several of the defendants. The complaint contains allegations that, among other things, (i) the defendants breached fiduciary duties owed to the plaintiffs, or aided and abetted in those purported breaches, by selling or agreeing to sell their "fiduciary positions" as stockholders, officers and directors of the general partners for a profit and retaining said profit rather than distributing it to the plaintiffs; (ii) the defendants breached fiduciary duties, or aided and abetted in those purported breaches, by mismanaging the partnerships and misappropriating assets of the partnerships by
(a) manipulating the operations of the partnerships to depress the trading price of limited partnership units of the partnerships; (b) coercing and fraudulently inducing unitholders to sell units to certain of the defendants at depressed prices; and (c) using the voting control obtained by purchasing units at depressed prices to entrench certain of the defendants' positions of control over the partnerships; and (iii) the defendants breached their fiduciary duties to the plaintiffs by (a) selling assets of the partnerships such as mailing lists of unitholders and (b) causing the general partners to enter into exclusive arrangements with their affiliates to sell goods and services to the general partners, the unitholders and tenants of properties owned by the partnerships. The complaint also alleges that the foregoing allegations constitute violations of various California securities, corporate and partnership statutes, as well as conversion and common law fraud. The complaint seeks unspecified compensatory and punitive damages, an injunction blocking the sale of control of the general partners and a court order directing the defendants to discharge their fiduciary duties to the plaintiffs. On June 25, 1998, the defendants filed motions seeking dismissal of the action. In lieu of responding to the motion, plaintiffs have filed an amended complaint. On October 14, 1998, the AIMCO and Insignia defendants filed demurrers to the amended complaint. The demurrers (which are requests to dismiss the action as a matter of law) were heard on February 8, 1999, but no decision has been reached by the Court. While no assurances can be given, we believe that the ultimate outcome of this litigation will not have a material adverse effect on us.

FEES AND EXPENSES

     The AIMCO Operating Partnership will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of units pursuant to the offer. The AIMCO Operating Partnership has retained River Oaks Partnership Services, Inc. to act as Information Agent in connection with the offer. The Information Agent may contact holders of units by mail, telephone, telex, telegraph and personal interview and may request brokers, dealers and other nominees to forward materials relating to the offer to beneficial owners of the units. The AIMCO Operating Partnership will pay the Information Agent reasonable and customary compensation for its services in connection with the offer, plus reimbursement for out-of-pocket expenses, and will indemnify the Information Agent against certain liabilities and expenses in connection therewith, including liabilities under the Federal securities laws. The AIMCO Operating Partnership will also pay all costs and expenses of printing and mailing this Prospectus Supplement, the accompanying Prospectus, the Letter of Transmittal, and the legal and accounting fees in connection with this offer. The AIMCO Operating Partnership will also pay the fees of Stanger for providing the fairness opinion for the offer. The AIMCO Operating Partnership estimates that its total costs and expenses in making the offer (excluding the purchase price of the units) will be approximately $50,000.

ACCOUNTING TREATMENT

     Upon consummation of the offer, the AIMCO Operating Partnership will account for its investment in the units acquired in the offer under the purchase method of accounting. There will be no effect on the accounting treatment of your partnership as a result of the offer.

                        FEDERAL INCOME TAX CONSEQUENCES

     The following summary is a general discussion of the material Federal income tax consequences of the offer to (i) persons who tender some or all of their units in exchange for OP Units pursuant to the offer, (ii) persons who tender some or all of their units for cash pursuant to the offer and (iii) persons who do not tender any of their units pursuant to the offer. This discussion is based upon the Internal Revenue Code of 1986, as amended ("the Code"), Treasury Regulations, rulings issued by the IRS, and judicial decisions, all in effect as of the date of this offer and all of which are subject to differing interpretations or change, possibly retroactively. This summary is based on the assumptions that the AIMCO Operating Partnership and your partnership will be operated in accordance with their respective organizational documents and partnership agreements. This summary is for general information only and does not purport to discuss all aspects of Federal income taxation which may be important to you in light of your specific investment or tax circumstances, or if you are subject to special tax rules (for example, if you are a financial institution, broker-dealer, insurance company, or, except to the extent discussed below, tax-exempt organization or foreign investor, as determined for United States Federal income tax purposes). This summary assumes that your units and any OP Units that you receive in the offer are capital assets (generally, property held for investment). No advance ruling has been or will be sought from the IRS regarding any matter discussed in this Prospectus Supplement.

     The Federal income tax treatment of an offeree participating in the offer depends in some instances on determinations of fact and interpretations of complex provisions of Federal income tax law. No clear precedent or authority may be available on some questions. Accordingly, you should consult your tax advisor regarding the Federal, state, local and foreign tax consequences to you of selling or exchanging units pursuant to the offer or of a decision not to sell or exchange in light of your specific tax situation.

TAX OPINIONS

     Skadden, Arps, Slate, Meagher & Flom LLP ("Special Tax Counsel") has delivered an opinion letter with regard to the material United States Federal income tax consequences of the offer. The opinion letter of Special Tax Counsel is filed as an exhibit to this Registration Statement. You may obtain a copy of such opinion letter by sending a written request to the AIMCO Operating Partnership.

     The specific United States Federal income tax opinions that Special Tax Counsel has provided are:

        1. Commencing with AIMCO's initial taxable year ended December 31, 1994, AIMCO was organized in conformity with the requirements for qualification as a REIT under the Code, and its actual method of operation has enabled, and its proposed method of operation will enable, AIMCO to meet the requirements for qualification and taxation as a REIT. As noted in the accompanying Prospectus, AIMCO's qualification and taxation as a REIT depend upon its ability to meet, through actual annual operating results, certain requirements, including requirements relating to distribution levels and diversity of stock ownership, and the various qualification tests imposed under the Code, the results of which have been represented by the AIMCO's officers and will not be reviewed by Special Tax Counsel. No assurance can be given that the actual results of AIMCO's future operations for any one taxable year will satisfy the requirements for taxation as a REIT under the Code.

        2. The AIMCO Operating Partnership will be treated as a partnership and not as an association taxable as a corporation for Federal income tax purposes.

        3. You will not recognize gain or loss for Federal income tax purposes when you exchange your units solely for OP Units. If, immediately prior to such exchange, the amount of your partnership's liabilities allocable to the units you transfer to the AIMCO Operating Partnership exceeds the amount of the AIMCO Operating Partnership's liabilities allocable to you immediately after the exchange, you will receive a deemed distribution in an amount equal to such liability relief and will recognize gain for Federal income tax purposes to the extent that the amount of such deemed distribution exceeds your aggregate adjusted tax basis in your OP Units.

        4. If you exchange your units for cash and OP Units, you will be treated for Federal income tax purposes as selling some of your units for cash in a taxable sale and contributing some of your units for OP Units in a tax-free exchange. With respect to the units that you will be treated as selling for cash, you will be taxed as described in paragraph number five below. With respect to the units that you will be treated as exchanging for OP Units, you will be taxed as described in paragraph number three above.

        5. If you sell your units solely for cash, you will recognize gain or loss for Federal income tax purposes in an amount equal to the difference between (i) your amount realized on the sale and (ii) your adjusted tax basis in the units you sold.

        6. If you retain all or a portion of your units and your partnership terminates for Federal income tax purposes, you will not recognize any gain or loss as a result of such termination and your capital account in your partnership will not be affected.

        7. Because of the factual nature of the inquiry, no opinion is expressed by Special Tax Counsel as to whether your exercise of a redemption right with respect to an OP Unit would cause your contribution of units to the AIMCO Operating Partnership to be a taxable transaction under the disguised sale rules of the Code.

        8. The discussion in the accompanying Prospectus under the captions "FEDERAL INCOME TAXATION OF AIMCO AND AIMCO STOCKHOLDERS" and "FEDERAL INCOME TAXATION OF THE AIMCO OPERATING PARTNERSHIP AND OP UNIT HOLDERS" and in this Prospectus Supplement under the caption "FEDERAL INCOME TAX CONSEQUENCES" is a fair and accurate summary of the material United States Federal income tax consequences of the offers and of the acquisition, ownership and disposition of the OP Units and the AIMCO stock by a holder who acquires the OP Units or AIMCO stock in connection with the offers, subject to the qualifications set forth therein.

     It must be emphasized that these opinions are based and conditioned upon representations and covenants made by AIMCO and the AIMCO Operating Partnership as to factual matters (including representations and covenants concerning AIMCO's properties and the past, present and future conduct of its business and your partnership's liabilities). These opinions are expressed as of the date of the opinion letter and Special Tax Counsel has no obligation to advise AIMCO or the AIMCO Operating Partnership of any subsequent change in the matters stated, represented, or assumed or any subsequent change in the law. An opinion of counsel is not binding on the IRS, and no assurance can be given that the IRS will not challenge the above opinions of Special Tax Counsel.

TAX CONSEQUENCES OF EXCHANGING UNITS SOLELY FOR OP UNITS

     Except as described below, you will not recognize gain or loss for Federal income tax purposes when you exchange your units solely for OP Units. You may recognize gain upon such exchange if, immediately prior to such exchange, the amount of liabilities of your partnership allocable to the units you transferred exceeds the amount of the AIMCO Operating Partnership liabilities allocable to you immediately after such exchange. If this was true in your case, the excess would be treated as a deemed distribution of cash to you from the AIMCO Operating Partnership. This deemed cash distribution would be treated as a nontaxable return of capital to the extent of your adjusted tax basis in your OP Units and thereafter as a taxable gain.

     The AIMCO Operating Partnership anticipates that, under most circumstances, you will be allocated an amount of the AIMCO Operating Partnership liabilities, as determined immediately after you exchange your units pursuant to the offer, at least equal to the amount of liabilities of your partnership that were allocable to your units prior to such exchange. Accordingly, the AIMCO Operating Partnership anticipates that most persons who participate in the tender offer would not recognize gain or loss as a result of an exchange of units solely for OP Units pursuant to the offer.

DISGUISED SALES

     Under the Code, a transfer of property by a partner to a partnership followed by a related transfer by the partnership of money or other property to the partner is treated as a "disguised" sale if (1) the second transfer would not have occurred but for the first transfer and (2) the second transfer "is not dependent on the entrepreneurial risks of the partnership operations." In a disguised sale, the partner is treated as if he or she sold the contributed property to the partnership as of the date the property was contributed to the partnership. In addition, unless a few technical exceptions apply, transfers of money or other property between a partnership and a partner that are made within two years of each other, including redemptions of OP Units made within two years of a contribution of your units, must be reported to the IRS and are presumed to be a "disguised" sale unless the facts and circumstances clearly establish that the transfers do not constitute a sale.

     While there is no authority applying the disguised sale rules to the exercise of a redemption right by a partner with respect to a partnership interest received in exchange for property, the exercise of a redemption right with respect to OP Units within two years of the date of the contribution of your units to the AIMCO Operating Partnership may be treated as a disguised sale. If this treatment were to apply, you would be treated for Federal income tax purposes as if, on the date of the contribution of your units, the AIMCO Operating Partnership transferred to you an obligation to give you the redemption proceeds. In that case, you would be required to recognize gain on the disguised sale in such earlier year. Because of the factual nature of such an inquiry, Special Tax Counsel is unable to opine whether your exercise of a redemption right with respect to an OP Unit would cause your contribution of units to the AIMCO Operating Partnership to be a taxable transaction under the disguised sale rules of the Code.

     If you are considering exchanging units for OP Units pursuant to the offer, please read the description under the heading "Federal Income Taxation of the AIMCO Operating Partnership and OP Unitholders -- Tax Consequences Upon Contribution of Property to the AIMCO Operating Partnership" in the accompanying Prospectus.

TAX CONSEQUENCES OF EXCHANGING UNITS FOR CASH AND OP UNITS

     If you exchange your units for cash and OP Units, you will be treated as selling some of your units for cash in a taxable sale and contributing some of your units for OP Units in a tax-free exchange. Your adjusted tax basis in your transferred units will be allocated between the units you will be deemed to have sold and the units you will be deemed to have contributed to the AIMCO Operating Partnership.

     With respect to the units that you will be treated as selling, you will recognize gain or loss in an amount equal to the difference between (i) your "amount realized" on the sale and (ii) your adjusted tax basis in units you sold. Your "amount realized" on such sale will be equal to the sum of the amount of cash you received pursuant to the offer (that is, the offer consideration) plus the amount of your partnership's liabilities attributed to the units you sold. For purposes of these partial sale rules, the amount of your partnership's liabilities attributed to the units you sold will be equal to the lesser of (i) the excess of the amount of your partnership's liabilities allocable to you in respect of the transferred units immediately prior to the exchange over the amount of such liabilities allocable to you as determined immediately after the exchange or (ii) the product of (A) the amount of your partnership's liabilities allocable to you in respect of the units you are deemed to have sold immediately prior to the exchange and (B) your "net equity percentage" with respect to those units. Your "net equity percentage" will be equal to the percentage determined by dividing (x) the cash you received in the exchange by (y) the excess of the gross fair market value of the units in the exchange over the amount of your partnership's liabilities allocable to you in respect of those units immediately prior to the exchange. Thus, your tax liability could exceed the amount of cash you receive in the sale.

     With respect to the units that you will be treated as exchanging, rather than selling, you will be taxed as described above under the heading "Tax Consequences of Exchanging Units Solely for OP Units."

TAX CONSEQUENCES OF EXCHANGING UNITS SOLELY FOR CASH

     If you sell your units solely for cash, you will recognize gain or loss on a sale of your units equal to the difference between (i) your "amount realized" on the sale and (ii) your adjusted tax basis in the units you sold. The "amount realized" with respect to a unit will be equal to the sum of the amount of cash you received for your units (that is, the offer consideration) plus the amount of the liabilities of your partnership allocable to such units (as determined under Section 752 of the Code). Thus, your tax liability could exceed the amount of cash you receive in the sale.

ADJUSTED TAX BASIS

     If you acquired your units for cash:

     - your initial tax basis in your units will be equal to such cash investment in your partnership increased by your share of your partnership's liabilities at the time such units were acquired;

     - your initial tax basis generally has been increased by:

        - your share of your partnership's income and gains and

        - any increases in your share of your partnership's liabilities; and

     - your initial tax basis generally has been decreased (but not below zero) by:

        - your share of cash distributions from your partnership,

        - any decreases in your share of your partnership's liabilities,

        - your share of your partnership's losses, and

        - your share of nondeductible expenditures of your partnership that are not chargeable to capital.

     For purposes of determining your adjusted tax basis in your units immediately prior to a disposition of such units, your adjusted tax basis will include your share of your partnership's income, gain or loss for the taxable year of disposition. If your adjusted tax basis is less than your share of your partnership's liabilities (e.g., as a result of the effect of net loss allocations and/or distributions exceeding the cost of your unit), the gain you would recognize pursuant to the offer will exceed the cash proceeds you would realize upon the sale of your units. The adjusted tax basis of the OP Units you receive in exchange for your units pursuant to the offer will be equal to (i) the sum of your adjusted tax basis in the units you transferred plus any gain recognized in the exchange and will be reduced by (ii) any cash you received or you were deemed to receive in the exchange.

CHARACTER OF GAIN OR LOSS RECOGNIZED PURSUANT TO THE OFFER

     Except as described below, the gain or loss that you recognize on a sale or exchange of a unit pursuant to the offer will be treated as a capital gain or loss and will be treated as long-term capital gain or loss if your holding period for the unit exceeds one year. Long-term capital gains recognized by individuals and certain other noncorporate taxpayers generally will be subject to a maximum Federal income tax rate of 20%. If the amount realized with respect to a unit that is attributable to your share of "unrealized receivables" of your partnership exceeds the tax basis attributable to those assets, such excess will be treated as ordinary income. Among other things, "unrealized receivables" include depreciation recapture for certain types of property. In addition, the maximum Federal income tax rate applicable to persons who are noncorporate taxpayers for net capital gains attributable to the sale of depreciable real property (which may be determined to include an interest in a partnership such as your partnership) held for more than one year is currently 25% (rather than 20%) to the extent of previously claimed depreciation deductions that would not be treated as "unrealized receivables."

     If you tender units in the offer, you will be allocated a share of your partnership's taxable income or loss for the year of tender with respect to any units sold or exchanged. You will not receive any future distributions on units that you tender on or after the date on which such units are accepted for purchase, and accordingly, you may not receive any distributions with respect to the income or loss. Such allocation and any cash distributed by your partnership to you for that year will affect your adjusted tax basis in your unit and, therefore, the amount of your taxable gain or loss upon a sale of a unit pursuant to the offer.

PASSIVE ACTIVITY LOSSES

     The passive activity loss rules of the Code limit the use of losses derived from passive activities, which generally include investments in limited partnership interests such as the units. An individual, as well as certain other types of investors, generally cannot use losses from passive activities to offset nonpassive activity income received during the taxable year. Passive activity losses that are disallowed for a particular tax year are "suspended" and may be carried forward to offset passive activity income earned by the investor in future taxable years. In addition, such suspended losses may be claimed as a deduction, subject to other applicable limitations, upon a taxable disposition of the investor's interest in the passive activity.

     Accordingly, if your investment in your partnership is treated as a passive activity, you may be able to shelter gain from the sale of your units pursuant to the offer with passive losses in the manner described below. If you receive cash for all or a portion of your units pursuant to the offer and recognize a gain on such sale, you will be entitled to use your current and "suspended" passive activity losses (if any) from your partnership and other passive sources to offset that gain. If you receive cash for all or a portion of your units pursuant to the offer and recognize a loss on such sale, you will be entitled to deduct that loss currently (subject to other applicable limitations) against the sum of your passive activity income from your partnership for that year (if any) plus any passive activity income from other sources for that year. If you receive cash for all of your units pursuant to the offer, the balance of any "suspended" losses from your partnership that were not otherwise utilized against passive activity income as described in the two preceding sentences will no longer be suspended and will therefore be deductible (subject to any other applicable limitations) by you against any other income for that year, regardless of the character of that income. Accordingly, you should consult your tax advisor concerning whether, and the extent to which, you have available suspended passive activity losses from your partnership or other investments that may be used to offset gain from the sale of your units pursuant to the offer.

TAX REPORTING

     If you tender any units, you must report the transaction by filing a statement with your Federal income tax return for the year of the tender which provides certain required information to the IRS. To prevent the possible application of back-up Federal income tax withholding of 31% with respect to payment of the offer consideration, you may have to provide the AIMCO Operating Partnership with your correct taxpayer identification number. See the instructions to the Letter of Transmittal.

FOREIGN OFFEREES

     Gain recognized by a foreign person on a transfer of a unit for cash, OP Units, or a combination thereof, pursuant to the offer will be subject to Federal income tax under the Foreign Investment in Real Property Tax Act of 1980 ( "FIRPTA"). If you are a foreign person, the AIMCO Operating Partnership will be required, under the FIRPTA provisions of the Code, to deduct and withhold 10% of the amount realized by you on the disposition. The amount withheld would be creditable against your Federal income tax liability and, if the amount withheld exceeds your actual tax liability you could obtain a refund from the IRS by filing a U.S. income tax return. See the Instructions to the Letter of Transmittal.

TAX CONSEQUENCES OF A TERMINATION OF YOUR PARTNERSHIP

     Section 708 of the Code provides that if there is a sale or exchange of 50% or more of the total interest in capital and profits of a partnership within any 12-month period, such partnership terminates for Federal income tax purposes (a "Termination"). The AIMCO Operating Partnership's acquisition of units pursuant to the offer may result in a Termination of your partnership. If an acquisition of units results in a

Termination, the following Federal income tax events will be deemed to occur: the terminated Partnership (the "Old Partnership") will be deemed to have contributed all of its assets (subject to its liabilities) (the "Hypothetical Contribution") to a new partnership (the "New Partnership") in exchange for interests in the New Partnership and, immediately thereafter, the Old Partnership will be deemed to have distributed interests in the New Partnership (the "Hypothetical Distribution") to the AIMCO Operating Partnership and to the offerees who do not tender all of their units (a "Remaining Offeree") in proportion to their respective interests in the Old Partnership in liquidation of the Old Partnership.

     A Remaining Offeree will not recognize any gain or loss upon the Hypothetical Distribution or upon the Hypothetical Contribution and the capital accounts of the Remaining Offerees in the Old Partnership will carry over intact to the New Partnership. A Termination will change (and possibly shorten) a Remaining Offeree's holding period with respect to its units in your partnership for Federal income tax purposes. Gains recognized by a Remaining Offeree on the disposition of New Partnership interests with a holding period of 12 months or less may be classified as short-term capital gains and subject to taxation at ordinary income tax rates.

     The New Partnership's adjusted tax basis in its assets will be the same as the Old Partnership's basis in such assets immediately before the Termination. A Termination will also cause the New Partnership to recalculate the depreciable lives of its assets. This will cause the assets to be depreciated over a longer period of time than if there had been no Termination. This would generally decrease the annual average depreciation deductions allocable to the Remaining Offerees for a number of years following consummation of the offer (thereby increasing the taxable income allocable to their retained units in each such year), but would have no effect on the total depreciation deductions available over the useful lives of the assets of your partnership.

     Elections as to tax matters previously made by the Old Partnership prior to Termination will not be applicable to the New Partnership unless the New Partnership chooses to make the same elections.

     Additionally, upon a Termination, the Old Partnership's taxable year will close for all offerees.

     YOU SHOULD CONSULT YOUR TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES APPLICABLE TO YOU AS A RESULT OF A SALE OR EXCHANGE OF UNITS PURSUANT TO THE OFFER.

                     COMPARISON OF YOUR PARTNERSHIP AND THE
                          AIMCO OPERATING PARTNERSHIP

     The information below highlights a number of the significant differences between your partnership and the AIMCO Operating Partnership relating to, among other things, form of organization, permitted investments, policies and restrictions, management structure, compensation and fees, and investor rights. The section immediately following this section compares certain of the respective legal rights associated with the ownership of units with Common OP Units and Preferred OP Units. These comparisons are intended to assist you in understanding how your investment will be changed if, as a result of the offer, your units are exchanged for Common OP Units or Preferred OP Units. FOR A DISCUSSION OF CERTAIN OF THE SIGNIFICANT DIFFERENCES BETWEEN THE AIMCO OPERATING PARTNERSHIP AND AIMCO, SEE "COMPARISON OF THE AIMCO OPERATING PARTNERSHIP AND AIMCO" IN THE ACCOMPANYING PROSPECTUS. For a comparison of certain legal rights associated with an investment in the Common OP Units and the Class A Common Stock, and a similar comparison in respect of the Preferred OP Units and the Class I Preferred Stock, see "Comparison of Common OP Units and Class A Common Stock" in the accompanying Prospectus and "Comparison of Preferred OP Units and Class I Preferred Stock" herein, respectively.

          YOUR PARTNERSHIP                      AIMCO OPERATING PARTNERSHIP

                     Form of Organization and Assets Owned

Your partnership is a limited partnership         The AIMCO Operating Partnership is organized
organized under Delaware law.                     as a Delaware limited partnership. The AIMCO
                                                  Operating Partnership owns interests (either
                                                  directly or through subsidiaries) in
                                                  numerous multifamily apartment properties.
                                                  The AIMCO Operating Partnership conducts
                                                  substantially all of the operations of
                                                  AIMCO, a corporation organized under
                                                  Maryland and as a REIT.

                             Duration of Existence


Your partnership was presented to limited         The term of the AIMCO Operating Partnership
partners as a finite life investment, with        continues until December 31, 2093, unless
limited partners to receive regular cash          the AIMCO Operating Partnership is dissolved
distributions out of your partnership's           sooner pursuant to the terms of the AIMCO
Distributable Cash (as defined in your            Operating Partnership's agreement of limited
partnership's agreement of limited                partnership (the "AIMCO Operating
partnership). The termination date of your        Partnership Agreement") or as provided by
partnership is December 31, 2012.                 law. See "Description of OP Units --
                                                  General" and "Description of OP
                                                  Units -- Dissolution and Winding Up" in the
                                                  accompanying Prospectus.

                        Purpose and Permitted Activities


Your partnership has been formed to acquire,      The purpose of the AIMCO Operating
develop, operate, lease, manage and hold for      Partnership is to conduct any business that
investment and production of income with          may be lawfully conducted by a limited
your partnership's property. Subject to           partnership organized pursuant to the
restrictions contained in your partnership's      Delaware Revised Uniform Limited Part-
agreement of limited partnership, your            nership Act (as amended from time to time,
partnership may perform all acts necessary,       or any successor to such statute) (the
advisable or convenient to the business of        "Delaware Limited Partnership Act"),
your partnership including borrowing money        provided that such business is to be
and creating liens.                               conducted in a manner that permits AIMCO to
                                                  be qualified as a REIT, unless AIMCO ceases
                                                  to qualify as a REIT. The AIMCO Operating
                                                  Partner-

          YOUR PARTNERSHIP                      AIMCO OPERATING PARTNERSHIP

                                                  ship is authorized to perform any and all
                                                  acts for the furtherance of the purposes and
                                                  business of the AIMCO Operating Partnership,
                                                  provided that the AIMCO Operating
                                                  Partnership may not take, or refrain from
                                                  taking, any action which, in the judgment of
                                                  its general partner could (i) adversely
                                                  affect the ability of AIMCO to continue to
                                                  qualify as a REIT, (ii) subject AIMCO to
                                                  certain income and excise taxes, or (iii)
                                                  violate any law or regulation of any
                                                  governmental body or agency (unless such ac-
                                                  tion, or inaction, is specifically consented
                                                  to by AIMCO). Subject to the foregoing, the
                                                  AIMCO Operating Partnership may invest in or
                                                  enter into partnerships, joint ventures, or
                                                  similar arrangements. The AIMCO Operating
                                                  partnership currently invests, and intends
                                                  to continue to invest, in a real estate
                                                  portfolio primarily consisting of
                                                  multifamily rental apartment properties.

                               Additional Equity


The general partner of your partnership is        The general partner is authorized to issue
authorized to issue additional limited            additional partnership interests in the
partnership interests in your partnership         AIMCO Operating Partnership for any
and may admit additional limited partners by      partnership purpose from time to time to the
selling not more than 51 units for cash and       limited partners and to other persons, and
notes to selected persons who fulfill the         to admit such other persons as additional
requirements set forth in your partnership's      limited partners, on terms and conditions
agreement of limited partnership. The             and for such capital contributions as may be
capital contribution need not be equal for        established by the general partner in its
all limited partners and no action or             sole discretion. The net capital
consent is required in connection with the        contribution need not be equal for all OP
admission of any additional limited               Unitholders. No action or consent by the OP
partners, except that the admission of the        Unitholders is required in connection with
limited partners other than those who             the admission of any additional OP
purchase the 51 units and substituted             Unitholder. See "Description of OP
limited partners must be effected by an           Units -- Management by the AIMCO GP" in the
amendment to your partnership's agreement of      accompanying Prospectus. Subject to Delaware
limited partnership executed and                  law, any additional partnership interests
acknowledged by the general partner and all       may be issued in one or more classes, or one
the limited partners. No property other than      or more series of any of such classes, with
cash may be contributed by any limited            such designations, preferences and relative,
partner.                                          participating, optional or other special
                                                  rights, powers and duties as shall be
                                                  determined by the general partner, in its
                                                  sole and absolute discretion without the
                                                  approval of any OP Unitholder, and set forth
                                                  in a written document thereafter attached to
                                                  and made an exhibit to the AIMCO Operating
                                                  Partnership Agreement.

                  Restrictions Upon Related Party Transactions


Under your partnership's agreement of             The AIMCO Operating Partnership may lend or
limited partnership, your partnership may         contribute funds or other assets to its
contract with the general partner or its          subsidiaries or other persons in which it
affiliates for various goods and services as      has an equity investment, and such persons
specified in your partnership's agreement         may borrow funds from the

          YOUR PARTNERSHIP                      AIMCO OPERATING PARTNERSHIP

of limited partnership, provided the terms        AIMCO Operating Partnership, on terms and
and conditions of such dealings are as            conditions established in the sole and
favorable as could be reasonably obtained         absolute discretion of the general partner.
from third parties offering similar goods         To the extent consistent with the business
and services of similar quality and               purpose of the AIMCO Operating Partnership
reliability. In addition, the partners are        and the permitted activities of the general
authorized to lend money to your partnership      partner, the AIMCO Operating Partnership may
on commercially reasonable terms without          transfer assets to joint ventures, limited
notification to any of the other partners         liability companies, partnerships,
and all or a portion of your partnership's        corporations, business trusts or other
property may be conveyed as security for any      business entities in which it is or thereby
indebtedness; provided that such borrowing        becomes a participant upon such terms and
from and granting of security to limited          subject to such conditions consistent with
partners may be undertaken only the extent        the AIMCO Operating Partnership Agreement
allowed under applicable law. All advances        and applicable law as the general partner,
by any partner will be considered a loan and      in its sole and absolute discretion,
the time and amount of the repayment of such      believes to be advisable. Except as
loans will be in the sole discretion of the       expressly permitted by the AIMCO Operating
general partners; provided that interest on       Partnership Agreement, neither the general
such loans shall accrue at the greater of         partner nor any of its affiliates may sell,
2 1/2% over the prime interest rate charged       transfer or convey any property to the AIMCO
by the Third National Bank in Nashville,          Operating Partnership, directly or
adjusted monthly or the general partner's         indirectly, except pursuant to transactions
accrual interest cost in borrowing such           that are determined by the general partner
amounts. The principal and interest with          in good faith to be fair and reasonable.
respect to such loans will be fully paid
prior to the distributions of funds to the
partners unless such loans contain a
specific provision to the contrary. Any
partner who loans money to your partnership
will be considered an unrelated creditor
with respect to such loan to the extent
allowed by applicable law.

                               Borrowing Policies


The general partner of your partnership is        The AIMCO Operating Partnership Agreement
authorized to obtain a loan of up to              contains no restrictions on borrowings, and
$1,650,000 from an institutional lender and       the general partner has full power and
a loan in the amount of up to $1,050,000          authority to borrow money on behalf of the
from an affiliate of the general partner and      AIMCO Operating Partnership. The AIMCO
to execute, acknowledge and deliver such          Operating Partnership has credit agreements
documents and instruments, including              that restrict, among other things, its
promissory notes, collection agreements,          ability to incur indebtedness.
deeds to secure debts, deeds of trust,
mortgages, assignments and other documents
and security instruments as may be necessary
or desirable in connection with obtaining
such loan and also borrow money in the
ordinary course of business and as security
therefor to mortgage all or any part of the
real property of your partnership.

                            Review of Investor Lists


Your partnership's agreement of limited           Each OP Unitholder has the right, upon
partnership entitles a limited partner to         written demand with a statement of the
inspect the register containing the names         purpose of such demand and at such OP
and addresses of all limited partners at all      Unitholder's own expense, to obtain a
reasonable times at the principal office of       current list of the name and last known
your partnership.                                 business, residence or mailing address of
                                                  the general partner and each other OP
                                                  Unitholder.

          YOUR PARTNERSHIP                      AIMCO OPERATING PARTNERSHIP

                               Management Control


The managing general partner of your              All management powers over the business and
partnership is primarily responsible for the      affairs of the AIMCO Operating Partnership
day-to-day operations of your partnership.        are vested in AIMCO-GP, Inc., which is the
The general partners represent your               general partner. No OP Unitholder has any
partnership in all transactions with third        right to participate in or exercise control
parties, unless they designate in writing         or management power over the business and
another person as representative of your          affairs of the AIMCO Operating Partner-
partnership. No limited partner has any           ship. The OP Unitholders have the right to
right or power to take part in any way in         vote on certain matters described under
the control of your partnership business          "Comparison of Your Units and AIMCO OP
except as may be expressly provided in your       Units -- Voting Rights" below. The general
partnership's agreement of limited                partner may not be removed by the OP
partnership or by applicable statutes.            Unitholders with or without cause.
                                                  In addition to the powers granted a general
                                                  partner of a limited partnership under
                                                  applicable law or that are granted to the
                                                  general partner under any other provision of
                                                  the AIMCO Operating Partnership Agreement,
                                                  the general partner, subject to the other
                                                  provisions of the AIMCO Operating
                                                  Partnership Agreement, has full power and
                                                  authority to do all things deemed necessary
                                                  or desirable by it to conduct the business
                                                  of the AIMCO Operating Partnership, to
                                                  exercise all powers of the AIMCO Operating
                                                  Partnership and to effectuate the purposes
                                                  of the AIMCO Operating Partnership. The
                                                  AIMCO Operating Partnership may incur debt
                                                  or enter into other similar credit,
                                                  guarantee, financing or refinancing
                                                  arrangements for any purpose upon such terms
                                                  as the general partner determines to be
                                                  appropriate, and may perform such other acts
                                                  and duties for and on behalf of the AIMCO
                                                  Operating Partnership as are provided in the
                                                  AIMCO Operating Partnership Agreement. The
                                                  general partner is authorized to execute,
                                                  deliver and perform certain agreements and
                                                  transactions on behalf of the AIMCO
                                                  Operating Partnership without any further
                                                  act, approval or vote of the OP Unitholders.

                    Management Liability and Indemnification


Under your partnership's agreement of             Notwithstanding anything to the contrary set
limited partnership, the general partner of       forth in the AIMCO Operating Partnership
your partnership will not incur any               Agreement, the general partner is not liable
liability to your partnership or any limited      to the AIMCO Operating Partnership for
partner for any mistakes or errors in judg-       losses sustained, liabilities incurred or
ment or for any acts or omissions believed        benefits not derived as a result of errors
by the general partner in good faith to be        in judgment or mistakes of fact or law of
within the scope of authority conferred upon      any act or omission if the general partner
it by your partnership agreement. In              acted in good faith. The AIMCO Operating
addition, your partnership will, to the           Partnership Agreement provides for
extent permitted by law, indemnify and save       indemnification of AIMCO, or any director or
harmless the general partner against and          officer of AIMCO (in its capacity as the
from any per-                                     previous

          YOUR PARTNERSHIP                      AIMCO OPERATING PARTNERSHIP

sonal loss, liability (including attorneys'       general partner of the AIMCO Operating
fees) or damage incurred by it as the result      Partnership), the general partner, any
of any act or omission in its capacity as         officer or director of general partner or
general partner unless such loss, liability       the AIMCO Operating Partnership and such
or damage results from gross negligence or        other persons as the general partner may
willful misconduct by the general partner.        designate from and against all losses,
                                                  claims, damages, liabilities, joint or
                                                  several, expenses (including legal fees),
                                                  fines, settlements and other amounts
                                                  incurred in connection with any actions
                                                  relating to the operations of the AIMCO
                                                  Operating Partnership, as set forth in the
                                                  AIMCO Operating Partnership Agreement. The
                                                  Delaware Limited Partnership Act provides
                                                  that subject to the standards and
                                                  restrictions, if any, set forth in its
                                                  partnership agreement, a limited partnership
                                                  may, and shall have the power to, indemnify
                                                  and hold harmless any partner or other
                                                  person from and against any and all claims
                                                  and demands whatsoever. It is the position
                                                  of the Securities and Exchange Commission
                                                  and certain state securities administrations
                                                  that indemnification of directors and
                                                  officers for liabilities arising under the
                                                  Securities Act is against public policy and
                                                  is unenforceable pursuant to Section 14 of
                                                  the Securities Act of 1933 and their
                                                  respective state securities laws.

                            Anti-Takeover Provisions


Under your partnership's agreement of             Except in limited circumstances, the general
limited partnership, the limited partners         partner has exclusive management power over
may remove a general partner following            the business and affairs of the AIMCO
notice and failure to cure the injury to          Operating Partnership. The general partner
your partnership within a reasonable time         may not be removed as general partner of the
for cause upon the vote of the limited            AIMCO Operating Partnership by the OP
partners holding 67% of the then outstanding      Unitholders with or without cause. Under the
units. A general partner may withdraw             AIMCO Operating Partnership Agreement, the
voluntarily from your partnership with the        general partner may, in its sole discretion,
consent of holders of 67% of the then             prevent a transferee of an OP Unit from
outstanding units. A substitute general           becoming a substituted limited partner
partner may be elected upon the affirmative       pursuant to the AIMCO Operating Partnership
vote of limited partners owning 51% of the        Agreement. The general partner may exercise
units. A limited partner may not transfer         this right of approval to deter, delay or
his interests without the consent of the          hamper attempts by persons to acquire a
general partner which may be withheld at the      controlling interest in the AIMCO Operating
sole discretion of the general partner.           Partnership. Additionally, the AIMCO
                                                  Operating Partnership Agreement contains
                                                  restrictions on the ability of OP
                                                  Unitholders to transfer their OP Units. See
                                                  "Description of OP Units -- Transfers and
                                                  Withdrawals" in the accompanying Prospectus.

                    Amendment of Your Partnership Agreement


Your partnership's agreement of limited           With the exception of certain circumstances
partnership may be amended by the limited         set forth in the AIMCO Operating Partnership
partners owning                                   Agreement,

          YOUR PARTNERSHIP                      AIMCO OPERATING PARTNERSHIP

more than 67% of the units. Any amendment         whereby the general partner may, without the
which alters a limited partner's interest in      consent of the OP Unitholders, amend the
the capital profits or Distributable Cash of      AIMCO Operating Partnership Agreement,
your partnership must be approved by the          amendments to the AIMCO Operating
affected partner and the general partner          Partnership Agreement require the consent of
except in limited circumstances described in      the holders of a majority of the outstanding
your partnership's agreement of limited           Common OP Units, excluding AIMCO and certain
partnership. Such proposed amendments may be      other limited exclusions (a "Majority in
presented to the limited partners upon the        Interest"). Amendments to the AIMCO
motion of the general partners or receipt of      Operating Partnership Agreement may be
a written request executed by limited             proposed by the general partner or by
partners owning at least 10% of the units         holders of a Majority in Interest. Following
then outstanding. For purposes of obtaining       such proposal, the general partner will
the consent of the limited partners, the          submit any proposed amendment to the OP
general partner may require a response            Unitholders. The general partner will seek
within a specified time, not less than            the written consent of the OP Unitholders on
thirty days from the submission of the            the proposed amendment or will call a
proposal to the limited partners. Failure to      meeting to vote thereon. See "Description of
respond in such time will constitute a vote       OP Units -- Amendment of the AIMCO Operating
which is consistent with the general              Partnership Agreement" in the accompanying
partner's recommendation with respect to          Prospectus.
such proposal.

                             Compensation and Fees


In addition to the right to distributions in      The general partner does not receive
respect of its partnership interest and           compensation for its services as general
reimbursement for all fees and expenses as        partner of the AIMCO Operating Partnership.
set forth in your partnership's agreement of      However, the general partner is entitled to
limited partnership, the general partner          payments, allocations and distributions in
receives an annual fee of 1% of the gross         its capacity as general partner of the AIMCO
collected income from your partnership's          Operating Partnership. In addition, the
property. Moreover, the general partner or        AIMCO Operating Partnership is responsible
certain affiliates may be entitled to             for all expenses incurred relating to the
compensation for additional services              AIMCO Operating Partnership's ownership of
rendered.                                         its assets and the operation of the AIMCO
                                                  Operating Partnership and reimburses the
                                                  general partner for such expenses paid by
                                                  the general partner. The employees of the
                                                  AIMCO Operating Partnership receive
                                                  compensation for their services.

                             Liability of Investors


Under your partnership's agreement of             Except for fraud, willful misconduct or
limited partnership, the liability of each        gross negligence, no OP Unitholder has
of the limited partners for his share of the      personal liability for the AIMCO Operating
losses and debts of your partnership shall        Partnership's debts and obligations, and
be limited to the total capital contribution      liability of the OP Unitholders for the
of such limited partners (subject to the          AIMCO Operating Partnership's debts and
terms and conditions pursuant to which such       obligations is generally limited to the
capital contribution is to be paid) plus, to      amount of their investment in the AIMCO
the extent that such limited partner              Operating Partnership. However, the
rightfully has received the return of such        limitations on the liability of limited
capital contribution, any sum, not in excess      partners for the obligations of a limited
of such return, necessary to discharge            partnership have not been clearly
liabilities of your partnership to all            established in some states. If it were
creditors who extended credit before such         determined that the AIMCO Operating Part-
return, provided that the liability with          nership had been conducting business in any
respect to rightfully returned capital            state without compliance with the applicable
contribution is limited to one year from the      limited partnership statute, or that the
date of such return.                              right or the exercise of the right by the
                                                  holders of OP Units as a group to

          YOUR PARTNERSHIP                      AIMCO OPERATING PARTNERSHIP

                                                  make certain amendments to the AIMCO
                                                  Operating Partnership Agreement or to take
                                                  other action pursuant to the AIMCO Operating
                                                  Partnership Agreement constituted
                                                  participation in the "control" of the AIMCO
                                                  Operating Partnership's business, then a
                                                  holder of OP Units could be held liable
                                                  under certain circumstances for the AIMCO
                                                  Operating Partnership's obligations to the
                                                  same extent as the general partner.

                                Fiduciary Duties


Under your partnership's agreement of             Unless otherwise provided for in the
limited partnership, the general partner          relevant partnership agreement, Delaware law
must devote such of its time and that of its      generally requires a general partner of a
employees to your partnership business as         Delaware limited partnership to adhere to
may be reasonably necessary to carry on and       fiduciary duty standards under which it owes
conduct your partnership's business. The          its limited partners the highest duties of
general partner must use its best effort to       good faith, fairness and loyalty and which
do all other things and perform such other        generally prohibit such general partner from
duties as may be reasonably necessary to the      taking any action or engaging in any
successful operation of your partnership and      transaction as to which it has a conflict of
the general partner must act as a fiduciary       interest. The AIMCO Operating Partnership
with respect to the assets and business of        Agreement expressly authorizes the general
your partnership. The general partner and         partner to enter into, on behalf of the
its affiliates may engage in whatever             AIMCO Operating Partnership, a right of
activities they choose, whether the same be       first opportunity arrangement and other
competitive with your partnership or              conflict avoidance agreements with various
otherwise, including, without limitation,         affiliates of the AIMCO Operating
the acquisition, ownership, financing,            Partnership and the general partner, on such
syndication, development, improvement,            terms as the general partner, in its sole
leasing, operation, management and brokerage      and absolute discretion, believes are
of real property (including real property         advisable. The AIMCO Operating Partnership
that may be in the vicinity of a competitive      Agreement expressly limits the liability of
with real property owned by your                  the general partner by providing that the
partnership), without having or incurring         general partner, and its officers and
any obligation to disclose or to offer any        directors will not be liable or accountable
interest in such activities to your partner-      in damages to the AIMCO Operating
ship or the partners. See "Your                   Partnership, the limited partners or as-
Partnership -- Fiduciary Responsibility of        signees for errors in judgment or mistakes
the General Partner of Your Partnership."         of fact or law or of any act or omission if
                                                  the general partner or such director or
In general, your partnership's agreement of       officer acted in good faith. See
limited partnership and the AIMCO Operating       "Description of OP Units -- Fiduciary
Partnership Agreement have limitations on         Responsibilities" in the accompanying
the liability of the general partner but          Prospectus.
such limitations differ in terms and provide
more protection for the general partner of
the AIMCO Operating Partnership.

                            Federal Income Taxation


In general, there are no material                 The AIMCO Operating Partnership is not
differences between the taxation of your          subject to Federal income taxes. Instead,
partnership and the AIMCO Operating               each holder of OP Units includes in income
Partnership.                                      its allocable share of the AIMCO Operating
                                                  Partnership's taxable income or loss when it
                                                  determines its individual Federal income tax
                                                  liability.

          YOUR PARTNERSHIP                      AIMCO OPERATING PARTNERSHIP

                                                  Income and loss from the AIMCO Operating
                                                  Partnership may be subject to the passive
                                                  activity limitations. If an investment in an
                                                  OP Unit is treated as a passive activity,
                                                  income and loss from the AIMCO Operating
                                                  Partnership generally can be offset against
                                                  income and loss from other investments that
                                                  constitute "passive activities" (unless the
                                                  AIMCO Operating Partnership is considered a
                                                  "publicity traded partnership", in which
                                                  case income and loss from the AIMCO
                                                  Operating Partnership can only be offset
                                                  against other income and loss from the AIMCO
                                                  Operating Partnership). Income of the AIMCO
                                                  Operating Partnership, however, attributable
                                                  to dividends from the Management
                                                  Subsidiaries (as defined below) or interest
                                                  paid by the Management Subsidiaries does not
                                                  qualify as passive activity income and
                                                  cannot be offset against losses from
                                                  "passive activities."
                                                  Cash distributions by the AIMCO Operating
                                                  Partnership are not taxable to a holder of
                                                  OP Units except to the extent they exceed
                                                  such Partner's basis in its interest in the
                                                  AIMCO Operating Partnership (which will
                                                  include such OP Unitholder's allocable share
                                                  of the AIMCO Operating Partnership's nonre-
                                                  course debt).
                                                  Each year, OP Unitholders receive a Schedule
                                                  K-1 tax form containing tax information for
                                                  inclusion in preparing their Federal income
                                                  tax returns.
                                                  OP Unitholders are required, in some cases,
                                                  to file state income tax returns and/or pay
                                                  state income taxes in the states in which
                                                  the AIMCO Operating Partnership owns
                                                  property or transacts business, even if they
                                                  are not residents of those states. The AIMCO
                                                  Operating Partnership may be required to pay
                                                  state income taxes in certain states.

                  COMPARISON OF YOUR UNITS AND AIMCO OP UNITS

        YOUR UNITS             PREFERRED OP UNITS          COMMON OP UNITS

                              Nature of Investment



The partnership interests in your   The Preferred OP Units constitute   The Common OP Units constitute
partnership constitute equity in-   equity interests entitling each     equity interests entitling each OP
terest entitling each partner to    holder of Preferred OP Units, when  Unitholder to such partner's pro
its pro rata share of               and as declared by the board of     rata share of cash distributions
distributions to be made to the     directors of the general partner    made from Available Cash (as such
partners of your partnership.       of the AIMCO Operating Part-        term is defined in the AIMCO
                                    nership, quarterly cash distribu-   Operating Partnership Agreement)
                                    tion at a rate of $0.50 per         to the partners of the AIMCO
                                    Preferred OP Unit, subject to ad-   Operating Partnership. To the
                                    justments from time to time on or   extent the AIMCO Operating
                                    after the fifth anniversary of the  Partnership sells or refinances
                                    issue date of the Preferred OP      its assets, the net proceeds
                                    Units.                              therefrom generally will be re-
                                                                        tained by the AIMCO Operating
                                                                        Partnership for working capital
                                                                        and new investments rather than
                                                                        being distributed to the OP
                                                                        Unitholders (including AIMCO).

                                 Voting Rights


Under your partnership's          Except as otherwise required      Under the AIMCO Operating
agreement of limited              by applicable law or in the       Partnership Agreement, the
partnership, upon the vote        AIMCO Operating Partnership       OP Unitholders have voting
of the limited partners           Agreement, the holders of         rights only with respect to
owning a majority of the          the Preferred OP Units will       certain limited matters such
outstanding units, the            have the same voting rights       as certain amendments and
limited partners may elect a      as holders of the Common OP       termination of the AIMCO
general partner and approve       Units. See "Description of        Operating Partnership
or disapprove the sale of         OP Units" in the accompany-       Agreement and certain
all or a material portion of      ing Prospectus. So long as        transactions such as the
your partnership's property.      any Preferred OP Units are        institution of bankruptcy
The approval of holders of        outstanding, in addition to       proceedings, an assignment
67% of the outstanding units      any other vote or consent of      for the benefit of creditors
is necessary to remove a          partners required by law or       and certain transfers by the
general partner, approve the      by the AIMCO Operating            general partner of its
withdrawal of a general           Partnership Agreement, the        interest in the AIMCO
partner, amend your               affirmative vote or consent       Operating Partnership or the
partnership's agreement of        of holders of at least 50%        admission of a successor
limited partnership, subject      of the outstanding Preferred      general partner.
to certain limitations, and       OP Units will be necessary
terminate your partnership.       for effecting any amendment       Under the AIMCO Operating
                                  of any of the provisions of       Partnership Agreement, the
A general partner may cause       the Partnership Unit              general partner has the
the dissolution of the            Designation of the Preferred      power to effect the
partnership by retiring.          OP Units that materially and      acquisition, sale, transfer,
Upon such event, within           adversely affects the rights      exchange or other
ninety days of the                or preferences of the             disposition of any assets of
retirement, the limited           holders of the Preferred OP       the AIMCO Operating
partners owning 67% of the        Units. The creation               Partnership (including, but
units may vote to continue                                          not limited to, the exercise
the business of your                                                or
partnership.

        YOUR UNITS             PREFERRED OP UNITS          COMMON OP UNITS

If no general partner             or issuance of any class or       grant of any conversion,
remains, all of the limited       series of partnership units,      option, privilege or
partner by unanimous consent      including, without                subscription right or any
may vote to reform your           limitation, any partner-          other right available in
partnership and the limited       ship units that may have          connection with any assets
partners holding 67% of the       rights senior or superior to      at any time held by the
units may elect one or more       the Preferred OP Units,           AIMCO Operating Partnership)
successor general partner to      shall not be deemed to            or the merger,
continue the business of          materially adversely affect       consolidation,
your partnership. In such an      the rights or preferences of      reorganization or other
event of such reformation,        the holders of Preferred OP       combination of the AIMCO
your partnership will dis-        Units. With respect to the        Operating Partnership with
solve and all of its assets       exercise of the above             or into another entity, all
and liability will be             described voting rights,          without the consent of the
contributed to a new              each Preferred OP Units           OP Unitholders.
partnership and all parties       shall have one (1) vote per
of your partnership will          Preferred OP Unit.                The general partner may
become parties to the new                                           cause the dissolution of the
partnership.                                                        AIMCO Operating Partnership
                                                                    by an "event of withdrawal,"
In general, you have greater                                        as defined in the Delaware
voting rights in your                                               Limited Partnership Act
partnership than you will                                           (including, without limi-
have as an OP Unitholder. OP                                        tation, bankruptcy), unless,
Unitholders cannot remove                                           within 90 days after the
the general partner of the                                          withdrawal, holders of a
AIMCO Operating Partnership.                                        "majority in interest," as
                                                                    defined in the Delaware
                                                                    Limited Partnership Act,
                                                                    agree in writing, in their
                                                                    sole and absolute
                                                                    discretion, to continue the
                                                                    business of the AIMCO
                                                                    Operating Partnership and to
                                                                    the appointment of a
                                                                    successor general partner.
                                                                    The general partner may
                                                                    elect to dissolve the AIMCO
                                                                    Operating Partnership in its
                                                                    sole and absolute
                                                                    discretion, with or without
                                                                    the consent of the OP
                                                                    Unitholders. See "Descrip-
                                                                    tion of OP
                                                                    Units -- Dissolution and
                                                                    Winding Up" in the accom-
                                                                    panying Prospectus.
                                                                    OP Unitholders cannot remove
                                                                    the general partner of the
                                                                    AIMCO Operating Partnership
                                                                    with or without cause.

                                 Distributions


Your partnership's agreement      Holders of Preferred OP           Subject to the rights of
of limited partnership            Units will be entitled to         holders of any outstanding
specifies how the cash            receive, when and as              Preferred OP Units, the
available for distribution,       declared by the board of          AIMCO Operating Partnership
whether arising from              directors of the general          Agreement requires the
operations or sales or            partner of the AIMCO              general partner to
refinancing, is to be             Operating Partner-


        YOUR UNITS             PREFERRED OP UNITS          COMMON OP UNITS
shared among the partners.        ship, quarterly cash              cause the AIMCO Operating
Distributions of                  distributions at the rate of      Partnership to distribute
Distributable Cash are to be      $0.50 per Preferred OP Unit;      quarterly all, or such
made quarterly on or about        provided, however, that at        portion as the general
January 15, April 15, July        any time and from time to         partner may in its sole and
15 and October 15. The dis-       time on or after the fifth        absolute discretion
tributions payable to the         anniversary of the issue          determine, of Available Cash
partners are not fixed in         date of the Preferred OP          (as defined in the AIMCO
amount and depend upon the        Units, the AIMCO Operating        Operating Partnership
operating results and net         Partnership may adjust the        Agreement) generated by the
sales or refinancing pro-         annual distribution rate on       AIMCO Operating Partnership
ceeds available from the          the Preferred OP Units to         during such quarter to the
disposition of your               the lower of (i) 2.00% plus       general partner, the special
partnership's assets.             the annual interest rate          limited partner and the
                                  then applicable to U.S.           holders of Common OP Units
                                  Treasury notes with a             on the record date es-
                                  maturity of five years, and       tablished by the general
                                  (ii) the annual dividend          partner with respect to such
                                  rate on the most recently         quarter, in accordance with
                                  issued AIMCO non-convertible      their respective interests
                                  preferred stock which ranks       in the AIMCO Operating
                                  on a parity with its Class H      Partnership on such record
                                  Cumulative Preferred Stock.       date. Holders of any other
                                  Such distributions will be        Preferred OP Units issued in
                                  cumulative from the date of       the future may have priority
                                  original issue. Holders of        over the general partner,
                                  Preferred OP Units will not       the special limited partner
                                  be entitled to receive any        and holders of Common OP
                                  distributions in excess of        Units with respect to
                                  cumulative distributions on       distributions of Available
                                  the Preferred OP Units. No        Cash, distributions upon
                                  interest, or sum of money in      liquidation or other
                                  lieu of interest, shall be        distributions. See "Per
                                  payable in respect of any         Share and Per Unit Data" in
                                  distribution payment or pay-      the accompanying Prospectus.
                                  ments on the Preferred OP
                                  Units that may be in              The general partner in its
                                  arrears.                          sole and absolute discretion
                                                                    may distribute to the OP
                                  When distributions are not        Unitholders Available Cash
                                  paid in full upon the             on a more frequent basis and
                                  Preferred OP Units or any         provide for an appropriate
                                  Parity Units (as defined          record date.
                                  below), all distributions
                                  declared upon the Preferred       The AIMCO Operating Partner-
                                  OP Units and any Parity           ship Agreement requires the
                                  Units shall be declared           general partner to take such
                                  ratably in proportion to the      reasonable efforts, as
                                  respective amounts of             determined by it in its sole
                                  distributions accumulated,        and absolute discretion and
                                  accrued and unpaid on the         consistent with AIMCO's
                                  Preferred OP Units and such       qualification as a REIT, to
                                  Parity Units. Unless full         cause the AIMCO Operating
                                  cumulative distributions on       Partnership to distribute
                                  the Preferred OP Units have       sufficient amounts to en-
                                  been declared and paid,           able the general partner to
                                  except in limited circum-         transfer funds to AIMCO and
                                  stances, no distributions         enable AIMCO to pay stock-
                                  may be declared or paid or        holder dividends that will
                                  set apart for payment by the
                                  AIMCO Operating Partnership
                                  and no other dis-

        YOUR UNITS             PREFERRED OP UNITS          COMMON OP UNITS

                                  tribution of cash or other        (i) satisfy the requirements
                                  property may be declared or       for qualifying as a REIT
                                  made, directly or                 under the Code and the
                                  indirectly, by the AIMCO          Treasury Regulations and
                                  Operating Partnership with        (ii) avoid any Federal
                                  respect to any Junior Units       income or excise tax
                                  (as defined below), nor           liability of AIMCO. See
                                  shall any Junior Units be         "Description of OP
                                  redeemed, purchased or            Units -- Distributions" in
                                  otherwise acquired for            the accompanying Prospectus.
                                  consideration, nor shall any
                                  other cash or other property
                                  be paid or distributed to or
                                  for the benefit of holders
                                  of Junior Units. See
                                  "Description of Preferred OP
                                  Units -- Distributions."

                Liquidity and Transferability/Redemption Rights



A limited partner may             There is no public market         There is no public market
transfer his units to any         for the Preferred OP Units        for the OP Units. The AIMCO
person and such person will       and the Preferred OP Units        Operating Partnership
become a substitute limited       are not listed on any             Agreement restricts the
partner if: (1) a written         securities exchange. The          transferability of the OP
assignment has been duly          Preferred OP Units are            Units. Until the expiration
executed and acknowledged by      subject to restrictions on        of one year from the date on
the assignor and assignee         transfer as set forth in the      which an OP Unitholder
and delivered to the general      AIMCO Operating Partnership       acquired OP Units, subject
partner, (2) the approval of      Agreement.                        to certain exceptions, such
the general partner which                                           OP Unitholder may not
may be withheld in the sole       Pursuant to the AIMCO             transfer all or any por-
discretion and which will be      Operating Partnership             tion of its OP Units to any
withheld if the general           Agreement, until the              transferee without the
partner reasonably believes       expiration of one year from       consent of the general
that the transfer violates        the date on which a holder        partner, which consent may
applicable securities law or      of Preferred OP Units             be withheld in its sole and
results in adverse tax            acquired Preferred OP Units,      absolute discretion. After
consequences, including the       subject to certain                the expiration of one year,
termination of your               exceptions, such holder of        such OP Unitholder has the
partnership for tax               Preferred OP Units may not        right to transfer all or any
purposes, (3) the assignee        transfer all or any portion       portion of its OP Units to
has agreement to be bound by      of its Preferred OP Units to      any person, subject to the
all of the terms of your          any transferee without the        satisfaction of certain con-
partnership's agreement of        consent of the general            ditions specified in the
limited partnership and           partner, which consent may        AIMCO Operating Partnership
absolute discretion of the        be withheld in its sole and       Agreement, including the
general partner has been          absolute discretion. After        general partner's right of
granted, (4) the assignee         the expiration of one year,       first refusal. See
represents he is at least 18      such holders of Preferred OP      "Description of OP Units --
years of age, is a citizen        Units has the right to            Transfers and Withdrawals"
and resident of the U.S.,         transfer all or any portion       in the accompanying
has sufficient financial          of its Preferred OP Units to      Prospectus.
resources to maintain the         any person, subject to the
interest acquired and that        satisfaction of certain           After the first anniversary
he is not acquiring the           conditions specified in the       of becoming a holder of
interest with a view to           AIMCO Operating Partner-          Common OP Units, an OP
resell the interest and (5)       ship Agreement, including         Unitholder has the right,
the assignor and assignee         the general partner's right       subject to the terms and
have complied with such           of first refusal.                 conditions of the AIMCO
other conditions as set                                             Oper-
forth in

        YOUR UNITS             PREFERRED OP UNITS          COMMON OP UNITS

your partnership's agreement                                        ating Partnership Agreement,
of limited partnership.           After a one-year holding          to require the AIMCO
                                  period, a holder may redeem       Operating Partnership to
There are no redemption           Preferred OP Units and            redeem all or a portion of
rights associated with your       receive in exchange               the Common OP Units held by
units.                            therefor, at the AIMCO Oper-      such party in exchange for a
                                  ating Partnership's option,       cash amount based on the
                                  (i) subject to the terms of       value of shares of Class A
                                  any Senior Units (as defined      Common Stock. See "Descrip-
                                  below), cash in an amount         tion of OP
                                  equal to the Liquidation          Units -- Redemption Rights"
                                  Preference of the Preferred       in the accompanying
                                  OP Units tendered for             Prospectus. Upon receipt of
                                  redemption, (ii) a number of      a notice of redemption, the
                                  shares of Class A Common          AIMCO Operating Partnership
                                  Stock of AIMCO that is equal      may, in its sole and
                                  in Value to the Liquidation       absolute discretion but
                                  Preference of the Preferred       subject to the restrictions
                                  OP Units tendered for             on the ownership of Class A
                                  redemption, or (iii) for          Common Stock imposed under
                                  Preferred OP Units redeemed       AIMCO's charter and the
                                  after a two-year holding          transfer restrictions and
                                  period, a number of shares        other limitations thereof,
                                  of Class I Preferred Stock        elect to cause AIMCO to
                                  of AIMCO that pay an              acquire some or all of the
                                  aggregate amount of               tendered Common OP Units in
                                  dividends equivalent to the       exchange for Class A Common
                                  distributions on the              Stock, based on an exchange
                                  Preferred OP Units tendered       ratio of one share of Class
                                  for redemption; provided          A Common Stock for each Com-
                                  that such shares are part of      mon OP Unit, subject to
                                  a class or series of              adjustment as provided in
                                  preferred stock that is then      the AIMCO Operating
                                  listed on the NYSE or an-         Partnership Agreement.
                                  other national securities
                                  exchange. See "Financial
                                  Income Tax
                                  Consequences -- Disguised
                                  Sales." The Preferred OP
                                  Units may not be redeemed at
                                  the option of the AIMCO
                                  Operating Partnership. See
                                  "Description of Preferred OP
                                  Units -- Redemption."

                       DESCRIPTION OF PREFERRED OP UNITS

GENERAL

     The Preferred OP Units are the Class Two Partnership Preferred Units of the AIMCO Operating Partnership.

RANKING

     The Preferred OP Units will, with respect to distribution rights and rights upon liquidation, dissolution or winding up of the AIMCO Operating Partnership, effectively rank:(i) prior or senior to the Class I High Performance Units, the Common OP Units and any other interest in the AIMCO Operating Partnership if the holders of Preferred OP Units shall be entitled to the receipt of distributions and amounts distributable upon liquidation, dissolution or winding up in preference or priority to the holders of such interest (the Common OP Units and such other interests are collectively referred to herein as "Junior Units");
(ii) on a parity with the Class B Partnership Preferred Units, the Class C Partnership Preferred Units, the Class D Partnership Preferred Units, the Class G Partnership Preferred Units, the Class H Partnership Preferred Units, the Class J Partnership Preferred Units, the Class K Partnership Preferred Units and with any other interest in the AIMCO Operating Partnership if the holders of such interest and the Preferred OP Units shall be entitled to the receipt of distributions and amounts distributable upon liquidation, dissolution or winding up in proportion to their respective amounts of accumulated, accrued and unpaid distributions or stated preferences, without preference or priority of one over the other ("Parity Units"); and (iii) junior to the Class F Partnership Preferred Units, the Class One Partnership Preferred Units and any other interest in the AIMCO Operating Partnership if the holders of such interest shall be entitled to the receipt of distributions or amounts distributable upon liquidation, dissolution or winding up in preference or priority to the holders of the Preferred OP Units ("Senior Units"). Junior Units, Parity Units and Senior Units may be issued from time to time by the AIMCO Operating Partnership without any approval or consent by holders of the Preferred OP Units.

     Although proceeds upon liquidation, dissolution or winding up of the AIMCO Operating Partnership will be made in accordance with the positive balance of all partners capital accounts, the AIMCO Operating Partnership creates, to the extent possible, the preference upon such events by specially allocating income, if necessary, to the Preferred OP Units in an amount equal to their liquidation preference.

DISTRIBUTIONS

     Holders of Preferred OP Units are entitled to receive, when and as declared by the board of directors of the general partner of the AIMCO Operating Partnership, quarterly cash distributions at the rate of $0.50 per Preferred OP Unit (equivalent to 8.0% per annum of the $25 stated liquidation preference); provided, however, that at any time and from time to time on or after March 1, 2005, the AIMCO Operating Partnership may adjust the annual distribution rate on the Preferred OP Units to the lower of (i) 2.0% plus the annual interest rate then applicable to U.S. Treasury notes with a maturity of five years, and (ii) the annual dividend rate on the most recently issued AIMCO non-convertible preferred stock which ranks on a parity with its Class H Cumulative Preferred Stock. A reduction in the distribution rate will reduce your rate of return on the Preferred OP Units and possibly encourage you to redeem such units. Such adjustment shall become effective upon the date the AIMCO Operating Partnership issues a notice to such effect to the holders of the Preferred OP Units. Such distributions are cumulative from the date of original issue, whether or not in any distribution period or periods such distributions have been declared, and shall be payable quarterly on February 15, May 15, August 15 and November 15 of each year (or, if not a business day, the next succeeding business day) (each a "Distribution Payment Date"), commencing on the first such date occurring after the date of original issue. If the Preferred OP Units are issued on any day other than a Distribution Payment Date, the first distribution payable on such Preferred OP Units will be prorated for the portion of the quarterly period that such Preferred OP Units are outstanding on the basis of twelve 30-day months and a 360-day year. Distributions are payable in arrears to holders of record as they appear on the records of the AIMCO Operating Partnership at the close of business on the February 1, May 1, August 1 or

November 1, as the case may be, immediately preceding each Distribution Payment Date. Holders of Preferred OP Units will not be entitled to receive any distributions in excess of cumulative distributions on the Preferred OP Units. No interest, or sum of money in lieu of interest, shall be payable in respect of any distribution payment or payments on the Preferred OP Units that may be in arrears. Holders of any Preferred OP Units that are issued after the date of original issuance are entitled to receive the same distributions as holders of any Preferred OP Units issued on the date of original issuance.

     When distributions are not paid in full upon the Preferred OP Units or any Parity Units, or a sum sufficient for such payment is not set apart, all distributions declared upon the Preferred OP Units and any Parity Units shall be declared ratably in proportion to the respective amounts of distributions accumulated, accrued and unpaid on the Preferred OP Units and accumulated, accrued and unpaid on such Parity Units. Except as set forth in the preceding sentence, unless distributions on the Preferred OP Units equal to the full amount of accumulated, accrued and unpaid distributions have been or contemporaneously are declared and paid, or declared and a sum sufficient for the payment thereof has been or contemporaneously is set apart for such payment, for all past distribution periods, no distributions shall be declared or paid or set apart for payment by the AIMCO Operating Partnership with respect to any Parity Units. Unless full cumulative distributions (including all accumulated, accrued and unpaid distributions) on the Preferred OP Units have been declared and paid, or declared and set apart for payment, for all past distribution periods, no distributions (other than distributions or distributions paid in Junior Units or options, warrants or rights to subscribe for or purchase Junior Units) may be declared or paid or set apart for payment by the AIMCO Operating Partnership and no other distribution of cash or other property may be declared or made, directly or indirectly, by the AIMCO Operating Partnership with respect to any Junior Units, nor shall any Junior Units be redeemed, purchased or otherwise acquired (except for a redemption, purchase or other acquisition of Common OP Units made for purposes of an employee incentive or benefit plan of AIMCO, the AIMCO Operating Partnership or any subsidiary) for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any such Junior Units), directly or indirectly, by the AIMCO Operating Partnership (except by conversion into or exchange for Junior Units, or options, warrants or rights to subscribe for or purchase Junior Units), nor shall any other cash or other property be paid or distributed to or for the benefit of holders of Junior Units. Notwithstanding the foregoing provisions of this paragraph, the AIMCO Operating Partnership shall not be prohibited from (i) declaring or paying or setting apart for payment any distribution on any Parity Units or (ii) redeeming, purchasing or otherwise acquiring any Parity Units, in each case, if such declaration, payment, redemption, purchase or other acquisition is necessary to maintain AIMCO's qualification as a REIT.

ALLOCATION

     Holders of Preferred OP Units will be allocated net income of the AIMCO Operating Partnership in an amount equal to the distributions made on such holder's Preferred OP Units during the taxable year. Holders of Preferred OP Units also will generally be allocated any net loss of the AIMCO Operating Partnership that is not allocated to holders of Common OP Units or other interests of the AIMCO Operating Partnership.

LIQUIDATION PREFERENCE

     Upon any voluntary or involuntary liquidation, dissolution or winding up of the AIMCO Operating Partnership, before any allocation of income or gain by the AIMCO Operating Partnership shall be made to or set apart for the holders of any Junior Units, to the extent possible, the holders of Preferred OP Units shall be entitled to be allocated income and gain to effectively enable them to receive a liquidation preference (the "Liquidation Preference") of $25 per Preferred OP Unit, plus accumulated, accrued and unpaid distributions (whether or not earned or declared) to the date of final distribution to such holders; but such holders shall not be entitled to any further allocation of income or gain. Until the holders of the Preferred OP Units have been paid the Liquidation Preference in full, no allocation of income or gain will be made to any holder of Junior Units upon the liquidation, dissolution or winding up of the AIMCO Operating Partnership. If, upon any liquidation, dissolution or winding up of the AIMCO Operating Partnership, the assets of the AIMCO Operating Partnership, or proceeds thereof, distributable among the holders of Preferred OP Units shall be insufficient to pay in full the above described preferential amount and liquidating payments on any Parity Units, then following certain allocations made by the AIMCO Operating Partnership, such assets, or the proceeds thereof, shall be distributed among the holders of Preferred OP Units and any such Parity Units ratably in the same proportion as the respective amounts that would be payable on such Preferred OP Units and any such Parity Units if all amounts payable thereon were paid in full. A voluntary or involuntary liquidation, dissolution or winding up of the AIMCO Operating Partnership will not include a consolidation or merger of the AIMCO Operating Partnership with one or more partnerships, corporations or other entities, or a sale or transfer of all or substantially all of the AIMCO Operating Partnership's assets. Upon any liquidation, dissolution or winding up of the AIMCO Operating Partnership, after all allocations shall have been made in full to the holders of Preferred OP Units and any Parity Units to enable them to receive their Liquidation Preference, any Junior Units shall be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Preferred OP Units and any Parity Units shall not be entitled to share therein.

REDEMPTION

     The Preferred OP Units may not be redeemed at the option of the AIMCO Operating Partnership, and will not be required to be redeemed or repurchased by the AIMCO Operating Partnership or AIMCO except if a holder of a Preferred OP Unit effects a redemption, as described below. The AIMCO Operating Partnership or AIMCO may purchase Preferred OP Units from time to time in the open market, by tender or exchange offer, in privately negotiated purchases or otherwise. After a one-year holding period, a holder may redeem Preferred OP Units and receive in exchange therefor, at the AIMCO Operating Partnership's option, (i) subject to the terms of any Senior Units, cash in an amount equal to the Liquidation Preference of the Preferred OP Units tendered for redemption, (ii) a number of shares of Class A Common Stock of AIMCO that is equal in Value to the Liquidation Preference of the Preferred OP Units tendered for redemption, or
(iii) for Preferred OP Units redeemed after a two-year holding period, a number of shares of Class I Preferred Stock of AIMCO that pay an aggregate amount of dividends equivalent to the distributions on the Preferred OP Units tendered for redemption; provided that such shares are part of a class or series of preferred stock that is then listed on the NYSE or another national securities exchange. The "Value" of shares of Class A Common Stock will be determined based on a 10-day average trading price of the shares, as set forth in the AIMCO Operating Partnership's agreement of limited partnership. Before issuing any preferred stock upon redemption of Preferred OP Units, AIMCO will register the issuance and sale of such shares under the Securities Act of 1933. If shares of Class I Preferred Stock or Class A Common Stock of AIMCO are issued in exchange for any Preferred OP Units tendered for redemption, the Preferred OP Units that are acquired by AIMCO will be converted to a class of AIMCO Operating Partnership units that corresponds to the class of stock so issued.

VOTING RIGHTS

     Except as otherwise required by applicable law or in the AIMCO Operating Partnership's agreement of limited partnership, the holders of the Preferred OP Units will have the same voting rights as holders of the Common OP Units. See "Description of OP Units" in the accompanying Prospectus. So long as any Preferred OP Units are outstanding, in addition to any other vote or consent of partners required by law or by the AIMCO Operating Partnership's agreement of limited partnership, the affirmative vote or consent of holders of at least 50% of the outstanding Preferred OP Units will be necessary for effecting any amendment of any of the provisions of the Partnership Unit Designation of the Preferred OP Units that materially and adversely affects the rights or preferences of the holders of the Preferred OP Units. The creation or issuance of any class or series of AIMCO Operating Partnership units, including, without limitation, any AIMCO Operating Partnership units that may have rights senior or superior to the Preferred OP Units, will not be deemed to materially adversely affect the rights or preferences of the holders of Preferred OP Units. With respect to the exercise of the above described voting rights, each Preferred OP Unit will have one (1) vote per Preferred OP Unit.

RESTRICTIONS ON TRANSFER

     Preferred OP Units will be subject to the same restrictions on transfer applicable to Common OP Units, as set forth in the AIMCO Operating Partnership's agreement of limited partnership.

                     DESCRIPTION OF CLASS I PREFERRED STOCK


     The Class I Preferred Stock (a) ranks prior to the Class A Common Stock and any other class or series of capital stock of AIMCO if the holders of the Class I Preferred Stock are to be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution, and winding-up in preference or priority to the holders of shares of such class or series ("Class I Junior Stock"), (b) ranks on a parity with the Class B Preferred Stock, the Class C Preferred Stock, the Class D Preferred Stock, the Class G Preferred Stock, the Class H Preferred Stock, the Class J Preferred Stock, the Class K Preferred Stock and with any other class or series of capital stock of AIMCO, if the holders of such class of stock or series and the Class I Preferred Stock are entitled to the receipt of dividends and of amounts distributable upon liquidation, dissolution or winding-up in proportion to their respective amounts of accrued and unpaid dividends per share or liquidation preferences, without preference or priority one over the other ("Class I Parity Stock") and (c) ranks junior to any class or series of capital stock of AIMCO if the holders of such class or series are entitled to the receipt of dividends or amounts distributable upon liquidation, dissolution or winding-up in preference or priority to the holders of the Class I Preferred Stock ("Class I Senior Stock").


     Holders of Class I Preferred Stock are entitled to receive cash dividends at the rate of 8.0% per annum of the $25 liquidation preference (equivalent to $2.00 per annum per share). Such dividends are cumulative from the date of original issue, and are payable quarterly on or before January 15, April 15, July 15 and October 15 of each year, commencing July 15, 1999. Upon any liquidation, dissolution or winding up of AIMCO, before payment or distribution by AIMCO may be made to or set apart for the holders of any shares of Class I Junior Stock, the holders of Class I Preferred Stock are entitled to receive a liquidation preference of $25 per share (the "Class I Liquidation Preference"), plus an amount equal to all accumulated, accrued and unpaid dividends to the date of final distribution to such holders; but such holders shall not be entitled to any further payment. If proceeds available for distribution are insufficient to pay the preference described above and any liquidating payments on any other shares of any class or series of Class I Parity Stock, then such proceeds will be distributed among the holders of Class I Preferred Stock and any such other Class I Parity Stock ratably in the same proportion as the respective amount that would be payable on such Class I Preferred Stock and any such other Class I Parity Stock if all amounts payable thereon were paid in full.

     On and after March 1, 2005, AIMCO may redeem shares of Class I Preferred Stock, in whole or in part, at a cash redemption price equal to 100% of the Class I Liquidation Preference plus all accrued and unpaid dividends to the date fixed for redemption. The Class I Preferred Stock has no stated maturity and is not subject to any sinking fund or mandatory redemption provisions.

     Holders of shares of Class I Preferred Stock have no voting rights, except that if distributions on Class I Preferred Stock or any series or class of Class I Parity Stock are in arrears for six or more quarterly periods, the number of directors constituting the AIMCO board of directors will be increased by two and the holders of Class I Preferred Stock (voting together as a single class with all other shares of Class I Parity Stock, which are entitled to similar voting rights) will be entitled to vote for the election of the two additional directors of AIMCO at any annual meeting of stockholders or at a special meeting of the holders of the Class I Preferred Stock called for the purpose. The affirmative vote of the holders of two-thirds of the outstanding shares of Class I Preferred Stock will be required to amend the AIMCO charter in any manner that would adversely affect the rights of the holders of Class I Preferred Stock, and to approve the issuance of any capital stock that ranks senior to the Class I Preferred Stock with respect to payment of dividends or upon liquidation, dissolution, winding up or otherwise.

     Ownership of shares of Class I Preferred Stock by any person will be limited such that the sum of the aggregate value of all capital stock of AIMCO (including all shares of Class I Preferred Stock) owned directly or constructively by such person may not exceed 8.7% (or 15% in the case of certain pension trusts, registered investment companies and Mr. Considine) of the aggregate value of all shares of capital stock of AIMCO over (ii) the aggregate value of all shares of capital stock of AIMCO (the "Class I Preferred Ownership Limit"). The AIMCO board of directors may waive such ownership limit if evidence satisfactory to the AIMCO board of directors and AIMCO's tax counsel is presented that such ownership will not then or in the future jeopardize AIMCO's status as a REIT. As a condition of such waiver, the AIMCO board of directors may require opinions of counsel satisfactory to it and/or an undertaking from the applicant with respect to preserving the REIT status of AIMCO. If shares of Class I Preferred Stock in excess of the Class I Preferred Ownership Limit, or shares of Class I Preferred Stock which would result in AIMCO being "closely held," within the meaning of
Section 856(h) of the Code, or which would otherwise result in AIMCO failing to qualify as a REIT, are issued or transferred to any person, such issuance or transfer will be null and void to the intended transferee, and the intended transferee would acquire no rights to the Class I Preferred Stock. Shares of Class I Preferred Stock transferred in excess of the Class I Preferred Ownership Limit or other applicable limitations will automatically be transferred to a trust for the exclusive benefit of one or more qualifying charitable organizations to be designated by AIMCO. Shares transferred to such trust will remain outstanding, and the trustee of the trust will have all voting and dividend rights pertaining to such shares. The trustee of such trust may transfer such shares to a person whose ownership of such shares does not violate the Class I Preferred Ownership Limit or other applicable limitation. Upon a sale of such shares by the trustee, the interest of the charitable beneficiary will terminate, and the sales proceeds would be paid, first, to the original intended transferee, to the extent of the lesser of (a) such transferee's original purchase price (or the original market value of such shares if purportedly acquired by gift or devise) and (b) the price received by the trustee, and, second, any remainder to the charitable beneficiary. In addition, shares of Class I Preferred Stock held in such trust are purchasable by AIMCO for a 90-day period at a price equal to the lesser of the price paid for the Class I Preferred Stock by the original intended transferee (or the original market value of such shares if purportedly acquired by gift or devise) and the market price for the Class I Preferred Stock on the date that AIMCO determines to purchase the Class I Preferred Stock. The 90-day period commences on the date of the violative transfer or the date that the AIMCO board of directors determines in good faith that a violative transfer has occurred, whichever is later. All certificates representing shares of Class I Preferred Stock bear a legend referring to the restrictions described above.

                      COMPARISON OF PREFERRED OP UNITS AND
                            CLASS I PREFERRED STOCK

                               PREFERRED OP UNITS
                            CLASS I PREFERRED STOCK

                              Nature of Investment


The Preferred OP Units constitute equity          The Class I Preferred Stock constitutes an
interests entitling each holder of Preferred      equity interest entitling each holder of
OP Units to receive, when and as declared by      Class I Preferred Stock to receive, when and
the board of directors of the general             as declared by the AIMCO board of directors,
partner of the AIMCO Operating Partnership,       cash distribution at a rate of $2.00 per
quarterly cash distribution at a rate of          annum per share.
$0.50 per Preferred OP Unit, subject to
adjustments from time to time on or after
the fifth anniversary of the issue date of
the Preferred OP Units.

                                 Voting Rights


Except as otherwise required by applicable        Holders of Class I Preferred Stock do not
law or in the AIMCO Operating Partnership's       have any voting rights, except as set forth
agreement of limited partnership, the             below and except as otherwise required by
holders of the Preferred OP Units will have       applicable law.
the same voting rights as holders of the
Common OP Units. See "Description of OP           If and whenever dividends on any shares of
Units" in the accompanying Prospectus. So         Class I Preferred Stock or any series or
long as any Preferred OP Units are                class of Class I Parity Stock are in arrears
outstanding, in addition to any other vote        for six or more quarterly periods (whether
or consent of partners required by law or by      or not consecutive), the number of directors
the AIMCO Operating Partnership's agreement       then constituting the AIMCO board of
of limited partnership, the affirmative vote      directors shall be increased by two (if not
or consent of holders of at least 50% of the      already increased by reason of similar types
outstanding Preferred OP Units will be            of provisions with respect to shares of
necessary for effecting any amendment of any      voting preferred stock), and the holders of
of the provisions of the Partnership Unit         shares of Class I Preferred Stock, together
Designation of the Preferred OP Units that        with the holders of shares of all other
materially and adversely affects the rights       voting preferred stock then entitled to
or preferences of the holders of the              exercise similar voting rights, voting as a
Preferred OP Units. The creation or issuance      single class regardless of series, will be
of any class or series of AIMCO Operating         entitled to vote for the election of two
Partnership units, including, without             additional directors of AIMCO. Whenever
limitation, any AIMCO Operating Partnership       dividends in arrears and dividends for the
units that may have rights senior or              current quarterly dividend period have been
superior to the Preferred OP Units, will not      paid or declared and set aside in respect of
be deemed to materially adversely affect the      the outstanding shares of the Class I
rights or preferences of the holders of           Preferred Stock and the voting preferred
Preferred OP Units. With respect to the           stock, then the right of the holders of
exercise of the above described voting            Class I Preferred Stock and the voting
rights, each Preferred OP Units will have         preferred stock to elect such additional two
one (1) vote per Preferred OP Unit.               directors will cease and the terms of office
                                                  of such directors will terminate.
                                                  The affirmative vote or consent of at least
                                                  66 2/3% of the votes entitled to be cast by
                                                  the holders of Class I Preferred Stock and
                                                  Class I Parity Stock entitled to vote on
                                                  such matters, voting as a single class, will
                                                  be required to (i) authorize, create,
                                                  increase the authorized amount of, or issue
                                                  any shares of any class of Class I Senior
                                                  Stock or any security convertible into
                                                  shares of any class of Class I Senior Stock,
                                                  or (ii) amend, alter or repeal any provision
                                                  of, or add any provision to, the AIMCO
                                                  charter or

         PREFERRED OP UNITS                       CLASS I PREFERRED STOCK

                                                  by-laws, if such action would materially
                                                  adversely affect the voting powers, rights
                                                  or preferences of the holders of the Class I
                                                  Preferred Stock; provided, however, that no
                                                  such vote of the Class I Preferred
                                                  Stockholders shall be required if, at or
                                                  prior to the time such proposed change,
                                                  provisions are made for the redemption of
                                                  all outstanding shares of Class I Preferred
                                                  Stock. The amendment of the AIMCO charter to
                                                  authorize, create, increase or decrease the
                                                  authorized amount of or to issue Class I
                                                  Junior Stock, Class I Preferred Stock or any
                                                  shares of any class of Class I Parity Stock
                                                  shall not be deemed to materially adversely
                                                  affect the voting powers, rights or
                                                  preferences of the holders of Class I
                                                  Preferred Stock.
                                                  With respect to the exercise of the above
                                                  described voting rights, each share of Class
                                                  I Preferred Stock will have one vote per
                                                  share, except that when any other class or
                                                  series of preferred stock has the right to
                                                  vote with the Class I Preferred Stock as a
                                                  single class, then the Class I Preferred
                                                  Stock and such other class or series shall
                                                  have one quarter of one vote per $25 of
                                                  stated liquidation preference.

                                 Distributions


Holders of Preferred OP Units are entitled        Holders of Class I Preferred Stock are
to receive, when and as declared by the           entitled to receive, when and as declared by
board of directors of the general partner of      the AIMCO board of directors, out of funds
the AIMCO Operating Partnership, quarterly        legally available for payment, cash
cash distributions at the rate of $0.50 per       dividends at the rate of $2.00 per annum per
Preferred OP Unit; provided, however, that        share. Such dividends are cumulative from
at any time and from time to time on or           the date of original issue. Holders of Class
after the fifth anniversary of the issue          I Preferred Stock are not be entitled to
date of the Preferred OP Units, the AIMCO         receive any dividends in excess of
Operating Partnership may adjust the annual       cumulative dividends on the Class I
distribution rate on the Preferred OP Units       Preferred Stock. No interest, or sum of
to the lower of (i) 2.00% plus the annual         money in lieu of interest, shall be payable
interest rate then applicable to U.S.             in respect of any dividend payment or
Treasury notes with a maturity of five            payments on the Class I Preferred Stock that
years, and (ii) the annual dividend rate on       may be in arrears.
the most recently issued AIMCO
non-convertible preferred stock which ranks       When dividends are not paid in full upon the
on a parity with its Class H Cumulative           Class I Preferred Stock or any other class
Preferred Stock. Such distributions will be       or series of Class I Parity Stock, all
cumulative from the date of original issue.       dividends declared upon the Class I
Holders of Preferred OP Units will not be         Preferred Stock and any shares of Class I
entitled to receive any distributions in          Parity Stock will be declared ratably in
excess of cumulative distributions on the         proportion to the respective amounts of
Preferred OP Units. No interest, or sum of        dividends accumulated, accrued and unpaid on
money in lieu of interest, shall be payable       the Class I Preferred Stock and such Class I
in respect of any distribution payment or         Parity Stock. Unless dividends equal to the
payments on the Preferred OP Units that may       full amount of all accumulated, accrued and
be in arrears.                                    unpaid dividends on the Class I Preferred
                                                  Stock have been paid, or declared and set
When distributions are not paid in full upon      apart for payment, except in limited
the Preferred OP Units or any Parity Units,       circumstances, no dividends may be declared
all                                               or paid or set apart for

         PREFERRED OP UNITS                       CLASS I PREFERRED STOCK

distributions declared upon the Preferred OP      payment by AIMCO and no other distribution
Units and any Parity Units will be declared       of cash or other property may be declared or
ratably in proportion to the respective           made, directly or indirectly, by AIMCO with
amounts of distributions accumulated,             respect to any shares of Class I Junior
accrued and unpaid on the Preferred OP Units      Stock, nor shall any shares of Class I
and such Parity Units. Unless full                Junior Stock be redeemed, purchased or
cumulative distributions on the Preferred OP      otherwise acquired for any consideration,
Units have been declared and paid, except in      nor shall any other cash or other property
limited circumstances, no distributions may       be paid or distributed to or for the benefit
be declared or paid or set apart for payment      of holders of shares of Class I Junior
by the AIMCO Operating Partnership and no         Stock. See "Description of Class I Preferred
other distribution of cash or other property      Stock -- Dividends."
may be declared or made, directly or
indirectly, by the AIMCO Operating
Partnership with respect to any Junior
Units, nor shall any Junior Units be
redeemed, purchased or otherwise acquired
for consideration, nor shall any other cash
or other property be paid or distributed to
or for the benefit of holders of Junior
Units. See "Description of Preferred OP
Units -- Distributions."

                    Liquidity and Transferability/Redemption


There is no public market for the Preferred       Ownership of shares of Class I Preferred
OP Units and the Preferred OP Units are not       Stock by any person will be limited such
listed on any securities exchange. The            that the sum of the aggregate value of all
Preferred OP Units are subject to certain         equity stock (including all shares of Class
restrictions on transferability set forth in      I Preferred Stock) owned directly or
the AIMCO Operating Partnership Agreement.        constructively by such person may not exceed
                                                  8.7% (or 15% in the case of certain parties)
Pursuant to the AIMCO Operating                   of the aggregate value of all outstanding
Partnership's agreement of limited                shares of equity stock. Further, certain
partnership, until the expiration of one          transfers which may have the effect of
year from the date on which a holder of           causing AIMCO to lose its status as a REIT
Preferred OP Units acquired Preferred OP          are void ab initio.
Units, subject to certain exceptions, such
holder of Preferred OP Units may not              If any transfer of Class I Preferred Stock
transfer all or any portion of its Preferred      occurs which, if effective, would result in
OP Units to any transferee without the            any person beneficially or constructively
consent of the general partner, which             owning Class I Preferred Stock in excess or
consent may be withheld in its sole and           in violation of the Class I Preferred
absolute discretion. After the expiration of      Ownership Limit, such shares of Class I
one year, such holders of Preferred OP Units      Preferred Stock in excess of the Class I
has the right to transfer all or any portion      Preferred Ownership Limit will be
of its Preferred OP Units to any person,          automatically transferred to a trustee in
subject to the satisfaction of certain            his capacity as trustee of a trust for the
conditions specified in the AIMCO Operating       exclusive benefit of one or more charitable
Partnership's agreement of limited                beneficiaries designated by AIMCO, and the
partnership, including the general partner's      prohibited transferee will generally have no
right of first refusal.                           rights in such shares, except upon sale of
                                                  the shares by the trustee. The trustee will
After a one-year holding period, a holder         have all voting rights and rights to
may redeem Preferred OP Units and receive in      dividends with respect to shares of Class I
exchange therefor, at the AIMCO Operating         Preferred Stock held in the trust, which
Partnership's option, (i) subject to the          rights will be exercised for the benefit of
terms of any Senior Units, cash in an amount      the charitable beneficiaries.
equal to the Liquidation Preference of the
Preferred OP Units tendered for                   The trustee may sell the Class I Preferred
                                                  Stock held

         PREFERRED OP UNITS                       CLASS I PREFERRED STOCK

redemption, (ii) a number of shares of Class      in the trust to AIMCO or a person,
A Common Stock of AIMCO that is equal in          designated by the trustee, whose ownership
value to the Liquidation Preference of the        of the Class I Preferred Stock will not
Preferred OP Units tendered for redemption,       violate the Class I Preferred Ownership
or (iii) for Preferred OP Units redeemed          Limit. Upon such sale, the interest of the
after a two-year holding period, a number of      charitable beneficiaries in the shares sold
shares of Class I Preferred Stock of AIMCO        will terminate and the trustee will
that pay an aggregate amount of dividends         distribute to the prohibited transferee, the
equivalent to the distributions on the            lesser of (i) the price paid by the
Preferred OP Units tendered for redemption;       prohibited transferee for the shares or if
provided that such shares are part of a           the prohibited transferee did not give value
class or series of preferred stock that is        for the shares in connection with the event
then listed on the NYSE or another national       causing the shares to be held in the trust,
securities exchange. See "Federal Income Tax      the market price of such shares on the day
Consequences -- Disguised Sales." The             of the event causing the shares to be held
Preferred OP Units may not be redeemed at         in the trust and (ii) the price per share
the option of the AIMCO Operating                 received by the trustee from the sale or
Partnership. See "Description of Preferred        other disposition of the shares held in the
OP Units -- Redemption."                          trust. Any proceeds in excess of the amount
                                                  payable to the prohibited transferee will be
                                                  payable to the charitable beneficiaries.
                                                  On and after March 1, 2005, AIMCO may, at
                                                  its option, redeem shares of Class I
                                                  Preferred Stock, in whole or from time to
                                                  time in part, at a cash redemption price
                                                  equal to 100% of the Class I Liquidation
                                                  Preference plus all accumulated, accrued and
                                                  unpaid dividends to the date fixed for
                                                  redemption. If full cumulative dividends on
                                                  all outstanding shares of Class I Preferred
                                                  Stock have not been paid or declared and set
                                                  apart for payment, no shares of Class I
                                                  Preferred Stock may be redeemed unless all
                                                  outstanding shares of Class I Preferred
                                                  Stock are simultaneously redeemed and
                                                  neither AIMCO nor any of its affiliates may
                                                  purchase or acquire shares of Class I
                                                  Preferred Stock otherwise than pursuant to a
                                                  purchase or exchange offer made on the same
                                                  terms to all holders of Class I Preferred
                                                  Stock. The redemption price for the Class I
                                                  Preferred Stock (other than any portion
                                                  thereof consisting of accumulated, accrued
                                                  and unpaid dividends) will be payable solely
                                                  with the proceeds from the sale by AIMCO of
                                                  capital stock of AIMCO or the sale by the
                                                  AIMCO Operating Partnership of partnership
                                                  interests in the AIMCO Operating Partnership
                                                  (whether or not such sale occurs
                                                  concurrently with such redemption).

                             CONFLICTS OF INTEREST

CONFLICTS OF INTEREST WITH RESPECT TO THE OFFER

     The general partner of your partnership became a majority-owned subsidiary of AIMCO on October 1, 1998, when AIMCO merged with Insignia. Your general partner became a wholly owned subsidiary on February 26, 1999 of AIMCO when IPT merged with AIMCO. Accordingly, the general partner of your partnership has substantial conflicts of interest with respect to the offer. The general partner of your partnership has a fiduciary obligation to obtain a fair offer price for you, even as a subsidiary of AIMCO. It also has a duty to remove the property manager for your partnership's property, under certain circumstances, even though the property manager is also an affiliate of AIMCO. The conflicts of interest include the fact that a decision to remove, for any reason, the general partner of your partnership from its current position as a general partner of your partnership would result in a decrease or elimination of the substantial management fees paid to an affiliate of the general partner of your partnership for managing your partnership property. Additionally, we desire to purchase units at a low price and you desire to sell units at a high price. The general partner of your partnership makes no recommendation as to whether you should tender or refrain from tendering your units. Such conflicts of interest in connection with the offer and the operation of AIMCO differ from those conflicts of interest that currently exist for your partnership. See "Risk
Factors -- Risks to Unitholders Who Tender Their Units in the Offer -- Conflicts of Interest with Respect to the Offer."

CONFLICTS OF INTEREST THAT CURRENTLY EXIST FOR YOUR PARTNERSHIP

     We own both the general partner of your partnership and the manager of your partnership's property. The general partner does not receive an annual management fee but may receive reimbursements for expenses incurred in its capacity as general partner. The general partner of your partnership received total fees and reimbursements of $30,000 in 1996, $33,000 in 1997 and $20,490 in 1998. The property manager received management fees of $50,000 in 1996, $52,000 in 1997 and $53,662 in 1998. The AIMCO Operating Partnership has no current intention of changing the fee structure for the general partner or for the manager of your partnership's property.

COMPETITION AMONG PROPERTIES

     Because AIMCO and your partnership both invest in apartment properties, these properties may compete with one another for tenants. AIMCO's policy is to limit its management to properties which do not compete with one another. Furthermore, you should bear in mind that AIMCO anticipates acquiring properties in general market areas where your partnership property is located. It is believed that this concentration of properties in a general market area will facilitate overall operations through collective advertising efforts and other operational efficiencies. In managing AIMCO's properties, the AIMCO Operating Partnership will attempt to reduce such conflicts between competing properties by referring prospective customers to the property considered to be most conveniently located for the customer's needs.

FEATURES DISCOURAGING POTENTIAL TAKEOVERS

     Certain provisions of AIMCO's governing documents, as well as statutory provisions under certain state laws, could be used by AIMCO's management to delay, discourage or thwart efforts of third parties to acquire control of, or a significant equity interest in, AIMCO and the AIMCO Operating Partnership. See "Comparison of Your Partnership and the AIMCO Operating Partnership." AIMCO's Charter limits ownership of its common stock by any single shareholder to 8.7% of the outstanding shares (or 15% in the case of certain pension trusts, registered investment companies and AIMCO's Chairman, Terry Considine). The 8.7% ownership limit may have the effect of precluding acquisition of control of us by a third party without the consent of our Board of Directors. Under AIMCO's Charter, the Board of Directors has the authority to classify and reclassify any of its unissued shares of capital stock into shares of preferred stock with such preferences, rights, powers and restrictions as the Board of Directors may determine. The authorization and issuance of preferred stock could have the effect of delaying or preventing someone from taking control of us, even if a change in control were in our shareholders' best interests. As a Maryland corporation, AIMCO is subject to various Maryland laws which may have the effect of discouraging offers to acquire us and of increasing the difficulty of consummating any such offers, even if our acquisition would be in our shareholders' best interests. The Maryland General Corporation Law restricts mergers and other business combination transactions between us and any person who acquires beneficial ownership of shares of our stock representing 10% or more of the voting power without our Board of Directors' prior approval. Any such business combination transaction could not be completed until five years after the person acquired such voting power, and only with the approval of shareholders representing 80% of all votes entitled to be cast and 66% of the votes entitled to be cast, excluding the interested shareholder. Maryland law also provides that a person who acquires shares of our stock that represent 20% or more of the voting power in electing directors will have no voting rights unless approved by a vote of two-thirds of the shares eligible to vote.

FUTURE EXCHANGE OFFERS

     If the results of operations were to improve for your partnership under AIMCO's management, AIMCO might be required to pay a higher price for any future exchange offers it may make for units of your partnership. Although we have no current plans to conduct future exchange offers for your units, our plans may change based on future circumstances. However, we will not acquire any additional units for a period of at least one year after expiration of the offer. Any such future offers that we might make could be for consideration that is more or less than the consideration we are currently offering.

             SOURCE AND AMOUNT OF FUNDS AND TRANSACTIONAL EXPENSES

     The AIMCO Operating Partnership expects that approximately $280,245 will be required to purchase all of the units sought in the offer, if such units are tendered for cash excluding expenses as itemized below. The AIMCO Operating Partnership will obtain all such funds from cash from operations, equity issuances and short term borrowings. The AIMCO Operating Partnership will pay all of the costs of the offer and not your partnership.

     Below is an itemized statement of the estimated expenses incurred and to be incurred in the offer by the AIMCO Operating Partnership:

Information Agent Fees......................................  $ 5,000
Accountant's Fees...........................................  $ 5,000
Legal Fees..................................................  $10,000
Printing Fees...............................................  $10,000
Stanger's Fees..............................................  $ 9,000
Other.......................................................  $11,000
                                                              -------
Total.......................................................  $50,000
                                                              =======

     If funds are borrowed to consummate the offer, we intend to use our amended and restated credit agreement with Bank of America National Trust and Savings Association ("Bank of America") and BankBoston, N.A. The credit agreement provides a revolving credit facility of up to $100 million, including a swing line of up to $30 million. The AIMCO Operating Partnership is the borrower under the credit facility, and all obligations thereunder are guaranteed by AIMCO and certain of its subsidiaries. The annual interest rate under the credit facility is based on either LIBOR or Bank of America's reference rate, at the election of the Company, plus an applicable margin. The AIMCO Operating Partnership elects which interest rate will be applicable to particular borrowings under the credit facility. The margin ranges between 2.25% and 2.75% in the case of LIBOR-based loans and between 0.75% and 1.25% in the case of base rate loans, depending upon a ratio of the AIMCO Operating Partnership's consolidated unsecured indebtedness to the value of certain unencumbered assets. The credit facility matures on September 30, 1999 unless extended, at the discretion of the lenders. The credit facility provides for the conversion of the revolving facility into a three year term loan. The availability of funds to the AIMCO Operating Partnership under the credit facility is subject to certain borrowing base restrictions and other customary restrictions, including compliance with financial and other covenants thereunder. The financial covenants require the AIMCO Operating Partnership to maintain a ratio of debt to gross asset value of no more than 0.55 to 1.0, an interest coverage ratio of 2.25 to 1.0 and a fixed charge coverage ratio of at least 1.6 to 1.0 through December 31, 1998, 1.7 to
1.0 from January 1, 1999 through June 30, 1999, and 1.8 to 1.0 thereafter. In addition, the credit facility limits the AIMCO Operating Partnership from distributing more than 80% of its Funds From Operations (as defined) to holders of OP Units, imposes minimum net worth requirements and provides other financial covenants related to certain unencumbered assets.

     We may obtain funds pursuant to a credit agreement entered into by our subsidiary, Insignia Properties, L.P. ("IPLP"), with Lehman Commercial Paper, Inc., as syndication agent, First Union National Bank, as administrative agent and the lenders from time to time parties thereto. Pursuant to the credit agreement, the lenders have made available to IPLP a revolving credit facility of up to $50,000,000 at any one time outstanding which matures in a single installment on December 30, 2000. Loans may be borrowed by IPLP at a rate based upon the adjusted LIBOR Rate (as defined in the credit agreement) or the Base Rate (as defined in the credit agreement). IPLP is obligated to pay a commitment fee at a rate of 0.25% per annum on the undrawn portion of the line of credit. The credit agreement includes customary covenants and restrictions on IPLP's ability to, among other things, incur debt or contingent obligations, grant liens, sell assets, make distributions or make investments. In addition, the credit agreement contains certain financial covenants. The AIMCO Operating Partnership intends to repay any funds borrowed out of working capital in the ordinary course of business.

                                 LEGAL MATTERS

     Skadden, Arps, Slate, Meagher & Flom LLP has delivered an opinion to the effect that the Common OP Units and the Preferred OP Units offered by this Prospectus Supplement will be validly issued, fully paid and nonassessable. Skadden, Arps, Slate, Meagher & Flom LLP has delivered an opinion with regard to the material Federal income tax consequences of the offer. Skadden, Arps, Slate, Meagher & Flom LLP has previously performed certain legal services on behalf of AIMCO and the AIMCO Operating Partnership and their affiliates.

     The two opinions of Skadden, Arps, Slate, Meagher & Flom LLP are not attached to this Prospectus Supplement. However, upon receipt of a written request by a unitholder or representative so designated in writing, a copy of such opinions will be sent by the Information Agent.

                                    EXPERTS

     Ernst & Young LLP, independent auditors, have audited the financial statements of Woodmere Associates, L.P. at December 31, 1997 and 1996, and for the years then ended, as set forth in their report. We've included the financial statements of Woodmere Associates, L.P. in the prospectus supplement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                           WOODMERE ASSOCIATES, L.P.

                         INDEX TO FINANCIAL STATEMENTS


                                                              PAGE
                                                              ----
Condensed Balance Sheet -- As of September 30, 1998
  (unaudited)...............................................  F-2
Condensed Statements of Operations -- For the nine months
  ended September 30, 1998 and 1997 (unaudited).............  F-3
Condensed Statements of Cash Flows -- For the nine months
  ended September 30, 1998 and 1997 (unaudited).............  F-4
Note A -- Basis of Presentation (unaudited).................  F-4
Independent Auditors' Report................................  F-5
Balance Sheet -- As of December 31, 1997....................  F-6
Statements of Operations -- For the year ended December 31,
  1997......................................................  F-7
Statement of Partners' Deficit -- For the year ended
  December 31, 1997.........................................  F-8
Statement of Cash Flows -- For the year ended December 31,
  1997......................................................  F-9
Notes to Financial Statements...............................  F-10
Independent Auditors' Report................................  F-13
Balance Sheet -- As of December 31, 1996....................  F-14
Statements of Operations -- For the year ended December 31,
  1996......................................................  F-15
Statement of Partners' Deficit -- For the year ended
  December 31, 1996.........................................  F-16
Statement of Cash Flows -- For the year ended December 31,
  1996......................................................  F-17
Notes to Financial Statements...............................  F-18

                            WOODMERE ASSOCIATES, LP

                            CONDENSED BALANCE SHEET
                               SEPTEMBER 30, 1998
                                  (UNAUDITED)

                                     ASSETS

Cash and cash equivalents...................................                $   165,422
Receivables and Deposits....................................                     49,365
Restricted Escrows..........................................                    165,215
Other Assets................................................                     55,836
Investment Property:
  Land......................................................  $   255,000
  Building and related personal property....................    4,467,940
                                                              -----------
                                                                4,722,940
  Less: Accumulated depreciation............................   (3,216,524)    1,506,416
                                                              -----------   -----------
          Total Assets......................................                $ 1,942,254
                                                                            ===========

                           LIABILITIES AND PARTNERS' CAPITAL

Accounts payable............................................                $    64,623
Property Taxes Payable......................................                     59,681
Tenant Security Deposits....................................                     28,518
Notes Payable...............................................                  2,869,708
Partners' Capital...........................................                 (1,080,276)
                                                                            -----------
          Total Liabilities and Partners' Capital...........                $ 1,942,254
                                                                            ===========

                             See accompanying note.

                            WOODMERE ASSOCIATES, LP

                       CONDENSED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)

                                                               NINE MONTHS ENDED
                                                                 SEPTEMBER 30,
                                                              -------------------
                                                                1998       1997
                                                              --------   --------
Revenues:
  Rental Income.............................................  $716,239   $734,822
  Other Income..............................................    60,803     44,899
                                                              --------   --------
          Total Revenues:...................................   777,042    779,721
Expenses:
  Operating Expenses........................................   374,016    349,454
  General and Administrative Expenses.......................    30,412     22,291
  Depreciation Expense......................................    88,500     88,500
  Interest Expense..........................................   199,255    203,506
  Property Tax Expense......................................    59,681     54,726
                                                              --------   --------
          Total Expenses:...................................   751,864    718,477
                                                              --------   --------
          Net Income........................................  $ 25,178   $ 61,244
                                                              ========   ========

                             See accompanying note.

                            WOODMERE ASSOCIATES, LP
                       CONDENSED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                                               NINE MONTHS ENDED
                                                                  SEPTEMBER 30
                                                              --------------------
                                                                1998        1997
                                                              ---------   --------
Operating Activities:
  Net Income................................................  $  25,178   $ 61,244
  Adjustments to reconcile net income to net cash provided
     by operating Activities:
  Depreciation and Amortization.............................    115,472    114,574
  Changes in accounts:......................................         --         --
  Receivables and deposits and other assets.................     27,925     12,082
  Accounts Payable and accrued expenses.....................     16,822    (32,152)
                                                              ---------   --------
          Net cash provided by operating activities.........    185,397    155,748
                                                              ---------   --------
Investing Activities
  Property improvements and replacements....................   (104,916)   (68,779)
  Net (increase)/decrease in restricted escrows.............     (5,215)    (3,031)
                                                              ---------   --------
  Net cash used in investing activities.....................   (110,131)   (71,810)
                                                              ---------   --------
Financing Activities
  Distributions to partners.................................         --         --
  Payments on mortgage......................................    (70,844)   (66,021)
                                                              ---------   --------
  Net cash used in financing activities.....................    (70,844)   (66,021)
                                                              ---------   --------
          Net increase (decrease) in cash and cash
            equivalents.....................................      4,422     17,917
  Cash and cash equivalents at beginning of year............    161,000    145,000
                                                              ---------   --------
          Cash and cash equivalents at end of period........  $ 165,422   $162,917
                                                              =========   ========

NOTE A -- BASIS OF PRESENTATION

     The accompanying unaudited financial statements of Woodmere Associates, L.P. as of September 30, 1998 and for the nine months ended September 30, 1998 and 1997 have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments considered necessary for a fair presentation have been included and all such adjustments are of a recurring nature.

     The financial statements should be read in conjunction with the audited financial statements and notes thereto for the year ended December 31, 1997. It should be understood that accounting measurements at interim dates inherently involve greater reliance on estimates than at year-end. The results of operations for the interim periods presented are not necessarily indicative of the results for the entire year.

                         REPORT OF INDEPENDENT AUDITORS

Members of the Partnership
Woodmere Associates, L.P.

     We have audited the accompanying balance sheet of Woodmere Associates, L.P., as of December 31, 1997, and the related statements of operations, partners' deficit and cash flows for the year then ended. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Woodmere Associates, L.P. at December 31, 1997, and the results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles.

                                            /s/  ERNST & YOUNG LLP

March 9, 1998
Greenville, South Carolina

                           WOODMERE ASSOCIATES, L.P.

                                 BALANCE SHEET
                               DECEMBER 31, 1997
                                 (IN THOUSANDS)

                                     ASSETS

Cash and cash equivalents...................................            $   161
Receivables and deposits....................................                 76
Restricted escrows..........................................                160
Other assets................................................                 67
Investment property (Note B):
  Land......................................................  $   255
  Buildings and related personal property...................    4,363
                                                              -------
                                                                4,618
  Less accumulated depreciation.............................   (3,128)    1,490
                                                              -------   -------
                                                                        $ 1,954
                                                                        =======

LIABILITIES AND PARTNERS' DEFICIT

Liabilities:
  Accrued taxes.............................................            $    76
  Tenant security deposits..................................                 30
  Other liabilities.........................................                 30
  Mortgage notes payable (Note B)...........................              2,923
Partners' deficit...........................................             (1,105)
                                                                        -------
                                                                        $ 1,954
                                                                        =======

                            See accompanying notes.

                           WOODMERE ASSOCIATES, L.P.

                            STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1997
                                 (IN THOUSANDS)

Revenues:
  Rental income.............................................         $  992
  Other income..............................................             65
                                                                     ------
                                                                      1,057
Expenses:
  Operating.................................................  $482
  General and administrative................................    36
  Depreciation..............................................   118
  Interest..................................................   272
  Property taxes............................................    76      984
                                                              ----   ------
Net income..................................................         $   73
                                                                     ======

                            See accompanying notes.

                           WOODMERE ASSOCIATES, L.P.

                         STATEMENT OF PARTNERS' DEFICIT
                          YEAR ENDED DECEMBER 31, 1997
                                 (IN THOUSANDS)

                                                              LIMITED    GENERAL
                                                              PARTNERS   PARTNERS    TOTAL
                                                              --------   --------   -------
Partners' deficit at December 31, 1996......................  $(1,150)     $(28)    $(1,178)
  Net income................................................       72         1          73
                                                              -------      ----     -------
Partners' deficit at December 31, 1997......................  $(1,078)     $(27)    $(1,105)
                                                              =======      ====     =======

                            See accompanying notes.

                           WOODMERE ASSOCIATES, L.P.

                            STATEMENT OF CASH FLOWS
                          YEAR ENDED DECEMBER 31, 1997
                                 (IN THOUSANDS)

Cash flows from operating activities
  Net income................................................  $  73
  Adjustments to reconcile net income to net cash provided
     by operating activities:
     Depreciation...........................................    118
     Amortization of discounts and loan costs...............     36
     Changes in assets and liabilities:
       Receivables and deposits.............................      4
       Other assets.........................................     (7)
       Accounts payable.....................................    (25)
       Accrued taxes........................................      7
       Other liabilities....................................      8
                                                              -----
          Net cash provided by operating activities.........    214
                                                              -----
Cash flows from investing activities
  Property improvements and replacements....................   (105)
  Net deposits to restricted escrows........................     (5)
                                                              -----
          Net cash used in investing activities.............   (110)
                                                              -----
Cash flows from financing activities
  Payments on mortgage notes payable........................    (88)
                                                              -----
          Net increase in cash and cash equivalents.........     16
Cash and cash equivalents at December 31, 1996..............    145
                                                              -----
Cash and cash equivalents at December 31, 1997..............  $ 161
                                                              =====
Supplemental disclosure of cash flow information
  Cash paid for interest....................................  $ 236
                                                              =====

                            See accompanying notes.

                           WOODMERE ASSOCIATES, L.P.

                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1997

NOTE A -- ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

  Organization

     Woodmere Associates, L.P., is a Delaware limited partnership which began operations in 1985 with the purchase of an apartment complex in Cincinnati, Ohio. The Partnership's Managing General Partner is Jacques-Miller Associates.

  Investment Property

     The investment property is recorded at the Partnership's acquisition cost. Buildings and related personal property are depreciated using the straight-line method over the estimated useful lives of the assets, ranging from 5 to 25 years.

  Leases

     The Partnership generally leases apartment units for twelve-month terms or less.

  Income Taxes

     No provision has been made for Federal and state income taxes since such taxes are the personal responsibility of the partners.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from these estimates.

  Partnership Allocations

     Net earnings or loss and taxable income or loss are allocated 99% to the limited partners and 1% to the general partners. Distributions of available cash or proceeds from financing or sale of the property are allocated among the limited partners and the general partners in accordance with the limited partnership agreement.

  Cash and Cash Equivalents

     It is the Partnership's policy to classify all liquid short-term investments with a maturity of three months or less as cash equivalents. At certain times, the amount of cash deposited at a bank may exceed the limit on insured deposits.

  Tenant Security Deposits

     The Partnership requires security deposits from all apartment lessees for the duration of the lease and includes the deposits in "Receivables and deposits". Deposits are refunded when the tenant vacates the apartment if there has been no damage to the unit and the tenant is current on its rental payments.

  Restricted Escrows -- Reserve Account

     At the time of the refinancing of the mortgage notes payable in 1992, the Reserve Escrow was established with the refinancing proceeds. These funds were established to cover necessary repairs and replacements of existing improvements, debt service, out-of-pocket expenses incurred for ordinary and necessary

                           WOODMERE ASSOCIATES, L.P.

administrative tasks, and payment of real property taxes and insurance premiums. The Partnership is required to deposit net operating income (as defined in the mortgage note) from the refinanced property to the reserve account until the reserve account equals $1,000 per apartment unit or $150,000 in total. At December 31, 1997, the reserve account balance was approximately $160,000.

  Loan Costs

     In connection with the refinancing of certain mortgage notes payable in 1992, loan costs of approximately $123,000 were incurred which are being amortized on a straight-line basis over the life of the loans. Accumulated amortization as of December 31, 1997, is approximately $63,000.

NOTE B -- MORTGAGE NOTES PAYABLE

     The principal terms of mortgage notes payable are as follows (dollar amounts in thousands):

                                              MONTHLY                          PRINCIPAL    PRINCIPAL
                                              PAYMENT     STATED                BALANCE     BALANCE AT
                                             INCLUDING   INTEREST   MATURITY    DUE AT     DECEMBER 31,
                 PROPERTY                    INTEREST      RATE       DATE     MATURITY        1997
                 --------                    ---------   --------   --------   ---------   ------------
Woodmere Apartments:
  1st mortgage.............................     $26        7.6%     11/15/02    $2,417        $2,951
  2nd mortgage.............................       1        7.6%     11/15/02       103           103
                                                ---                                           ------
                                                $27                                            3,054
Less unamortized discounts at 8.76%........                                                     (131)
                                                                                              ------
                                                                                              $2,923
                                                                                              ======

     Mortgages are collateralized by the related property and improvements of the Partnership.

     The Partnership exercised interest rate buy-down options when the debt was refinanced, reducing the stated rate from 8.76% to 7.60%. The fee for the interest rate reduction amounted to approximately $239,000 and is being amortized as a loan discount on the interest method over the life of the loans. The discount fee is reflected as a reduction of the mortgage notes payable and increases the effective rate of the debt to 8.76%.

     Scheduled principal payments of mortgage notes payable subsequent to December 31, 1997, are as follows (in thousands):

1998........................................................  $   95
1999........................................................     103
2000........................................................     111
2001........................................................     119
2002........................................................   2,626
                                                              ------
                                                              $3,054
                                                              ======

NOTE C -- RELATED PARTY TRANSACTIONS AND BALANCES

     Affiliates of Insignia Financial Group, Inc. ("Insignia") own the controlling ownership interest in the Partnership's Managing General Partner, with certain affiliates of Insignia providing property management and asset management services to the Partnership.

     The following payments were made to Insignia and its affiliates in 1997 (in thousands):

Property management fees....................................  $52
Reimbursements for services of affiliates...................   33

                           WOODMERE ASSOCIATES, L.P.

NOTE D -- INVESTMENT PROPERTY AND ACCUMULATED DEPRECIATION

                          INITIAL COST TO PARTNERSHIP
                                 (In thousands)

                                                                          BUILDINGS        COST
                                                                         AND RELATED    CAPITALIZED
                                                                          PERSONAL     SUBSEQUENT TO
                   DESCRIPTION                     ENCUMBRANCES   LAND    PROPERTY      ACQUISITION
                   -----------                     ------------   ----   -----------   -------------
Woodmere.........................................     $3,054      $255     $3,886          $477
                                                      ======      ====     ======          ====

                         GROSS AMOUNT AT WHICH CARRIED
                                 (In thousands)

                                            BUILDINGS
                                           AND RELATED                                      DEPRECIABLE
                                            PERSONAL              ACCUMULATED      DATE       LIFE --
          DESCRIPTION              LAND     PROPERTY     TOTAL    DEPRECIATION   ACQUIRED      YEARS
          -----------             ------   -----------   ------   ------------   --------   ------------
Woodmere........................  $  255     $4,363      $4,618      $3,128        9/85         5-25
                                  ======     ======      ======      ======       =====        =====

     Reconciliation of "Investment Property and Accumulated Depreciation" (in thousands):

INVESTMENT PROPERTY
Balance at beginning of year................................  $4,513
Property improvements.......................................     105
                                                              ------
Balance at end of year......................................  $4,618
                                                              ======

ACCUMULATED DEPRECIATION
Balance at beginning of year................................  $3,010
Property improvements.......................................     118
                                                              ------
Balance at end of year......................................  $3,128
                                                              ======

     The aggregate cost of the investment property for Federal income tax purposes at December 31, 1997 is $4,618,000. The accumulated depreciation taken for Federal income tax purposes at December 31, 1997 is $3,031,000.

NOTE E -- EVENT (UNAUDITED) SUBSEQUENT TO DATE OF INDEPENDENT AUDITORS REPORT

     On March 17, 1998, Insignia Financial Group, Inc., an affiliate of the corporate general partner of the Partnership, entered into an agreement to merge its national residential property management operations and its controlling interest in Insignia Properties Trust, with Apartment Investment and Management Company ("AIMCO"), a publicly traded real estate investment trust. The merger was completed effective October 1, 1998, and accordingly, as of that date AIMCO acquired the corporate general partner and the company that manages the Partnership.

                         REPORT OF INDEPENDENT AUDITORS

Members of the Partnership
Woodmere Associates, L.P.

     We have audited the accompanying balance sheet of Woodmere Associates, L.P., as of December 31, 1996, and the related statements of operations, partners' deficit and cash flows for the year then ended. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Woodmere Associates, L.P. as of December 31, 1996, and the results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles.

                                            /s/  ERNST & YOUNG LLP

February 25, 1997
Greenville, South Carolina

                           WOODMERE ASSOCIATES, L.P.

                                 BALANCE SHEET
                               DECEMBER 31, 1996
                                 (IN THOUSANDS)

                                     ASSETS

Cash and cash equivalents:
  Unrestricted..............................................            $   145
  Restricted -- tenant security deposits....................                 30
Accounts receivable.........................................                  7
Escrow for taxes............................................                 43
Restricted escrows..........................................                155
Loan costs, net.............................................                 73
Investment property (Note B):
  Land......................................................  $   255
  Buildings and related personal property...................    4,258
                                                              -------
                                                                4,513
  Less accumulated depreciation.............................   (3,010)    1,503
                                                              -------   -------
                                                                        $ 1,956
                                                                        =======

LIABILITIES AND PARTNERS' DEFICIT

Liabilities:
  Accounts payable..........................................            $    25
  Accrued taxes.............................................                 69
  Tenant security deposits..................................                 30
  Other liabilities.........................................                 22
  Mortgage notes payable (Note B)...........................              2,988
Partners' deficit...........................................             (1,178)
                                                                        -------
                                                                        $ 1,956
                                                                        =======

                            See accompanying notes.

                           WOODMERE ASSOCIATES, L.P.

                            STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1996
                                 (IN THOUSANDS)

Revenues:
  Rental income.............................................         $  932
  Other income..............................................             81
                                                                     ------
                                                                      1,013
Expenses:
  Operating.................................................  $381
  General and administrative................................    10
  Maintenance...............................................   173
  Depreciation..............................................   104
  Interest..................................................   277
  Property taxes............................................    69    1,014
                                                              ----   ------
Net loss....................................................         $   (1)
                                                                     ======

                            See accompanying notes.

                           WOODMERE ASSOCIATES, L.P.

                         STATEMENT OF PARTNERS' DEFICIT
                          YEAR ENDED DECEMBER 31, 1996
                                 (IN THOUSANDS)

                                                              LIMITED    GENERAL
                                                              PARTNERS   PARTNERS    TOTAL
                                                              --------   --------   -------
Partners' deficit at December 31, 1995......................  $(1,099)     $(27)    $(1,126)
  Net loss..................................................       (1)       --          (1)
  Distributions.............................................      (50)       (1)        (51)
                                                              -------      ----     -------
Partners' deficit at December 31, 1996......................  $(1,150)     $(28)    $(1,178)
                                                              =======      ====     =======

                            See accompanying notes.

                           WOODMERE ASSOCIATES, L.P.

                            STATEMENT OF CASH FLOWS
                          YEAR ENDED DECEMBER 31, 1996
                                 (IN THOUSANDS)

Cash flows from operating activities
  Net (loss)................................................  $  (1)
  Adjustments to reconcile net (loss) to net cash provided
     by operating activities:
     Depreciation...........................................    104
     Amortization of discounts and loan costs...............     35
     Changes in assets and liabilities:
       Restricted cash -- tenant security deposits..........     (1)
       Accounts receivable..................................     (5)
       Escrow for taxes.....................................     13
       Accounts payable.....................................     20
       Tenant security deposit liabilities..................      2
       Accrued taxes........................................      8
       Other liabilities....................................    (34)
                                                              -----
          Net cash provided by operating activities.........    141
                                                              -----
Cash flows from investing activities
  Property improvements and replacements....................   (103)
  Deposits to restricted escrows............................     (4)
  Receipts from restricted escrows..........................     18
                                                              -----
          Net cash used in investing activities.............    (89)
                                                              -----
Cash flows from financing activities
  Payments on mortgage notes payable........................    (82)
  Partners' distributions...................................    (51)
                                                              -----
          Net cash used in financing activities.............   (133)
                                                              -----
Decrease in cash............................................    (81)
Unrestricted cash at December 31, 1995......................    226
                                                              -----
Unrestricted cash at December 31, 1996......................  $ 145
                                                              =====
Supplemental disclosure of cash flow information
  Cash paid for interest....................................  $ 242
                                                              =====

                            See accompanying notes.

                           WOODMERE ASSOCIATES, L.P.

                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1996

NOTE A -- ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

  Organization

     Woodmere Associates, L.P., is a Delaware limited partnership which began operations in 1985 with the purchase of an apartment complex in Cincinnati, Ohio. The Partnership's Managing General Partner is Jacques-Miller Associates.

  Investment Property

     The investment property is recorded at the Partnership's acquisition cost. In 1995 the Partnership adopted Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of", which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. The impairment loss is measured by comparing the fair value of the asset to its carrying amount. The effect of adoption was not material. Buildings and related personal property are depreciated using the straight-line method over the estimated useful lives of the assets, ranging from 5 to 25 years.

  Leases

     The Partnership generally leases apartment units for twelve-month terms or less.

  Income Taxes

     No provision has been made for Federal and state income taxes since such taxes are the personal responsibility of the partners.

  Fair Value

     In 1995, the Partnership implemented Statement of Financial Accounting Standards No. 107, "Disclosure about Fair Value of Financial Instruments," which requires disclosure of fair value information about financial instruments for which it is practical to estimate that value. The carrying amount of the Partnership's cash and cash equivalents approximates fair value due to short-term maturities. The Partnership estimates the fair value of its fixed rate mortgages by discounted cash flow analysis, based on estimated borrowing rates currently available to the Partnership (Note B).

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from these estimates.

  Partnership Allocations

     Net earnings or loss and taxable income or loss are allocated 99% to the limited partners and 1% to the general partners. Distributions of available cash or proceeds from financing or sale of the property are allocated among the limited partners and the general partners in accordance with the limited partnership agreement.

                           WOODMERE ASSOCIATES, L.P.

  Cash and Cash Equivalents -- Unrestricted Cash

     It is the Partnership's policy to classify all liquid short-term investments with a maturity of three months or less as cash equivalents. At certain times, the amount of cash deposited at a bank may exceed the limit on insured deposits.

  Restricted Cash -- Tenant Security Deposits

     The Partnership requires security deposits from all apartment lessees for the duration of the lease and consider the deposits to be restricted cash. Deposits are refunded when the tenant vacates the apartment if there has been no damage to the unit.

  Restricted Escrows -- Reserve Account

     At the time of the refinancing of the mortgage notes payable in 1992, the Reserve Escrow was established with the refinancing proceeds. These funds were established to cover necessary repairs and replacements of existing improvements, debt service, out-of-pocket expenses incurred for ordinary and necessary administrative tasks, and payment of real property taxes and insurance premiums. The Partnership is required to deposit net operating income (as defined in the mortgage note) from the refinanced property to the reserve account until the reserve account equals $1,000 per apartment unit or $150,000 in total. At December 31, 1996, the reserve account balance was $153,000.

  Loan Costs

     In connection with the refinancing of certain mortgage notes payable in 1992, loan costs of $123,000 were incurred which are being amortized on a straight-line basis over the life of the loans. Accumulated amortization as of December 31, 1996 is $50,000.

NOTE B -- MORTGAGE NOTES PAYABLE

     The principal terms of mortgage notes payable are as follows (dollar amounts in thousands):

                                              MONTHLY                          PRINCIPAL    PRINCIPAL
                                              PAYMENT     STATED                BALANCE     BALANCE AT
                                             INCLUDING   INTEREST   MATURITY    DUE AT     DECEMBER 31,
                 PROPERTY                    INTEREST      RATE       DATE     MATURITY        1996
                 --------                    ---------   --------   --------   ---------   ------------
Woodmere Apartments:
  1st mortgage.............................     $26        7.6%     11/15/02    $2,417        $3,039
  2nd mortgage.............................       1        7.6%     11/15/02       103           103
                                                ---                                           ------
                                                $27                                            3,142
Less unamortized discounts at 8.76%........                                                     (154)
                                                                                              ------
                                                                                              $2,988
                                                                                              ======

     Mortgages are collateralized by the related property and improvements of the Partnership.

     The Partnership exercised interest rate buy-down options when the debt was refinanced, reducing the stated rate from 8.76% to 7.60%. The fee for the interest rate reduction amounted to $239,000 and is being amortized as a loan discount on the interest method over the life of the loans. The discount fee is reflected as a reduction of the mortgage notes payable and increases the effective rate of the debt to 8.76%.

     The carrying value of the mortgage notes payable approximates its estimated fair value at December 31, 1996.

                           WOODMERE ASSOCIATES, L.P.

     Scheduled principal payments of mortgage notes payable subsequent to December 31 are as follows (in thousands):

1997........................................................  $   88
1998........................................................      95
1999........................................................     103
2000........................................................     111
2001........................................................     119
Thereafter..................................................   2,626
                                                              ------
                                                              $3,142
                                                              ======

NOTE C -- RELATED PARTY TRANSACTIONS AND BALANCES

     Affiliates of Insignia Financial Group, Inc. ("Insignia") own the controlling ownership interest in the Partnership's Managing General Partner, with certain affiliates of Insignia providing property management and asset management services to the Partnership.

     The following payments were made to Insignia and its affiliates in 1996 (in thousands):

Property management fees....................................  $50
Reimbursements for services of affiliates...................   30

NOTE D -- FIXED ASSETS AND ACCUMULATED DEPRECIATION

                          INITIAL COST TO PARTNERSHIP

                                                                         BUILDINGS         COST
                                                                        AND RELATED     CAPITALIZED
                                                                         PERSONAL      SUBSEQUENT TO
                 DESCRIPTION                    ENCUMBRANCES    LAND     PROPERTY       ACQUISITION
                 -----------                    ------------    ----    -----------    -------------
Woodmere Apartments...........................     $2,987       $255      $3,886           $372
                                                   ======       ====      ======           ====

                         GROSS AMOUNT AT WHICH CARRIED

                                          BUILDINGS
                                         AND RELATED
                                          PERSONAL              ACCUMULATED      DATE      DEPRECIABLE
          DESCRIPTION             LAND    PROPERTY     TOTAL    DEPRECIATION   ACQUIRED   LIFE -- YEARS
          -----------             ----   -----------   ------   ------------   --------   -------------
Woodmere........................  $255     $4,258      $4,513      $3,010       9/85        5-25
                                  ====     ======      ======      ======

     Reconciliation of "Fixed Assets and Accumulated Depreciation":

FIXED ASSETS
Balance at beginning of year................................  $4,410
Property improvements.......................................     103
                                                              ------
Balance at end of year......................................  $4,513
                                                              ======
ACCUMULATED DEPRECIATION
Balance at beginning of year................................  $2,906
Additions charged to expense................................     104
                                                              ------
Balance at end of year......................................  $3,010
                                                              ======

                           WOODMERE ASSOCIATES, L.P.

     The aggregate cost of the investment property for Federal income tax purposes at December 31, 1996 is $4,513,000. The accumulated depreciation taken for Federal income tax purposes at December 31, 1996 is $2,827,000.

NOTE E -- EVENT (UNAUDITED) SUBSEQUENT TO DATE OF INDEPENDENT AUDITORS REPORT

     On March 17, 1998, Insignia Financial Group, Inc., an affiliate of the corporate general partner of the Partnership, entered into an agreement to merge its national residential property management operations and its controlling interest in Insignia Properties Trust, with Apartment Investment and Management Company ("AIMCO"), a publicly traded real estate investment trust. The merger was completed effective October 1, 1998, and accordingly, as of that date AIMCO acquired the corporate general partner and the company that manages the Partnership.

           PRO FORMA FINANCIAL INFORMATION OF AIMCO PROPERTIES, L.P.
                   AS OF SEPTEMBER 30, 1998 AND FOR THE YEAR
                        ENDED DECEMBER 31, 1997 AND THE
                      NINE MONTHS ENDED SEPTEMBER 30, 1998

INTRODUCTION

     On October 1, 1998, Apartment Investment and Management Company ("AIMCO") completed its merger with Insignia Financial Group ("IFG") ("the IFG Merger"). In the IFG Merger, IFG's common stock was converted into 8,423,751 shares of Class E Cumulative Convertible Preferred Stock of AIMCO ("Class E Preferred Stock") whose issue date market value approximately equaled $292 million. In addition to receiving the same dividends as holders of AIMCO Common Stock, holders of Class E Preferred Stock will be entitled to a special dividend of approximately $50 million in the aggregate. When that special dividend is paid in full, the Class E Preferred Stock will automatically convert into AIMCO Common Stock on a one-for-one basis, subject to antidilution adjustments, if any. In addition, AIMCO assumed approximately $411 million in indebtedness and other liabilities of IFG and its subsidiaries and subsidiaries of AIMCO, assumed approximately $149.5 million of convertible securities and purchased approximately $5 million of IFG stock prior to the Merger. AIMCO and Insignia Properties Trust ("IPT") have completed a merger in which IPT has merged into AIMCO or a subsidiary of AIMCO (the "IPT Merger"). In the IPT Merger, shares of IPT common stock not held by AIMCO were converted into 4,826,745 shares of AIMCO Class A Common Stock whose market value approximately equaled $152 million. AIMCO assumed approximately $68 million in indebtedness. In connection with the IFG Merger and the IPT Merger, AIMCO incurred approximately $55 million in transaction costs for a combined transactional value of approximately $1,183 million. AIMCO contributed substantially all the assets and liabilities of Insignia acquired in the Insignia Merger to AIMCO Properties, L.P. (together with its subsidiaries and other controlled entities, the "Partnership") (and together with entities in which that Partnership has a controlling financial interest, the "Company") in exchange for 8,423,751 Class E Preferred Units. The Class E Preferred Units have terms substantially the same as the Class E Preferred Stock. In addition, AIMCO contributed substantially all the assets and liabilities of IPT acquired in the IPT Merger to the Partnership in exchange for 4,826,745 limited partnership units in the Partnership ("OP Units"). In connection with the IFG Merger, the Partnership assumed property management of approximately 192,000 multifamily units which consist of general and limited partnership investments in 115,000 units and third party management of 77,000 units. Insignia Properties Trust ("IPT"), which prior to the IFG Merger was a subsidiary of IFG, owns a 32% weighted average general and limited partnership interest in approximately 51,000 units.

     Immediately following the IFG Merger, in order to satisfy certain requirements of the Internal Revenue Code of 1986 (the "Code") applicable to AIMCO's status as a REIT, AIMCO engaged in a reorganization (the "IFG Reorganization") of the assets and operations of IFG whereby IFG's operations are being conducted through corporations (the "Unconsolidated Subsidiaries") in which the Partnership holds non-voting preferred stock that represents a 95% economic interest, and certain officers and/or directors of AIMCO hold, directly or indirectly, all of the voting common stock, representing a 5% economic interest. As a result of the controlling ownership interest in the Unconsolidated Subsidiaries held by others, the Partnership accounts for its interest in the Unconsolidated Subsidiaries on the equity method.

     In May and September of 1997, AIMCO directly or indirectly through a subsidiary, acquired (the "NHP Stock Purchase") an aggregate of 6,930,122 shares of common stock ("NHP Common Stock") of NHP. On December 8, 1997, AIMCO acquired the remaining shares of NHP Common Stock in a merger transaction accounted for as a purchase (the "NHP Merger"). As a result of the NHP Merger, AIMCO issued 6,759,148 shares of AIMCO Common Stock, valued at $180.8 million, and paid $86.5 million in cash. The total cost of the purchase of NHP was $349.5 million. Substantially all assets and liabilities of NHP were contributed by AIMCO to the Partnership.

     In June 1997, the Company purchased a group of companies (the "NHP Real Estate Companies") affiliated with NHP that hold general and limited partnership interests in partnerships (the "NHP

Partnerships") that own 534 conventional and affordable multifamily apartment properties (the "NHP Properties") containing 87,659 units, a captive insurance subsidiary and certain related assets (the "NHP Real Estate Acquisition"). The Company paid aggregate consideration of $54.8 million in cash and warrants that entitle the holders to purchase 399,999 shares of AIMCO Common Stock at an exercise price of $36.00 per share. The Company engaged in a reorganization (the "NHP Real Estate Reorganization") of its interests in the NHP Real Estate Companies, which resulted in certain of the assets of the NHP Real Estate Companies being owned by a limited partnership (the "Unconsolidated Partnership") in which the Partnership holds 99% limited partner interest and certain directors and officers of AIMCO directly or indirectly, hold a 1% general partner interest.

     Immediately following the NHP Merger, in order to satisfy certain requirements of the Code applicable to AIMCO's status as a REIT, AIMCO engaged in a reorganization (the "NHP Reorganization") of the assets and operations of NHP that resulted in the Master Property Management Agreement being terminated and NHP's operations being conducted through Unconsolidated Subsidiaries in which the AIMCO Operating Partnership holds non-voting preferred stock that represents a 95% economic interest, and certain officers and/or directors of AIMCO hold, directly or indirectly, all of the voting common stock, representing a 5% economic interest. As a result of the controlling ownership interest in the Unconsolidated Subsidiaries held by others, the Partnership accounts for its interest in the Unconsolidated Subsidiaries on the equity method.

     On May 8, 1998, AIMCO completed a merger with Ambassador Apartments, Inc. ("Ambassador"), pursuant to which Ambassador was merged into AIMCO (the "Ambassador Merger"). Each outstanding share of stock ("Ambassador Common Stock") of Ambassador, other than those shares held by AIMCO or Ambassador, were converted into 0.553 (the "Conversion Ratio") shares of AIMCO Common Stock. Any outstanding options to purchase Ambassador Common Stock were converted, at the election of the option holder, into cash or options to purchase AIMCO Common Stock at such options' then current exercise price divided by the Conversion Ratio. In accordance with the Agreement and Plan of Merger, dated December 23, 1997 and supplemented by letter dated as of March 11, 1998 (the "Ambassador Merger Agreement"), the outstanding shares of Class A Senior Cumulative Convertible Preferred Stock of Ambassador, (the "Ambassador Preferred Stock") were redeemed and converted into Ambassador Common Stock prior to the Ambassador Merger. Following the consummation of the Ambassador Merger, a subsidiary of the Partnership was merged with and into the Ambassador Operating Partnership (the "Ambassador OP Merger"). Each outstanding unit of limited partnership interest in the Ambassador Operating Partnership was converted into the right to receive
0.553 OP Units, and as a result, the Ambassador Operating Partnership became a 99.9% owned subsidiary partnership of the Partnership.

     Also during 1997, the Partnership (i) (a) acquired 44 properties for aggregate purchase consideration of $467.4 million, of which $56 million was paid in the form of 1.9 million OP Units (b) paid $34.2 million in cash and issued OP Units valued at $7.3 million in connection with the acquisition of partnership interests through tender offers in certain partnerships ((a) and (b) together are the "1997 Property Acquisitions") and (c) paid $19.9 million to acquire 886,600 shares of Ambassador Common Stock (together with the 1997 Property Acquisitions, the "1997 Acquisitions"); (ii) sold (a) approximately 16,367,000 shares of AIMCO Common Stock for aggregate net proceeds of $513.4 million; (b) 750,000 shares of AIMCO Class B Cumulative Convertible Preferred Stock for net proceeds of $75 million; and (c) 2,400,000 shares of AIMCO Class C 9% Cumulative Preferred Stock for net proceeds of $58.1 million; of which all proceeds were contributed by AIMCO to the Partnership in exchange for 16,367,000 OP Units, 750,000 Class B Preferred Units, and 2,400,000 Class C Preferred Units (collectively, the "1997 Stock Offerings"); and (iii) sold five real estate properties (the "1997 Dispositions").

     Also during 1998, AIMCO (i) (a) sold 4,200,000 shares of its Class D Cumulative Preferred Stock for net proceeds of $101.5 million (the "Class D Preferred Stock Offering"); (b) sold 4,050,000 shares of its Class G Cumulative Preferred Stock for net proceeds of $98.0 million (the "Class G Preferred Stock Offering"); (c) sold 2,000,000 shares of its Class H Cumulative Preferred Stock for net proceeds of $48.1 million (the "Class H Preferred Stock Offering"); and
(d) sold 1,000,000 shares of its Class J Cumulative Convertible Preferred Stock in a private placement for $100.0 million (the "Class J Preferred

Stock Offering"); of which all proceeds were contributed by AIMCO to the Partnership in exchange for 4,050,000 Class G Preferred Units, 2,000,000 Class H Preferred Units and 1,000,000 shares of Class J Preferred Units (collectively, the "1998 Stock Offerings"); (ii) purchased 29 properties for aggregate purchase consideration of $312.7 million, of which $52.2 million was paid in the form of OP Units (the "1998 Acquisitions"); (iii) sold two real estate properties (the "1998 Dispositions"); (iv) contracted to purchase two properties for aggregate purchase consideration of $62.1 million, of which $26.4 million will be paid in the form of OP units (the "Probable Purchases") and (v) sold 1,400,000 Class B Preferred Partnership Units of a subsidiary and warrants to purchase 875,000 shares of AIMCO Class A Common Stock for $35.0 million (the "Preferred Partnership Unit Offering").

PRO FORMA FINANCIAL INFORMATION OF THE PARTNERSHIP (INSIGNIA MERGER)

     The following Pro Forma Consolidated Balance Sheet (Insignia Merger) of the Partnership as of September 30, 1998 has been prepared as if each of the following transactions had occurred as of September 30, 1998: (i) the purchase of nine properties for an aggregate purchase price of $62.5 million; (ii) the Class J Preferred Stock Offering; (iii) the Probable Purchases; (iv) the IFG Merger; (v) the IPT Merger; (vi) the IFG Reorganization; and (vii) the Preferred Partnership Unit offering.

     The following Pro Forma Consolidated Statement of Operations (Insignia Merger) and Pro Forma Consolidated Statement of Cash Flows (Insignia Merger) of the Partnership for the year ended December 31, 1997 has been prepared as if each of the following transactions had occurred as of January 1, 1997: (i) the 1997 Acquisitions; (ii) the 1997 Stock Offerings; (iii) the 1997 Dispositions;
(iv) the NHP Real Estate Acquisition; (v) the NHP Real Estate Reorganization;
(vi) the NHP Stock Purchase; (vii) the NHP Merger; (viii) the NHP Reorganization; (ix) the 1998 Stock Offerings; (x) the 1998 Acquisitions; (xi) the Probable Purchases; (xii) the 1998 Dispositions; (xiii) the Ambassador Merger; (xiv) the IFG Merger; (xv) the merger between IPT and Angeles Mortgage Investment Trust ("AMIT") ("the AMIT Merger"); (xvi) the IPT Merger; (xvii) the IFG Reorganization; and (xviii) the Preferred Partnership Unit offering.

     The following Pro Forma Consolidated Statement of Operations (Insignia Merger) and Pro Forma Consolidated Statement of Cash Flows (Insignia Merger) of the Partnership for the nine months ended September 30, 1998 has been prepared as if each of the following transactions had occurred as of January 1, 1997: (i) the 1998 Stock Offerings; (ii) the 1998 Acquisitions; (iii) the Probable Purchases; (iv) the 1998 Dispositions; (v) the Ambassador Merger; (vi) the IFG Merger; (vii) the AMIT Merger; (viii) the IPT Merger; (ix) the IFG Reorganization; and (x) the Preferred Partnership Unit offering.

     The following Pro Forma Financial Information (Insignia Merger) is based, in part, on the following historical financial statements: (i) the audited Consolidated Financial Statements of the Partnership for the year ended December 31, 1997; (ii) the unaudited Consolidated Financial Statements of the Partnership for the nine months ended September 30, 1998; (iii) the audited Consolidated Financial Statements of Ambassador for the year ended December 31, 1997; (iv) the unaudited Consolidated Financial Statements of Ambassador for the four months ended April 30, 1998; (v) the audited Consolidated Financial Statements of IFG for the year ended December 31, 1997; (vi) the audited Consolidated Financial Statements of AMIT for the year ended December 31, 1997;
(vii) the unaudited Consolidated Financial Statements of IFG for the nine months ended September 30, 1998; (viii) the unaudited Financial Statements of AMIT for the period from January 1, 1998 to September 17, 1998; (ix) the unaudited Consolidated Financial Statements of NHP for the nine months ended September 30, 1997; (x) the unaudited Combined Financial Statements of the NHP Real Estate Companies for the three months ended March 31, 1997; (xi) the unaudited Financial Statements of NHP Southwest Partners, L.P. for the three months ended March 31, 1997; (xii) the unaudited Combined Financial Statements of the NHP New LP Entities for the three months ended March 31, 1997; (xiii) the unaudited Combined Financial Statements of the NHP Borrower Entities for the three months ended March 31, 1997; (xiv) the unaudited Historical Summaries of Gross Income and Certain Expenses of The Bay Club at Aventura for the three months ended March 31, 1997; (xv) the unaudited Historical Summary of Gross Income and Direct Operating Expenses of Morton Towers for the six months ended June 30, 1997;
(xvi) the unaudited Combined Statement of Revenues and Certain Expenses of the Thirty-Five Acquisition Properties for the six months ended June 30, 1997;
(xvii) the unaudited Statement of

Revenues and Certain Expenses of First Alexandria Associates, a Limited Partnership for the nine months ended September 30, 1997; (xviii) the unaudited Statement of Revenues and Certain Expenses of Country Lakes Associates Two, a Limited Partnership for the nine months ended September 30, 1997; (xix) the unaudited Statement of Revenues and Certain Expenses of Point West Limited Partnership, A Limited Partnership for the nine months ended September 30, 1997;
(xx) the unaudited Statement of Revenues and Certain Expenses for The Oak Park Partnership for the nine months ended September 30, 1997; (xxi) the audited Combined Historical Summary of Gross Income and Direct Operating Expenses of the Realty Investment Apartment Communities I for the year ended December 31, 1997,
(xxii) the audited Combined Historical Summary or Gross Income and Direct Operating Expenses of the Cirque Apartment Communities for the year ended December 31, 1997; (xxiii) the audited Combined Historical Summary of Gross Income and Direct Operating Expenses of the Realty Investment Apartment Communities II for the year ended December 31, 1997; (xxiv) the audited Historical Summary of Gross Income and Direct Operating Expenses of the Calhoun Beach Club Apartments for the year ended December 31, 1997; (xxv) the unaudited Combined Historical Summary of Gross Income and Direct Operating Expenses of the Realty Investment Apartment Communities I for the nine months ended September 30, 1998; (xxvi) the unaudited Combined Historical Summary of Gross Income and Direct Operating Expenses of the Cirque Apartment Communities for the three months ended March 31, 1998; (xxvii) the unaudited Combined Historical Summary of Gross Income and Direct Operating Expenses of the Realty Investment Apartment Communities II for the nine months ended September 30, 1998; and (xxviii) the unaudited Historical Summary of Gross Income and Direct Operating Expenses of Calhoun Beach Club Apartments for the nine months ended September 30, 1998. The following Pro Forma Financial Information should be read in conjunction with such financial statements and the notes thereto incorporated by reference herein.

     The unaudited Pro Forma Financial Information (Insignia Merger) has been prepared using the purchase method of accounting whereby the assets and liabilities of NHP, the NHP Real Estate Companies, Ambassador, IFG, IPT, the 1997 Acquisitions, the 1998 Acquisitions, and the Probable Purchases are adjusted to estimated fair market value, based upon preliminary estimates, which are subject to change as additional information is obtained. The allocations of purchase costs are subject to final determination based upon estimates and other evaluations of fair market value. Therefore, the allocations reflected in the following unaudited Pro Forma Financial Information may differ from the amounts ultimately determined.

     The following unaudited Pro Forma Financial Information (Insignia Merger) is presented for informational purposes only and is not necessarily indicative of the financial position or results of operations of the Partnership that would have occurred if such transactions had been completed on the dates indicated, nor does it purport to be indicative of future financial positions or results of operations. In the opinion of the Partnership's management, all material adjustments necessary to reflect the effects of these transactions have been made.

                             AIMCO PROPERTIES, L.P.

             PRO FORMA CONSOLIDATED BALANCE SHEET (INSIGNIA MERGER)
                            AS OF SEPTEMBER 30, 1998
                        IN THOUSANDS, EXCEPT SHARE DATA

                                            COMPLETED
                                           TRANSACTIONS                        IFG           AIMCO BEFORE           IFG
                                           AND PROBABLE        IFG            MERGER              IFG          REORGANIZATION
                           HISTORICAL(A)   PURCHASES(B)   HISTORICAL(C)   ADJUSTMENTS(D)   REORGANIZATION(E)   ADJUSTMENTS(F)
                           -------------   ------------   -------------   --------------   -----------------   --------------
Real estate..............   $2,355,122       $202,332       $ 44,488        $  23,880(G)      $2,625,822          $     --
Property held for sale...       42,212             --             --               --             42,212                --
Investments in
  securities.............           --             --             --          443,513(G)
                                                                             (443,513)(H)             --                --
Investments in and notes
  receivable from
  unconsolidated
  subsidiaries...........      127,082             --             --               --            127,082            59,195(I)
Investments in and notes
  receivable from
  unconsolidated real
  estate partnerships....      246,847             --        232,892          444,570(G)         924,309                --
Mortgage notes
  receivable.............           --             --         20,916               --             20,916
Cash and cash
  equivalents............       43,681          6,107         73,064               --            122,852           (17,897)(J)
Restricted cash..........       83,187             --          2,691               --             85,878            (1,352)(J)
Accounts receivable......       11,545             --         54,060          (32,234)(G)         33,371            (5,471)(J)
Deferred financing
  costs..................       21,835             --          7,020           (7,020)(G)         21,835                --
Goodwill.................      120,503             --         19,503          111,018(G)         251,024                --
Property management
  contracts..............           --             --         86,419           31,147(G)         117,566           (79,195)(I)
Other assets.............       69,935             --         20,128           (4,533)(G)         85,530            (2,860)(J)
                            ----------       --------       --------        ---------         ----------          --------
        Total Assets.....   $3,121,949       $208,439       $561,181        $ 566,828         $4,458,397          $(47,580)
                            ==========       ========       ========        =========         ==========          ========
Secured notes payable....   $  774,676       $122,568       $ 29,002        $      --         $  926,246          $     --
Secured tax-exempt bond
  financing..............      399,925             --             --               --            399,925                --
Secured short-term
  financing..............       50,000        (50,000)       332,691         (300,000)(G)         32,691                --
Unsecured short-term
  financing..............       50,800        (50,800)            --          300,000(G)         300,000                --
Accounts payable, accrued
  and other
  liabilities............      131,799             --         33,241           50,000(G)
                                                                               53,333(G)
                                                                                4,935(G)
                                                                                2,525(G)         275,833           (27,580)(J)
Deferred tax liability...           --             --         18,802            1,198(G)          20,000           (20,000)(I)
Security deposits and
  prepaid rents..........       13,171             --          3,533           (3,533)            13,171                --
                            ----------       --------       --------        ---------         ----------          --------
                             1,420,371         21,768        417,269          108,458          1,967,866           (47,580)
Minority interest........       42,086         37,345        108,485         (108,485)(G)         79,431                --
Company-obligated
  mandatorily redeemable
  convertible securities
  of a subsidiary
  trust..................           --             --        144,282            5,218            149,500                --
Redeemable Partnership
  Units..................      232,405         45,176             --               --            277,581                --
Partners' capital and
  shareholders' equity
  Common stock...........           --             --            320             (320)(G)             --                --
  Additional paid-in
    capital..............           --             --        (86,959)          86,959(G)              --                --
  Distributions in excess
    of earnings..........           --             --        (22,216)          22,216(G)              --                --
  General and Special
    Limited Partner......    1,039,525          4,150             --          443,513(H)
                                                                                9,269(G)       1,496,457                --
  Preferred Units........      387,562        100,000             --               --            487,562                --
                            ----------       --------       --------        ---------         ----------          --------
                             1,427,087        104,150       (108,855)         561,637          1,984,019                --
                            ----------       --------       --------        ---------         ----------          --------
        Total Liabilities
          and Equity.....   $3,121,949       $208,439       $561,181        $ 566,828         $4,458,397          $(47,580)
                            ==========       ========       ========        =========         ==========          ========


                           PRO FORMA
                           ----------
Real estate..............  $2,625,822
Property held for sale...      42,212
Investments in
  securities.............
                                   --
Investments in and notes
  receivable from
  unconsolidated
  subsidiaries...........     186,277(K)
Investments in and notes
  receivable from
  unconsolidated real
  estate partnerships....     924,309
Mortgage notes
  receivable.............      20,916
Cash and cash
  equivalents............     104,955
Restricted cash..........      84,526
Accounts receivable......      27,900
Deferred financing
  costs..................      21,835
Goodwill.................     251,024
Property management
  contracts..............      38,371
Other assets.............      82,670
                           ----------
        Total Assets.....  $4,410,817
                           ==========
Secured notes payable....  $  926,246
Secured tax-exempt bond
  financing..............     399,925
Secured short-term
  financing..............      32,691
Unsecured short-term
  financing..............     300,000
Accounts payable, accrued
  and other
  liabilities............
                              248,253
Deferred tax liability...          --
Security deposits and
  prepaid rents..........      13,171
                           ----------
                            1,920,286
Minority interest........      79,431
Company-obligated
  mandatorily redeemable
  convertible securities
  of a subsidiary
  trust..................     149,500
Redeemable Partnership
  Units..................     277,581
Partners' capital and
  shareholders' equity
  Common stock...........          --
  Additional paid-in
    capital..............          --
  Distributions in excess
    of earnings..........          --
  General and Special
    Limited Partner......
                            1,496,457
  Preferred Units........     487,562
                           ----------
                            1,984,019
                           ----------
        Total Liabilities
          and Equity.....  $4,410,817
                           ==========

---------------

(A) Represents the unaudited historical consolidated financial position of the Partnership as of September 30, 1998.

(B) Represents adjustments to reflect the purchase of ten properties for an aggregate purchase price of $140.2 million; the Class J Preferred Stock Offering; the Probable Purchases; and the Preferred Partnership Unit Offering.

(C) Represents the unaudited historical consolidated financial position of IFG as of September 30, 1998.

(D)  Represents the following adjustments occurring as a result of the IFG
     Merger: (i) the issuance of 8,423,751 shares of AIMCO Common Stock, based on consideration to holders of IFG common stock outstanding as of the date of the IFG Merger; (ii) the issuance of 4,826,745 shares of AIMCO Class A Common Stock to holders of IPT common stock (other than AIMCO); (iii) the payment of a special dividend of $50,000; (iv) the assumption of $149,500 of the convertible debentures of IFG; (v) the allocation of the combined purchase price of IFG and IPT based on the preliminary estimates of relative fair market value of the assets and liabilities of IFG and IPT; and (vi) the contribution by AIMCO of substantially all the assets and liabilities of Insignia and IPT to the Partnership in exchange for OP Units.

(E) Represents the effects of AIMCO's acquisition of IFG immediately after the IFG Merger. These amounts do not give effect to the IFG Reorganization, which includes the transfers of certain assets and liabilities of IFG to the combined Unconsolidated Subsidiaries. The IFG Reorganization occurred immediately after the IFG Merger so that AIMCO could maintain its qualification as a REIT. This column is included as an intermediate step to assist the reader in understanding the entire nature of the IFG Merger and related transactions.

(F) Represents adjustments related to the IFG Reorganization, whereby, following the IFG Merger, the Partnership contributed or sold to the combined Unconsolidated Subsidiaries certain assets and liabilities of IFG, primarily management contracts and related working capital assets and liabilities related to IFG's third party property management operations. The adjustments reflect the transfer of assets valued at the Partnership's new basis resulting from the allocation of the purchase price of IFG. The Partnership received non-voting preferred stock as consideration in exchange for the net assets contributed. The net deferred tax liability is assumed by the Unconsolidated Subsidiaries as it resulted from the assets and liabilities transferred to the Unconsolidated Subsidiaries.

(G) In connection with the IFG Merger and the IPT Merger, AIMCO became obligated to issue a total of 13,250,496 shares of AIMCO Common Stock

     The total purchase price of IFG and IPT is $1,128,009, as follows:

   Issuance of 8,423,751 shares of AIMCO Common Stock in the
     IFG Merger, at $34.658 per share..........................   $  291,949
   Issuance of 4,826,745 shares of AIMCO Common Stock in the
     IPT Merger, at $31.50 per share...........................      151,564
   Assumption of Convertible Debentures........................      149,500
   Assumption of liabilities as indicated in the Merger
     Agreement.................................................      397,459
   Transaction costs...........................................       53,333
   Generation of deferred tax liability........................       20,000
   Special dividend............................................       50,000
   Purchase of IFG Common Stock prior to merger................        4,935
   Consideration for options...................................        9,269
                                                                  ----------
             Total.............................................   $1,128,009
                                                                  ==========

     The purchase price was allocated to the various assets of IFG acquired in the IFG Merger, as follows:

   Purchase price..............................................   $1,128,009
   Historical basis of IFG's assets acquired...................     (561,181)
                                                                  ----------
     Step-up to record the fair value of IFG's assets
        acquired...............................................   $  566,828
                                                                  ==========

     This step-up was applied to IFG's assets as follows:

   Real estate.................................................   $ 23,880
   Investment in real estate partnerships......................    444,570
   Decrease in accounts receivable.............................    (32,234)
   Decrease in deferred loan costs.............................     (7,020)
   Management contracts........................................     31,147
   Increase in goodwill........................................    111,018
   Reduction in value of other assets..........................     (4,533)
                                                                  --------
             Total.............................................   $566,828
                                                                  ========

     The fair value of IFG's assets, primarily the real estate and management contracts, was calculated based on estimated future cash flows of the underlying assets.

     As of September 30, 1998, IFG's stockholder's equity was $(108,855), which is detailed as follows:

   Common stock................................................   $     320
   Additional paid-in capital..................................     (86,959)
   Distributions in excess of earnings.........................     (22,216)
                                                                  ---------
             Total.............................................   $(108,855)
                                                                  =========

     Upon completion of the IFG Merger, the entire amount of the stockholder's equity was eliminated.

     In addition, the minority interest in other partnerships of IFG of $108,485 will be eliminated upon the IPT Merger.

     At the time of the IFG Merger, AIMCO obtained unsecured short-term financing of $300 million. The proceeds were used to repay secured short-term financing of IFG that AIMCO assumed.

(H) Represents the issuance of a total of 13,250,496 OP Units to AIMCO and the concurrent issuance of 13,250,496 shares of AIMCO Common Stock to IFG and IPT stockholders, in exchange for all the shares of IFG and IPT common stock.

     In accordance with the IFG Merger Agreement, AIMCO became obligated to issue 8,423,751 shares of Class E Preferred Stock, approximately equal to $292 million. Each share of Class E Preferred Stock will automatically convert to one share of AIMCO Common Stock upon the payment of the special dividend thereon. As such, for the purpose of preparing the pro forma financial statements, AIMCO's management believes that the Class E Preferred Stock is substantially the same as AIMCO Common Stock, and that the fair value of the Class E Preferred Stock approximates the fair value of the AIMCO Common Stock. Upon the payment of the special dividend on the Class E Preferred Stock and the conversion of the Class E Preferred Stock to AIMCO Common Stock, the former IFG stockholders will own approximately 15.0% of the AIMCO Common Stock and the IPT stockholders will own approximately 7.3% of AIMCO Common Stock. The special dividend on the Class E Preferred Stock is intended to represent a distribution in an amount at least equal to the earnings and profits of IFG at the time of the IFG Merger, to which AIMCO succeeds.

     Concurrent with the issuance of Class E Preferred Stock, the Partnership will issue comparable Class E Preferred Units to AIMCO. The Class E Preferred Units will have terms substantially the same as the Class E Preferred Stock.

(I) Represents the increase in the Partnership's investment in Unconsolidated Subsidiaries to reflect the contribution or sale of property management contracts, including the related deferred tax liability, in exchange for preferred stock and a note payable from the Unconsolidated Subsidiaries. These assets and liabilities are valued at the Partnership's new basis resulting from the allocation of the purchase price of IFG.

(J) Represents certain assets and liabilities of IFG, primarily related to the management operations of IFG, contributed or sold by the Partnership to the Unconsolidated Subsidiaries,

(K) Represents notes receivable from the Unconsolidated Subsidiaries of $95,000, advances to the Unconsolidated Subsidiaries of $42,792, and equity in the Unconsolidated Subsidiaries of $48,485. The combined pro forma balance sheet of the Unconsolidated Subsidiaries as of September 30, 1998 is presented below, which reflects the effects of the IFG Merger, the IPT Merger, and the IFG Reorganization as if such transactions had occurred as of September 30, 1998.

                          UNCONSOLIDATED SUBSIDIARIES

             PRO FORMA CONSOLIDATED BALANCE SHEET (INSIGNIA MERGER)
                            AS OF SEPTEMBER 30, 1998
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                             IFG
                                                         HISTORICAL   REORGANIZATION(i)    PRO FORMA
                                                         ----------   -----------------    ---------
ASSETS
Real estate............................................   $ 22,376        $     --         $ 22,376
Cash and cash equivalents..............................     16,919          17,897(ii)       34,816
Restricted cash........................................      5,507           1,352(ii)        6,859
Management contracts...................................     47,846          79,195(iii)     127,041
Accounts receivable....................................     13,109           5,471(ii)       18,580
Deferred financing costs...............................      3,117              --            3,117
Goodwill...............................................     43,544              --           43,544
Other assets...........................................     51,498           2,860(ii)       54,358
                                                          --------        --------         --------
                                                          $203,916        $106,775         $310,691
                                                          ========        ========         ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Secured notes payable..................................   $114,302        $ 45,000(iii)    $159,302
Accounts payable, accrued and other liabilities........     56,773          27,580(ii)       84,353
Security deposits and deferred income..................        334              --(ii)          334
Deferred tax liability.................................         --          20,000(iii)      20,000
                                                          --------        --------         --------
                                                           171,409          92,580          263,989
Common stock...........................................      2,061             747(iv)        2,808
Preferred stock........................................     34,290          14,195(iii)      48,485
Retained earnings......................................     (3,844)             --           (3,844)
Notes receivable on common stock purchases.............         --            (747)(iv)        (747)
                                                          --------        --------         --------
                                                            32,507          14,195           46,702
                                                          --------        --------         --------
                                                          $203,916        $106,775         $310,691
                                                          ========        ========         ========

---------------

(i) Represents adjustments related to the IFG Reorganization, whereby, following the IFG Merger, the Partnership contributed or sold to the combined Unconsolidated Subsidiaries certain assets and liabilities of IFG, primarily related to the management operations owned by IFG. The adjustments reflect the transfer of assets valued at the Partnership's new basis resulting from the allocation of the purchase price of IFG. The Partnership received non-voting preferred stock as consideration in exchange for the net assets contributed. The net deferred tax liability is assumed by the Unconsolidated Subsidiaries as it resulted from the assets and liabilities transferred to the Unconsolidated Subsidiaries.

(ii) Represents certain assets and liabilities of IFG, primarily related to the management operations of IFG, contributed or sold by the Partnership to the Unconsolidated Subsidiaries, valued at the Partnership's new basis resulting from the allocation of the purchase price of IFG.

(iii)Represents the transfer or sale of management contracts, the establishment of an intercompany note, and the establishment of the related estimated net deferred Federal and state tax liabilities at a combined rate of 40% for the estimated difference between the book and tax basis of the net assets of the Unconsolidated Subsidiaries. The primary component of the deferred tax liability is the difference between the new basis of the property management contracts, as a result of the allocation of the purchase price of IFG, and the historical tax basis.

(iv) Represents the issuance of common stock to the common stockholders of the Unconsolidated Subsidiaries in exchange for notes receivable, in order for the common stockholders to maintain their respective ownership interest in the Unconsolidated Subsidiaries.

                             AIMCO PROPERTIES, L.P.

        PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS (INSIGNIA MERGER)
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                     COMPLETED
                                                    TRANSACTIONS
                                                        AND                                            AMBASSADOR
                                                      PROBABLE           NHP          AMBASSADOR     PURCHASE PRICE     IFG AS
                                    HISTORICAL(A)   PURCHASES(B)   TRANSACTIONS(C)   HISTORICAL(D)   ADJUSTMENTS(E)   ADJUSTED(F)
                                    -------------   ------------   ---------------   -------------   --------------   -----------
Rental and other property
  revenues........................    $193,006        $120,337(I)
                                                        11,012(J)      $ 6,660         $ 93,329         $    --        $  6,912
Property operating expenses.......     (76,168)        (59,466)(I)
                                                        (4,860)(J)      (2,941)         (36,088)             --          (3,307)
Owned property management
  expense.........................      (6,620)         (4,327)(I)
                                                          (602)(J)        (282)              --              --              --
Depreciation......................     (37,741)        (26,645)(I)
                                                        (2,172)(J)      (1,414)         (18,979)         (5,997)(O)        (966)
                                      --------        --------         -------         --------         -------        --------
Income from property operations...      72,477          33,277           2,023           38,262          (5,997)          2,639
                                      --------        --------         -------         --------         -------        --------
Management fees and other
  income..........................      13,937              --           7,813               --              --          94,330
Management and other expenses.....      (9,910)             --          (5,394)              --              --         (57,615)
Corporate overhead allocation.....        (588)             --              --               --              --              --
Amortization......................      (1,401)             --          (5,800)              --              --         (16,768)
                                      --------        --------         -------         --------         -------        --------
Income from service company
  business........................       2,038              --          (3,381)              --              --          19,947
Minority interest in service
  company business................         (10)             --              --               --              --              --
                                      --------        --------         -------         --------         -------        --------
AIMCO's share of income from
  service company business........       2,028              --          (3,381)              --              --          19,947
                                      --------        --------         -------         --------         -------        --------
General and administrative
  expenses........................      (5,396)             --          (1,025)          (7,392)          7,392(P)      (21,199)
Interest expense..................     (51,385)         (3,451)(K)
                                                        (2,497)(L)      (5,462)         (26,987)           (221)(Q)      (9,035)
Interest income...................       8,676              --           1,900               --              --          10,967
Minority interest.................       1,008             458(M)           16             (851)            705(R)      (12,871)
Equity in losses of unconsolidated
  partnerships....................      (1,798)           (122)(N)      (8,542)             405              --          12,515
Equity in earnings of
  unconsolidated subsidiaries.....       4,636              --           5,790               --              --              --
                                      --------        --------         -------         --------         -------        --------
Income (loss) from operations.....      30,246          27,665          (8,681)           3,437           1,879           2,963
Income tax provision..............          --              --              --               --              --           1,701
Gain on dispositions of
  property........................       2,720          (2,720)             --               --              --              80
                                      --------        --------         -------         --------         -------        --------
Income (loss) before extraordinary
  item............................      32,966          24,945          (8,681)           3,437           1,879           4,744
Extraordinary item -- early
  extinguishment of debt..........        (269)            269              --               --              --              --
                                      --------        --------         -------         --------         -------        --------
Net income........................      32,697          25,214          (8,681)           3,437           1,879           4,744
Income attributable to preferred
  unitholders.....................       2,315          39,859              --               --              --              --
                                      --------        --------         -------         --------         -------        --------
Income attributable to common
  unitholders.....................    $ 30,382        $(14,645)        $(8,681)        $  3,437         $ 1,879        $  4,744
                                      ========        ========         =======         ========         =======        ========
Basic earnings per OP unit........    $   1.09
                                      ========
Diluted earnings per OP unit......    $   1.08
                                      ========
Weighted average OP units
  outstanding.....................      27,732
                                      ========
Weighted average OP units and
  equivalents outstanding.........      28,113
                                      ========


                                         IFG              IFG
                                        MERGER       REORGANIZATION
                                    ADJUSTMENTS(G)   ADJUSTMENTS(H)    PRO FORMA
                                    --------------   --------------    ---------
Rental and other property
  revenues........................
                                       $     --         $     --       $ 431,256
Property operating expenses.......
                                             --               --        (182,830)
Owned property management
  expense.........................
                                             --               --         (11,831)
Depreciation......................
                                         (2,350)(S)           --         (96,264)
                                       --------         --------       ---------
Income from property operations...       (2,350)              --         140,331
                                       --------         --------       ---------
Management fees and other
  income..........................           --          (74,404)(X)      41,676
Management and other expenses.....           --           49,236(X)      (23,683)
Corporate overhead allocation.....           --               --            (588)
Amortization......................      (32,699)(T)       30,188(Y)      (26,480)
                                       --------         --------       ---------
Income from service company
  business........................      (32,699)           5,020          (9,075)
Minority interest in service
  company business................           --               --             (10)
                                       --------         --------       ---------
AIMCO's share of income from
  service company business........      (32,699)           5,020          (9,085)
                                       --------         --------       ---------
General and administrative
  expenses........................           --            6,249(X)      (21,371)
Interest expense..................
                                        (14,750)              --        (113,788)
Interest income...................           --              191(Z)       21,734(BB)
Minority interest.................        1,552(U)            --          (9,983)
Equity in losses of unconsolidated
  partnerships....................      (29,995)(V)           --         (27,537)
Equity in earnings of
  unconsolidated subsidiaries.....           --           (4,578)(AA)      5,848(DD)
                                       --------         --------       ---------
Income (loss) from operations.....      (78,242)           6,882         (13,851)
Income tax provision..............       (1,701)(W)           --              --
Gain on dispositions of
  property........................          (80)              --              --
                                       --------         --------       ---------
Income (loss) before extraordinary
  item............................      (80,023)           6,882         (13,851)
Extraordinary item -- early
  extinguishment of debt..........           --               --              --
                                       --------         --------       ---------
Net income........................      (80,023)           6,882         (13,851)
Income attributable to preferred
  unitholders.....................           --               --          42,174(CC)
                                       --------         --------       ---------
Income attributable to common
  unitholders.....................     $(80,023)        $  6,882       $ (56,025)(BB)
                                       ========         ========       =========
Basic earnings per OP unit........                                     $   (0.83)(BB)
                                                                       =========
Diluted earnings per OP unit......                                     $   (0.83)(BB)
                                                                       =========
Weighted average OP units
  outstanding.....................                                        67,522
                                                                       =========
Weighted average OP units and
  equivalents outstanding.........                                        68,366
                                                                       =========

---------------

(A) Represents the Partnership's audited consolidated results of operations for the year ended December 31, 1997.

(B) Represents adjustments to reflect the following as if they had occurred on January 1, 1997: (i) the 1997 Acquisitions; (ii) the 1997 Stock Offerings; (iii) the 1997 Dispositions; (iv) the 1998 Stock Offerings;
       (v) the 1998 Acquisitions; (vi) the Probable Purchases; (vii) the 1998 Dispositions; and (v) the Preferred Partnership Unit Offering.

(C) Represents adjustments to reflect the purchase of the NHP Real Estate Companies, the NHP Merger, and the NHP Reorganization, as if the transactions had taken place on January 1, 1997. These adjustments are detailed, as follows:

                                    NHP
                                REAL ESTATE          NHP               NHP                 NHP               NHP
                                PURCHASE(i)     HISTORICAL(ii)   ADJUSTMENTS(iii)   REORGANIZATION(iv)   TRANSACTIONS
                                -----------     --------------   ----------------   ------------------   ------------
   Rental and other property
     revenues.................    $ 6,660(v)       $ 16,842          $    --             $(16,842)(xvii)   $ 6,660
   Property operating
     expenses.................     (2,941)(v)        (8,411)              --                8,411 (xvii     (2,941)
   Owned property management
     expense..................       (282)(v)          (862)              --                  862 (xvii       (282)
   Depreciation...............     (1,414)(vi)       (2,527)            (693)(xi)           3,220 (xvii     (1,414)
                                  -------          --------          -------             --------          -------
   Income from property
     operations...............      2,023             5,042             (693)              (4,349)           2,023
                                  -------          --------          -------             --------          -------
   Management fees and other
     income...................      1,405(vii)       72,176               --              (65,768)(xviii)     7,813
   Management and other
     expenses.................     (2,263)(viii)     (35,267)             --               32,136 (xviii    (5,394)
   Amortization...............         --            (9,111)          (4,432)(xii)          7,743 (xix      (5,800)
                                  -------          --------          -------             --------          -------
   Income from service company
     business.................       (858)           27,798           (4,432)             (25,889)          (3,381)
                                  -------          --------          -------             --------          -------
   General and administrative
     expenses.................         --           (16,266)           8,668 (xiii          6,573 (xviii    (1,025)
   Interest expense...........     (5,082)(ix)      (10,685)              --               10,305(xx)       (5,462)
   Interest income............        540(v)          1,963               --                 (603)(xxi)      1,900
   Minority interest..........         16(v)             --               --                   --               16
   Equity in losses of
     unconsolidated
     partnerships.............     (3,905)(x)            --           (4,631)(xiv)             (6)          (8,542)
   Equity in earnings of
     unconsolidated
     subsidiaries.............         --                --           (4,636)(xv)          10,426 (xxii      5,790
                                  -------          --------          -------             --------          -------
   Income (loss) from
     operations...............     (7,266)            7,852           (5,724)              (3,543)          (8,681)
   Income tax provision.......         --            (3,502)           3,502 (xvi              --               --
                                  -------          --------          -------             --------          -------
   Net income (loss)..........    $(7,266)         $  4,350          $(2,222)            $ (3,543)         $(8,681)
                                  =======          ========          =======             ========          =======

---------------

        (i) Represents the adjustment to record activity from January 1, 1997 to the date of acquisition, as if the acquisition of the NHP Real Estate Companies had occurred on January 1, 1997. The historical financial statements of the NHP Real Estate Companies consolidate certain real estate partnerships in which they have an interest that will be presented on the equity method by the Partnership as a result of the NHP Real Estate Reorganization. In addition, represents adjustments to record additional depreciation and amortization related to the increased basis in the assets of the NHP Real Estate Companies as a result of the allocation of the purchase price of the NHP Real Estate Companies and additional interest expense incurred in connection with borrowings incurred by the Partnership to consummate the NHP Real Estate Acquisition.

        (ii)Represents the unaudited consolidated results of operations of NHP for the period from January 1, 1997 through December 8, 1997 (date of the NHP Merger).

        (iii) Represents the following adjustments occurring as a result of the NHP Merger: (i) the reduction in personnel costs, primarily severance costs, pursuant to a restructuring plan; (ii) the incremental depreciation of the purchase price adjustment related to real estate; (iii) the incremental amortization of the purchase price adjustment related to the management contracts, furniture, fixtures and equipment, and goodwill; (iv) the reversal of equity in earnings of NHP during the pre-merger period when the Partnership held a 47.62% interest in NHP; and
               (v) the amortization of the increased basis in investments in real estate partnerships based on the purchase price adjustment related to real estate and an estimated average life of 20 years.

        (iv) Represents adjustments related to the NHP Reorganization, whereby the Partnership contributed or sold to the Unconsolidated Subsidiaries and the Unconsolidated Partnership: (i) certain assets and liabilities of NHP, primarily related to the management operations and other businesses owned by NHP and (ii) 12 real estate properties containing 2,905 apartment units. The adjustments represent (i) the related revenues and expenses primarily related to the management operations and other businesses owned by NHP and (ii) the historical results of operations of such real estate partnerships contributed, with additional depreciation and amortization recorded related to the Partnership's new basis resulting from the allocation of the combined purchase price of NHP and the NHP Real Estate
               Companies.

        (v) Represents adjustments to reflect the acquisition of the NHP Real Estate Companies and the corresponding historical results of operations as if they had occurred on January 1, 1997.

        (vi) Represents incremental depreciation related to the consolidated real estate assets purchased from the NHP Real Estate Companies. Buildings and improvements are depreciated on the straight-line method over a period of 30 years, and furniture and fixtures are depreciated on the straight-line method over a period of 5 years.

        (vii) Represents the adjustment to record the revenues from ancillary businesses purchased from the NHP Real Estate Companies as if the acquisition had occurred on January 1, 1997.

        (viii) Represents $4,878 related to the adjustment to record the expenses from ancillary businesses purchased from the NHP Real Estate Companies as if the acquisition had occurred on January 1, 1997, less $2,615 related to a reduction in personnel costs pursuant to a restructuring plan, approved by the Company's senior management, assuming that the acquisition of the NHP Real Estate Companies had occurred on January 1, 1997 and that the restructuring plan was completed on January 1, 1997. The restructuring plan specifically identifies all significant actions to be taken to complete the restructuring plan, including the reduction of personnel, job functions, location and the date of completion.

        (ix) Represents adjustments in the amount of $3,391 to reflect the acquisition of the NHP Real Estate Companies and the corresponding historical results of operations as if they had occurred on January 1, 1997, as well as the increase in interest expense in the amount of $1,691 related to borrowings on the Partnership's credit facilities of $55,807 to finance the NHP Real Estate Acquisition.

        (x) Represents adjustments in the amount of $2,432 to reflect the acquisition of the NHP Real Estate Companies and the corresponding historical results of operations as if they had occurred on January 1, 1997, as well as amortization of $1,473 related to the increased basis in investment in real estate partnerships, as a result of the allocation of the purchase price of the NHP Real Estate Companies, based on an estimated average life of 20 years.

        (xi) Represents incremental depreciation related to the real estate assets purchased from NHP. Buildings and improvements are depreciated on the straight-line method over a period of 20 years, and furniture and fixtures are depreciated on the straight-line method over a period of 5 years.

        (xii) Represents incremental depreciation and amortization of the tangible and intangible assets related to the property management and other business operated by the Unconsolidated

               Subsidiaries, based on the Partnership's new basis as adjusted by the allocation of the combined purchase price of NHP including amortization of management contracts of $3,782, depreciation of furniture, fixtures and equipment of $2,018 and amortization of goodwill of $7,743, less NHP's historical depreciation and amortization of $9,111. Management contracts are amortized using the straight-line method over the weighted average life of the contracts estimated to be approximately 15 years. Furniture, fixtures and equipment are depreciated using the straight-line method over the estimated life of 3 years. Goodwill is amortized using the straight-line method over 20 years.

        (xiii) Represents a reduction in personnel costs, primarily severance costs, pursuant to a restructuring plan, approved by the Company's senior management, specifically identifying all significant actions to be taken to complete the restructuring plan, assuming that the NHP Merger had occurred on January 1, 1997 and that the restructuring plan was completed on January 1, 1997.

        (xiv) Represents adjustment for amortization of the increased basis in investments in real estate partnerships, as a result of the allocation of the combined purchase price of NHP and the NHP Real Estate Companies, based on an estimated average life of 20 years.

        (xv) Represents the reversal of equity in earnings in NHP during the pre-merger period when the Partnership held a 47.62% interest in NHP, as a result of the Partnership's acquisition of 100% of the NHP Common Stock.

        (xvi) Represents the reversal of NHP's income tax provision due to the restructuring of the management business to the Unconsolidated Subsidiaries.

        (xvii) Represents the contribution of NHP's 12 real estate properties containing 2,905 apartment units to the Unconsolidated Partnership pursuant to the NHP Reorganization.

        (xviii)Represents the historical income and expenses associated with certain assets and liabilities of NHP that were contributed o sold to the Unconsolidated Subsidiaries, primarily related to the management operations and other businesses owned by NHP. r

        (xix) Represents the amortization and depreciation of certain management contracts and other assets of NHP, based on the Partnership's new basis resulting from the allocation of the purchase price of NHP, that will be contributed or sold to the Unconsolidated Subsidiaries, primarily related to the management operations and other businesses owned by NHP.

        (xx) Represents interest expense of $6,020 related to the contribution of NHP's 12 real estate properties containing 2,905 apartment units to the Unconsolidated Partnership and interest expense of $4,285 related to the certain assets and liabilities that will be contributed or sold to the Unconsolidated Subsidiaries pursuant to the NHP Reorganization.

        (xxi) Represents the interest income of $5,000 earned on notes payable of $50,000 to the Partnership issued as consideration for certain assets and liabilities sold to the Unconsolidated Subsidiaries by the Partnership, net of the elimination of the Partnership's share of the related interest expense of $4,750 reflected in the equity in earnings of the Unconsolidated Subsidiaries operating results, offset by $853 in interest income primarily related to the management operations and other businesses owned by NHP contributed or sold to the Unconsolidated Subsidiaries pursuant to the NHP Reorganization.

        (xxii) Represents the Partnership's equity in earnings of the Unconsolidated Subsidiaries.

(D) Represents the audited historical statement of operations of Ambassador for the year ended December 31, 1997. Certain reclassifications have been made to Ambassador's historical statement of operations to conform to the Partnership's Statement of Operations presentation. The Ambassador historical statement of operations excludes extraordinary loss of $1,384 and a loss on sale of an interest rate cap of $509.

(E) Represents the following adjustments occurring as a result of the Ambassador Merger: (i) the incremental depreciation of the purchase price adjustment related to real estate; (ii) the reduction in personnel costs, primarily severance costs, pursuant to a restructuring plan; (iii) the reduction of interest expense resulting from the net reduction of debt; and (iv) the elimination of the minority interest associated with Jupiter-I, L.P.

(F) Represents adjustments to reflect the IFG Merger, the AMIT Merger, the IPT Merger, and the spin-off of Holdings as if these transactions had occurred on January 1, 1997. These adjustments are detailed, as follows:

                                           IFG           AMIT        HOLDINGS          IFG
                                      HISTORICAL(i)   MERGER(ii)   SPIN-OFF(iii)   AS ADJUSTED
                                      -------------   ----------   -------------   -----------
   Rental and other property
     revenues.......................    $   6,646      $   266       $      --      $  6,912
   Property operating expenses......       (3,251)         (56)             --        (3,307)
   Depreciation.....................         (966)          --              --          (966)
                                        ---------      -------       ---------      --------
   Income from property
     operations.....................        2,429          210              --         2,639
                                        ---------      -------       ---------      --------
   Management fees and other
     income.........................      389,626           --        (295,296)       94,330
   Management and other expenses....     (315,653)          --         258,038       (57,615)
   Amortization.....................      (31,709)        (303)         15,244       (16,768)
                                        ---------      -------       ---------      --------
   Income from service company
     business.......................       42,264         (303)        (22,014)       19,947
                                        ---------      -------       ---------      --------
   General and administrative
     expenses.......................      (20,435)      (1,351)            587       (21,199)
   Interest expense.................       (9,353)          --             318        (9,035)
   Interest income..................        4,571        6,853            (457)       10,967
   Minority interest................      (12,448)        (382)            (41)      (12,871)
   Equity in income (losses) of
     unconsolidated partnership.....       10,027        2,639            (151)       12,515
                                        ---------      -------       ---------      --------
   Income (loss) from operations....       17,055        7,666         (21,758)        2,963
   Income tax provision.............       (6,822)        (180)          8,703         1,701
   Gain on sale of property.........           --           80              --            80
                                        ---------      -------       ---------      --------
   Net income (loss)................       10,233        7,566         (13,055)        4,744
                                        =========      =======       =========      ========

---------------

        (i) Represents the audited consolidated results of operations of IFG for the year ended December 31, 1997, as reported in IFG's Annual Report on Form 10-K. Certain reclassifications have been made to IFG's historical statement of operations to conform to the Partnership's statement of operations presentation.

        (ii) Represents the historical statement of operations of AMIT, as well as pro forma adjustments related to the AMIT Merger. The AMIT Merger closed prior to the IFG Merger.

        (iii) Represents the distribution of two shares of Holdings common stock for each three shares of IFG common stock to holders of IFG common stock.



(G) Represents the following adjustments occurring as a result of the IFG Merger and the IPT Merger: (i) the incremental depreciation of the purchase price adjustment related to consolidated real estate and investments in real estate partnerships; (ii) the amortization of goodwill and property management contracts resulting from the IFG Merger;
       (iii) the increase in interest expense resulting from the net increase in debt; and (iv) the elimination of the income tax provision.

(H) Represents adjustments related to the IFG Reorganization, whereby, following the IFG Merger, the Partnership contributed or sold to the Unconsolidated Subsidiaries certain assets and liabilities of IFG, primarily management contracts and related working capital assets and liabilities related to IFG's third party management operations. The adjustments reflect the related revenues and expenses primarily related to the management operations owned by IFG, with additional amortization recorded related to the Partnership's new basis resulting from the allocation of the purchase price of IFG.

(I) Represents adjustments to reflect the 1997 Property Acquisitions and the 1998 Acquisitions, less the 1997 Dispositions and the 1998 Dispositions as if they had occurred on January 1, 1997. These pro forma operating results are based on historical results of the properties, except for depreciation, which is based on the Partnership's investment in the properties.

       These adjustments are as follows:

                          1997 PROPERTY       1997           1998           1998
                          ACQUISITIONS    DISPOSITIONS   ACQUISITIONS   DISPOSITIONS    TOTAL
                          -------------   ------------   ------------   ------------   --------
   Rental and other
     property
     revenues...........    $ 88,589        $(4,081)       $ 39,132       $(3,303)     $120,337
   Property operating
     expense............     (44,109)         1,944         (18,655)        1,354       (59,466)
   Owned property
     management
     expense............      (3,233)           133          (1,349)          122        (4,327)
   Depreciation.........     (16,839)           452         (10,946)          688       (26,645)

(J) Represents adjustments to reflect the Probable Purchases as if they had occurred on January 1, 1997. These pro forma operating results are based on historical results of the properties, except for depreciation, which is based on the Partnership's investment in the properties.

(K)    Represents adjustments to interest expense for the following:

   Borrowings on the Partnership's credit facilities and other loans and mortgages assumed in connection with the 1997
     Property Acquisitions.....................................   $(29,490)
   Repayments on the Partnership's credit facilities and other indebtedness with proceeds from the 1997 Dispositions and
     the 1997 Stock Offerings..................................     19,568
   Repayments on the Partnership's credit facilities with
     proceeds from a dividend received from one of the
     Unconsolidated Subsidiaries...............................      1,889
   Borrowings on the Partnership's credit facilities and other loans and mortgages assumed in connection with the 1998
     Acquisitions..............................................    (15,994)
   Repayments on the Partnership's credit facilities and other indebtedness with proceeds from the 1998 Dispositions and
     the 1998 Stock Offerings..................................     20,113
   Repayments on AIMCO's credit facilities and other
     indebtedness with proceeds from the Preferred Partnership
     Unit Offering.............................................        463
                                                                  --------
                                                                  $ (3,451)
                                                                  ========

(L) Represents adjustments to interest expense related to the assumption of mortgage debt in connection with the Probable Purchases.

(M) Represents (i) loss of $181 related to limited partners in consolidated partnerships acquired in connection with the 1997 Property Acquisitions and the 1998 Property Acquisitions and (ii) income of $502 allocable to the Partnership Preferred Units.

(N) Represents the reduction in the Partnership's earnings in unconsolidated partnerships as a result of the consolidation of additional partnerships resulting from additional ownership acquired through tender offers.

(O) Represents incremental depreciation related to the real estate assets purchased in connection with the Ambassador Merger. Buildings and improvements are depreciated on the straight-line method over a period of 30 years, and furniture and fixtures are depreciated on the straight-line method over a period of 5 years.

(P) Decrease results from identified historical costs of certain items which will be eliminated or reduced as a result of the Ambassador Merger, as follows:

   Duplication of public company expenses......................   $  724
   Reduction in salaries and benefits..........................    4,197
   Merger related costs........................................      524
   Other.......................................................    1,947
                                                                  ------
                                                                  $7,392
                                                                  ======

       The reduction in salaries and benefits is pursuant to a restructuring plan, approved by the Company's senior management, assuming that the Ambassador Merger had occurred on January 1, 1997 and that the restructuring plan was completed on January 1, 1997. The restructuring plan specifically identifies all significant actions to be taken to complete the restructuring plan, including the reduction of personnel, job functions, location and date of completion.

(Q) Represents the decrease in interest expense of $3,612 related to the repayment of the Ambassador revolving lines of credit upon consummation of the Ambassador Merger, offset by an increase in interest expense of $3,833 related to borrowings under the Partnership's credit facilities.

(R) Represents elimination of minority interest in Jupiter-I, L.P. resulting from the redemption of limited partnership interests not owned by Ambassador in connection with the Ambassador Merger.

(S) Represents incremental depreciation related to the consolidated real estate assets purchased in connection with the IFG Merger and IPT Merger, based on the Partnership's new basis resulting from the allocation of the purchase price of IFG and IPT. Buildings and improvements are depreciated on the straight-line method over a period of 20 years, and furniture and fixtures are depreciated on the straight-line method over a period of 5 years.

(T) Represents incremental depreciation and amortization of the tangible and intangible assets related to the property management business of IFG, based on the Partnership's new basis resulting from the allocation of the purchase price of IFG, including amortization of property management contracts of $38,885, amortization of goodwill of $6,526, and depreciation of furniture, fixtures, and equipment of $3,753, less IFG's historical depreciation and amortization of $16,465. Property management contracts are amortized using the straight-line method over a period of three years. Furniture, fixtures, and equipment are depreciated using the straight-line method over a period of three years. Goodwill is amortized using the straight-line method over 20 years.

(U) Represents elimination of minority interest of IPT resulting from the IPT merger.

(V) Represents amortization related to the increased basis in investment in real estate partnerships, as a result of the allocation of the purchase price of IFG and IPT, based on an estimated average life of 20 years, and based on the Partnership's new basis resulting from the allocation of the purchase price of IFG and IPT.

(W)    Represents the reversal of IFG's income tax provision.

(X) Represents the historical income and expenses associated with certain assets and liabilities of IFG that were contributed or sold to the Unconsolidated Subsidiaries, primarily related to the management operations of IFG.

(Y) Represents the depreciation and amortization of certain management contracts and furniture, fixtures, and equipment that were contributed or sold to the Unconsolidated Subsidiaries, primarily related to the management operations of IFG, based on the Partnership's new basis resulting from the allocation of the purchase price of IFG.

(Z) Represents interest income of $3,825 earned on notes payable of $45,000 to the Partnership issued as consideration for certain assets and liabilities sold to the Unconsolidated Subsidiaries by the Partnership, net of the elimination of the Partnership's share of the related interest expense of $3,634 reflected on the equity in earnings of the Unconsolidated Subsidiaries.

(AA) Represents the Partnership's equity in earnings of the Unconsolidated Subsidiaries.

(BB) The following table presents the net impact to pro forma net loss applicable to holders of OP Units and net loss per OP Units assuming the interest rate per annum increases by 0.25%:

   Increase in interest expense................................   $    938
                                                                  ========
   Net income..................................................   $(14,789)
                                                                  ========
   Net loss attributable to OP unitholders.....................   $(56,963)
                                                                  ========
   Basic loss per OP unit......................................   $  (0.84)
                                                                  ========
   Diluted loss per OP unit....................................   $  (0.84)
                                                                  ========

(CC) Represents the net income attributable to holders of the Class B Preferred Units, the Class C Preferred Units, the Class D Preferred Units, the Class G Preferred Units, the Class H Preferred Units and the Class J Preferred Units as if these Preferred Units had been issued as of January 1, 1997.

(DD) Represents the Partnership's equity in earnings in the Unconsolidated Subsidiaries of $(2,536), plus the elimination of intercompany interest expense of $8,384. The combined Pro Forma Statement of Operations of the Unconsolidated Subsidiaries for the year ended December 31, 1997 is presented below, which represents the effects of the Ambassador Merger, the NHP Merger, the NHP Reorganization, the IFG Merger, and the IFG Reorganization as if these transactions had occurred as of January 1, 1997.

                          UNCONSOLIDATED SUBSIDIARIES

        PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS (INSIGNIA MERGER)
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                                 (IN THOUSANDS)

                                                          REORGANIZATION              IFG
                                          HISTORICAL(i)   ADJUSTMENTS(ii)     REORGANIZATION(iii)     PRO FORMA
                                          -------------   ---------------     -------------------     ---------
Rental and other property revenues......    $  6,194         $  6,371(iv)          $     --           $ 12,565
Property operating expenses.............      (3,355)          (3,531)(iv)               --             (6,886)
Owned property management expense.......        (147)            (478)(iv)               --               (625)
Depreciation expense....................      (1,038)            (767)(iv)               --             (1,805)
                                            --------         --------              --------           --------
Income from property operations.........       1,654            1,595                    --              3,249
                                            --------         --------              --------           --------
Management fees and other income........      23,776           41,992(v)             74,404(x)         140,172
Management and other expenses...........     (11,733)         (20,403)(v)           (49,236)(x)        (81,372)
Amortization............................      (3,726)          (4,017)(v)           (30,188)(xi)       (37,931)
                                            --------         --------              --------           --------
Income from service company.............       8,317           17,572                (5,020)            20,869
General and administrative expense......          --           (6,573)(v)            (6,249)(x)        (12,822)
Interest expense........................      (6,058)          (5,849)(vi)           (3,825)(xii)      (15,732)
Interest income.........................       1,001             (148)(v)                --                853
Minority interest.......................      (2,819)           2,198(viii)              --               (621)
Equity in losses of unconsolidated
  partnerships..........................      (1,028)           1,028(iv)                --                 --
Equity in earnings of Unconsolidated
  Subsidiaries..........................       2,943           (2,943)(vii)              --                 --
                                            --------         --------              --------           --------
Income (loss) from operations...........       4,010            6,880               (15,094)            (4,204)
Income tax provision....................      (1,902)          (3,013)(ix)            6,450(xiii)        1,535
                                            --------         --------              --------           --------
Net income (loss).......................    $  2,108         $  3,867              $ (8,644)          $ (2,669)
                                            ========         ========              ========           ========
Income attributable to preferred
  unitholders...........................    $  2,198         $  3,478              $ (8,212)          $ (2,536)
                                            ========         ========              ========           ========
Income (loss) attributable to common
  unitholders...........................    $    (90)        $    389              $   (432)          $   (133)
                                            ========         ========              ========           ========

---------------

(i) Represents the historical results of operations of the Unconsolidated Subsidiaries for the year ended December 31, 1997.

(ii) Represents adjustments related to the NHP Reorganization, which includes the sale or contribution of 14 properties containing 2,725 apartment units from the unconsolidated partnerships to the Unconsolidated Subsidiaries, as well as the sale or contribution of 12 properties containing 2,905 apartment units from the Unconsolidated Subsidiaries to the Unconsolidated Partnership.

(iii) Represents adjustments related to the IFG Reorganization, whereby, following the IFG Merger, the Partnership contributed or sold to the Unconsolidated Subsidiaries certain assets and liabilities of IFG, primarily related to the management operations owned by IFG. The adjustments reflect the related revenues and expenses primarily related to the management operations owned by IFG, with additional amortization recorded related to the Partnership's new basis resulting from the allocation of the purchase price of IFG.

(iv) Represents adjustments for the historical results of operations of the 14 real estate properties contributed or sold to the Unconsolidated Subsidiaries, offset by the historical results of operations of the 12 real estate properties contributed or sold to the Unconsolidated Partnership, with additional depreciation recorded related to the Partnership's new basis resulting from the allocation of purchase price of NHP and the NHP Real Estate Companies.

(v) Represents adjustments to reflect income and expenses associated with certain assets and liabilities of NHP contributed or sold to the Unconsolidated Subsidiaries.

(vi) Represents adjustments of $6,058 to reverse the historical interest expense of the Unconsolidated Subsidiaries, which resulted from its original purchase of NHP Common Stock, offset by $2,622 related to the contribution or sale of the 14 real estate properties, $4,285 related to assets and liabilities transferred from the Partnership to the Unconsolidated Subsidiaries and $5,000 related to a note payable to the Partnership.

(vii) Represents the reversal of the historical equity in earnings of NHP for the period in which NHP was not consolidated by the Unconsolidated Subsidiaries.

(viii)Represents the minority interest in the operations of the 14 real estate properties.

(ix) Represents the estimated Federal and state tax provisions, which are calculated on the pro forma operating results of the Unconsolidated Subsidiaries, excluding amortization of goodwill which is not deductible for tax purposes.

(x) Represents the historical income and expenses associated with certain assets and liabilities of IFG that were contributed or sold to the Unconsolidated Subsidiaries, primarily related to the management operations of IFG.

(xi) Represents the depreciation and amortization of certain management contracts and furniture, fixtures, and equipment that were contributed or sold to the Unconsolidated Subsidiaries, primarily related to the management operations of IFG, based on the Partnership's new basis resulting from the allocation of the purchase price of IFG.

(xii) Represents adjustment for interest expense related to a note payable to the Partnership.

(xiii)Represents the estimated Federal and state tax provisions, which are calculated on the pro forma operating results of the Unconsolidated Subsidiaries, excluding amortization of goodwill, which is not deductible for tax purposes.

                             AIMCO PROPERTIES, L.P.

        PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS (INSIGNIA MERGER)
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                  COMPLETED
                                                                 TRANSACTIONS                      AMBASSADOR
                                                                 AND PROBABLE     AMBASSADOR     PURCHASE PRICE      IFG AS
                                                 HISTORICAL(A)   PURCHASES(B)    HISTORICAL(C)   ADJUSTMENTS(D)    ADJUSTED(E)
                                                 -------------   ------------    -------------   --------------    -----------
Rental and other property revenues.............    $ 265,700       $ 19,603(H)     $                $               $
                                                                      8,398(I)       35,480              --            8,126
Property operating expenses....................     (101,600)        (9,009)(H)
                                                                     (3,745)(I)     (14,912)             --           (2,585)
Owned property management expense..............       (7,746)          (728)(H)
                                                                       (459)(I)          --              --               --
Depreciation...................................      (59,792)        (4,886)(H)
                                                                     (2,624)(I)      (7,270)         (1,420)(M)         (904)
                                                   ---------       --------        --------         -------         --------
Income from property operations................       96,562          6,550          13,298          (1,420)           4,637
                                                   ---------       --------        --------         -------         --------
Management fees and other income...............       13,968             --              --              --           71,155
Management and other expenses..................       (8,101)            --              --              --          (41,477)
Corporate overhead allocation..................         (196)            --              --              --               --
Amortization...................................           (3)            --              --              --          (13,986)
                                                   ---------       --------        --------         -------         --------
Income from service company business...........        5,668             --              --              --           15,692
                                                   ---------       --------        --------         -------         --------
General and administrative expenses............       (7,444)            --          (5,278)          5,278(N)       (61,386)
Interest expense...............................      (56,756)         1,975(J)
                                                                     (2,469)(K)     (10,079)            145(O)       (24,871)
Interest income................................       18,244             (1)             --              --           22,501
Minority interest..............................       (1,052)           160(L)         (252)            252(P)       (14,159)
Equity in losses of unconsolidated
  partnerships.................................       (5,078)            --             (71)             --           13,492
Equity in earnings of unconsolidated
  subsidiaries.................................        8,413             --              --              --               --
Amortization of goodwill.......................       (5,071)            --              --              --               --
                                                   ---------       --------        --------         -------         --------
Income (loss) from operations..................       53,486          6,215          (2,382)          4,255          (44,094)
Income tax provision...........................           --             --              --              --            1,180
Gain on dispositions of property...............        2,783         (2,783)             --              --            6,576
                                                   ---------       --------        --------         -------         --------
Net income.....................................       56,269          3,432          (2,382)          4,255          (36,338)
Income attributable to preferred unitholders...       16,320         16,094              --              --               --
                                                   ---------       --------        --------         -------         --------
Income (loss) attributable to common
  unitholders..................................    $  39,949       $(12,662)       $ (2,382)        $ 4,255         $(36,338)
                                                   =========       ========        ========         =======         ========
Basic earnings (loss) per OP Unit..............    $    0.80
                                                   =========
Diluted earnings (loss) per OP Unit............    $    0.79
                                                   =========
Weighted average OP Units outstanding..........       50,420
                                                   =========
Weighted average OP Unit and equivalents
  outstanding..................................       50,544
                                                   =========


                                                      IFG               IFG
                                                     MERGER        REORGANIZATION
                                                 ADJUSTMENTS(F)    ADJUSTMENTS(G)    PRO FORMA
                                                 --------------    --------------    ---------
Rental and other property revenues.............     $                 $              $
                                                          --                --         337,307
Property operating expenses....................
                                                          --                --        (131,851)
Owned property management expense..............
                                                          --                --          (8,933)
Depreciation...................................
                                                      (1,583)(Q)            --         (78,479)
                                                    --------          --------       ---------
Income from property operations................       (1,583)               --         118,044
                                                    --------          --------       ---------
Management fees and other income...............           --           (56,211)(W)      28,912
Management and other expenses..................           --            35,192(W)      (14,386)
Corporate overhead allocation..................           --                --            (196)
Amortization...................................      (23,895)(R)        22,641(X)      (15,243)
                                                    --------          --------       ---------
Income from service company business...........      (23,895)            1,622            (913)
                                                    --------          --------       ---------
General and administrative expenses............       45,823(S)         14,375(W)       (8,632)
Interest expense...............................
                                                       7,045                --         (85,010)(AA)
Interest income................................           --               143(Y)       40,887
Minority interest..............................        6,622(T)             --          (8,429)
Equity in losses of unconsolidated
  partnerships.................................      (18,577)(U)            --         (10,234)
Equity in earnings of unconsolidated
  subsidiaries.................................           --            (7,562)(Z)         851(CC)
Amortization of goodwill.......................           --                --          (5,071)
                                                    --------          --------       ---------
Income (loss) from operations..................       15,435             8,578          41,493
Income tax provision...........................       (1,180)(V)            --              --
Gain on dispositions of property...............       (6,576)               --              --
                                                    --------          --------       ---------
Net income.....................................        7,679             8,578          41,493
Income attributable to preferred unitholders...           --                --          32,414(BB)
                                                    --------          --------       ---------
Income (loss) attributable to common
  unitholders..................................     $  7,679          $  8,578       $   9,079(AA)
                                                    ========          ========       =========
Basic earnings (loss) per OP Unit..............                                      $    0.13(AA)
                                                                                     =========
Diluted earnings (loss) per OP Unit............                                      $    0.13(AA)
                                                                                     =========
Weighted average OP Units outstanding..........                                         68,554
                                                                                     =========
Weighted average OP Unit and equivalents
  outstanding..................................                                         69,218
                                                                                     =========

---------------

(A) Represents the Partnership's unaudited consolidated results of operations for the nine months ended September 30, 1998.

(B) Represents adjustments to reflect the following as if they had occurred on January 1, 1998: (i) the 1998 Stock Offerings; (ii) the 1998 Acquisitions; (iii) the Probable Purchases; (iv) the 1998 Dispositions; and (v) the Preferred Partnership Unit Offering.

(C) Represents the unaudited historical statement of operations of Ambassador for the four months ended April 30, 1998. Certain reclassifications have been made to Ambassador's historical Statement of Operations to conform to the Partnership's Statement of Operations presentation.

(D) Represents the following adjustments occurring as a result of the Ambassador Merger: (i) the incremental depreciation of the purchase price adjustment related to real estate; (ii) the reduction in personnel costs, primarily severance costs, pursuant to a restructuring plan; (iii) the reduction of interest expense resulting from the net reduction of debt; and (iv) the elimination of the minority interest associated with Jupiter-I, L.P.

(E) Represents adjustments to reflect the IFG Merger, the AMIT Merger, the IPT Merger and the spin-off of the common stock of Holdings as if these transactions had occurred on January 1, 1998. These adjustments are detailed, as follows:

                                                                            HOLDINGS
                                                  IFG           AMIT          SPIN-           IFG
                                             HISTORICAL(i)   MERGER(ii)     OFF(iii)      AS ADJUSTED
                                             -------------   ----------   -------------   -----------
   Rental and other property revenues......    $   7,566       $  560       $      --      $  8,126
   Property operating expenses.............       (2,585)          --              --        (2,585)
   Depreciation............................         (904)          --              --          (904)
                                               ---------       ------       ---------      --------
   Income from property operations.........        4,077          560              --         4,637
                                               ---------       ------       ---------      --------
   Management fees and other income........      311,475           --        (240,320)       71,155
   Management and other expenses...........     (252,295)          --         210,818       (41,477)
   Amortization............................      (26,781)         (48)         12,843       (13,986)
                                               ---------       ------       ---------      --------
   Income from service company business....       32,399          (48)        (16,659)       15,692
                                               ---------       ------       ---------      --------
   General and administrative expenses.....      (66,272)        (675)          5,561       (61,386)
   Interest expense........................      (24,164)          --            (707)      (24,871)
   Interest income.........................       18,817        4,193            (509)       22,501
   Minority interest.......................      (14,159)          --              --       (14,159)
   Equity in losses of unconsolidated
     partnerships..........................       12,169                        1,323        13,492
                                               ---------       ------       ---------      --------
   Income (loss) from operations...........      (37,133)       4,030         (10,991)      (44,094)
   Income tax provision....................       (4,772)          --           5,952         1,180
   Gain on disposition of property.........        5,888          688              --         6,576
                                               ---------       ------       ---------      --------
   Item income (loss)......................    $ (36,017)      $4,718       $  (5,039)     $(36,338)
                                               =========       ======       =========      ========

       ----------------------

        (i) Represents the unaudited consolidated results of operations of IFG for the nine months ended September 30, 1998.

               Certain reclassifications have been made to IFG's historical statement of operations to conform to the Partnership's statement of operations presentation.

        (ii) Represents the historical statement of operations of AMIT, as well as pro forma adjustments related to the AMIT Merger. The AMIT Merger closed prior to the IFG Merger.

        (iii) Represents the distribution of two shares of Holdings common stock for each three shares of IFG common stock to holders of IFG common stock.



(F)    Represents the following adjustments occurring as a result of the IFG
       Merger: (i) the incremental depreciation of the purchase price adjustment related to consolidated real estate and investments in real estate partnerships; (ii) the amortization of goodwill and property management contracts resulting from the IFG Merger; (iii) the increase in interest expense resulting from the net increase in debt; and (iv) the elimination of the income tax provision.

(G) Represents adjustments related to the IFG Reorganization, whereby, following the IFG Merger, the Partnership contributed or sold to the combined Unconsolidated Subsidiaries certain assets and liabilities of IFG, primarily management contracts and related working capital assets and liabilities related to IFG's third party management operations. The adjustments reflect the related revenues and expenses primarily related to the management operations owned by IFG, with additional amortization recorded related to the Partnership's new basis resulting from the allocation of the purchase price of IFG.

(H) Represents adjustments to reflect the 1998 Acquisitions, less the 1998 Dispositions as if they had occurred on January 1, 1998. These pro forma operating results are based on historical results of the properties, except for depreciation, which is based on the Partnership's investment in the properties.

       These adjustments are as follows:

                                                      1998           1998
                                                  ACQUISITIONS   DISPOSITIONS    TOTAL
                                                  ------------   ------------   -------
     Rental and other property revenues.........    $20,554         $(951)      $19,603
     Property operating expense.................     (9,385)          376        (9,009)
     Owned property management expense..........       (765)           37          (728)
     Depreciation...............................     (4,979)           93        (4,886)

(I) Represents adjustments to reflect the Probable Purchases as if they had occurred on January 1, 1998. These pro forma operating results are based on historical results of the properties, except for depreciation, which is based on the Partnership's investment in the properties.

(J)    Represents adjustments to interest expense for the following:

     Borrowings on the Partnership's credit facilities and
        other loans and mortgages assumed in connection with
        the 1998 Acquisitions..................................   $(8,698)
     Repayments on the Partnership's credit facilities and
        other indebtedness with proceeds from the 1998
        Dispositions and the 1998 Stock
        Offerings..............................................    10,326
     Repayments on AIMCO's credit facilities and other
        indebtedness with proceeds from the Preferred
        Partnership Unit Offering..............................       347
                                                                  -------
                                                                  $ 1,975
                                                                  =======

(K) Represents adjustments to interest expense related to the assumption of mortgage debt in connection with the probable purchases.

(L) Represents (i) loss of $537 related to limited partners in consolidated partnerships acquired in connection with the 1998 Acquisitions and (ii) income of $377 allocable to the Partnership Preferred Units.

(M) Represents incremental depreciation related to the real estate assets purchased in connection with the Ambassador Merger. Buildings and improvements are depreciated on the straight-line method over a period of 30 years, and furniture and fixtures are depreciated on the straight-line method over a period of 5 years.

(N) Decrease results from identified historical costs of certain items which will be eliminated or reduced as a result of the Ambassador Merger, as follows:

     Duplication of public company expenses....................   $  355
     Reduction in salaries and benefits........................    2,482
     Merger related costs......................................    1,212
     Other.....................................................    1,229
                                                                  ------
                                                                  $5,278
                                                                  ======

       The reduction in salaries and benefits is pursuant to a restructuring plan, approved by the Company's senior management, assuming that the Ambassador Merger had occurred on January 1, 1998 and that the restructuring plan was completed on January 1, 1998. The restructuring plan specifically identifies all significant actions to be taken to complete the restructuring plan, including the reduction of personnel, job functions, location and date of completion.

(O) Represents the decrease in interest expense of $1,480 related to the repayment of the Ambassador revolving lines of credit upon consummation of the Ambassador Merger, offset by an increase in interest expense of $1,335 related to borrowings under the Partnership's line of credit.

(P) Represents elimination of minority interest in Jupiter-I, L.P. resulting from the redemption of limited partnership interests not owned by Ambassador in connection with the Ambassador Merger.

(Q) Represents incremental depreciation related to the consolidated real estate assets purchased in connection with the IFG Merger and IPT Merger, based on the Partnership's new basis resulting from the allocation of the purchase price of IFG and IPT. Buildings and improvements are depreciated on the straight-line method over a period of 20 years, and furniture and fixtures are depreciated on the straight-line method over a period of 5 years.

(R) Represents incremental depreciation and amortization of the tangible and intangible assets related to the property management business of IFG, based on the Partnership's new basis resulting from the allocation of the purchase price of IFG, including amortization of property management contracts of $30,096, amortization of goodwill of $4,895, and depreciation of furniture, fixtures, and equipment of $2,842, less IFG's historical depreciation and amortization of $13,938. Property management contracts are amortized using the straight-line method over a period of three years. Furniture, fixtures, and equipment are depreciated using the straight-line method over a period of three years. Goodwill is amortized using the straight-line method over 20 years.

(S) Represents the elimination of merger related expenses recorded by IFG during the nine months ended September 30, 1998. In connection with the IFG Merger, certain IFG executives will receive one-time lump-sum payments in connection with the termination of their employment and option agreements. The total of these lump sum payments is estimated to be approximately $50,000.

(T) Represents elimination of minority interest in IPT resulting from the IPT merger.

(U) Represents amortization related to the increased basis in investment in real estate partnerships, as a result of the allocation of the purchase price of IFG and IPT, based on an estimated average life of 20 years, and based on the Partnership's new basis resulting from the allocation of the purchase price of IFG and IPT.

(V)    Represents the reversal of IFG's income tax provision.

(W) Represents the historical income and expenses associated with certain assets and liabilities of IFG that were contributed or sold to the Unconsolidated Subsidiaries, primarily related to the management operations of IFG.

(X) Represents the depreciation and amortization of certain management contracts and furniture, fixtures, and equipment that were contributed or sold to the Unconsolidated Subsidiaries, primarily related to the management operations of IFG, based on the Partnership's new basis resulting from the allocation of the purchase price of IFG.

(Y) Represents interest income of $2,861 earned on notes payable of $45,000 to the Partnership issued as consideration for certain assets and liabilities sold to the Unconsolidated Subsidiaries of the Partnership, net of the elimination of the Partnership's share of the related interest expense of $2,718 reflected in the equity in earnings of the Unconsolidated Subsidiaries.

(Z) Represents the Partnership's equity in earnings of the Unconsolidated Subsidiaries.

(AA) The following table presents the net impact to pro forma net income applicable to holders of shares of AIMCO Common Stock and net income per share of AIMCO Common Stock assuming the interest rate per annum increases by 0.25%:

   Increase in interest........................................  $   702
                                                                 =======
   Net income..................................................  $40,791
                                                                 =======
   Net income attributable to OP Unitholders...................  $ 8,377
                                                                 =======
   Basic loss per OP Unit......................................  $  0.12
                                                                 =======
   Diluted loss per OP Unit....................................  $  0.12
                                                                 =======

(BB) Represents the net income attributable to holders of the Class B Preferred Units, the Class C Preferred Units, the Class D Preferred Units the Class G Preferred Units, the Class H Preferred Units and the Class J Preferred Units as if these stock offerings had occurred as of January 1, 1997.

(CC) Represents the Partnership's equity in earnings in the Unconsolidated Subsidiaries of $(1,867) plus the elimination of intercompany interest of $2,718. The combined Pro Forma Statement of Operations of the Unconsolidated Subsidiaries for the nine months ended September 30, 1998 is presented below, which represents the effects of the Ambassador Merger, the IFG Merger and the IFG Reorganization as if these transactions had occurred as of January 1, 1997.

                          UNCONSOLIDATED SUBSIDIARIES

        PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS (INSIGNIA MERGER)
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998
                                 (IN THOUSANDS)

                                                                              IFG
                                                       HISTORICAL(i)   REORGANIZATION(ii)    PRO FORMA
                                                       -------------   ------------------    ---------
Rental and other property revenues...................    $  9,910           $     --         $  9,910
Property operating expense...........................      (5,139)                --           (5,139)
Owned property management expense....................        (345)                --             (345)
Depreciation expense.................................      (1,026)                --           (1,026)
                                                         --------           --------         --------
Income from property operations......................       3,400                 --            3,400
                                                         --------           --------         --------
Management fees and other income.....................      57,665             56,211(iii)     113,876
Management and other expenses........................     (36,221)           (35,192)(iii)    (71,413)
Amortization.........................................      (2,111)           (22,641)(iv)     (24,752)
                                                         --------           --------         --------
Income from service company..........................      19,333             (1,622)          17,711
General and administrative expense...................          --            (14,375)(iii)    (14,375)
Interest expense.....................................      (6,931)            (2,861)(v)       (9,792)
Interest income......................................         617                 --              617
Minority interest....................................        (526)                --             (526)
                                                         --------           --------         --------
Income (loss) from operations........................      15,893            (18,858)          (2,965)
Income tax provision.................................      (7,037)             8,037(vi)        1,000
                                                         --------           --------         --------
Net income (loss)....................................    $  8,856           $(10,821)        $ (1,965)
                                                         ========           ========         ========
Income (loss) attributable to preferred
  stockholders.......................................    $  8,413           $(10,280)        $ (1,867)
                                                         ========           ========         ========
Income (loss) attributable to common stockholders....    $    443           $   (541)        $    (98)
                                                         ========           ========         ========

---------------

(i) Represents the Unconsolidated Subsidiaries historical consolidated results of operations.

(ii) Represents adjustments related to the IFG Reorganization, whereby, following the IFG Merger, the Partnership contributed or sold to the combined Unconsolidated Subsidiaries certain assets and liabilities of IFG, primarily related to the management operations owned by IFG. The adjustments reflect the related revenues and expenses primarily related to the management operations owned by IFG, with additional amortization recorded related to the Partnership's new basis resulting from the allocation of the purchase price of IFG.

(iii) Represents the historical income and expenses associated with certain assets and liabilities of IFG that were contributed or sold to the Unconsolidated Subsidiaries, primarily related to the management operations of IFG.

(iv) Represents the depreciation and amortization of certain management contracts and furniture, fixtures, and equipment contributed or sold to the Unconsolidated Subsidiaries, primarily related to the management operations of IFG, based on the Partnership's new basis resulting from the allocation of the purchase price of IFG.

(v) Represents adjustment for interest expense related to a note payable to the Partnership.

(vi) Re presents the estimated Federal and state tax provisions, which are calculated on the pro forma operating results of the Unconsolidated Subsidiaries, excluding amortization of goodwill, which is not deductible for tax purposes.

                             AIMCO PROPERTIES, L.P.

        PRO FORMA CONSOLIDATED STATEMENT OF CASH FLOWS (INSIGNIA MERGER)
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                                 (IN THOUSANDS)

                                                    COMPLETED
                                                   TRANSACTIONS                                       AMBASSADOR         IFG
                                                   AND PROBABLE         NHP          AMBASSADOR     PURCHASE PRICE       AS
                                   HISTORICAL(A)   PURCHASES(B)   TRANSACTIONS(C)   HISTORICAL(D)   ADJUSTMENTS(E)   ADJUSTED(F)
                                   -------------   ------------   ---------------   -------------   --------------   -----------
CASH FLOWS FROM OPERATING
 ACTIVITIES
 Net Income (loss)................   $  32,697      $  25,214        $  (8,681)       $   3,437        $  1,879       $  4,744
 Adjustments to reconcile net
   income (loss) to net cash
   provided by (used in) operating
   activities:
   Depreciation and
    amortization..................      43,520         28,817            7,354           20,372           5,997         17,248
   Gain on investments............          --             --              (12)              --              --             --
   (Gain) loss on disposition of
    properties....................      (2,720)         2,720           (3,882)              --              --            (80)
   Minority interests.............      (1,008)          (458)             (16)             851            (705)        12,871
   Equity in earnings of
    unconsolidated partnerships...       1,798            122            8,542             (405)             --        (12,515)
   Equity in earnings of
    unconsolidated subsidiaries...      (4,636)            --           (5,790)              --              --             --
   Extraordinary (gain) loss on
    early extinguishment of
    debt..........................         269           (269)              --               --              --         (5,366)
   Changes in operating assets and
    operating liabilities.........       3,112             --            5,314           (3,523)             --         (4,384)
                                     ---------      ---------        ---------        ---------        --------       --------
      Total adjustments...........      40,335         30,932           11,510           17,295           5,292          7,774
                                     ---------      ---------        ---------        ---------        --------       --------
      Net cash provided by (used
       in) operating activities...      73,032         56,146            2,829           20,732           7,171         12,518
      Net cash used in
       discontinued operations....          --             --           (7,999)              --              --             --
                                     ---------      ---------        ---------        ---------        --------       --------
      Net cash provided by (used
       in) continuing
       operations.................      73,032         56,146           (5,170)          20,732           7,171         12,518
                                     ---------      ---------        ---------        ---------        --------       --------
CASH FLOWS FROM INVESTING
 ACTIVITIES
 Proceeds from sale of real
   estate.........................      21,792         19,627(I)            --               --              --             --
 Purchase of real estate..........    (376,315)      (220,995)(J)       (4,114)         (24,179)             --             --
 Additions to real estate,
   investments and property held
   for sale.......................     (26,966)        (5,217)(K)         (522)         (19,033)             --         (4,154)
 Proceeds from sale of property
   held for sale..................         303             --               --               --              --             --
 Purchase of general and limited
   partnership interests..........    (199,146)            --           (1,208)              --              --        (76,104)
 Purchase of management
   contracts......................          --             --          (11,686)              --              --        (36,868)
 Purchase of/additions to notes
   receivable.....................     (59,787)            --           (4,236)              --              --        (17,647)
 Proceeds from repayments of notes
   receivable.....................          --             --              214            1,000              --          8,838
 Distributions from investments in
   real estate partnerships and
   unconsolidated subsidiaries....      45,791             --            3,097            3,183              --         42,615
 Contribution to unconsolidated
   subsidiaries...................     (42,879)            --               --               --              --             --
 Proceeds from sale of
   securities.....................          --             --              642               --              --             --
 Purchase of investments held for
   sale...........................          --             --              (73)              --              --             --
 Purchase of NHP mortgage loans...     (60,575)            --               --               --              --             --
 Purchase of Ambassador common
   stock..........................     (19,881)            --               --               --              --             --
                                     ---------      ---------        ---------        ---------        --------       --------
      Net cash used in investing
       activities.................    (717,663)      (206,585)         (17,886)         (39,029)             --        (83,320)
                                     ---------      ---------        ---------        ---------        --------       --------
CASH FLOWS FROM FINANCING
 ACTIVITIES
 Proceeds from secured notes
   payable borrowings.............     225,436        122,568(L)       145,519          156,746              --        111,001
 Principal repayments on secured
   notes payable..................     (12,512)            --         (141,032)        (141,676)             --        (12,697)
 Proceeds from secured short-term
   financing......................      19,050             --               --               --              --             --
 Repayments on secured short-term
   financing......................          --       (259,027)(M)         (434)              --              --             --
 Principal repayments on unsecured
   short-term notes payable.......         (79)       (50,800)(M)           --               --              --             --
 Proceeds (payoff) from unsecured
   short-term financing...........     (12,500)            --               --               --              --             --
 Principal repayments on secured
   tax-exempt bond financing......      (1,487)            --               --               --              --             --
 Net borrowings (paydowns) on the
   Company's revolving credit
   facilities.....................    (162,008)            --               --               --              --             --
 Payment of loan costs, net of
   proceeds from interest rate
   hedge..........................      (6,387)            --             (245)          (8,095)             --         (2,305)
 Proceeds from issuance of common
   and preferred stock, net.......     643,224        357,389(N)         6,286           28,946              --         62,420
 Proceeds from exercises of
   employee stock options and
   warrants.......................         871             --               --            3,195              --          7,487
 Repurchase of common stock.......          --             --               --               --              --         (3,283)
 Principal repayments received on
   notes due from Officers........      25,957             --               --            1,323              --             --
 Investments made by minority
   interests......................          --             --               --               --              --            249
 Receipt of contributions from
   minority interests.............          --         37,345(O)            --               --              --             --
 Payments of distribution to
   minority interests.............          --         (2,713)(P)           --               --              --             --
 Payment of distributions.........     (44,660)       (19,396)(Q)      (11,503)(T)      (15,717)        (12,173)(U)     (2,695)
 Payment of distributions to
   limited partners...............          --         (5,193)(R)           --               --             (15)(U)         --
 Payment of preferred unit
   distributions..................        (846)       (39,859)(S)           --           (2,279)             --             --
 Payment of distributions to
   minority interests.............      (5,510)            --               --           (3,700)             --        (12,578)
 Net transactions with
   Insignia/ESG...................          --             --               --               --              --        (57,612)
                                     ---------      ---------        ---------        ---------        --------       --------
      Net cash provided by (used
       in) financing activities...     668,549        140,314           (1,409)          18,743         (12,188)        89,987
                                     ---------      ---------        ---------        ---------        --------       --------
NET INCREASE (DECREASE) IN CASH
 AND CASH EQUIVALENTS.............      23,918        (10,125)         (24,465)             446          (5,017)        19,185
CASH AND CASH EQUIVALENTS AT
 BEGINNING OF PERIOD..............      13,170             --           36,277            4,002              --         64,447
                                     ---------      ---------        ---------        ---------        --------       --------
CASH AND CASH EQUIVALENTS AT END
 OF PERIOD........................   $  37,088      $ (10,125)       $  11,812        $   4,448        $ (5,017)      $ 83,632
                                     =========      =========        =========        =========        ========       ========


                                         IFG              IFG
                                        MERGER       REORGANIZATION       PRO
                                    ADJUSTMENTS(G)   ADJUSTMENTS(H)      FORMA
                                    --------------   --------------   -----------
CASH FLOWS FROM OPERATING
 ACTIVITIES
 Net Income (loss)................     $(80,023)        $  6,882      $   (13,851)
 Adjustments to reconcile net
   income (loss) to net cash
   provided by (used in) operating
   activities:
   Depreciation and
    amortization..................       35,049          (30,188)         128,169
   Gain on investments............           --               --              (12)
   (Gain) loss on disposition of
    properties....................           80               --           (3,882)
   Minority interests.............       (1,552)              --            9,983
   Equity in earnings of
    unconsolidated partnerships...       29,995               --           27,537
   Equity in earnings of
    unconsolidated subsidiaries...           --            4,578           (5,848)
   Extraordinary (gain) loss on
    early extinguishment of
    debt..........................        5,366               --
   Changes in operating assets and
    operating liabilities.........           --               --              519
                                       --------         --------      -----------
      Total adjustments...........       68,938          (25,610)         156,466
                                       --------         --------      -----------
      Net cash provided by (used
       in) operating activities...      (11,085)         (18,728)         142,615
      Net cash used in
       discontinued operations....           --               --           (7,999)
                                       --------         --------      -----------
      Net cash provided by (used
       in) continuing
       operations.................      (11,085)         (18,728)         134,616
                                       --------         --------      -----------
CASH FLOWS FROM INVESTING
 ACTIVITIES
 Proceeds from sale of real
   estate.........................           --               --           41,419
 Purchase of real estate..........           --               --         (625,603)
 Additions to real estate,
   investments and property held
   for sale.......................           --               --          (55,892)
 Proceeds from sale of property
   held for sale..................           --               --              303
 Purchase of general and limited
   partnership interests..........           --               --         (276,458)
 Purchase of management
   contracts......................           --               --          (48,554)
 Purchase of/additions to notes
   receivable.....................           --               --          (81,670)
 Proceeds from repayments of notes
   receivable.....................           --               --           10,052
 Distributions from investments in
   real estate partnerships and
   unconsolidated subsidiaries....           --               --           94,686
 Contribution to unconsolidated
   subsidiaries...................           --               --          (42,879)
 Proceeds from sale of
   securities.....................           --               --              642
 Purchase of investments held for
   sale...........................           --               --              (73)
 Purchase of NHP mortgage loans...           --               --          (60,575)
 Purchase of Ambassador common
   stock..........................           --               --          (19,881)
                                       --------         --------      -----------
      Net cash used in investing
       activities.................           --               --       (1,064,483)
                                       --------         --------      -----------
CASH FLOWS FROM FINANCING
 ACTIVITIES
 Proceeds from secured notes
   payable borrowings.............           --               --          761,270
 Principal repayments on secured
   notes payable..................           --               --         (307,917)
 Proceeds from secured short-term
   financing......................           --               --           19,050
 Repayments on secured short-term
   financing......................           --               --         (259,461)
 Principal repayments on unsecured
   short-term notes payable.......           --               --          (50,879)
 Proceeds (payoff) from unsecured
   short-term financing...........           --               --          (12,500)
 Principal repayments on secured
   tax-exempt bond financing......           --               --           (1,487)
 Net borrowings (paydowns) on the
   Company's revolving credit
   facilities.....................           --               --         (162,008)
 Payment of loan costs, net of
   proceeds from interest rate
   hedge..........................           --               --          (17,032)
 Proceeds from issuance of common
   and preferred stock, net.......           --               --        1,098,265
 Proceeds from exercises of
   employee stock options and
   warrants.......................           --               --           11,553
 Repurchase of common stock.......           --               --           (3,283)
 Principal repayments received on
   notes due from Officers........           --               --           27,280
 Investments made by minority
   interests......................           --               --              249
 Receipt of contributions from
   minority interests.............           --               --           37,345
 Payments of distribution to
   minority interests.............           --               --           (2,713)
 Payment of distributions.........      (24,513)(V)           --         (130,657)
 Payment of distributions to
   limited partners...............           --               --           (5,208)
 Payment of preferred unit
   distributions..................           --               --          (42,984)
 Payment of distributions to
   minority interests.............           --               --          (21,788)
 Net transactions with
   Insignia/ESG...................           --               --          (57,612)
                                       --------         --------      -----------
      Net cash provided by (used
       in) financing activities...      (24,513)              --          879,483
                                       --------         --------      -----------
NET INCREASE (DECREASE) IN CASH
 AND CASH EQUIVALENTS.............      (35,598)         (18,728)         (50,384)
CASH AND CASH EQUIVALENTS AT
 BEGINNING OF PERIOD..............           --               --          117,896
                                       --------         --------      -----------
CASH AND CASH EQUIVALENTS AT END
 OF PERIOD........................     $(35,598)        $(18,728)     $    67,512
                                       ========         ========      ===========

---------------

(A) Represents the Partnership's audited consolidated statement of cash flows for the year ended December 31, 1997.

(B) Represents adjustments to reflect the following as if they had occurred on January 1, 1997; (i) the 1997 Acquisitions; (ii) the 1997 Stock Offerings;
     (iii) the 1997 Dispositions; (iv) the 1998 Stock Offerings; (v) the 1998 Acquisitions; (vi) the Probably Purchases; (vii) the 1998 Dispositions; and
     (viii) the Preferred Partnership Unit Offering.

(C) Represents adjustments to reflect the purchase of the NHP Real Estate Companies, the NHP Merger, and the NHP Reorganization, as if the transactions had taken place on January 1, 1997. These adjustments are detailed as follows:

                                             NHP
                                         REAL ESTATE        NHP               NHP                 NHP               NHP
                                         PURCHASE(i)   HISTORICAL(ii)   ADJUSTMENTS(iii)   REORGANIZATION(iv)   TRANSACTIONS
                                         -----------   --------------   ----------------   ------------------   ------------
   CASH FLOWS FROM OPERATING ACTIVITIES
     Net Income (loss).................   $ (7,266)       $  4,350          $(2,222)            $ (3,543)        $  (8,681)
     Adjustments to reconcile net
       income (loss) to net cash
       provided by (used in) operating
       activities:
       Depreciation and amortization...      4,058           9,134            5,125              (10,963)            7,354
       Gain on investments.............        (12)             --               --                   --               (12)
       (Gain) loss on disposition of
         properties....................     (3,882)             --               --                   --            (3,882)
       Minority interests..............        (16)             --               --                   --               (16)
       Equity in earnings of
         unconsolidated partnerships...      3,905              --            4,631                    6             8,542
       Equity in earnings of
         unconsolidated subsidiaries...         --              --            4,636              (10,426)           (5,790)
       Changes in operating assets and
         operating liabilities.........     (1,036)          6,350               --                   --             5,314
                                          --------        --------          -------             --------         ---------
           Total adjustments...........      3,017          15,484           14,392              (21,383)           11,510
                                          --------        --------          -------             --------         ---------
           Net cash provided by (used
             in) operating
             activities................     (4,249)         19,834           12,170              (24,926)            2,829
           Net cash used in
             discontinued operations...         --          (7,999)              --                   --            (7,999)
                                          --------        --------          -------             --------         ---------
           Net cash provided by (used
             in) continuing
             operations................     (4,249)         11,835           12,170              (24,926)           (5,170)
                                          --------        --------          -------             --------         ---------
   CASH FLOWS FROM INVESTING ACTIVITIES
     Purchase of real estate...........         --          (4,114)              --                   --            (4,114)
     Additions to real estate,
       investments and property held
       for sale........................       (522)             --               --                   --              (522)
     Purchase of general and limited
       partnership interests...........     (1,208)             --               --                   --            (1,208)
     Purchase of management
       contracts.......................         --         (11,686)              --                   --           (11,686)
     Purchase of/additions to notes
       receivable......................         --          (4,236)              --                   --            (4,236)
     Proceeds from repayments of notes
       receivable......................        214              --               --                   --               214
     Distributions from investments in
       real estate partnerships and
       unconsolidated subsidiaries.....      3,097              --               --                   --             3,097
     Proceeds from sale of
       securities......................        642              --               --                   --               642
     Purchase of investments held for
       sale............................        (73)             --               --                   --               (73)
                                          --------        --------          -------             --------         ---------
           Net cash provided by (used
             in) investing
             activities................      2,150         (20,036)              --                   --           (17,886)
                                          --------        --------          -------             --------         ---------

                                             NHP
                                         REAL ESTATE        NHP               NHP                 NHP               NHP
                                         PURCHASE(i)   HISTORICAL(ii)   ADJUSTMENTS(iii)   REORGANIZATION(iv)   TRANSACTIONS
                                         -----------   --------------   ----------------   ------------------   ------------
   CASH FLOWS FROM FINANCING ACTIVITIES
     Proceeds from secured notes
       payable borrowings..............   $ 74,019        $ 71,500          $    --             $     --         $ 145,519
     Principal repayments on secured
       notes payable...................    (71,256)        (69,776)              --                   --          (141,032)
     Repayments on secured short-term
       financing.......................       (434)             --               --                   --              (434)
     Payment of loan costs, net of
       proceeds from interest rate
       hedge...........................         --            (245)              --                   --              (245)
     Proceeds from issuances of common
       and preferred stock, net........         --           6,286               --                   --             6,286
     Payment of distributions..........     (2,000)             --           (9,503)                  --           (11,503)
                                          --------        --------          -------             --------         ---------
           Net cash provided by (used
             in) financing
             activities................        329           7,765           (9,503)                  --            (1,409)
                                          --------        --------          -------             --------         ---------
   NET INCREASE (DECREASE) IN CASH AND
     CASH EQUIVALENTS..................     (1,770)           (436)           2,667              (24,926)          (24,465)
   CASH AND CASH EQUIVALENTS AT
     BEGINNING OF PERIOD...............     25,795          10,482               --                   --            36,277
                                          --------        --------          -------             --------         ---------
   CASH AND CASH EQUIVALENTS AT END OF
     PERIOD............................   $ 24,025        $ 10,046          $ 2,667             $(24,926)        $  11,812
                                          ========        ========          =======             ========         =========

---------------

  (i)Represents the adjustment to record cash flow activity from January 1, 1997 to the date of acquisition, as if the acquisition of the NHP Real Estate Companies had occurred on January 1, 1997. In addition, represents adjustments to record additional deprecation and amortization related to the increased basis in the assets of the NHP Real Estate Companies as a result of the allocation of the purchase price of the NHP Real Estate Companies and additional interest expense incurred in connection with borrowings incurred by the Partnership to consummate the NHP Real Estate Acquisition.

 (ii)Represents the unaudited consolidated statement of cash flows of NHP for the period from January 1, 1997 through December 8, 1997 (date of the NHP Merger).

(iii)Represents the following adjustments occurring as a result of the NHP
     Merger: (i) the reduction in personnel costs, primarily severance costs, pursuant to a restructuring plan; (ii) the incremental depreciation of the purchase price adjustment related to real estate; (iii) the incremental amortization of the purchase price adjustment related to management contracts, furniture, fixtures and equipment, and goodwill; (iv) the reversal of equity in earnings of NHP during the pre-merger period when the Partnership held a 47.62% interest in NHP; and (v) the amortization of the increased basis in investments in real estate partnerships, based on the purchase price adjustment related to real estate and an estimated average life of 20 years.

 (iv)Represents adjustments related to the NHP Reorganization, whereby the Partnership contributed or sold to the Unconsolidated Subsidiaries and the Unconsolidated Partnership; (i) certain assets and liabilities of NHP, primarily related to the management operations and other businesses owned by NHP and (ii) 12 real estate properties containing 2,905 apartment units. The adjustments represent (i) the related cash flow activity primarily related to the management operations of such real estate partnerships contributed, with additional depreciation and amortization recorded related to the Partnership's new basis resulting from the allocation of the combined purchase price of NHP and the NHP Real Estate Companies.

(D) Represents the audited historical statement of cash flows of Ambassador for the year ended December 31, 1997. Certain reclassifications have been made to Ambassador's historical statement of cash flows to conform to the Partnership's statement of cash flows presentation. The Ambassador historical statement of cash flows excludes an extraordinary loss of $1,384 and a loss on sale of an interest rate cap of $509.

(E) Represents the following adjustments occurring as a result of the Ambassador Merger: (i) the incremental depreciation of the purchase price adjustment related to real estate; (ii) the reduction in personnel costs, primarily severance costs, pursuant to a restructuring plan; (iii) the reduction of interest expense, resulting from the net reduction of debt; and (iv) the elimination of the minority interest associated with Jupiter-I, L.P.

(F) Represents adjustments to reflect the IFG Merger, the AMIT Merger, the IPT Merger, and the spin-off of New Insignia as if those transaction had occurred on January 1, 1997. These adjustments are detailed as follows:

                                                                                 NEW
                                                  IFG            AMIT         INSIGNIA           IFG
                                             HISTORICAL(i)    MERGER(ii)    SPIN-OFF(iii)    AS ADJUSTED
                                             -------------    ----------    -------------    -----------
   CASH FLOWS FROM OPERATING ACTIVITIES
     Net income (loss).....................    $  10,233       $  7,566       $(13,055)       $  4,744
     Adjustments to reconcile net income to
        net cash provided by (used in)
        operating activities:
        Depreciation and amortization......       32,675             63        (15,490)         17,248
        Gain on disposition of property....           --            (80)            --             (80)
        Minority interests.................       12,448            382             41          12,871
        Equity in earnings of
          unconsolidated partnerships......      (10,027)        (2,639)           151         (12,515)
        Extraordinary gain on early
          extinguishment of debt...........       (5,366)            --             --          (5,366)
        Changes in operating assets and
          liabilities......................           --         (2,405)        (1,979)         (4,384)
                                               ---------       --------       --------        --------
             Total adjustments.............       29,730         (4,679)       (17,277)          7,774
                                               ---------       --------       --------        --------
   Net cash provided by (used in) operating
     activities............................       39,963          2,887        (30,332)         12,518
                                               ---------       --------       --------        --------
   CASH FLOWS FROM INVESTING ACTIVITIES
     Additions to real estate, investments
        and property held for sale.........       (7,695)           665          2,876          (4,154)
     Purchase of general and limited
        partnership interests..............      (93,118)            --         17,014         (76,104)
     Purchase of management contracts......      (99,540)            --         62,672         (36,868)
     Purchase of/additions to notes
        receivable.........................       (9,172)       (14,251)         5,776         (17,647)
     Proceeds from repayments of notes
        receivable.........................        4,523          7,552         (3,237)          8,838
     Distributions from investments in real
        estate partnerships and
        unconsolidated subsidiaries........       44,823             --         (2,208)         42,615
                                               ---------       --------       --------        --------
             Net cash provided by (used in)
               investing activities........     (160,179)        (6,034)        82,893         (83,320)
                                               ---------       --------       --------        --------

                                                                                 NEW
                                                  IFG            AMIT         INSIGNIA           IFG
                                             HISTORICAL(i)    MERGER(ii)    SPIN-OFF(iii)    AS ADJUSTED
                                             -------------    ----------    -------------    -----------
   CASH FLOWS FROM FINANCING ACTIVITIES
     Proceeds from secured notes payable
        borrowings.........................    $ 118,141       $     --       $ (7,140)       $111,001
     Principal repayments on secured notes
        payable............................      (15,682)            --          2,985         (12,697)
     Payment of loan costs, net of proceeds
        from interest rate hedge...........       (2,305)            --             --          (2,305)
     Proceeds from issuance of common and
        preferred stock, net...............       62,420             --             --          62,420
     Proceeds from exercises of employee
        stock options and warrants.........        7,487             --             --           7,487
     Repurchase of common stock............       (3,283)            --             --          (3,283)
     Investment made by minority
        interests..........................          249             --             --             249
     Payment of distributions..............           --         (2,695)            --          (2,695)
     Payment of distributions to minority
        interests..........................      (12,578)            --             --         (12,578)
     Net transactions with Insignia/ESG....           --             --        (57,612)        (57,612)
                                               ---------       --------       --------        --------
             Net cash provided by (used in)
               financing activities........      154,449         (2,695)       (61,767)         89,987
                                               ---------       --------       --------        --------
   NET INCREASE (DECREASE) IN CASH AND CASH
     EQUIVALENTS...........................       34,233         (5,842)        (9,206)         19,185
   CASH AND CASH EQUIVALENTS AT BEGINNING
     OF PERIOD.............................       54,614          9,789             44          64,447
                                               ---------       --------       --------        --------
   CASH AND CASH EQUIVALENTS AT END OF
     PERIOD................................    $  88,847       $  3,947       $ (9,162)       $ 83,632
                                               =========       ========       ========        ========

---------------

  (i)Represents the audited consolidated statement of cash flows of IFG for the year ended December 31, 1997, as reported in IFG's Annual Report on Form 10-K. Certain reclassifications have been made to IFG's historical statement of cash flows to conform to the Partnership's statement of cash flows presentation.

 (ii)Represents the historical statement of cash flows of AMIT, as well as pro forma adjustments related to the AMIT Merger. The AMIT merger closed prior to the IFG Merger.

(iii)Represents the distribution of two shares of New Insignia common stock for each three shares of IFG common stock to holders of IFG common stock.

(G) Represents the following adjustments occurring as a result of the IFG Merger and the IPT Merger; (i) the incremental depreciation of the purchase price adjustment related to consolidated real estate and investments in real estate partnerships; (ii) the amortization of goodwill and property management contracts resulting from the IFG Merger; (iii) the increase in interest expense resulting from the net increase in debt; and (iv) the elimination of the income tax provision.

(H) Represents adjustments related to the IFG Reorganization, whereby, following the IFG Merger, the Partnership contributed or sold to the Unconsolidated Subsidiaries certain assets and liabilities of IFG, primarily management contracts and related working capital assets and liabilities related to IFG's third party management operations. The adjustments reflect the related cash flow activity primarily related to the management operations owned by IFG, with additional amortization recorded related to the Partnership's new basis resulting from the allocation of the purchase price of IFG.

(I) Represents proceeds from the sale of the 1998 Dispositions, as if these dispositions occurred on January 1, 1997.

(J) Represents the use of cash to purchase the 1998 Acquisitions and the Probable Purchases, as if these acquisitions occurred on January 1, 1997.

(K) Represents cash payments for capital improvements of $300 per unit on the 1997 Acquisitions, the 1998 Acquisitions and the Probable Purchases.

(L) Represents notes payable assumed in connection with the 1998 Acquisitions and the Probable Purchases, assuming these transactions occurred January 1, 1997.

(M) Represents net principal repayments assuming the 1998 Acquisitions, the 1998 Dispositions, the Probable Purchases, the 1998 Stock Offerings and the Preferred Partnership Unit Offering occurred January 1, 1997.

(N) Represents cash proceeds from the 1998 Stock Offerings, as if these offerings occurred on January 1, 1997.

(O) Represents contributions from minority interests assuming the Preferred Partnership Unit Offering occurred January 1, 1997.

(P) Represents pro forma distributions on the units issued in the Preferred Partnership Unit Offering as if these units had been issued January 1, 1997.

(Q) Represents distributions paid on the 1997 Stock Offerings as if these occurred on January 1, 1997.

(R) Represents distributions paid to limited partners on OP Units issued in connection with the 1997 Acquisitions, the 1998 Acquisitions and the Probable Purchases, as if the issuance of the OP Units occurred on January 1, 1997.

(S) Represents preferred unit distributions paid on the Class B Preferred Stock, the Class C Preferred Stock and the 1998 Stock Offerings as if these occurred on January 1, 1997.

(T) Represents historical distributions of $2,000 and pro forma distributions on the shares issued in the NHP Merger as if these shares had been issued on January 1, 1997.

(U) Represents pro forma distributions and distributions to limited partners on the shares issued in the Ambassador Merger as if these shares had been issued on January 1, 1997.

(V) Represents pro forma distributions on the shares issued in the IFG Merger and IPT Merger as if these shares had been issued on January 1, 1997.

                             AIMCO PROPERTIES, L.P.

        PRO FORMA CONSOLIDATED STATEMENT OF CASH FLOWS (INSIGNIA MERGER)
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998
                                 (IN THOUSANDS)

                                                      COMPLETED
                                                     TRANSACTIONS
                                                         AND                          AMBASSADOR
                                                       PROBABLE      AMBASSADOR     PURCHASE PRICE     IFG AS        IFG MERGER
                                     HISTORICAL(A)   PURCHASE(B)    HISTORICAL(C)   ADJUSTMENTS(D)   ADJUSTED(E)   ADJUSTMENTS(F)
                                     -------------   ------------   -------------   --------------   -----------   --------------
CASH FLOWS FROM OPERATING
 ACTIVITIES
 Net Income (loss).................    $  56,269       $  3,432       $ (2,382)        $ 4,255        $ (36,338)      $  7,679
 Adjustments to reconcile net
   income (loss) to net cash
   provided by (used in) operating
   activities:
   Depreciation and amortization...       67,344          7,512          7,520           1,420           14,890         25,478
   (Gain) loss on disposition of
    properties.....................       (2,783)         2,783             --              --           (6,576)         6,576
   Minority interests..............        1,052           (160)           252            (252)          14,159         (6,622)
   Equity in earnings of
    unconsolidated partnerships....        5,078             --             71              --          (13,492)        18,577
   Equity in earnings of
    unconsolidated subsidiaries....       (8,413)            --             --              --               --             --
   Non-cash compensation...........           --             --             --              --              796             --
   Changes in operating assets and
    operating liabilities..........      (67,722)            --          5,948              --           (7,775)            --
                                       ---------       --------       --------         -------        ---------       --------
      Total adjustments............       (5,444)        10,135         13,791           1,168            2,002         44,009
                                       ---------       --------       --------         -------        ---------       --------
      Net cash provided by (used
        in) operating activities...       50,825         13,567         11,409           5,423          (34,336)        51,688
                                       ---------       --------       --------         -------        ---------       --------
CASH FLOWS FROM INVESTING
 ACTIVITIES
 Purchase of real estate...........      (63,839)        63,839(H)          --              --           27,122             --
 Additions to real estate..........      (47,878)        (1,198)(I)    (17,759)             --            9,309             --
 Proceeds from sale of property and
   investments held for sale.......       19,627        (19,627)(J)         --              --              (35)            --
 Additions to property held for
   sale............................       (1,986)            --             --              --               --             --
 Purchase of general and limited
   partnership interests...........      (27,016)            --             --              --           17,420             --
 Purchase of/additions to notes
   receivable......................      (72,445)            --             --              --          (27,589)            --
 Proceeds from repayments/sale of
   notes receivable................       21,562             --             --              --           21,185             --
 Distributions from investments in
   real estate partnerships and
   unconsolidated subsidiaries.....          513             --          1,063              --           22,053             --
 Payment of trust based preferred
   dividends.......................           --             --             --              --           (7,415)            --
 Cash received in connection with
   Ambassador Merger and AMIT
   Merger..........................        4,492             --             --              --           13,423             --
 Contribution to unconsolidated
   subsidiaries....................      (13,032)            --             --              --               --             --
 Purchase of investments held for
   sale............................       (4,935)            --             --              --               --             --
 Redemption of OP Units............         (516)            --             --              --               --             --
 Merger costs......................           --             --             --              --           (1,402)            --
                                       ---------       --------       --------         -------        ---------       --------
      Net cash provided by (used
        in) investing activities...     (185,453)        43,014        (16,696)             --           74,071             --
                                       ---------       --------       --------         -------        ---------       --------
CASH FLOWS FROM FINANCING
 ACTIVITIES
 Proceeds from secured notes
   payable borrowings..............       77,489             --         37,162              --          177,234             --
 Principal repayments on secured
   notes payable...................      (56,262)            --             --              --            4,239             --
 Principal advances on secured
   tax-exempt bond financing.......           --             --         21,784              --               --             --
 Principal repayments on secured
   tax-exempt bond financing.......       (1,436)            --             --              --               --             --
 Net borrowings/repayments on
   secured short-term financing....      (30,693)       209,027(K)     (43,002)             --               --             --
 Net borrowings (paydowns) on the
   revolving credit facilities.....           --             --          2,513              --               --             --
 Principal repayments on unsecured
   short-term notes payable........           --             --             --              --            2,644             --
 Payment of loan costs, net of
   proceeds from interest rate
   hedge...........................       (5,727)            --             --              --              (83)            --
 Proceeds from issuance of common
   stock and preferred stock,
   net.............................      253,239       (253,239)(L)         --              --               --             --
 Repurchase of common stock........      (10,972)            --             --              --               --             --
 Proceeds from exercises of
   employee stock options and
   warrants........................           --             --          9,761              --            6,533             --
 Principal repayments received on
   notes due from Officers.........        8,084             --             --              --               --             --
 Payments of distributions to
   minority interests..............           --         (2,034)(M)         --              --               --             --
 Payment of distributions..........      (73,322)            --             --          (3,701)(P)       (8,606)       (22,360)(Q)
 Payment of distributions to
   limited partners................      (10,251)        (1,919)(N)         --              (5)(P)         (494)            --
 Payment of preferred unit
   distributions...................      (10,916)       (16,094)(O)         --              --               --             --
 Proceeds from issuance of High
   Performance Units...............        1,988             --             --              --               --             --
 Net transactions with
   Insignia/ESG....................           --             --             --              --         (241,003)            --
                                       ---------       --------       --------         -------        ---------       --------
      Net cash provided by (used
        in) financing activities...      141,221        (64,259)        28,218          (3,706)         (59,536)       (22,360)
                                       ---------       --------       --------         -------        ---------       --------
NET INCREASE (DECREASE) IN CASH AND
 CASH EQUIVALENTS..................        6,593         (7,678)        22,931           1,717          (19,801)        29,328
CASH AND CASH EQUIVALENTS AT
 BEGINNING OF PERIOD...............       37,088        (10,125)         4,448          (5,017)          83,632        (35,598)
                                       ---------       --------       --------         -------        ---------       --------
CASH AND CASH EQUIVALENTS AT END OF
 PERIOD............................    $  43,681       $(17,803)      $ 27,379         $(3,300)       $  63,831       $ (6,270)
                                       =========       ========       ========         =======        =========       ========


                                          IFG
                                     REORGANIZATION      PRO
                                     ADJUSTMENTS(G)     FORMA
                                     --------------   ---------
CASH FLOWS FROM OPERATING
 ACTIVITIES
 Net Income (loss).................     $  8,578      $  41,493
 Adjustments to reconcile net
   income (loss) to net cash
   provided by (used in) operating
   activities:
   Depreciation and amortization...      (22,641)       101,523
   (Gain) loss on disposition of
    properties.....................           --             --
   Minority interests..............           --          8,429
   Equity in earnings of
    unconsolidated partnerships....           --         10,234
   Equity in earnings of
    unconsolidated subsidiaries....        7,562           (851)
   Non-cash compensation...........           --            796
   Changes in operating assets and
    operating liabilities..........           --        (69,549)
                                        --------      ---------
      Total adjustments............      (15,079)        50,582
                                        --------      ---------
      Net cash provided by (used
        in) operating activities...       (6,501)        92,075
                                        --------      ---------
CASH FLOWS FROM INVESTING
 ACTIVITIES
 Purchase of real estate...........           --         27,122
 Additions to real estate..........           --        (57,526)
 Proceeds from sale of property and
   investments held for sale.......           --            (35)
 Additions to property held for
   sale............................           --         (1,986)
 Purchase of general and limited
   partnership interests...........           --         (9,596)
 Purchase of/additions to notes
   receivable......................           --       (100,034)
 Proceeds from repayments/sale of
   notes receivable................           --         42,747
 Distributions from investments in
   real estate partnerships and
   unconsolidated subsidiaries.....           --         23,629
 Payment of trust based preferred
   dividends.......................           --         (7,415)
 Cash received in connection with
   Ambassador Merger and AMIT
   Merger..........................           --         17,915
 Contribution to unconsolidated
   subsidiaries....................           --        (13,032)
 Purchase of investments held for
   sale............................           --         (4,935)
 Redemption of OP Units............           --           (516)
 Merger costs......................           --         (1,402)
                                        --------      ---------
      Net cash provided by (used
        in) investing activities...           --        (85,064)
                                        --------      ---------
CASH FLOWS FROM FINANCING
 ACTIVITIES
 Proceeds from secured notes
   payable borrowings..............           --        291,885
 Principal repayments on secured
   notes payable...................           --        (52,023)
 Principal advances on secured
   tax-exempt bond financing.......           --         21,784
 Principal repayments on secured
   tax-exempt bond financing.......           --         (1,436)
 Net borrowings/repayments on
   secured short-term financing....           --        135,332
 Net borrowings (paydowns) on the
   revolving credit facilities.....           --          2,513
 Principal repayments on unsecured
   short-term notes payable........           --          2,644
 Payment of loan costs, net of
   proceeds from interest rate
   hedge...........................           --         (5,810)
 Proceeds from issuance of common
   stock and preferred stock,
   net.............................           --             --
 Repurchase of common stock........           --        (10,972)
 Proceeds from exercises of
   employee stock options and
   warrants........................           --         16,294
 Principal repayments received on
   notes due from Officers.........           --          8,084
 Payments of distributions to
   minority interests..............           --         (2,034)
 Payment of distributions..........           --       (107,989)
 Payment of distributions to
   limited partners................           --        (12,669)
 Payment of preferred unit
   distributions...................           --        (27,010)
 Proceeds from issuance of High
   Performance Units...............           --          1,988
 Net transactions with
   Insignia/ESG....................           --       (241,003)
                                        --------      ---------
      Net cash provided by (used
        in) financing activities...           --         19,578
                                        --------      ---------
NET INCREASE (DECREASE) IN CASH AND
 CASH EQUIVALENTS..................       (6,501)        26,589
CASH AND CASH EQUIVALENTS AT
 BEGINNING OF PERIOD...............      (18,728)        55,700
                                        --------      ---------
CASH AND CASH EQUIVALENTS AT END OF
 PERIOD............................     $(25,229)     $  82,289
                                        ========      =========

---------------

(A) Represents the Partnership's unaudited consolidated statement of cash flows for the nine months ended September 30, 1998.

(B) Represents adjustments to reflect the following as if they had occurred on January 1, 1997; (i) the 1998 Stock Offerings; (ii) the 1998 Acquisitions;
     (iii) the Probably Purchases; (iv) the 1998 Dispositions and (v) the Preferred Partnership Unit Offering.

(C) Represents the unaudited historical statement of cash flows of Ambassador for the four months ended April 20, 1998. Certain reclassifications have been made to Ambassador's historical statement of cash flows to conform to the Partnership's statement of cash flows presentation.

(D) Represents the following adjustments occurring as a result of the Ambassador Merger: (i) the incremental depreciation of the purchase price adjustment related to real estate; (ii) the reduction in personnel costs, primarily severance costs, pursuant to a restructuring plan; (iii) the reduction of interest expense, resulting from the net reduction of debt; and (iv) the elimination of the minority interest associated with Jupiter-I, L.P.

(E) Represents adjustments to reflect the IFG Merger, the AMIT Merger, the IPT Merger, and the spin-off of New Insignia as if those transaction had occurred on January 1, 1997. These adjustments are detailed as follows:

                                                                                                   NEW
                                                                      IFG           AMIT        INSIGNIA          IFG
                                                                 HISTORICAL(i)   MERGER(ii)   SPIN-OFF(iii)   AS ADJUSTED
                                                                 -------------   ----------   -------------   -----------
   CASH FLOWS FROM OPERATING ACTIVITIES
     Net income (loss).........................................    $ (36,017)     $  4,718      $  (5,039)     $(36,338)
     Adjustments to reconcile net income (loss) to net cash
       provided by (used in) operating activities:
       Depreciation and amortization...........................       27,685            48        (12,843)       14,890
       Gain on disposition of property.........................       (5,888)         (688)            --        (6,576)
       Minority interests......................................       14,159            --             --        14,159
       Equity in earnings of unconsolidated partnerships.......      (12,169)           --         (1,323)      (13,492)
       Non-cash compensation...................................          796            --             --           796
       Changes in operating assets and liabilities.............      (18,853)       (1,499)        12,577        (7,775)
                                                                   ---------      --------      ---------      --------
           Total adjustments...................................        5,730        (2,139)        (1,589)        2,002
                                                                   ---------      --------      ---------      --------
           Net cash provided by (used in) operating
             activities........................................      (30,287)        2,579         (6,628)      (34,336)
                                                                   ---------      --------      ---------      --------
   CASH FLOWS FROM INVESTING ACTIVITIES
     Purchase of real estate...................................       (3,804)           --         30,926        27,122
     Additions to real estate..................................       (2,252)          (25)        11,586         9,309
     Proceeds from sales of property and investments held for
       sale....................................................           --           161           (196)          (35)
     Purchase of general and limited partnership interests.....      (44,270)           --         61,690        17,420
     Purchases of / additions to notes receivable..............      (17,107)      (15,407)         4,925       (27,589)
     Proceeds from repayments/sale of notes receivable.........          151        23,672         (2,638)       21,185
     Distributions from investments in real estate partnerships
       and unconsolidated subsidiaries.........................       21,360            --            693        22,053
     Payment of trust based preferred dividends................       (7,415)           --             --        (7,415)
     Cash received in connection with AMIT Merger..............       13,423            --             --        13,423
     Merger costs..............................................       (1,402)           --             --        (1,402)
                                                                   ---------      --------      ---------      --------
           Net cash provided by (used in) investing
             activities........................................      (41,316)        8,401        106,986        74,071
                                                                   ---------      --------      ---------      --------

                                                                                                   NEW
                                                                      IFG           AMIT        INSIGNIA          IFG
                                                                 HISTORICAL(i)   MERGER(ii)   SPIN-OFF(iii)   AS ADJUSTED
                                                                 -------------   ----------   -------------   -----------
   CASH FLOWS FROM FINANCING ACTIVITIES
     Proceeds from secured notes payable borrowings............      186,000            --         (8,766)      177,234
     Principal repayments on secured notes payable.............       (1,874)           --          6,113         4,239
     Principal repayments on unsecured short-term notes
       payable.................................................        2,644            --             --         2,644
     Payment of loan costs, net of proceeds from interest rate
       hedge...................................................          (83)           --             --           (83)
     Proceeds from exercises of employee stock options and
       warrants................................................        6,533            --             --         6,533
     Payment of distributions..................................       (6,541)       (2,065)            --        (8,606)
     Payment of distributions minority interests...............         (494)           --             --          (494)
     Net transactions with Insignia/ESG........................     (118,424)           --       (122,579)     (241,003)
                                                                   ---------      --------      ---------      --------
           Net cash provided by (used in) financing
             activities........................................       67,761        (2,065)      (125,232)      (59,536)
                                                                   ---------      --------      ---------      --------
   NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS........       (3,842)        8,915        (24,874)      (19,801)
   CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD............       88,847         3,947         (9,162)       83,632
                                                                   ---------      --------      ---------      --------
   CASH AND CASH EQUIVALENTS AT END OF PERIOD..................    $  85,005      $ 12,862      $ (34,036)     $ 63,831
                                                                   =========      ========      =========      ========

---------------

      (i)Represents the unaudited consolidated statement of cash flows of IFG for the nine months ended September 30, 1998. Certain reclassifications have been made to IFG's historical statement of cash flows to conform to the Partnership's statement of cash flows presentation. In addition, the cash and cash equivalents at the beginning of the period has been adjusted.

      (ii)
         Represents the historical statement of cash flows of AMIT, as well as pro forma adjustments related to the AMIT Merger. The AMIT merger closed prior to the IFG Merger.

      (iii)
         Represents the distribution of two shares of New Insignia common stock for each three shares of IFG common stock to holders of IFG common stock. In addition, the cash and cash equivalents at the beginning of the period has been adjusted.

(F) Represents the following adjustments occurring as a result of the IFG Merger and the IPT Merger; (i) the incremental depreciation of the purchase price adjustment related to consolidated real estate and investments in real estate partnerships; (ii) the amortization of goodwill and property management contracts resulting from the IFG Merger; (iii) the increase in interest expense resulting from the net increase in debt; and (iv) the elimination of the income tax provision.

(G) Represents adjustments related to the IFG Reorganization, whereby, following the IFG Merger, the Partnership contributed or sold to the Unconsolidated Subsidiaries certain assets and liabilities of IFG, primarily management contracts and related working capital assets and liabilities related to IFG's third party management operations. The adjustments reflect the related cash flow activity primarily related to the management operations owned by IFG, with additional amortization recorded related to the Partnership's new basis resulting from the allocation of the purchase price of IFG.

(H) Represents adjustment to remove the use of cash to purchase the 1998 Acquisitions, as if these acquisitions occurred on January 1, 1997; therefore, the purchases are included on the Pro Forma Consolidated Statement of Cash Flows for the year ended December 31, 1997.

(I) Represents cash payments for capital improvements of $300 per unit on the 1998 Acquisitions.

(J) Represents adjustment to remove the proceeds from the sale of the 1998 Dispositions, as if these dispositions occurred on January 1, 1997; therefore, the proceeds are included on the Pro Forma Consolidated Statement of Cash Flows for the year ended December 31, 1997.

(K) Represents adjustment to remove net principal repayments assuming the 1998 Acquisitions, the 1998 Dispositions and the 1998 Stock Offerings occurred January 1, 1997; therefore, the repayments are included on the Pro Forma Consolidated Statement of Cash Flows for the year ended December 31, 1997.

(L) Represents adjustment to remove cash proceeds from the 1998 Stock Offerings, as if these offerings occurred on January 1, 1997; therefore, the repayments are included on the Pro Forma Consolidated Statement of Cash Flows for the year ended December 31, 1997.

(M) Represents pro forma distributions on the units issued in the Preferred Partnership Unit Offering as if these units had been issued January 1, 1997.

(N) Represents distributions paid to limited partners on OP Units issued in connection with the 1998 Acquisitions and the Probable Purchases, as if the issuance of the OP Units occurred on January 1, 1997.

(O) Represents preferred unit distributions paid on the 1998 Stock Offerings as if these occurred on January 1, 1997.

(P) Represents pro forma distributions and distributions to limited partners on the shares issued in the Ambassador Merger as if these shares had been issued on January 1, 1997.

(Q) Represents pro forma distributions on the shares issued in the IFG Merger and IPT Merger as if these shares had been issued on January 1, 1997.

                       PRO FORMA FINANCIAL INFORMATION OF
                             AIMCO PROPERTIES, L.P.
                               (EXCHANGE OFFERS)

INTRODUCTION

     AIMCO Properties L.P. (the "Partnership") intends to offer to purchase limited partnership interests in syndicated real estate limited partnerships in which AIMCO holds partnership interests. The Partnership, is subject to applicable law, plans to offer to purchase certain of such limited partnership interests in exchange for (i) equity securities of the Partnership; (ii) cash or
(iii) a combination of such equity securities and cash. Such offers are expected to include terms that will allow limited partners to continue to hold their limited partnership interests.

     The following Pro Forma Consolidated Balance Sheet (Exchange Offers) of the Partnership as of September 30, 1998 has been prepared as if each of the following transactions had occurred as of September 30, 1998: (i) all the transactions discussed in the Pro Forma Financial Statements (Insignia Merger) appearing elsewhere herein; and (ii) the acceptance of exchange offers by limited partners in 91 limited partnerships.

     The following Pro Forma Consolidated Statement of Operations (Exchange Offers) and Pro Forma Consolidated Statement of Cash Flows (Exchange Offers) of the Partnership for the year ended December 31, 1997 has been prepared as if each of the following transactions had occurred as of January 1, 1997: (i) all the transactions discussed in the Pro Forma Financial Statements (Insignia Merger) appearing elsewhere herein; and (ii) the acceptance of exchange offers by limited partners in 91 limited partnerships.

     The following Pro Forma Consolidated Statement of Operations (Exchange Offers) and Pro Forma Consolidated Statement of Cash Flows (Exchange Offers) of the Partnership for the nine months ended September 30, 1998 has been prepared as if each of the following transactions had occurred as of January 1, 1998: (i) all the transactions discussed in the Pro Forma Financial Statements (Insignia Merger) appearing elsewhere herein; and (ii) the acceptance of exchange offers by limited partners in 91 limited partnerships.

     The Pro Forma Financial Information (Exchange Offers) is based, in part, on the historical financial statements of the partnerships in which the Exchange Offers are made. The Pro Forma Financial Information (Exchange Offers) is also based, in part, on the Pro Forma Financial Information (Insignia Merger) of the Partnership included elsewhere herein. Such pro forma information is based in part upon: (i) the audited Consolidated Financial Statements of Insignia for the year ended December 31, 1997; (ii) the audited Consolidated Financial Statements of Angeles Mortgage Investment Trust ("AMIT") for the year ended December 31, 1997; (iii) the unaudited Consolidated Financial Statements of Insignia for the nine months ended September 30, 1998; and (iv) the unaudited Consolidated Financial Statements of AMIT for the period from January 1, 1998 to September 17, 1998. The Pro Forma Financial Information (Insignia Merger) is also based, in part, upon: (i) the audited Consolidated Financial Statements of Ambassador for the year ended December 31, 1997; (ii) the audited Consolidated Financial Statements of the Partnership for the year ended December 31, 1997; (iii) the unaudited Consolidated Financial Statements of Ambassador for the four months ended April 30, 1998; (iv) the unaudited Consolidated Financial Statements of the Partnership for the nine months ended September 30, 1998; and (v) the historical financial statements of certain properties and companies acquired by AIMCO filed in AIMCO's Current Reports on Form 8-K, dated April 16, 1997, May 5, 1997, June 3, 1997, September 19, 1997, October 15, 1997, December 1, 1997 and
November 2, 1998. The following Pro Forma Financial Information (Exchange Offers) should be read in conjunction with such financial statements and notes thereto.

     The unaudited Pro Forma Financial Information (Exchange Offers) has been prepared under the assumption that after the exchange offers are accepted, AIMCO will own varying ownership percentages of each partnership, and that the limited partners will choose to elect to receive 35% of the consideration in the form of equity securities of AIMCO Properties, L.P. and 65% of the consideration in the form of cash. The interest to be acquired in each of the partnerships, the estimated purchase price for each partnership, including cash, common units, or preferred units is summarized below:

                                                        INTEREST TO     ESTIMATED
                                                        BE ACQUIRED     PURCHASE
                   PARTNERSHIP NAME                    IN PARTNERSHIP     PRICE      CASH     OP UNITS
                   ----------------                    --------------   ---------   -------   --------
Angeles Income Properties, Ltd. II....................     26.70        $  4,946    $ 3,215    $1,731
Angeles Income Properties, Ltd. III...................     30.63           2,156      1,401       755
Angeles Income Properties, Ltd. IV....................     18.64           1,154        750       404
Angeles Income Properties, Ltd. 6.....................     37.29           4,523      2,940     1,583
Angeles Opportunity Properties, Ltd...................     37.94           1,729      1,124       605
Angeles Partners VII..................................     24.86             610        397       213
Angeles Partners VIII.................................     24.80               0          0         0
Angeles Partners IX...................................     18.92           1,171        761       410
Angeles Partners X....................................     22.97             709        461       248
Angeles Partners XI...................................     21.83             205        133        72
Angeles Partners XII..................................     11.89           2,877      1,870     1,007
Angeles Partners XIV..................................     24.93               0          0         0
Baywood Partners, Ltd.................................     25.00             347        226       121
Brampton Associates Partnership.......................     25.00             382        248       134
Buccaneer Trace Limited Partnership...................     25.00               2          1         1
Burgundy Court Associates, L.P........................     25.00           1,074        698       376
Calmark/Fort Collins, Ltd.............................     25.00             192        125        67
Calmark Heritage Park II Ltd..........................     25.00              47         31        16
Casa Del Mar Associates Limited Partnership...........     21.16             503        327       176
Catawba Club Associates, L.P..........................     25.00              85         55        30
Cedar Tree Investors Limited Partnership..............     25.00           1,037        674       363
Century Properties Fund XVI...........................     12.52             831        540       291
Century Properties Fund XVIII.........................     13.08             474        308       166
Century Properties Fund XIX...........................     15.30           1,765      1,147       618
Century Properties Growth Fund XXII...................     21.43           4,977      3,235     1,742
Chapel Hill, Limited..................................     21.15             569        370       199
Chestnut Hill Associates Limited Partnership..........     26.75           1,582      1,028       554
Coastal Commons Limited Partnership...................     25.00             566        368       198
Consolidated Capital Institutional Properties/2 &
  Consolidated Capital Equity Properties/2............     18.98           7,320      4,758     2,562
Consolidated Capital Institutional Properties/3.......     16.37           6,770      4,401     2,369
Consolidated Capital Properties III...................     13.02           1,134        737       397
Consolidated Capital Properties IV....................     18.04           9,407      6,112     3,295
Consolidated Capital Properties V.....................     16.69             560        364       196
Consolidated Capital Properties VI....................     25.82             556        361       195
DFW Apartment Investors Limited Partnership...........     35.65           2,719      1,767       952
DFW Residential Investors Limited Partnership.........     37.60           1,092        710       382
Davidson Diversified Real Estate I, L.P...............     34.78             627        408       219
Davidson Diversified Real Estate II, L.P..............     35.11           1,318        857       461
Davidson Diversified Real Estate III, L.P.............     21.76               0          0         0
Davidson Growth Plus, L.P.............................     23.91           2,304      1,498       806
Davidson Income Real Estate, L.P......................     30.81           2,691      1,749       942
Drexel Burnham Lambert Real Estate Associates II......     19.58             994        646       348
Four Quarters Habitat Apartment Associates, Ltd.......     25.00             174        113        61
Fox Strategic Housing Income Partners.................     33.18           2,414      1,569       845
Georgetown of Columbus Associates, L.P................     25.00             227        148        79
HCW Pension Real Estate Fund Limited Partnership......     32.64           2,368      1,539       829
Investors First-Staged Equity.........................     49.00             306        199       107
Johnstown/Consolidated Income Partners................     25.66           1,871      1,216       655
La Colina Partners, Ltd...............................     25.00             583        379       204
Lake Eden Associates, L.P.............................     25.00             632        411       221
Landmark Associates, L.P..............................     25.00              48         31        17

                                                        INTEREST TO     ESTIMATED
                                                        BE ACQUIRED     PURCHASE
                   PARTNERSHIP NAME                    IN PARTNERSHIP     PRICE      CASH     OP UNITS
                   ----------------                    --------------   ---------   -------   --------
Minneapolis Associates II Limited Partnership.........     25.00        $      2    $     1    $    1
Multi-Benefit Realty Fund "87-1-Class A & Class B.....     21.89           1,657      1,077       580
National Property Investors 8.........................     11.13             988        642       346
Northbrook Apartments, Ltd............................     25.00             209        136        73
Olde Mill Investors Limited Partnership...............      8.75             170        111        59
Orchard Park Apartments Limited Partnership...........     25.00               1          1         0
Park Town Place Associates Limited Partnership........     24.70             298        194       104
Quail Run Associates, L.P.............................     25.00             487        317       170
Ravensworth Associates Limited Partnership............     25.00               1          1         0
Rivercreek Apartments Limited Partnership.............     25.00             180        117        63
Rivercrest Apartments, Limited........................     25.00           1,687      1,097       590
Riverside Park Associates L.P.........................     13.69             590        384       206
Salem Arms of Augusta Limited Partnership.............     25.00             278        181        97
Shaker Square, L.P....................................     23.75             631        410       221
Shannon Manor Apartments, Limited Partnership.........     25.00           1,170        761       409
Sharon Woods, L.P.....................................     22.75             499        324       175
Shelter Properties III................................     15.20           1,960      1,274       686
Shelter Properties IV.................................     50.52          12,764      8,295     4,469
Shelter Properties VI.................................     13.78           1,919      1,247       672
Shelter Properties VII Limited Partnership............     26.65           1,975      1,284       691
Snowden Village Associates, L.P.......................     25.00             443        288       155
Springhill Lake Investors Limited Partnership.........     11.84           2,908      1,890     1,018
Sturbrook Investors, Ltd..............................     25.00             377        245       132
Sycamore Creek Associates, L.P........................     25.00               1          1         0
Texas Residential Investors Limited Partnership.......     18.45           1,147        746       401
Thurber Manor Associates, Limited Partnership.........     25.00             218        142        76
U.S. Realty Partners Limited Partnership..............     25.00           1,441        937       504
United Investors Growth Properties....................     39.01             165        107        58
United Investors Growth Properties II.................     25.00             351        228       123
United Investors Income Properties....................     23.44           1,977      1,285       692
Villa Nova, Limited Partnership.......................     25.00             228        148        80
Walker Springs, Limited...............................     23.99              95         62        33
Wingfield Investors Limited Partnership...............     25.00             179        116        63
Winrock-Houston Limited Partnership...................     13.60           1,041        677       364
Winthrop Apartment Investors Limited Partnership......     31.60           1,318        857       461
Winthrop Growth Investors 1 Limited Partnership.......     27.94           1,233        801       432
Winthrop Texas Investors Limited Partnership..........      5.27             158        103        55
Woodmere Associates, L.P..............................     25.00             280        182        98
Yorktown Towers Associates............................     25.00             809        526       283
                                                                        --------    -------    ------
Total (See adjustment C to the Pro Forma Consolidated
  Balance Sheet)......................................                  $122,463    $79,601    42,862
                                                                        ========    =======    ======


     The unaudited Pro Forma Financial Information (Exchange Offers) has been prepared using the purchase method of accounting whereby the assets and liabilities of NHP, the NHP Real Estate Companies, Ambassador, IFG, IPT, the Exchange Offers, the 1997 Acquisitions, the 1998 Acquisitions and the Probable Purchases are adjusted to estimated fair market value, based on preliminary estimates, which are subject to change as additional information is obtained. The allocations of purchase costs are subject to final determination based upon estimates and other evaluations of fair market value. Therefore, the allocations reflected in the following unaudited Pro Forma Financial Information (Exchange Offers) may differ from the amounts ultimately determined.

     The following unaudited Pro Forma Financial Information (Exchange Offers) is presented for informational purposes only and is not necessarily indicative of the financial position or results of operations of the Partnership that would have occurred if such transactions had been completed on the dates indicated, nor does it purport to be indicative of future financial positions, results of operations or cash flows. In the opinion of the Partnership's management, all material adjustments necessary to reflect the effects of these transactions have been made.

                             AIMCO PROPERTIES, L.P.

             PRO FORMA CONSOLIDATED BALANCE SHEET (EXCHANGE OFFERS)
                            AS OF SEPTEMBER 30, 1998

                                     ASSETS

                                                    INSIGNIA MERGER                       PRO FORMA
                                                     PRO FORMA(A)     ADJUSTMENTS(B)   EXCHANGE OFFERS
                                                    ---------------   --------------   ---------------
                                                             (IN THOUSANDS, EXCEPT UNIT DATA)
Real estate.......................................    $2,625,822         $ 12,764(C)
                                                                           26,954(D)
                                                                           13,655(E)     $2,679,195
Property held for sale............................        42,212               --            42,212
Investments in and notes receivable from
  unconsolidated subsidiaries.....................       186,277               --           186,277
Investments in and notes receivable from
  unconsolidated partnerships.....................       924,309          109,699(C)
                                                                          (13,655)(E)
                                                                           (8,161)(F)
                                                                              816(G)      1,013,008
Mortgage notes receivable.........................        20,916               --            20,916
Cash and cash equivalents.........................       104,955            2,620(D)        107,575
Restricted cash...................................        84,526            1,807(D)         86,333
Accounts receivable...............................        27,900            1,081(D)         28,981
Deferred financing costs..........................        21,835               --            21,835
Goodwill..........................................       251,024               --           251,024
Property management contracts.....................        38,371               --            38,371
Other assets......................................        82,670              422(D)         83,092
                                                      ----------         --------        ----------
                                                      $4,410,817         $148,002        $4,558,819
                                                      ==========         ========        ==========

                                  LIABILITIES AND PARTNERS' CAPITAL

Secured notes payable.............................    $  926,246         $ 23,642(D)     $  949,888
Secured tax-exempt bond financing.................       399,925               --           399,925
Secured short-term financing......................        32,691               --            32,691
Unsecured short-term financing....................       300,000           79,601(C)        379,601
Accounts payable, accrued and other liabilities...       248,253              826(D)        249,079
Security deposits and deferred income.............        13,171              255(D)         13,426
                                                      ----------         --------        ----------
                                                       1,920,286          104,324         2,024,610
Minority interests................................        79,431              816(G)         80,247
Company obligated mandatorily redeemable
  convertible securities of a subsidiary trust....       149,500               --           149,500
Redeemable common partnership units...............       277,581            8,161(D)
                                                                           (8,161)(F)
                                                                           30,616(C)        308,197
Redeemable preferred partnership units............            --           12,246(C)         12,246
Partner's capital
  General and Special Limited Partner.............     1,496,457               --         1,496,457
  Preferred Units.................................       487,562               --           487,562
                                                      ----------         --------        ----------
                                                       1,984,019               --         1,984,019
                                                      ----------         --------        ----------
                                                      $4,410,817         $148,002        $4,558,819
                                                      ==========         ========        ==========

---------------

(A)  See "Pro Forma Financial Information (Insignia Merger)."

(B) Represents adjustments related to the Partnership's purchase of additional limited partnership interests in 91 real estate partnerships. Selected historical balance sheet data as of September 30, 1998 (unaudited) related to the 91 real estate partnerships is as follows (dollars in thousands):

Real estate.................................................  $1,082,652
Cash........................................................     151,024
Total assets................................................   1,493,409
Mortgages payable...........................................   1,585,196
Partners' capital (deficit).................................    (171,740)

(C) Represents the purchase price paid by the Partnership to the limited partners in order to obtain additional ownership by AIMCO in 91 real estate partnerships. For the purposes of the pro-forma presentation, it is assumed: (i) 65% of the purchase price is funded with cash by drawing down on the Partnership's unsecured short term credit facility; (ii) 25% of the purchase price is funded by the issuance of 749,362 OP Units at $40 per OP Unit; and (iii) 10% of the purchase price is funded by the issuance of 8% Preferred OP Units.

(D) Represents historical balance sheet data related to the one real estate partnership that will be consolidated as a result of the Partnership's purchase of additional partnership interests.

(E) Represent the adjustment to real estate recorded in the IFG Merger related to the one real estate partnership that will be consolidated as a result of the Partnership's purchase of additional partnership interests.

(F) Represents the elimination of the partners' capital in the one real estate partnership that will be consolidated as a result of the Partnership's purchase of additional partnership interests.

(G) Represents minority interest of the one real estate partnership that will be consolidated as a result of the Partnership's purchase of additional partnership interests.

                             AIMCO PROPERTIES, L.P.

        PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS (EXCHANGE OFFERS)
                      FOR THE YEAR ENDED DECEMBER 31, 1997

                                                    INSIGNIA MERGER                       PRO FORMA
                                                     PRO FORMA(A)     ADJUSTMENTS(B)   EXCHANGE OFFERS
                                                    ---------------   --------------   ---------------
                                                          (IN THOUSANDS, EXCEPT PER SHARE DATA)
Rental and other property operations..............     $ 431,256         $ 11,270(C)      $ 442,526
Property operating expenses.......................      (182,830)          (6,612)(C)      (189,442)
Owned property management expense.................       (11,831)              --           (11,831)
Depreciation......................................       (96,264)          (2,589)(C)       (98,853)
                                                       ---------         --------         ---------
Income from property operations...................       140,331            2,069           142,400
                                                       ---------         --------         ---------
Management fees and other income..................        41,676               --            41,676
Management and other expenses.....................       (23,683)              --           (23,683)
Corporate overhead allocation.....................          (588)              --              (588)
Amortization......................................       (26,480)              --           (26,480)
                                                       ---------         --------         ---------
Income from service company business..............        (9,075)              --            (9,075)
Minority interest in service company business.....           (10)              --               (10)
                                                       ---------         --------         ---------
Partnership's share of income from service company
  business........................................        (9,085)              --            (9,085)
                                                       ---------         --------         ---------
General and administrative expenses...............       (21,371)              --           (21,371)
Interest expense..................................      (113,788)          (5,691)(D)
                                                                           (2,220)(C)      (121,699)(H)
Interest income...................................        21,734                             21,734
Minority interests................................        (9,983)             (51)(E)       (10,034)
Equity in losses of unconsolidated partnerships...       (27,537)         (16,864)(F)
                                                                              483(G)        (43,918)(I)
Equity in earnings of Unconsolidated
  Subsidiaries....................................         5,848               --             5,848
                                                       ---------         --------         ---------
Net income (loss).................................       (13,851)         (22,274)          (36,125)(H)
Income attributable to Preferred Unitholders......        42,174              980            43,154(J)
                                                       ---------         --------         ---------
Income (loss) attributable to OP Unitholders......       (56,025)        $(23,254)        $ (79,279)(H)
                                                       =========         ========         =========
Basic earnings (loss) per OP Unit.................          (.83)                         $   (1.16)(H)
                                                       =========                          =========
Diluted earnings (loss) per OP Unit...............     $    (.83)                         $   (1.16)(H)
                                                       =========                          =========
Weighted average OP Units outstanding.............        67,522                             68,287
                                                       =========                          =========
Weighted average OP Units and equivalents
  outstanding.....................................        68,366                             69,131
                                                       =========                          =========

---------------

(A)  See "Pro Forma Financial Information (Insignia Merger)."

(B) Represents adjustments related to the Partnership's purchase of additional limited partnership interests in 91 real estate partnerships. Selected historical operating data for the year ended December 31, 1997 related to the 91 real estate partnerships is as follows (dollars in thousands):

Revenue.....................................................   $456,968
Operating expense...........................................    249,097
Depreciation................................................     87,344
Interest....................................................    138,778
Net income..................................................     15,005

(C) Represents historical statement of operations data related to the one real estate partnership that will be consolidated as a result of the Partnership's purchase of additional limited partnership interests.

(D) Represents the increase in interest expense related to borrowings to pay the cash portion of the purchase price of the partnership interests. The interest rate used in the calculation of interest expense was LIBOR plus 1.75%.

(E) Represents the minority interests share of net income of the one real estate partnership that will be consolidated as a result of the Partnership's purchase of additional limited partnership interests.

(F) Represents the changes in the Partnership's equity in losses from the 91 real estate partnerships of (i) $10,740 resulting from the Partnership's increase in the ownership based on the historical operating results of the 91 real estate partnerships; and (ii) amortization of $6,124 related to the increased basis in investments in real estate partnerships, as a result of the allocation of the purchase price of the partnership interests, based on an estimated average life of 20 years.

(G) Represents the elimination of the equity earnings related to the one real estate partnership that will be consolidated as a result of the Partnership's purchase of additional limited partnership interests.

(H) The pro forma financial statements have been prepared under the assumption that the limited partners will elect 65% of the consideration to be paid in cash, 25% of the consideration to be paid in the form of common OP Units, and 10% of the consideration to be paid in the form of 8% Preferred OP Units. The following table shows the effect on interest expense, net loss, preferred unit distributions, and net loss per OP Unit in the event that the limited partners elect to receive all their consideration in cash, common OP Units, and 8% Preferred OP Units, respectively:

                                                                     8% PREFERRED
                           PRO FORMA     CASH      COMMON OP UNITS     OP UNITS
                           ---------   ---------   ---------------   ------------
Interest expense.........  $(121,699)  $(124,763)     $(116,008)      $(116,008)
Net loss.................    (36,125)    (39,189        (30,434)        (30,434)
Preferred unit
  distributions..........     43,154      42,174         42,174          51,971
Net loss attributable to
  OP Unitholders.........    (79,279)    (81,363)       (72,608)        (82,405)
Net loss per OP Unit.....      (1.16)      (1.20)         (1.03)          (1.22)

     In addition, the following table presents the net impact to interest expense, net loss, and net loss per OP Unit assuming the interest rate per annum increases by 0.25%:

                                                                      8% PREFERRED
                             PRO FORMA     CASH     COMMON OP UNITS     OP UNITS
                             ---------   --------   ---------------   ------------
Increase in interest
  expense..................  $  1,137    $  1,245      $    938         $    938
Net loss...................   (37,262)    (40,434)      (31,372)         (31,372)
Net loss attributable to OP
  Unitholders..............   (80,416)    (82,608)      (73,546)         (83,343)
Net loss per OP Unit.......     (1.18)      (1.22)        (1.04)           (1.23)

(I) The pro forma financial statements have been prepared under the assumption that after the exchange offers are accepted, the Partnership will own 49% of certain 88 Partnerships, 25% of two Partnerships, and 100% of one Partnership. The amount included in the pro forma financial statements assume an acceptance rate of 100%. The following table shows the effect on equity in earnings of unconsolidated partnerships, net loss, net loss attributable to OP Unitholders, and net loss per OP Unit in the event that the Partnership will have an acceptance rate of 50% of the interests tendered and will own varying percentages of each partnership:

Equity in earnings of unconsolidated partnerships...........  $(36,510)
Net loss....................................................   (26,084)
Net loss attributable to OP Unitholders.....................   (68,784)
Net loss per OP Unit........................................     (1.01)

(J) Represents the net income attributable to holders of the Class B Preferred Units, the Class C Preferred Units, the Class D Preferred Units, the Class G Preferred Units, the Class H Preferred Units, the Class J Preferred Units and the 8% Preferred OP Units as if these Preferred Units had been issued as of January 1, 1997.

                             AIMCO PROPERTIES, L.P.

        PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS (EXCHANGE OFFERS)
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998

                                                     INSIGNIA MERGER                       PRO FORMA
                                                      PRO FORMA(A)     ADJUSTMENTS(B)   EXCHANGE OFFERS
                                                     ---------------   --------------   ---------------
                                                           (IN THOUSANDS, EXCEPT PER SHARE DATA)
Rental and other property operations...............     $ 337,307         $  8,654(C)      $ 345,961
Property operating expenses........................      (131,851)          (4,389)(C)      (136,240)
Owned property management expense..................        (8,933)              --            (8,933)
Depreciation.......................................       (78,479)          (1,941)(C)       (80,420)
                                                        ---------         --------         ---------
Income from property operations....................       118,044            2,324           120,368
                                                        ---------         --------         ---------
Management fees and other income...................        28,912               --            28,912
Management and other expenses......................       (14,386)              --           (14,386)
Corporate overhead allocation......................          (196)              --              (196)
Amortization.......................................       (15,243)              --           (15,243)
                                                        ---------         --------         ---------
Income from service company business...............          (913)              --              (913)
Minority interest in service company business......            --               --                --
                                                        ---------         --------         ---------
Partnership's share of income from service company
  business.........................................          (913)              --              (913)
                                                        ---------         --------         ---------
General and administrative expenses................        (8,632)              --            (8,632)
Interest expense...................................       (85,010)          (4,250)(D)
                                                                            (1,630)(C)       (90,890)(H)
Interest income....................................        40,887                             40,887
Minority interests.................................        (8,429)            (119)(E)        (8,548)
Equity in losses of unconsolidated partnerships....       (10,234)         (13,156)(F)
                                                                                41(G)        (23,349)(I)
Equity in earnings of Unconsolidated
  Subsidiaries.....................................           851               --               851
Amortization of goodwill...........................        (5,071)              --            (5,071)
                                                        ---------         --------         ---------
Net income (loss)..................................        41,493          (16,790)           24,703(H)
Income attributable to Preferred Unitholders.......        32,414              735            33,149(J)
                                                        ---------         --------         ---------
Income (loss) attributable to OP Unitholders.......     $   9,079         $(17,525)        $  (8,446)(H)
                                                        =========         ========         =========
Basic earnings (loss) per OP Unit..................     $     .13                          $    (.12)(H)
                                                        =========                          =========
Diluted earnings (loss) per OP Unit................     $     .13                          $    (.12)(H)
                                                        =========                          =========
Weighted average OP Units outstanding..............        68,554                             69,319
                                                        =========                          =========
Weighted average OP Units and equivalents
  outstanding......................................        69,218                             69,983
                                                        =========                          =========

---------------

(A)  See "Pro Forma Financial Information (Insignia Merger)."

(B) Represents adjustments related to the Partnership's purchase of additional limited partnership interests in 91 real estate partnerships. Selected historical operating data (unaudited) for the nine months ended September 30, 1998 related to the 91 real estate partnerships is as follows (dollars in thousands):

Revenue.....................................................   $338,937
Operating expense...........................................    182,529
Depreciation................................................     64,127
Interest....................................................    103,756
Net income..................................................     (9,329)

(C) Represents historical statement of operations data related to the one real estate partnership that will be consolidated as a result of the Partnership's purchase of additional limited partnership interests.

(D) Represents the increase in interest expense related to borrowings to pay the cash portion of the purchase price of the partnership interests. The interest rate used in the calculation of interest expense was LIBOR plus 1.75%.

(E) Represents the minority interests share of net income of the one real estate partnership that will be consolidated as a result of the Partnership's purchase of additional limited partnership interests.

(F) Represents the changes in the Partnership's equity in losses from the 91 real estate partnerships of (i) $8,552 resulting from the Partnership's increase in the ownership based on the historical operating results of the 91 real estate partnerships; and (ii) amortization of $4,604 related to the increased basis in investments in real estate partnerships, as a result of the allocation of the purchase price of the partnership interests, based on an estimated average life of 20 years.

(G) Represents the elimination of the equity earnings related to the one real estate partnership that will be consolidated as a result of the Partnership's purchase of additional limited partnership interests.

(H) The pro forma financial statements have been prepared under the assumption that the limited partners will elect 65% of the consideration to be paid in cash, 25% of the consideration to be paid in the form of common OP Units, and 10% of the consideration to be paid in the form of 8% Preferred OP Units. The following table shows the effect on interest expense, net income, preferred unit distributions, and net loss per OP Unit in the event that the limited partners elect to receive all their consideration in cash, common OP Units, and 8% Preferred OP Units, respectively:

                                                                      8% PREFERRED
                             PRO FORMA     CASH     COMMON OP UNITS     OP UNITS
                             ---------   --------   ---------------   ------------
Interest expense...........  $(90,890)   $(93,184)     $(86,640)        $(86,640)
Net income.................    24,703      22,409        28,953           28,953
Preferred unit
  distributions............    33,149      32,414        32,414           39,762
Net loss attributable to OP
  Unitholders..............    (8,446)    (10,005)       (3,461)         (10,809)
Net loss per OP Unit.......      (.12)       (.15)         (.05)            (.16)

     In addition, the following table presents the net impact to interest expense, net loss, and net loss per OP Unit assuming the interest rate per annum increases by 0.25%:

                                                                       8% PREFERRED
                               PRO FORMA    CASH     COMMON OP UNITS     OP UNITS
                               ---------   -------   ---------------   ------------
Increase in interest
  expense....................   $   851    $   931       $   702         $   702
Net income...................    24,703     21,478        28,251          28,251
Net loss attributable to OP
  Unitholders................    (9,296)   (10,936)       (4,163)        (11,511)
Net loss per OP Unit.........      (.13)      (.16)         (.06)           (.17)

(I) The pro forma financial statements have been prepared under the assumption that after the exchange offers are accepted, AIMCO will own 49% of certain 88 Partnerships, 25% of two Partnerships, and 100% of one Partnership. The following table shows the effect on equity in earnings of unconsolidated partnerships, net income, net income (loss) attributable to OP Unitholders, and net loss per OP Unit in the event the Partnership will own varying percentages of each partnership.

Equity in earnings of unconsolidated partnerships...........    $(17,797)
Net income..................................................      32,216
Net income (loss) attributable to OP Unitholders............        (593)
Net income (loss) per OP Unit...............................        (.01)

(J) Represents the net income attributable to holders of the Class B Preferred Units, the Class C Preferred Units, the Class D Preferred Units, the Class G Preferred Units, the Class H Preferred Units, the Class J Preferred Units and the 8% Preferred OP Units as if these Preferred Units had been issued as of January 1, 1997.

                             AIMCO PROPERTIES, L.P.

        PRO FORMA CONSOLIDATED STATEMENT OF CASH FLOWS (EXCHANGE OFFERS)
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                                 (IN THOUSANDS)

                                                              INSIGNIA MERGER                       PRO FORMA
                                                               PRO FORMA(A)     ADJUSTMENTS(B)   EXCHANGE OFFERS
                                                              ---------------   --------------   ---------------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net Income (loss).........................................    $  (13,851)        $(22,274)(C)    $  (36,125)
  Adjustments to reconcile net income (loss) to net cash
    provided by (used in) operating activities:
    Depreciation and amortization...........................       128,169            2,589(D)        130,758
    Gain on investments.....................................           (12)              --               (12)
    (Gain) loss on disposition of properties................        (3,882)              --            (3,882)
    Minority interests......................................         9,983               51            10,034
    Equity in earnings of unconsolidated partnerships.......        27,537           16,864(E)
                                                                                       (483)(F)        43,918
    Equity in earnings of unconsolidated subsidiaries.......        (5,848)              --            (5,848)
    Extraordinary (gain) loss on early extinguishment of
      debt..................................................                             --
    Changes in operating assets and operating liabilities...           519             (660)(G)          (141)
                                                                ----------         --------        ----------
        Total adjustments...................................       156,466           18,361           174,827
                                                                ----------         --------        ----------
        Net cash provided by (used in) operating
          activities........................................       142,615           (3,913)          138,702
        Net cash used in discontinued operations............        (7,999)              --            (7,999)
                                                                ----------         --------        ----------
        Net cash provided by (used in) continuing
          operations........................................       134,616           (3,913)          130,703
                                                                ----------         --------        ----------
CASH FLOWS FROM INVESTING ACTIVITIES
  Proceeds from sale of real estate.........................        41,419               --            41,419
  Purchase of real estate...................................      (625,603)              --          (625,603)
  Additions to real estate, investments and property held
    for sale................................................       (55,892)          (1,024)(G)       (56,916)
  Proceeds from sale of property held for sale..............           303               --               303
  Purchase of general and limited partnership interests.....      (276,458)         (79,601)(H)      (356,059)
  Purchase of management contracts..........................       (48,554)              --           (48,554)
  Purchase of/additions to notes receivable.................       (81,670)              --           (81,670)
  Proceeds from repayments of notes receivable..............        10,052               --            10,052
  Distributions from investments in real estate partnerships
    and unconsolidated subsidiaries.........................        94,686           10,070(I)        104,756
  Contribution to unconsolidated subsidiaries...............       (42,879)              --           (42,879)
  Proceeds from sale of securities..........................           642               --               642
  Purchase of investments held for sale.....................           (73)              --               (73)
  Purchase of NHP...........................................       (60,575)              --           (60,575)
  Purchase of Ambassador common stock.......................       (19,881)              --           (19,881)
                                                                ----------         --------        ----------
        Net cash used in investing activities...............    (1,064,483)         (70,555)       (1,135,038)
                                                                ----------         --------        ----------
CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds from secured notes payable borrowings............       761,270               --           761,270
  Principal repayments on secured notes payable.............      (307,917)            (713)(G)      (308,630)
  Proceeds from secured short-term financing................        19,050           79,601(H)         98,651
  Repayments on secured short-term financing................      (259,461)              --          (259,461)
  Principal repayments on unsecured short-term notes
    payable.................................................       (50,879)              --           (50,879)
  Proceeds (payoff) from unsecured short-term financing.....       (12,500)              --           (12,500)
  Principal repayments on secured tax-exempt bond
    financing...............................................        (1,487)              --            (1,487)
  Net borrowings (paydowns) on the Company's revolving
    credit facilities.......................................      (162,008)              --          (162,008)
  Payment of loan costs, net of proceeds from interest rate
    hedge...................................................       (17,032)              --           (17,032)
  Proceeds from issuance of common and preferred stock,
    net.....................................................     1,098,265               --         1,098,265
  Proceeds from exercises of employee stock options and
    warrants................................................        11,553               --            11,553
  Repurchase of common stock................................        (3,283)              --            (3,283)
  Principal repayments received on notes due from
    Officers................................................        27,280               --            27,280
  Investments made by minority interests....................           249               --               249
  Receipt of contributions from minority interests..........        37,345               --            37,345
  Payments of distributions to minority interests...........        (2,713)              --            (2,713)
  Payment of distributions..................................      (130,657)              --          (130,657)
  Payment of distributions to limited partners..............        (5,208)          (1,415)(J)        (6,623)
  Payment of preferred unit distributions...................       (42,984)            (979)(K)       (43,963)
  Payment of distributions to minority interests............       (21,788)              --           (21,788)
  Net transactions with Insignia/ESG........................       (57,612)              --           (57,612)
                                                                ----------         --------        ----------
        Net cash provided by financing activities...........       879,483           76,494           955,977
                                                                ----------         --------        ----------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS........       (50,384)           2,026           (48,358)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD............       117,896            2,291           120,187
                                                                ----------         --------        ----------
CASH AND CASH EQUIVALENTS AT END OF PERIOD..................    $   67,512         $  4,317        $   71,829
                                                                ==========         ========        ==========

---------------

(A)  See "Pro Forma Financial Information (Insignia Merger)."

(B) Represents adjustments related to the Partnership's purchase of additional limited partnership interests in 91 real estate partnerships. Selected historical cash flow data for the year ended December 31, 1997 related to the 91 real estate partnerships is as follows (dollars in thousands):

        Cash provided by operating activities.....................  $ 65,372
        Cash used in investing activities.........................   (11,713)
        Cash used in financing activities.........................   (74,617)

(C) Represents the pro forma net loss related to the Partnership's purchase of additional limited partnership interests in 91 real estate partnerships.

(D) Represents additional deprecation related to the one real estate partnership that will be consolidated as a result of the Partnership's purchase of additional limited partnership interests, based on the Partnership's new basis in the real estate. Buildings and improvements are depreciated on the straight-line method over a period of 20 years and furniture and fixtures are depreciated on the straight-line method over a period of 5 years.

(E) Represents the increase in the Partnership's equity in earnings from the 90 real estate partnerships resulting from the Partnership's corresponding increase in ownership.

(F) Represents the elimination of the equity earnings related to one real estate partnership that will be consolidated as a result of the Partnership's purchase of the additional limited partnership interests.

(G) Represents historical cash flow data related to the one real estate partnership that will be consolidated as a result of the Partnership's purchase of additional limited partnership interests.

(H) Represents the cash portion of the purchase price (and additional borrowings by the Partnership) related to the acquisition by the Partnership of additional limited partnership interests in 91 real estate limited partnerships.

(I) Represents the distributions to be received for the additional partnership interests acquired by the Partnership in the 91 real estate partnerships, based on the historical distributions paid per partnership unit.

(J) Represents adjustments for distributions paid on the Common OP Units assumed to be issued by the Partnership to acquire the additional limited partnership interests in 91 real estate limited partnerships, at the historical distribution amount of $1.85 per Common OP Unit.

(K) Represents adjustments for distributions paid on the Preferred OP Units assumed to be issued by the Partnership to acquire the additional limited partnership interests in 91 real estate limited partnerships, at a distribution rate of 8% per Preferred OP Unit.

                             AIMCO PROPERTIES, L.P.

        PRO FORMA CONSOLIDATED STATEMENT OF CASH FLOWS (EXCHANGE OFFERS)
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998
                                 (IN THOUSANDS)

                                                              INSIGNIA MERGER                       PRO FORMA
                                                               PRO FORMA(A)     ADJUSTMENTS(B)   EXCHANGE OFFERS
                                                              ---------------   --------------   ---------------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net Income (loss).........................................     $  41,493         $(16,790)(C)     $  24,703
  Adjustments to reconcile net income (loss) to net cash
    provided by operating activities:
    Depreciation and amortization...........................       101,523            1,941(D)        103,464
    (Gain) loss on disposition of properties................            --               --                --
    Minority interests......................................         8,429              119             8,548
    Equity in earnings of unconsolidated partnerships.......        10,234           13,156(E)
                                                                                        (41)(F)        23,349
    Equity in earnings of unconsolidated subsidiaries.......          (851)              --              (851)
    Non-cash compensation...................................           796               --               796
    Changes in operating assets and operating liabilities...       (69,549)             (21)(G)       (69,570)
                                                                 ---------         --------         ---------
        Total adjustments...................................        50,582           15,154            65,736
                                                                 ---------         --------         ---------
        Net cash provided by operating activities...........        92,075           (1,636)           90,439
                                                                 ---------         --------         ---------
CASH FLOWS FROM INVESTING ACTIVITIES
  Purchase of real estate...................................        27,122               --            27,122
  Additions to real estate..................................       (57,526)            (668)(G)       (58,194)
  Proceeds from sale of property and investments held for
    sale....................................................           (35)              --               (35)
  Additions to property held for sale.......................        (1,986)              --            (1,986)
  Purchase of general and limited partnership interests.....        (9,596)              --            (9,596)
  Purchase of/additions to notes receivable.................      (100,034)              --          (100,034)
  Proceeds from repayments/sale of notes receivable.........        42,747               --            42,747
  Distributions from investments in real estate partnerships
    and unconsolidated subsidiaries.........................        23,629            5,809(H)         29,438
  Payment of trust based preferred dividends................        (7,415)              --            (7,415)
  Cash received in connection with Ambassador Merger and
    AMIT Merger.............................................        17,915               --            17,915
  Contribution to unconsolidated subsidiaries...............       (13,032)              --           (13,032)
  Purchase of investments held for sale.....................        (4,935)              --            (4,935)
  Redemption of OP Units....................................          (516)              --              (516)
  Merger costs..............................................        (1,402)              --            (1,402)
                                                                 ---------         --------         ---------
        Net cash used in investing activities...............       (85,064)           5,141           (79,923)
                                                                 ---------         --------         ---------
CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds from secured notes payable borrowings............       291,885               --           291,885
  Principal repayments on secured notes payable.............       (52,023)              --           (52,023)
  Principal advances on secured tax-exempt bond financing...        21,784               --            21,784
  Principal repayments on secured tax-exempt bond
    financing...............................................        (1,436)              --            (1,436)
  Net borrowings/ repayments on secured short-term
    financing...............................................       135,332               --           135,332
  Net borrowings (paydowns) on the revolving credit
    facilities..............................................         2,513             (812)(G)         1,701
  Principal repayments on unsecured short-term notes
    payable.................................................         2,644               --             2,644
  Payment of loan costs, net of proceeds from interest rate
    hedge...................................................        (5,810)              --            (5,810)
  Proceeds from issuance of common stock and preferred
    stock, net..............................................            --               --                --
  Repurchase of common stock................................       (10,972)              --           (10,972)
  Proceeds from exercises of employee stock options and
    warrants................................................        16,294               --            16,294
  Principal repayments received on notes due from
    Officers................................................         8,084               --             8,084
  Receipt of contributions from minority interests..........            --               --                --
  Payments of distributions to minority interests...........        (2,034)                            (2,034)
  Payment of distributions..................................      (107,989)              --          (107,989)
  Payment of distributions to limited partners..............       (12,669)          (1,291)(I)       (13,960)
  Payment of preferred unit distributions...................       (27,010)            (735)(J)       (27,745)
  Proceeds from issuance of High Performance Units..........         1,988               --             1,988
  Net transactions with Insignia/ESG........................      (241,003)              --          (241,003)
                                                                 ---------         --------         ---------
        Net cash provided by financing activities...........        19,578           (2,838)           16,740
                                                                 ---------         --------         ---------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS........        26,589              667            27,256
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD............        55,700            4,316            60,016
                                                                 ---------         --------         ---------
CASH AND CASH EQUIVALENTS AT END OF PERIOD..................     $  82,289         $  4,983         $  87,272
                                                                 =========         ========         =========

---------------

(A)  See "Pro Forma Financial Information (Insignia Merger)."

(B) Represents adjustments related to the Partnership's purchase of additional limited partnership interests in 91 real estate partnerships. Selected historical cash flow data for the nine months ended September 30, 1998 related to the 91 real estate partnerships is as follows (dollars in thousands):

        Cash provided by operating activities.....................  $ 76,113
        Cash used in investing activities.........................   (22,616)
        Cash used in financing activities.........................   (42,273)

(C) Represents the pro forma net loss related to the Partnership's purchase of additional limited partnership interests in 91 real estate partnerships.

(D) Represents additional deprecation related to the one real estate partnership that will be consolidated as a result of the Partnership's purchase of additional limited partnership interests, based on the Partnership's new basis in the real estate. Buildings and improvements are depreciated on the straight-line method over a period of 30 years and furniture and fixtures are depreciated on the straight-line method over a period of 5 years.

(E) Represents the increase in the Partnership's equity in earnings from the 90 real estate partnerships resulting from the Partnership's corresponding increase in ownership.

(F) Represents the elimination of the equity earnings related to one real estate partnership that will be consolidated as a result of the Partnership's purchase of the additional limited partnership interests.

(G) Represents historical cash flow data related to the one real estate partnership that will be consolidated as a result of the Partnership's purchase of additional limited partnership interests.

(H) Represents the distributions to be received for the additional partnership interests acquired by the Partnership in the 91 real estate partnerships, based on the historical distributions paid per partnership unit.

(I) Represents adjustments for distributions paid on the Common OP Units assumed to be issued by the Partnership to acquire the additional limited partnership interests in 91 real estate limited partnerships, at the historical distribution amount of $1.6875 per Common OP Unit.

(J) Represents adjustments for distributions paid on the Preferred OP Units assumed to be issued by the Partnership to acquire the additional limited partnership interests in 91 real estate limited partnerships, at a distribution rate of 8% per Preferred OP Unit.

                                                                      APPENDIX A

--------------------------------------------------------------------------------

ROBERT A. STANGER & CO., INC.                                               1129 Broad Street
  INVESTMENT BANKING                                                Shrewsbury, NJ 07702-4314
                                                                               (732) 389-3600
                                                                           FAX:(732) 389-1751
                                                                               (732) 544-0779

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


AIMCO Properties, L.P.


1873 South Bellaire -- Suite 1700


Denver, Colorado 80222



Re: Woodmere Associates, L.P.



Gentlemen:



     You have advised us that AIMCO Properties, L.P. (the "Purchaser"), a subsidiary of Apartment Investment and Management Company ("AIMCO"), which directly or indirectly owns the general partner (the "General Partner") of Woodmere Associates, L.P. (the "Partnership") (the Purchaser, AIMCO, the General Partner and other affiliates and subsidiaries of AIMCO are referred to herein collectively as the "Company"), is contemplating a transaction (the "Offer") in which limited partnership interests in the Partnership (the "Units") will be acquired by the Purchaser in exchange for an offer price per Unit of $21,980 in cash, or 584 Common OP Units of the Purchaser, or 879.25 Preferred OP Units of the Purchaser, or a combination of any of such forms of consideration. The limited partners of the Partnership (the "Limited Partners") will have the choice to maintain their current interest in the Partnership or exchange their Units for any or a combination of such forms of consideration. The amount of cash, Common OP Units or Preferred OP Units offered per Unit is referred to herein as the "Offer Price."



     You have requested that Robert A. Stanger & Co., Inc. ("Stanger") provide its opinion as to whether the Offer Price is fair to the Limited Partners of the Partnership from a financial point of view.



     Since its founding in 1978, Stanger and its affiliates have provided information, research, investment banking and consulting services to clients located throughout the United States, including major New York Stock Exchange member firms, insurance companies and over seventy companies engaged in the management and operation of partnerships and real estate investment trusts. The investment banking activities of Stanger include financial advisory and fairness opinion services, asset and securities valuations, industry and company research and analysis, litigation support and expert witness services, and due diligence investigations in connection with both publicly registered and privately placed securities transactions.



     Stanger, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers, acquisitions, reorganizations and for estate, tax, corporate and other purposes. Stanger's valuation practice principally involves partnerships, partnership securities and the assets typically held through partnerships, such as real estate, oil and gas reserves, cable television systems and equipment leasing assets.



     In the course of our analysis for rendering this opinion, we have, among other things:



        1. Reviewed a draft of the Prospectus Supplement related to the Offer in a form management has represented to be substantially the same as will be distributed to the Limited Partners;



        2. Reviewed the Partnership's financial statements for the years ended December 31, 1996 and 1997, and the quarterly report for the period ending September 30, 1998, which the Partnership's management has indicated to be the most current available financial statements;

ROBERT A. STANGER & CO. INC.


        3. Reviewed descriptive information concerning the real property owned by the Partnership (the "Property"), including location, number of units and unit mix, age, amenities and land acreage;



        4. Reviewed summary historical operating statements for the Property, for the years ended December 31, 1996 and 1997, and the nine months ending September 30, 1998;



        5. Reviewed the 1998 operating budget for the Property prepared by the Partnership's management. Such budgets are summarized in the Prospectus Supplement under the section "Stanger Analysis -- Summary of Materials Considered";



        6. Reviewed the estimate of liquidation value and going concern value provided by the general partner to Stanger. Such estimates are described in the Prospectus Supplement under the section "Fairness of the Offer -- Comparison of Consideration to Alternative Consideration." In addition, we received the 1998 operating budgets for each property provided by the Partnership;



        7. Discussed with management market conditions for the Property; conditions in the market for sales/acquisitions of properties similar to that owned by the Partnership; historical, current and expected operations and performance of the Property and the Partnership; the physical condition of the Property including any deferred maintenance; and other factors influencing value of the Property and the Partnership;



        8. Performed a site inspection of the Property;



        9. Reviewed data and discussed with local sources real estate rental market conditions in the market of the Property, and reviewed available information relating to acquisition criteria for income-producing properties similar to the Property;



        10. Reviewed information provided by the Company relating to debt encumbering the Property; and



        11. Conducted such other studies, analyses, inquiries and investigations as we deemed appropriate.



     In rendering this opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness of all financial information and management reports and data, and all other reports and information contained in the Prospectus Supplement or that were provided, made available or otherwise communicated to us by the Partnership and the Company. We have not performed an independent appraisal, engineering study or environmental study of the assets and liabilities of the Partnership. We have relied upon the representations of the Partnership and the Company concerning, among other things, any environmental liabilities, deferred maintenance and estimated capital expenditures and replacement reserve requirements, the determination and valuation of non-real estate assets and liabilities of the Partnership, the terms and conditions of any debt encumbering the Property, the allocation of net Partnership values between the General Partner and Limited Partners, and the transaction costs and fees associated with a sale of the Property. We have also relied upon the assurance of the Partnership and the Company that any financial statements, projections, capital expenditure estimates, debt summaries, value estimates and other information contained in the Prospectus Supplement or otherwise provided or communicated to us were reasonably prepared and adjusted on bases consistent with actual historical experience, are consistent with the terms of the Partnership Agreement, and reflect the best currently available estimates and good faith judgments; that no material changes have occurred in the value of the Property or other information reviewed between the date such information was provided and date of this letter; that the Partnership and the Company are not aware of any information or facts that would cause the information supplied to us to be incomplete or misleading; that the highest and best use of the Property is as improved; and that all calculations were made in accordance with the terms of the Partnership Agreement.



     In addition, you have advised us that upon consummation of the Offer, the Partnership will continue its business and operations substantially as they are currently being conducted and that the Partnership and the Company do not have any present plans, proposals or intentions which relate to or would result in an

ROBERT A. STANGER & CO. INC.


extraordinary transaction, such as a merger, reorganization or liquidation involving the Partnership; a sale of the Partnership's Properties or the sale or transfer of a material amount of the Partnership's other assets; any changes to the Partnership's senior management or personnel or their compensation; any changes in the Partnership's present capitalization or distribution policy; or any other material changes in the Partnership's structure or business.



     We have not been requested to, and therefore did not: (i) select the Offer Price or the method of determining the Offer Price in connection with the Offer;
(ii) make any recommendation to the Partnership or its partners with respect to whether to accept or reject the Offer or whether to accept the cash, Preferred OP Units or Common OP Units if the Offer is accepted; (iii) solicit any third party indications of interest in acquiring the assets of the Partnership or all or any part of the Partnership; or (iv) express any opinion as to (a) the tax consequences of the proposed Offer to the Limited Partners, (b) the terms of the Partnership Agreement or of any agreements or contracts between the Partnership and the Company, (c) the Company's business decision to affect the Offer or alternatives to the Offer, (d) the amount of expenses relating to the Offer or their allocation between the Company and the Partnership or tendering Limited Partners; (e) the relative value of the cash, Preferred OP Units or Common OP Units to be issued in connection with the Offer, and (f) any adjustments made to determine the Offer price and the net amounts distributable to the Limited Partners, including but not limited to, balance sheet adjustments to reflect the Partnership's estimate of the value of current net working capital balances, reserve accounts, and liabilities, and adjustments to the Offer Price for distributions made by the Partnership subsequent to the date of the initial Offer. We are not expressing any opinion as to the fairness of any terms of the Offer other than the Offer Price for the Units.



     Our opinion is based on business, economic, real estate and capital market, and other conditions as they existed and could be evaluated as of the date of our analysis and addresses the Offer in the context of information available as of the date of our analysis. Events occurring after that date could affect the assumptions used in preparing the opinion.



     The summary of the opinion set forth in the Prospectus Supplement does not purport to be a complete description of the analyses performed, or the matters considered, in rendering our opinion. The analyses and the summary set forth must be considered as a whole, and selecting portions of such summary or analyses, without considering all factors and analyses, would create an incomplete view of the processes underlying this opinion. In rendering this opinion, judgment was applied to a variety of complex analyses and assumptions. The assumptions made, and the judgments applied, in rendering the opinion are not readily susceptible to partial analysis or summary description. The fact that any specific analysis is referred to in the Prospectus Supplement is not meant to indicate that such analysis was given greater weight than any other analysis.



     Based upon and subject to the foregoing, it is our opinion that as of the date of this letter the Offer Price is fair to the Limited Partners of the Partnership from a financial point of view.



                                            Yours truly,

                                            /s/ ROBERT A. STANGER & CO. INC.


                                            Robert A. Stanger & Co., Inc.



Shrewsbury, New Jersey


March 30, 1999

                                                                      APPENDIX B

                      DIRECTORS AND EXECUTIVE OFFICERS OF
                  APARTMENT INVESTMENT AND MANAGEMENT COMPANY
                                      AND
                                 AIMCO-GP, INC.

     The names and positions of the executive officers of Apartment Investment and Management Company ("AIMCO"), AIMCO-GP, Inc. ("AIMCO-GP") and the directors of AIMCO are set forth below. The two directors of AIMCO-GP are Terry Considine and Peter Kompaniez. The two directors of the general partner of your partnership are Peter K. Kompaniez and Patrick J. Foye. The two executive officers of the general partner of your partnership are Patrick J. Foye, Executive Vice President, and Timothy R. Garrick, Vice President -- Accounting. Unless otherwise indicated, the business address of each executive officer and director is 1873 South Bellaire Street, 17th Floor, Denver, Colorado 80222. Each executive officer and director is a citizen of the United States of America.

                    NAME                                              POSITION
                    ----                                              --------
Terry Considine..............................  Chairman of the Board of Directors and Chief Executive
                                                 Officer
Peter K. Kompaniez...........................  Vice Chairman, President and Director
Thomas W. Toomey.............................  Executive Vice President -- Finance and Administration
Joel F. Bonder...............................  Executive Vice President, General Counsel and
                                               Secretary
Patrick J. Foye..............................  Executive Vice President
Paul J. McAuliffe............................  Executive Vice President -- Capital Markets
Robert Ty Howard.............................  Executive Vice President -- Ancillary Services
Steven D. Ira................................  Executive Vice President and Co-Founder
Harry G. Alcock..............................  Senior Vice President -- Acquisitions
Troy D. Butts................................  Senior Vice President and Chief Financial Officer
Richard S. Ellwood...........................  Director
J. Landis Martin.............................  Director
Thomas L. Rhodes.............................  Director
John D. Smith................................  Director

                NAME                          PRINCIPAL OCCUPATIONS FOR THE LAST FIVE YEARS
                ----                          ---------------------------------------------
Terry Considine......................  Mr. Considine has been Chairman of the Board of Directors and Chief Executive Officer of AIMCO and AIMCO-GP since July
                                       1994. He is the sole owner of Considine Investment Co. and prior to July 1994 was owner of approximately 75% of
                                       Property Asset Management, L.L.C., Limited Liability
                                       Company, a Colorado limited liability company, and its
                                       related entities (collectively, "PAM"), one of AIMCO's
                                       predecessors. On October 1, 1996, Mr. Considine was
                                       appointed Co-Chairman and director of Asset Investors Corp.
                                       and Commercial Asset Investors, Inc., two other public real estate investment trusts, and appointed as a director of
                                       Financial Assets Management, LLC, a real estate investment trust manager. Mr. Considine has been involved as a
                                       principal in a variety of real estate activities, including the acquisition, renovation, development and disposition of properties. Mr. Considine has also controlled entities
                                       engaged in other businesses such as television broadcasting, gasoline distribution and environmental laboratories. Mr.
                                       Considine received a

                NAME                          PRINCIPAL OCCUPATIONS FOR THE LAST FIVE YEARS
                ----                          ---------------------------------------------
                                       B.A. from Harvard College, a J.D. from Harvard Law School
                                       and is admitted as a member of the Massachusetts Bar.
Peter K. Kompaniez...................  Mr. Kompaniez has been Vice Chairman and a director of AIMCO since July 1994 and was appointed President of AIMCO in July
                                       1997. Mr. Kompaniez has served as Vice President of AIMCO-GP from July 1994 through July 1998 and was appointed President in July 1998. Mr. Kompaniez has been a director of AIMCO-GP since July 1994. Since September 1993, Mr. Kompaniez has
                                       owned 75% of PDI Realty Enterprises, Inc., a Delaware
                                       corporation ("PDI"), one of AIMCO's predecessors, and serves as its President and Chief Executive Officer. From 1986 to
                                       1993, he served as President and Chief Executive Officer of
                                       Heron Financial Corporation ("HFC"), a United States holding company for Heron International, N.V.'s real estate and
                                       related assets. While at HFC, Mr. Kompaniez administered the acquisition, development and disposition of approximately
                                       8,150 apartment units (including 6,217 units that have been acquired by the AIMCO) and 3.1 million square feet of
                                       commercial real estate. Prior to joining HFC, Mr. Kompaniez was a senior partner with the law firm of Loeb and Loeb
                                       where he had extensive real estate and REIT experience. Mr.
                                       Kompaniez received a B.A. from Yale College and a J.D. from the University of California (Boalt Hall).
Thomas W. Toomey.....................  Mr. Toomey has served as Senior Vice President -- Finance and Administration of AIMCO since January 1996 and was
                                       promoted to Executive Vice-President-Finance and
                                       Administration in March 1997. Mr. Toomey has been Executive
                                       Vice President -- Finance and Administration of AIMCO-GP
                                       since July 1998. From 1990 until 1995, Mr. Toomey served in a similar capacity with Lincoln Property Company ("LPC") as well as Vice President/Senior Controller and Director of
                                       Administrative Services of Lincoln Property Services where he was responsible for LPC's computer systems, accounting, tax, treasury services and benefits administration. From
                                       1984 to 1990, he was an audit manager with Arthur Andersen &
                                       Co. where he served real estate and banking clients. From
                                       1981 to 1983, Mr. Toomey was on the audit staff of Kenneth
                                       Leventhal & Company. Mr. Toomey received a B.S. in Business
                                       Administration/Finance from Oregon State University and is a
                                       Certified Public Accountant.
Joel F. Bonder.......................  Mr. Bonder was appointed Executive Vice President and
                                       General Counsel of AIMCO since December 8, 1997. Mr. Bonder has been Executive Vice President and General Counsel of
                                       AIMCO-GP since July 1998. Prior to joining AIMCO, Mr. Bonder served as Senior Vice President and General Counsel of NHP from April 1994 until December 1997. Mr. Bonder served as
                                       Vice President and Deputy General Counsel of NHP from June
                                       1991 to March 1994 and as Associate General Counsel of NHP
                                       from 1986 to 1991. From 1983 to 1985, Mr. Bonder was with
                                       the Washington, D.C. law firm of Lane & Edson, P.C. From
                                       1979 to 1983, Mr. Bonder practiced with the Chicago law firm of Ross and Hardies. Mr. Bonder received an A.B. from the
                                       University of Rochester and a J.D. from Washington
                                       University School of Law.
Patrick J. Foye......................  Mr. Foye has served as Executive Vice President of AIMCO and
                                       AIMCO-GP since May 1998. Prior to joining AIMCO, Mr. Foye
                                       was
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
                NAME                          PRINCIPAL OCCUPATIONS FOR THE LAST FIVE YEARS
                ----                          ---------------------------------------------
                                       a partner in the law firm of Skadden, Arps, Slate, Meagher &
                                       Flom LLP from 1989 to 1998 and was Managing Partner of the firm's Brussels, Budapest and Moscow offices from 1992
                                       through 1994. Mr. Foye is also Deputy Chairman of the Long
                                       Island Power Authority and serves as a member of the New
                                       York State Privatization Council. He received a B.A. from
                                       Fordham College and a J.D. from Fordham University Law
                                       School.
Paul J. McAuliffe....................  Mr. McAuliffe was appointed Executive Vice
                                       President -- Capital Markets in February 1999. Prior to
                                       joining AIMCO, Mr. McAuliffe was Senior Managing Director of
                                       Secured Capital Corp and prior to that time had been a
                                       Managing Director of Smith Barney, Inc. from 1993 to 1996, where he was a key member of the underwriting team that led
                                       AIMCO's initial public offering in 1994. Mr. McAuliffe was also a Managing Director and head of the real estate group at CS First Boston from 1990 to 1993 and he was a Principal in the real estate group at Morgan Stanley & Co., Inc. from
                                       1983 to 1990. Mr. McAuliffe received a B.A. from Columbia
                                       College and an MBA from University of Virginia, Darden
                                       School.
Robert Ty Howard.....................  Mr. Howard has served as Executive Vice
                                       President -- Ancillary Services since February 1998. Mr.
                                       Howard was appointed Executive Vice President -- Ancillary
                                       Services of AIMCO-GP in July 1998. Prior to joining AIMCO,
                                       Mr. Howard served as an officer and/or director of four
                                       affiliated companies, Hecco Ventures, Craig Corporation,
                                       Reading Company and Decurion Corporation. Mr. Howard was
                                       responsible for financing, mergers and acquisitions
                                       activities, investments in commercial real estate, both
                                       nationally and internationally, cinema development and
                                       interest rate risk management. From 1983 to 1988, he was
                                       employed by Spieker Properties. Mr. Howard received a B.A.
                                       from Amherst College, a J.D. from Harvard Law School and an
                                       M.B.A. from Stanford University Graduate School of Business.
Steven D. Ira........................  Mr. Ira is a Co-Founder of AIMCO and has served as Executive
                                       Vice President of AIMCO since July 1994. Mr. Ira has been
                                       Executive Vice President of AIMCO-GP since July 1998. From
                                       1987 until July 1994, he served as President of PAM. Prior to merging his firm with PAM in 1987, Mr. Ira acquired
                                       extensive experience in property management. Between 1977
                                       and 1981 he supervised the property management of over 3,000 apartment and mobile home units in Colorado, Michigan,
                                       Pennsylvania and Florida, and in 1981 he joined with others to form the property management firm of McDermott, Stein and
                                       Ira. Mr. Ira served for several years on the National
                                       Apartment Manager Accreditation Board and is a former
                                       president of both the National Apartment Association and the
                                       Colorado Apartment Association. Mr. Ira is the sixth
                                       individual elected to the Hall of Fame of the National
                                       Apartment Association in its 54-year history. He holds a
                                       Certified Apartment Property Supervisor (CAPS) and a
                                       Certified Apartment Manager designation from the National
                                       Apartment Association, a Certified Property Manager (CPM)
                                       designation from the National Institute of Real Estate
                                       Management (IREM) and he is a member of the Board of
                                       Directors of the National Multi-Housing Council, the
                                       National Apartment Association
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
                NAME                          PRINCIPAL OCCUPATIONS FOR THE LAST FIVE YEARS
                ----                          ---------------------------------------------
                                       and the Apartment Association of Metro Denver. Mr. Ira
                                       received a B.S. from Metropolitan State College in 1975.
Harry G. Alcock......................  Mr. Alcock has served as Vice President of AIMCO and
                                       AIMCO-GP since July 1996, and was promoted to Senior Vice
                                       President -- Acquisitions in October 1997, with
                                       responsibility for acquisition and financing activities
                                       since July 1994. From June 1992 until July 1994, Mr. Alcock served as Senior Financial Analyst for PDI and HFC. From
                                       1988 to 1992, Mr. Alcock worked for Larwin Development
                                       Corp., a Los Angeles based real estate developer, with
                                       responsibility for raising debt and joint venture equity to fund land acquisitions and development. From 1987 to 1988,
                                       Mr. Alcock worked for Ford Aerospace Corp. He received his
                                       B.S. from San Jose State University.
Troy D. Butts........................  Mr. Butts has served as Senior Vice President and Chief
                                       Financial Officer of AIMCO since November 1997. Mr. Butts
                                       has been Senior Vice President and Chief Financial Officer of AIMCO-GP since July 1998. Prior to joining AIMCO, Mr.
                                       Butts served as a Senior Manager in the audit practice of
                                       the Real Estate Services Group for Arthur Andersen LLP in
                                       Dallas, Texas. Mr. Butts was employed by Arthur Andersen LLP for ten years and his clients were primarily publicly-held real estate companies, including office and multi-family
                                       real estate investment trusts. Mr. Butts holds a Bachelor of
                                       Business Administration degree in Accounting from Angelo
                                       State University and is a Certified Public Accountant.
Richard S. Ellwood...................  Mr. Ellwood was appointed a Director of AIMCO in July 1994
12 Auldwood Lane                       and is currently Chairman of the Audit Committee. Mr.
Rumson, NJ 07660                       Ellwood is the founder and President of R.S. Ellwood & Co.,
                                       Incorporated, a real estate investment banking firm. Prior to forming R.S. Ellwood & Co., Incorporated in 1987, Mr.
                                       Ellwood had 31 years experience on Wall Street as an
                                       investment banker, serving as: Managing Director and senior banker at Merrill Lynch Capital Markets from 1984 to 1987;
                                       Managing Director at Warburg Paribas Becker from 1978 to
                                       1984; general partner and then Senior Vice President and a director at White, Weld & Co. from 1968 to 1978; and in
                                       various capacities at J.P. Morgan & Co. from 1955 to 1968.
                                       Mr. Ellwood currently serves as a director of FelCor Suite
                                       Hotels, Inc. and Florida East Coast Industries, Inc.
J. Landis Martin.....................  Mr. Martin was appointed a Director of AIMCO in July 1994
199 Broadway                           and became Chairman of the Compensation Committee in March
Suite 4300                             1998. Mr. Martin has served as President and Chief Executive
Denver, CO 80202                       Officer and a Director of NL Industries, Inc., a
                                       manufacturer of titanium dioxide, since 1987. Mr. Martin has served as Chairman of Tremont Corporation, a holding company operating through its affiliates Titanium Metals Corporation
                                       ("TIMET") and NL Industries, Inc., since 1990 and as Chief
                                       Executive Officer and a director of Tremont since 1998. Mr.
                                       Martin has served as Chairman of Timet, an integrated
                                       producer of titanium, since 1987 and Chief Executive Officer since January 1995. From 1990 until its acquisition by
                                       Dresser Industries, Inc. ("Dresser") in 1994, Mr. Martin
                                       served as Chairman of the Board and Chief Executive Officer of Baroid Corporation, an oilfield services company. In
                                       addition to Tremont, NL and TIMET,
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
                NAME                          PRINCIPAL OCCUPATIONS FOR THE LAST FIVE YEARS
                ----                          ---------------------------------------------
                                       Mr. Martin is a director of Dresser, which is engaged in the petroleum services, hydrocarbon and engineering industries.
Timothy R. Garrick...................  Mr. Garrick has been Vice President -- Accounting of the general partner and AIMCO since October 1, 1998. Prior to
                                       that date, Mr. Garrick served as Vice
                                       President -- Accounting Services of Insignia Financial Group
                                       from June 1997 until October 1998. From 1992 until June of
                                       1997, Mr. Garrick served as Vice President of Partnership
                                       Accounting for Insignia Financial Group. From 1987 to 1990,
                                       Mr. Garrick served as Investment Advisor for U.S. Shelter
                                       Corporation. From 1984 to 1987, Mr. Garrick served as
                                       Partnership Investment Analyst for U.S. Shelter Corporation.
                                       From 1979 to 1984, Mr. Garrick worked on the audit staff of
                                       Ernst & Whinney. Mr. Garrick received his B.S. Degree from the University of South Carolina in 1979 and is a certified public accountant.
Thomas L. Rhodes.....................  Mr. Rhodes was appointed a Director of AIMCO in July 1994.
215 Lexingon Avenue                    Mr. Rhodes has served as the President and a Director of
4th Floor                              National Review magazine since November 30, 1992, where he
New York, NY 10016                     has also served as a Director since 1998. From 1976 to 1992
                                       , he held various positions at Goldman, Sachs & Co. and was elected a General Partner in 1986 and served as a General
                                       Partner from 1987 until November 27, 1992. He is currently
                                       Co-Chairman of the Board , Co-Chief Executive Officer and a
                                       Director of Commercial Assets Inc. and Asset Investors
                                       Corporation. He also serves as a Director of Delphi
                                       Financial Group, Inc. and its subsidiaries, Delphi
                                       International Ltd., Oracle Reinsurance Company, and the
                                       Lynde and Harry Bradley Foundation. Mr. Rhodes is Chairman
                                       of the Empire Foundation for Policy Research, a Founder and
                                       Trustee of Change NY, a Trustee of The Heritage Foundation,
                                       and a Trustee of the Manhattan Institute.
John D. Smith........................  Mr. Smith was appointed a Director of AIMCO in November
3400 Peachtree Road                    1994. Mr. Smith is Principal and President of John D. Smith
Suite 831                              Developments. Mr. Smith has been a shopping center
Atlanta, GA 30326                      developer, owner and consultant for over 8.6 million square feet of shopping center projects including Lenox Square in
                                       Atlanta, Georgia. Mr. Smith is a Trustee and former
                                       President of the International Council of Shop ping Centers and was selected to be a member of the American Society of
                                       Real Estate Counselors. Mr. Smith served as a Director for
                                       Pan-American Properties, Inc. (National Coal Board of Great
                                       Britain) formerly known as Continental Illinois Properties.
                                       He also serves as a director of American Fidelity Assurance
                                       Companies and is retained as an advisor by Shop System Study
                                       Society, Tokyo, Japan.
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                                       B-5

     Questions and requests for assistance or for additional copies of this Prospectus Supplement and the Letter of Transmittal may be directed to the Information Agent at its telephone number and address listed below. You may also contact your broker, dealer, bank, trust company or other nominee for assistance concerning the Offer.

                    The Information Agent for the offer is:

                     RIVER OAKS PARTNERSHIP SERVICES, INC.

              By Mail:                         By Overnight Courier:                        By Hand:
            P.O. Box 2065                        111 Commerce Road                      111 Commerce Road
   S. Hackensack, N.J. 07606-2065              Carlstadt, N.J. 07072                  Carlstadt, N.J. 07072
                                            Attn.: Reorganization Dept.            Attn.: Reorganization Dept.

                                 By Telephone:

                            TOLL FREE (888) 349-2005

                                       or

                                 (201) 896-1900

                                    By Fax:

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